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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on February 19, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIOPHARMX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

2834
(Primary Standard Industrial Classification Code Number)

59-3843182
(IRS Employer Identification No.)

900 E. Hamilton Ave., Suite 100
Campbell, California 95008
(650) 889-5020
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Steven M. Bosacki
Chief Executive Officer
BioPharmX Corporation
900 E. Hamilton Ave., Suite 100
Campbell, California 95008
(650) 889-5020
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Philip B. Schwartz, Esq. Andrew E. Schwartz, Esq. Akerman LLP Las Olas Centre II, Suite 1600 350 East Las Olas Boulevard Fort Lauderdale, Florida 33301 (954) 463-2700	Steven M. Skolnick, Esq. Alan Wovsaniker, Esq. Lowenstein Sandler LLP One Lowenstein Drive Roseland, New Jersey 07068 (973) 597-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the Merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of "large accelerated filer," "accelerated filer", "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction.

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock, par value $0.001 per share	167,080,902	N/A	$0.00	$0.00

(1)
Represents an estimate of the maximum number of shares of common stock of BioPharmX Corporation ("BioPharmX") issuable upon completion of the transactions contemplated by the Agreement and Plan of Merger and Reorganization dated as of January 28, 2020, among BioPharmX, Timber Pharmaceuticals LLC ("Timber") and BITI Merger Sub, Inc. (the "Merger Agreement"), as described in this registration statement.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, or Securities Act, there are also being registered such additional shares of BioPharmX common stock that may be issued because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and similar transactions.

(3)
Calculated in accordance with Rule 457(f) of the Securities Act. Timber is a private company and no market exists for its equity securities. Timber has accumulated a capital deficit; therefore, pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum offering price would be one-third of the aggregate par value of Timber's securities being acquired in the proposed merger. However, because Timber's securities have no par value, this value is $0.00.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus/information statement is not complete and may be changed. BioPharmX Corporation may not sell its securities pursuant to the proposed transactions until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus/information statement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED FEBRUARY 19, 2020

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

To the stockholders of BioPharmX Corporation and the members of Timber Pharmaceuticals LLC:

BioPharmX Corporation ("BioPharmX") and Timber Pharmaceuticals LLC ("Timber") have entered into an Agreement and Plan of Merger and Reorganization, dated January 28, 2020 (the "Merger Agreement") pursuant to which BITI Merger Sub, Inc., a wholly-owned subsidiary of BioPharmX ("Merger Sub") will merge with and into Timber, with Timber surviving as a wholly-owned subsidiary of BioPharmX (the "Merger"). BioPharmX and Timber believe the Merger is in the best interest of both companies and their equity holders.

At the effective time of the Merger (the "Effective Time"), Timber's common members (including holders of Value Appreciation Rights ("VARs") of Timber) and investors providing the $20 million of financing that is a condition precedent of the Merger (the "Timber Funding") will be entitled to receive approximately 131,798,031 shares of BioPharmX's common stock, subject to adjustment. The number of shares to be issued in the Merger is an estimate only as of the date hereof and the final number of shares will be determined pursuant to a formula described in more detail in the Merger Agreement and in the attached proxy statement/prospectus/information statement. At the Effective Time, BioPharmX's stockholders will continue to own and hold their existing shares of BioPharmX's common stock, and all outstanding and unexercised options to purchase shares of BioPharmX's common stock and outstanding and unexercised warrants to purchase shares of BioPharmX's common stock will remain in effect pursuant to their terms, except that the holders of certain warrants will have the right to exchange their warrants for common stock of BioPharmX.

In summary, immediately after the Merger, Timber's common members (including holders of VARs and investors providing the Timber Funding will own in the aggregate (or have the right to receive) approximately 88.5% of the outstanding capital stock of BioPharmX, with BioPharmX's stockholders as of immediately prior to the Effective Time owning approximately 11.5% of the outstanding capital stock of BioPharmX, subject to adjustment as set forth in this proxy statement/prospectus/information statement. The formula used to determine the shares to be issued to Timber common unitholders in the Merger excludes BioPharmX's outstanding stock options and warrants which are out-of-the-money and not exchangeable for common stock of BioPharmX pursuant to a fundamental transaction and other adjustments.

Each preferred membership unit of Timber will be converted into shares of a newly created class of BioPharmX preferred stock. BioPharmX will assume outstanding and unexercised VARs of Timber, and in connection with the Merger they will become denoted in (and payable in) shares of BioPharmX's common stock (instead of Timber common units).

In connection with the Merger Agreement, BioPharmX and Timber entered into a Credit Agreement, dated as of January 28, 2020 (the "Credit Agreement"), pursuant to which Timber has agreed to make a bridge loan to BioPharmX (the "Bridge Loan") in an aggregate amount of $2.25 million ($2.5 million less $250,000 of original issue discount ("OID")). Pursuant to the terms of the Credit Agreement, Timber will make the Bridge Loan to BioPharmX in three tranches: (i) a $625,000 initial advance ($700,000 less $75,000 of OID) made on the closing date of the Credit Agreement; (ii) $625,000 ($700,000 less $75,000 of OID) 30 days thereafter; and (iii) $1,000,000 ($1,100,000 less $100,000 of OID) upon the closing of the Merger. The Bridge Loan will bear interest at a rate of 12% per annum and is repayable upon the earlier of maturity thereof, the termination (without completion) of the Merger or upon a liquidity event, as defined in the Credit Agreement. BioPharmX has also issued to Timber a promissory note setting forth the terms of repayment (the "Bridge Note"). The Bridge Loan, among other things, allows BioPharmX to not further dilute its current stockholders while seeking approval of the Merger.

The Bridge Loan is secured by a lien on all of BioPharmX's assets. Further, in connection with the Bridge Loan, on January 28, 2020 BioPharmX issued to Timber a warrant to purchase approximately

2.3 million shares of common stock at a nominal exercise price (the "Bridge Warrant"). The Bridge Warrant was exercised on a cashless basis on February 10, 2020 for a total amount of 2,200,328 shares of BioPharmX common stock.

Shares of BioPharmX's common stock are currently listed on the NYSE American market ("NYSE American") under the symbol "BPMX". Prior to the consummation of the Merger, BioPharmX intends to file an initial listing application with the NYSE American for the combined company. After completion of the Merger, and pending approval of Proposal No. 3 herein, BioPharmX will be renamed Timber Pharmaceuticals, Inc., and expects to trade on the NYSE American under the symbol "TMBR". On February 18, 2020, the last trading day before the date of this proxy statement/prospectus/information statement, the closing sale price of BioPharmX's common stock on the NYSE American was $0.39 per share.

In order to meet NYSE American Listing Requirements, as described in more detail in the attached proxy statement/prospectus/information statement, NYSE American will require BioPharmX to have, among other things, a $3.00 per share minimum bid price upon the closing of the Merger. Therefore, a reverse stock split of BioPharmX's common stock may be required prior to or concurrent with the consummation of the Merger and all shares (both those issued to Timber and those held by BioPharmX stockholders prior to the Effective Time) will be subject to adjustment.

BioPharmX is holding a special meeting of its stockholders (the "BioPharmX special meeting") in order to obtain the stockholder approvals necessary to complete the Merger and related matters. At the BioPharmX special meeting, which will be held at 10:00 a.m., Eastern Time, on March 24, 2020 at the law offices of Akerman LLP at Three Brickell City Centre, 98 Southeast Seventh Street, Suite 1100, Miami, Florida 33131, unless postponed or adjourned to a later date, BioPharmX will ask its stockholders to, among other things:

1.
Approve the issuance of shares of BioPharmX's common stock to Timber's members pursuant to the terms of the Merger Agreement;

2.
Approve an amendment to the Certificate of Incorporation of BioPharmX to effect a reverse stock split of BioPharmX's common stock, at a ratio within the range of 1-for-2 to 1-for-21, with such specific ratio to be mutually agreed upon by BioPharmX and Timber;

3.
Approve an amendment to BioPharmX's Certificate of Incorporation to change the corporate name of BioPharmX from "BioPharmX Corporation" to "Timber Pharmaceuticals, Inc.";

4.
To consider and vote upon an adjournment of the BioPharmX special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2; and

5.
Transact such other business as may properly come before the BioPharmX special meeting or any adjournment or postponement thereof.

After careful consideration, BioPharmX's board of directors (the "BioPharmX Board") has (i) determined that the Merger and all related transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of BioPharmX and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated therein and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that its stockholders vote to approve the issuance of BioPharmX common stock pursuant to the Merger Agreement. The BioPharmX Board recommends that BioPharmX's stockholders vote "FOR" Proposal Nos. 1, 2, 3, and 4.

After careful consideration, Timber's board of managers (the "Timber Board") has (i) determined that the Merger and all related transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Timber and its members, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated therein and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that its members vote to adopt the Merger Agreement and thereby approve the transactions contemplated thereby. The members of Timber, on the date of the BioPharmX special meeting or immediately beforehand, will execute a written consent approving the Merger and the transactions contemplated by the Merger Agreement (collectively, the "Required Timber Member Approval").

More information about BioPharmX, Timber and the proposed transaction is contained in this proxy statement/prospectus/information statement. BioPharmX and Timber urge you to read the accompanying proxy statement/prospectus/information statement carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 21.

BioPharmX and Timber are excited about the opportunities that the Merger brings to both the equity holders of BioPharmX and Timber and thank you for your consideration and continued support.

Steven M. Bosacki	John Koconis
Chief Executive Officer	Chief Executive Officer
BioPharmX Corporation	Timber Pharmaceuticals LLC

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus/information statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus/information statement is dated                                    , 2020, and is first being mailed to BioPharmX's stockholders and Timber's members on or about                                     , 2020.

BIOPHARMX CORPORATION
900 E. Hamilton Ave., Suite 100
Campbell, California 95008
(650) 889-5020

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on March 24, 2020

Dear Stockholders of BioPharmX:

On behalf of the board of directors (the "Board") of BioPharmX Corporation, a Delaware corporation ("BioPharmX") we are pleased to deliver this proxy statement/prospectus/information statement for the 2020 special meeting of stockholders of BioPharmX and for the proposed merger between BioPharmX and Timber Pharmaceuticals LLC, a Delaware limited liability company ("Timber") pursuant to which BITI Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of BioPharmX ("Merger Sub") will merge with and into Timber, with Timber surviving as a wholly-owned subsidiary of BioPharmX. The special meeting of stockholders of BioPharmX will be held on March 24, 2020, at 10:00 a.m. Eastern Time, at the law offices of Akerman LLP at Three Brickell City Centre, 98 Southeast Seventh Street, Suite 1100, Miami, Florida 33131, for the following purposes:

1.
To consider and vote upon a proposal to approve the issuance of shares of BioPharmX's common stock to Timber's members pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of January 28, 2020, by and among BioPharmX, Merger Sub and Timber, a copy of which is attached as Annex A to this proxy statement/prospectus/information statement (the "Merger Agreement").

2.
To approve an amendment to the certificate of incorporation of BioPharmX to effect a reverse stock split of BioPharmX's common stock, at a ratio within the range of 1-for-2 to 1-for-21, with such specific ratio to be mutually agreed upon by BioPharmX and Timber in the form attached as Annex B to this proxy statement/prospectus/information statement.

3.
To approve an amendment to the certificate of incorporation of BioPharmX to change to corporate name from "BioPharmX Corporation" to "Timber Pharmaceuticals, Inc." in the form attached as Annex C to this proxy statement/prospectus/information statement.

4.
To consider and vote upon an adjournment of the BioPharmX special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2.

5.
To transact such other business as may properly come before the BioPharmX special meeting or any adjournment or postponement thereof.

The BioPharmX Board has fixed February 14, 2020 as the record date for the determination of stockholders entitled to vote at the BioPharmX special meeting and any adjournment or postponement thereof. Only holders of record of BioPharmX common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, BioPharmX had 18,278,219 shares of common stock outstanding and entitled to vote. A complete list of such stockholders entitled to vote at the BioPharmX special meeting will be available for examination at the BioPharmX offices in Campbell, California, during normal business hours for a period of ten (10) days prior to the special meeting.

Your vote is important. The affirmative vote of the holders of a majority of BioPharmX's outstanding common stock is required for the approval of Proposal Nos. 2 and 3. The affirmative vote of the holders of a majority of the shares of BioPharmX's common stock entitled to vote and present at the BioPharmX special meeting is required for approval of Proposal Nos. 1 and 4. Each of Proposal Nos. 1 and 2 are conditional upon each other. Therefore, the Merger cannot be consummated without the approval of both proposals.

Proposal No. 3 is conditioned upon the consummation of the Merger. If the Merger is not completed or the stockholders do not approve Proposal No. 3, BioPharmX will not change its name to "Timber Pharmaceuticals, Inc." Proposal Nos. 1 and 2 are not conditioned on Proposal No. 3 being approved.

Even if you plan to attend the BioPharmX special meeting in person, BioPharmX requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the BioPharmX special meeting if you are unable to attend.

THE BIOPHARMX BOARD HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, BIOPHARMX AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH APPROVAL. THE BIOPHARMX BOARD RECOMMENDS THAT BIOPHARMX'S STOCKHOLDERS VOTE "FOR" EACH SUCH PROPOSAL.

By order of the BioPharmX Board,
Steven M. Bosacki
 Chief Executive Officer
Campbell, California
                                    , 2020

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus/information statement incorporates important business and financial information about BioPharmX that is not included in or delivered with this document. You may obtain this information without charge upon your written or oral request by contacting the Corporate Secretary of BioPharmX, Inc., 900 E. Hamilton Ave., Suite 100, Campbell, California 95008, or by calling (650) 889-5020.

To ensure timely delivery of these documents, any request should be made no later than                        , 2020 to receive them before the special meeting.

For additional details about where you can find information about BioPharmX, please see the section entitled "Where You Can Find More Information" in this proxy statement/prospectus/information statement.

 ABOUT THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

This proxy statement/prospectus/information statement, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the "SEC") by BioPharmX (File No. 333-      ), constitutes a prospectus of BioPharmX under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of BioPharmX common stock, par value $0.001, of BioPharmX Corporation to be issued pursuant to the Merger Agreement. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the BioPharmX special meeting, at which BioPharmX stockholders will be asked to consider and vote on, among other matters, a proposal to approve the issuance of shares of BioPharmX common stock pursuant to the Merger Agreement.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus/information statement. This proxy statement/prospectus/information statement is dated                        , 2020. The information contained in this proxy statement/prospectus/information statement is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

This proxy statement/prospectus/information statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning BioPharmX contained in this proxy statement/prospectus/information statement or incorporated by reference has been provided by BioPharmX, and the information concerning Timber contained in this proxy statement/prospectus/information statement has been provided by Timber.

i

v

QUESTIONS AND ANSWERS ABOUT THE MERGER

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus/information statement does not give effect to the proposed reverse stock split as described in Proposal No. 2 beginning on page 142 in this proxy statement/prospectus/information statement (the "BioPharmX Reverse Stock Split").

The following section provides answers to frequently asked questions about the Merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced section.

Q:
What is the Merger?

A:
BioPharmX, Merger Sub and Timber entered into the Merger Agreement on January 28, 2020. The Merger Agreement contains the terms and conditions of the proposed Merger of BioPharmX and Timber. Under the Merger Agreement, Merger Sub will merge with and into Timber, with Timber surviving as a wholly-owned subsidiary of BioPharmX. This transaction is referred to as the "Merger."

  At the effective time of the Merger (the "Effective Time"), Timber's common members (including holders of Value Appreciation Rights ("VARs") of Timber and investors providing the $20 million of financing that is a condition precedent of the Merger (the "Timber Funding")) will be entitled to receive approximately 131,798,031 shares of BioPharmX's common stock, subject to adjustment. The number of shares to be issued in the Merger is an estimate only as of the date hereof and the final number of shares will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement.

  At the Effective Time, BioPharmX's stockholders will continue to own and hold their existing shares of BioPharmX's common stock, and all outstanding and unexercised options to purchase shares of BioPharmX's common stock and outstanding and unexercised warrants to purchase shares of BioPharmX's common stock will remain in effect pursuant to their terms, except that the holders of certain warrants will have the right to exchange their warrants for common stock of BioPharmX.

  In summary, immediately after the Merger, Timber's common members (including holders of VARs and investors providing the Timber Funding) will own in the aggregate (or have the right to receive) approximately 88.5% of the outstanding capital stock of BioPharmX, with BioPharmX's stockholders as of immediately prior to the Effective Time owning approximately 11.5% of the outstanding capital stock of BioPharmX, subject to adjustment as set forth in this proxy statement/prospectus/information statement. The formula used to determine the shares of common stock to be issued to Timber unitholders in the Merger excludes BioPharmX's outstanding stock options and warrants which are out-of-the-money and not exchangeable for common stock of BioPharmX pursuant to a fundamental transaction and other adjustments.

  Each preferred membership unit of Timber will be converted into shares of a newly created class of BioPharmX preferred stock. BioPharmX will assume outstanding and unexercised VARs of Timber, and in connection with the Merger they will become denoted in (and payable in) shares of BioPharmX's common stock (instead of Timber common units). After the completion of the Merger, BioPharmX will change its corporate name to "Timber Pharmaceuticals, Inc." as required by the Merger Agreement, pending approval of Proposal No. 3 herein (the "BioPharmX Name Change").

Q:
What will happen to BioPharmX if, for any reason, the Merger does not close?

A:
If, for any reason, the Merger does not close, the BioPharmX board of directors (the "BioPharmX Board") may elect to, among other things, attempt to complete another strategic transaction like the Merger, attempt to sell or otherwise dispose of the various assets of BioPharmX, or dissolve and liquidate its assets. BioPharmX may be unable to identify and complete an alternative strategic transaction due to limited cash availability, and it may be required to dissolve and liquidate its assets.

  In such case, BioPharmX would be required to pay all its debts and contractual obligations, including the Bridge Loan, and set aside certain reserves for potential future claims. In the event the stockholders do not approve the Merger, the outstanding balance of the Bridge Loan is required to be repaid upon the completion of certain events and transactions or July 28, 2020, whichever comes first. The Bridge Loan is secured by a lien on all of BioPharmX's assets, and if BioPharmX is unable repay the Bridge Loan, the ownership of the secured assets held as collateral could be transferred to Timber. Further, there can be no assurances as to the amount or timing of available cash left to distribute to stockholders after paying the debts and other obligations of BioPharmX and setting aside funds for reserves.

Q:
Why are the two companies proposing to merge?

A:
BioPharmX and Timber believe that the Merger will result in a combined company with the strategic advantages that will allow the combined company to become successful. For a discussion of the reasons for the Merger, please see the section entitled "The Merger—BioPharmX Reasons for the Merger" and "The Merger—Timber Reasons for the Merger" in this proxy statement/prospectus/information statement.

Q:
Why am I receiving this proxy statement/prospectus/information statement?

A:
You are receiving this proxy statement/prospectus/information statement because you have been identified as a stockholder of BioPharmX as of the record date or a member of Timber eligible to execute the Required Timber Member Approval. If you are a stockholder of BioPharmX, you are entitled to vote at BioPharmX's special meeting of stockholders (the "BioPharmX special meeting") to approve Proposal Nos. 1, 2, 3 and 4.

Q:
What is required to consummate the Merger?

A:
To consummate the Merger, BioPharmX's stockholders must approve Proposal Nos. 1 and 2.

  Proposal No. 1, the approval of the issuance of BioPharmX common stock pursuant to the Merger Agreement, requires the affirmative vote of the holders of a majority of the shares of BioPharmX's common stock entitled to vote and present, in person or represented by proxy, at the BioPharmX special meeting. Proposal Nos. 2 and 3, the approval of the amendments of the certificate of incorporation of BioPharmX to affect the BioPharmX Reverse Stock Split and the BioPharmX Name Change each require the affirmative vote of a majority of BioPharmX's outstanding common stock having voting rights on the record date for the BioPharmX special meeting. Each of Proposal Nos. 1 and 2 are conditioned on each other. Therefore, the Merger cannot be consummated without the approval of Proposal Nos. 1 and 2. Proposal No. 3 is conditioned upon the consummation of the Merger. If the Merger is not completed or the stockholders do not approve Proposal No. 3, BioPharmX will not change its name to "Timber Pharmaceuticals, Inc."

  The adoption and approval of the Merger Agreement and the transactions contemplated thereby requires the written consent of the holders of a majority of the units of Timber.

  In addition to the requirements of obtaining the shareholder approvals described above and appropriate regulatory approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived. For a more complete description of the closing conditions under the Merger Agreement, we urge you to read the section entitled "The Merger Agreement—Conditions to the Completion of the Merger" in this proxy statement/prospectus/information statement.

Q:
What will Timber's unitholders receive in the Merger?

A:
As a result of the Merger, Timber's members (including holders of VARs and any investors providing the Timber Funding) will become entitled to receive (or have the right to receive) shares of BioPharmX's common stock equal to, in the aggregate, approximately 88.5% of the outstanding capital stock of BioPharmX, subject to adjustments.

  At the Effective Time, each preferred unit of Timber outstanding immediately prior to the Effective Time will be converted into a new class of preferred stock of BioPharmX which shall have economic terms which are substantially the same as the economic terms of the preferred units of Timber currently outstanding.

  For a more complete description of what Timber's members will receive in the Merger, see the sections entitled "The Merger Agreement—Merger Consideration" in this proxy statement/prospectus/information statement.

Q:
What will BioPharmX's stockholders receive in the Merger?

A:
At the Effective Time, BioPharmX's stockholders will continue to hold their existing shares of BioPharmX's common stock.

Q:
Who will be the directors of BioPharmX following the Merger?

A:
Timber has the right to designate the directors of BioPharmX following the Merger. At the present time, it is Timber's intent that (a) John Koconis, Michael Derby and Zachary Rome will be named to the BioPharmX Board, (b) Jon Burrows, Ph.D., Michael Stocum and Linda Broenniman will be named to the BioPharmX Board as independent directors, and (c) that one additional individual who will be an independent director will be added to the BioPharmX Board by Timber, for an aggregate of 7 total individuals.

Q:
Who will be the executive officers of BioPharmX immediately following the Merger?

A:
The executive officers following the Merger will be John Koconis as Chief Executive Officer, Joseph Lucchese as Chief Financial Officer, Michael Derby as Executive Chairman, Zachary Rome as President and Amir Tavakkol as Chief Scientific Officer.

Q:
As a stockholder of BioPharmX, how does the BioPharmX Board recommend that I vote?

A:
After careful consideration, the BioPharmX Board recommends that BioPharmX's stockholders vote:

•
"FOR" Proposal No. 1 to approve the issuance of shares of BioPharmX's common stock to Timber's members in the Merger.

•
"FOR" Proposal No. 2 to approve an amendment to the certificate of incorporation of BioPharmX to affect the BioPharmX Reverse Stock Split.

•
"FOR" Proposal No. 3 to approve an amendment to the certificate of incorporation of BioPharmX to affect the BioPharmX Name Change; and

  •
  "FOR" Proposal No. 4 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2.

Q:
As a member of Timber, how does the Timber board of managers recommend that I vote?

A:
After careful consideration, the Timber board of managers (the "Timber Board") recommends that Timber's members execute the written consent indicating their vote in favor of the adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement.

Q:
What risks should I consider in deciding whether to vote in favor of the Merger or to execute and return the written consent, as applicable?

A:
You should carefully review the section of this proxy statement/prospectus/information statement entitled "Risk Factors", which sets forth certain risks and uncertainties to which the combined company's business will be subject, and risks and uncertainties to which each of BioPharmX and Timber, as independent companies, are subject.

Q:
When do you expect the Merger to be consummated?

A:
We anticipate the Merger will occur shortly after the BioPharmX special meeting to be held on March 24, 2020, but we cannot predict the exact timing. For more information, please see the section entitled "The Merger Agreement—Conditions to the Completion of the Merger" in this proxy statement/prospectus/information statement.

Q:
What do I need to do now?

A:
BioPharmX and Timber urge you to read this proxy statement/prospectus/information statement carefully, including its annexes, and consider how the Merger affects you.

  If you are a stockholder of BioPharmX, you may provide your proxy instructions in one of three different ways. First, you may mail your signed proxy card in the enclosed return envelope. Second, you may vote in person at the BioPharmX special meeting, as described below. Third, you may vote through the internet or via telephone—in order to do so, please follow the instructions shown on your proxy card. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the BioPharmX special meeting.

  If you are a member of Timber, you may execute and deliver your written consent to Timber in accordance with the instructions provided by Timber.

Q:
What happens if I do not return a proxy card or otherwise provide proxy instructions as applicable?

A:
If you are a stockholder of BioPharmX, the failure to return your proxy card or otherwise provide proxy instructions (a) will reduce the aggregate number of votes required to approve Proposal Nos. 1 and 4, (b) will have the same effect as voting against Proposal Nos. 2 and 3, and (c) will result in your shares not being counted for purposes of determining whether a quorum is present at the BioPharmX special meeting.

Q:
May I vote in person at the special meeting of stockholders of BioPharmX?

A:
If your shares of BioPharmX's common stock are registered directly in your name with BioPharmX's transfer agent, you are considered to be the stockholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by BioPharmX.

  If you are a stockholder of BioPharmX of record, you may attend the BioPharmX special meeting and vote your shares in person. Even if you plan to attend the BioPharmX special meeting in person, BioPharmX requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the BioPharmX special meeting if you become unable to attend. If your shares of BioPharmX's common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in "street name", and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the BioPharmX special meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the BioPharmX special meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the BioPharmX special meeting.

Q:
When and where is the special meeting of BioPharmX's stockholders?

A:
The BioPharmX special meeting will be held on March 24, 2020 at 10:00 a.m., Eastern Time, at the law offices of Akerman LLP at Three Brickell City Centre, 98 Southeast Seventh Street, Suite 1100, Miami, Florida 33131, unless postponed or adjourned to a later date. Subject to space availability, all of BioPharmX's stockholders as of the record date, or their duly appointed proxies, may attend the BioPharmX special meeting.

Q:
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares of BioPharmX's common stock without instructions from you. Brokers are not expected to have discretionary authority to vote for any of the proposals. To make sure your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:
May I change my vote after I have submitted a proxy or provided proxy instructions?

A:
BioPharmX's stockholders of record may change their vote at any time before their proxy is voted at the BioPharmX special meeting in one of three ways. First, a stockholder of record of BioPharmX may send in a written notice to the Secretary of BioPharmX stating that it would like to revoke its proxy. Second, a stockholder of record of BioPharmX can submit new proxy instructions on a new proxy card. Third, a stockholder of record of BioPharmX can vote again through the internet or via telephone. Fourth, a stockholder of record of BioPharmX can attend the BioPharmX special meeting and vote in person. Attendance alone will not revoke a proxy. If a stockholder of record of BioPharmX or a stockholder who owns BioPharmX shares in "street name" has instructed a broker to vote its shares of BioPharmX's common stock, the stockholder must follow directions received from its broker to change these instructions.

Q:
Who is paying for this proxy solicitation?

A:
BioPharmX will pay the cost of the printing and filing of this proxy statement/prospectus/information statement and the proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of BioPharmX's common stock for the forwarding of solicitation materials to the beneficial owners of BioPharmX's common stock. BioPharmX will reimburse those brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they may incur in connection with the forwarding of solicitation materials. In addition, BioPharmX has engaged Alliance Advisors LLC, a proxy solicitation firm, to solicit proxies from BioPharmX's stockholders for a fee plus approved out-of-pocket expenses.

Q:
Who can help answer my question?

A:
If you are a stockholder of BioPharmX and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

  BioPharmX Corporation
  900 E. Hamilton Ave., Suite 100
  Campbell, CA 95008
  (650) 889-5020

  If you are a member of Timber and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the Merger, including the procedures for voting your units, you should contact:

  PCG Advisory, Inc.
  150 East 58th Street 20th Floor
  New York, NY 10022
  (646) 762-4518

PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus/information statement and may not contain all of the information that is important to you. To better understand the Merger, the proposals being considered at the BioPharmX special meeting and Timber's actions that are a subject of the written consent, you should read this entire proxy statement/prospectus/information statement carefully, including the Merger Agreement attached as Annex A. For more information, please see the section entitled "Where you can Find More Information" in this proxy statement/prospectus/information statement.

The Companies

BioPharmX Corporation
900 E. Hamilton Ave., Suite 100
Campbell, California 95008
(650) 889-5020
Steven M. Bosacki, Chief Executive Officer

BioPharmX is a specialty pharmaceutical company focused on the dermatology market. BioPharmX's focus is to develop products that treat chronic dermatologic conditions that are not being adequately addressed or those where current therapies and approaches are suboptimal.

BioPharmX's strategy is to bring new products to market by identifying optimal delivery mechanisms and/or alternative applications for U.S. Food and Drug Administration ("FDA")-approved or well characterized active pharmaceutical ingredients ("APIs"). BioPharmX aims to reduce the time, cost, and risk profile typically associated with new product development by utilizing active ingredients with demonstrated safety profiles and taking advantage of the expedited regulatory pathways, such as Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act (the "FDCA").

BioPharmX deploys a market-driven approach to identify the limitations of current treatment options and work to develop products that may address these limitations in areas of efficacy, safety, and/or patient experience.

Timber Pharmaceuticals LLC
50 Tice Boulevard, Suite A26
Woodcliff Lake, NJ 07677
(973) 314-9570
John Koconis, Chief Executive Officer

Timber was founded in 2019 to develop treatments for unmet needs in medical dermatology. Timber has a particular focus on rare diseases or conditions of the skin for which there are no current treatments. Rare skin diseases are among the most neglected therapeutic areas in the pharmaceutical industry. Over 450 different rare skin diseases have been identified, and yet there have been less than 20 FDA Approvals for eight different rare dermatological conditions since the Orphan Drug Act was passed in 1983.

Timber is initially targeting multiple indications in rare/orphan dermatology with no approved treatments. Timber's investigational therapies have proven mechanisms-of-action and well-established chemistry, manufacturing and control ("CMC") and safety profiles.

BITI Merger Sub, Inc.

Merger Sub is a wholly-owned subsidiary of BioPharmX, and was formed solely for the purposes of carrying out the Merger.

The Merger

At the Effective Time, Timber's common members (including holders of VARs of Timber and investors providing the Timber Funding) will be entitled to receive approximately 131,798,031 shares of BioPharmX's common stock, subject to adjustment. The number of shares to be issued in the Merger is an estimate only as of the date hereof and the final number of shares will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement.

At the Effective Time, BioPharmX's stockholders will continue to own and hold their existing shares of BioPharmX's common stock, and all outstanding and unexercised options to purchase shares of BioPharmX's common stock and outstanding and unexercised warrants to purchase shares of BioPharmX's common stock will remain in effect pursuant to their terms, except that the holders of certain warrants will have the right to exchange their warrants for common stock of BioPharmX.

In summary, immediately after the Merger, Timber's common members (including holders of VARs and investors providing the Timber Funding) will own in the aggregate (or have the right to receive) approximately 88.5% of the outstanding capital stock of BioPharmX, with BioPharmX's stockholders as of immediately prior to the Effective Time owning approximately 11.5% of the outstanding capital stock of BioPharmX, subject to adjustment as set forth in this proxy statement/prospectus/information statement. The formula used to determine the shares to be issued to Timber common unitholders in the Merger excludes BioPharmX's outstanding stock options and warrants which are out-of-the-money and not exchangeable for common stock of BioPharmX pursuant to a fundamental transaction and other adjustments.

Each preferred membership unit of Timber will be converted into shares of a newly created class of BioPharmX preferred stock. BioPharmX will assume outstanding and unexercised VARs of Timber, and in connection with the Merger they will become denoted in (and payable in) shares of BioPharmX's common stock (instead of Timber common units). After the completion of the Merger, BioPharmX will change its corporate name to "Timber Pharmaceuticals, Inc." as required by the Merger Agreement and subject to approval of Proposal No. 3.

Reasons for the Merger

The Merger will produce a clinical-stage biopharmaceutical company with a robust pipeline of products targeting orphan and chronic dermatologic conditions. Timber's investigational therapies have proven mechanisms-of-action and well-established CMC and safety profiles. Timber is initially focused on developing non-systemic treatments for rare dermatologic diseases including congenital ichthyosis ("CI"), tuberous sclerosis complex ("TSC"), and localized scleroderma ("LS"), in addition to the BioPharmX programs for inflammatory lesions of acne vulgaris and papulopustular rosacea. BioPharmX and Timber believe that the combined company will have the following characteristics found in successful biotech companies:

•
Product pipeline.  The combined company will have a robust pipeline of product candidates, targeting both rare/orphan and chronic dermatologic conditions including: TMB-001, Timber's topical ointment for the treatment of CI, TMB-002, Timber's topical cream for the treatment of facial angiofibromas ("FAs") associated with TSC, TMB-003, Timber's locally applied formulation for the treatment of LS, BPX-01, BioPharmX's topical antibiotic gel for the treatment of inflammatory lesions of acne vulgaris, and BPX-04, BioPharmX's topical antibiotic gel for the treatment of papulopustular rosacea.

•
Management Team.  The combined company will be led by the experienced senior management team from Timber.

•
Cash Resources.  The combined company is expected to have cash and cash equivalents at the closing sufficient to enable the combined company to implement its business strategy.

The BioPharmX Board and Timber Board also considered other reasons for the Merger, as described herein. For example, the BioPharmX Board considered, among other things:

•
The strategic alternatives of BioPharmX to the Merger, including the discussions that BioPharmX's executive management and the BioPharmX Board previously conducted with other potential strategic partners and investors;

•
The risk associated with BioPharmX being unable to identify and complete an alternative strategic transaction due to limited cash availability and it may be required to dissolve and liquidate its assets. In such case, BioPharmX would be required to pay all its debts and contractual obligations, including the Bridge Loan, and set aside certain reserves for potential future claims. There can be no assurance as to the amount or timing of available cash left to distribute to stockholders after paying the debts and other obligations of BioPharmX and setting aside funds for reserves; and

•
The risks of continuing to operate BioPharmX on a stand-alone basis, including developing its program and the need to raise substantial additional funding and expend significant resources to advance its portfolio and build its infrastructure and management in order to continue its operations.

In addition, the Timber Board approved the Merger based upon a number of factors, including:

•
Potential increased access to sources of capital and a broader range of investors, who will have previously invested in companies focused on dermatology, to support the clinical development of its products than it could otherwise obtain if it continued to operate as a privately held company;

•
Potential to provide its current members with greater liquidity by owning stock in a public company;

•
The belief that no alternatives to the Merger were reasonably likely to create greater value for Timber's members, or enable accelerated investment in Timber's portfolio, after reviewing the various strategic options to enhance stockholder value that were considered by the Timber Board; and

•
Timber's expectation that the Merger will be treated as a transfer of property to a "controlled corporation" for purposes of Section 351 of the Code for U.S. federal income tax purposes.

Opinion of the BioPharmX Financial Advisor

On January 22, 2020, Cassel Salpeter rendered its oral opinion to the BioPharmX Board (which was confirmed in writing by delivery of Cassel Salpeter's written opinion dated such date), as to the fairness from a financial point of view, to BioPharmX of the consideration to be issued by BioPharmX in the Merger pursuant to the Merger Agreement.

The summary of Cassel Salpeter's opinion in this proxy/registration statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex D to this proxy/registration statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter's written opinion nor the summary of its opinion and the related analyses set forth in this proxy/registration statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed Merger or otherwise.

Material U.S. Federal Income Tax Consequences of the Merger

BioPharmX and Timber believe that the Merger will qualify as a transfer of property to a "controlled corporation" for purposes of Section 351(a) of the Code. Accordingly, a U.S. Holder (as defined below) of units of Timber is not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of units of Timber for stock for shares of BioPharmX common stock in the

Merger, except with respect to cash received by a U.S. Holder of Timber units in lieu of a fractional share of BioPharmX common stock.

Please review the information in the section entitled "The Merger—Material U.S. Federal Income Tax Consequences of the Merger" for a more complete description of the material U.S. federal income tax consequences of the Merger to U.S. Holders of Timber units. The tax consequences to you of the Merger will depend on your particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you of the Merger.

Material U.S. Federal Income Tax Consequences of the BioPharmX Reverse Stock Split

The BioPharmX Reverse Stock Split should constitute a "recapitalization" for U.S. federal income tax purposes. As a result, a BioPharmX U.S. Holder (as defined below) should generally not recognize gain or loss upon the BioPharmX Reverse Stock Split, except with respect to cash received in lieu of a fractional share of BioPharmX common stock, as discussed below. A BioPharmX U.S. Holder's aggregate tax basis in the shares of the BioPharmX common stock received pursuant to the BioPharmX Reverse Stock Split should equal the aggregate tax basis of the shares of the BioPharmX common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of BioPharmX common stock) and such BioPharmX U.S. Holder's holding period in the shares of BioPharmX's common stock received should include the holding period in the shares of the BioPharmX common stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of BioPharmX common stock surrendered to the shares of BioPharmX common stock received pursuant to the BioPharmX Reverse Stock Split. Holders of shares of BioPharmX common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Overview of the Merger Agreement

Merger Consideration

At the Effective Time, Timber's common members (including holders of VARs of Timber and investors providing the Timber Funding) will be entitled to receive approximately 131,798,031 shares of BioPharmX's common stock, subject to adjustment. The number of shares to be issued in the Merger is an estimate only as of the date hereof and the final number of shares will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement.

Accordingly, by way of example only and assuming there are still 18,278,219 shares of BioPharmX stock outstanding and 91,000 options and warrants in the money, as at February 14, 2020, BioPharmX would issue an aggregate of approximately 124,598,513 shares of BioPharmX common stock to the holders of Timber common units and reserve approximately 7,199,518 shares of BioPharmX common stock for potential payment to holders of Timber VARs, such numbers reflecting the relative valuations of BioPharmX and Timber in accordance with the Merger Agreement, assuming the other assumptions set forth above remain the same.

The above example also assumes that (i) Timber has secured the Timber Funding prior to the closing, (ii) the investors who provide the Timber Funding will also participate in the issuance of BioPharmX common stock to the Timber common unit holders pursuant to the Merger Agreement, (iii) 330,016 shares of BioPharmX common stock are issued to Locust Walk Partners LLC ("Locust Walk") to satisfy the success fee due at closing under the terms of its engagement, and (iv) 653,380 shares of BioPharmX common stock are issuable to certain warrant holders on terms comparable to the Exchange Agreement (as defined below).

The Merger Agreement does not include a price-based termination right and there will be no adjustments to the total shares of BioPharmX's common stock that Timber's securityholders will be entitled to receive for changes in the market price of BioPharmX's common stock. Accordingly, the market value of the shares of BioPharmX's common stock issued pursuant to the Merger will depend on the market value of the shares of BioPharmX's common stock at the time the Merger closes and could vary significantly from the market value on the date of this proxy statement/prospectus/information statement.

At the Effective Time, each preferred unit of Timber outstanding immediately prior to the Effective Time will be converted into a new class of preferred stock of BioPharmX which shall have economic terms which are substantially the same as the economic terms of the preferred units of Timber currently outstanding.

Immediately after the Merger, Timber's members (including holders of VARs and any investors providing the Timber Funding) as of immediately prior to the Effective Time will own (or have the right to receive) approximately 88.5% of the outstanding capital stock of BioPharmX and BioPharmX's stockholders as of immediately prior to the Effective Time will own approximately 11.5% of the outstanding capital stock of BioPharmX, subject to adjustment as set forth in this proxy statement/prospectus/information statement.

Treatment of BioPharmX's Stock Options and Warrants

Each BioPharmX warrant outstanding immediately prior to the Effective Time will be retained, with certain warrants having the right to be exercised for stock consideration based on the Black-Scholes value and other terms of that specific warrant. Each BioPharmX stock option outstanding immediately prior to the Effective Time will remain in full force and effect. All outstanding BioPharmX warrants and options will be adjusted for the BioPharmX Reverse Stock Split. The terms governing these warrants and options will otherwise remain in full force and effect following the closing of the Merger.

On January 28, 2020, BioPharmX entered into an Exchange Agreement (the "Exchange Agreement") with several affiliates of an institutional investor ("Holders"). In the Exchange Agreement, the Holders and BioPharmX have agreed that Holders, which own warrants to purchase approximately 2.3 million shares of BioPharmX common stock (the "Investor Warrants"), would exchange the Investor Warrants for an aggregate of 850,000 shares of BioPharmX common stock (the "Exchange"). The Investor Warrants exchanged in the Exchange contained language that would have allowed the Holder to convert the Investor Warrants into shares of BioPharmX common stock at the time of the consummation of the Merger based on the Black-Scholes value of the Investor Warrants at the time of the consummation of the Merger. The Exchange was effected on February 3, 2020 in a transaction exempt from registration under Section 3(a)(9) of the Securities Act of 1933.

Treatment of Timber's VARs

Timber's VARs shall become denoted in (and payable in) shares of BioPharmX's common stock (instead of Timber common membership units).

Conditions to the Completion of the Merger

To consummate the Merger, BioPharmX's stockholders must approve Proposal Nos. 1 and 2. In addition, Timber's members must adopt and approve the Merger Agreement and the transactions contemplated thereby.

In addition to obtaining such stockholder approvals and appropriate regulatory approvals, each of the other closing conditions set forth in the Merger Agreement, as described in the section entitled "The

Merger Agreement—Conditions to the Completion of the Merger" in this proxy statement/prospectus/information statement must be satisfied or waived.

Non-Solicitation

Each of BioPharmX and Timber has agreed that during the period commencing on the date of the Merger Agreement and ending on the earlier of the consummation of the Merger or the termination of the Merger Agreement, each of BioPharmX and Timber and their respective subsidiaries will not, nor shall it or any of their subsidiaries authorize any of its representatives, to:

•
solicit, initiate or knowingly encourage, induce, discuss, negotiate or facilitate the communication, making, submission or announcement of any acquisition proposal or acquisition inquiry or to take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry;

•
furnish any non-public information regarding such party to any person in connection with or in response to an acquisition proposal or an acquisition inquiry;

•
engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry;

•
approve, endorse or recommend any acquisition proposal;

•
execute or enter into any letter of intent or any contract contemplating or otherwise relating to any acquisition transaction; or

•
publicly propose to do any of the foregoing.

An "acquisition inquiry" means, with respect to any party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Timber, on the one hand, or BioPharmX, on the other hand, to the other party) that would reasonably be expected to lead to an acquisition proposal.

An "acquisition proposal" means, with respect to any party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Timber or any of its affiliates, on the one hand, or by or on behalf of BioPharmX or any of its affiliates, on the other hand, to the other party) contemplating or relating to any acquisition transaction with such party.

An "acquisition transaction" means any transaction or series of related transactions involving

•
any Merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a party is a constituent entity; (ii) in which a person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a party or any of its subsidiaries; or (iii) in which a party or any of its subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries; or

•
any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a party and its subsidiaries, taken as a whole, except as disclosed in the disclosure schedules to the Merger Agreement.

However, before obtaining the applicable approval from the BioPharmX Board or the Timber Board, as applicable, either party may furnish non-public information regarding it and its respective subsidiaries (as applicable), and enter into discussions or negotiations with, any person in response to a bona fide written acquisition proposal by such person which the BioPharmX Board or the Timber Board, as applicable determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a superior offer if:

•
neither BioPharmX or Timber, as applicable, nor any of its representatives has breached the non-solicitation provisions of the Merger Agreement described above;

•
the BioPharmX Board or the Timber Board, as applicable, concludes in good faith that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of such board of directors under applicable law;

•
BioPharmX or Timber, as applicable, receives from the third-party an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to such relevant party as those contained in the confidentiality agreement between BioPharmX or Timber; and

•
substantially contemporaneously with furnishing of any such nonpublic information to a third-party, BioPharmX or Timber, as applicable, furnishes the same information to the other party to the Merger Agreement to the extent not previously furnished.

A "superior offer" is an unsolicited bona fide written acquisition proposal (with all references to 20% in the definition of acquisition transaction being treated as references to greater than 50% for these purposes that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Merger Agreement, and (b) is on terms and conditions that the BioPharmX Board or the Timber Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by the other party to the Merger Agreement to amend the terms of the Merger Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to BioPharmX's stockholders and Timber's securityholders, as applicable, than the terms of the transaction contemplated by the Merger Agreement.

Termination of the Merger Agreement

The Merger Agreement contains certain termination rights for both BioPharmX and Timber. In connection with the termination of the Merger Agreement under specified circumstances, BioPharmX and Timber may be required to pay the other party a termination fee. The parties' termination rights are based on certain situations including:

•
mutual written consent of the parties;

•
by either party, if the Merger has not closed by June 15, 2020, subject to extension for an additional month under certain circumstances;

•
by either party, if a court of competent jurisdiction issues a final and nonappealable order, decree or ruling that has the effect of permanently restraining, enjoying or otherwise prohibiting the Merger;

•
by BioPharmX, if Timber does not receive the required consent of its members to the Merger;

•
by either party, if BioPharmX does not receive the vote of its stockholders required to approve the Required Parent Stockholder Matters (as such term is defined in the Merger Agreement);

•
by either party, if certain trigger events shall have occurred;

•
by either party, upon the material breach of the Merger Agreement by the other that, if curable, is not cured within thirty days of the breaching party's receipt of written notice of such breach; or

•
by either party, under certain circumstances upon the receipt of a Superior Offer (as such term is defined in the Merger Agreement).

Support Agreement

In connection with the Merger and the Merger Agreement, each of the directors and officers of BioPharmX has signed a Stockholder Support Agreement, made and entered into as of January 28, 2020, among BioPharmX, Timber, and each such director and officer ("Support Agreement"). Pursuant to the Support Agreement, each director and officer has agreed that he or she will not, until the termination date of the Merger Agreement, sell or transfer any shares of common stock of BioPharmX he or she owns or may acquire prior to the termination of the Merger Agreement. Each such director and officer has further agreed that he or she will vote all shares of BioPharmX common stock beneficially owned, and any new shares of BioPharmX common stock he or she may acquire, in favor of the transactions contemplated by the Merger Agreement.

Management Following the Merger

Effective as of the closing of the Merger, BioPharmX's executive officers are expected to include John Koconis as Chief Executive Officer, Joseph Lucchese as Chief Financial Officer, Michael Derby as Executive Chairman, Zachary Rome as President, and Amir Tavakkol as Chief Scientific Officer.

Interests of Certain Directors, Officers and Affiliates of BioPharmX and Timber

In considering the recommendation of the BioPharmX Board with respect to the issuance of common stock of BioPharmX pursuant to the Merger Agreement and the other matters to be acted upon by BioPharmX's stockholders at the BioPharmX special meeting, BioPharmX's stockholders should be aware that certain members of the BioPharmX Board and executive officers of BioPharmX have interests in the Merger that may be different from, or in addition to, interests they have as BioPharmX's stockholders.

As of February 14, 2020, BioPharmX's directors and executive officers beneficially owned less than 1% of the outstanding shares of common stock of BioPharmX. As of February 14, 2020, BioPharmX's directors and officers beneficially owned, in the aggregate, 1,122,123 options and warrants to purchase BioPharmX's common stock.

The compensation arrangements with BioPharmX's officers and directors are discussed in greater detail in the section entitled "The Merger—Interests of BioPharmX's Directors and Executive Officers in the Merger" in this proxy statement/prospectus/information statement.

In considering the recommendation of the Timber Board with respect to approving the Merger and related transactions by written consent, Timber's members should be aware that managers and employees of Timber are expected to become directors, employees and/or executive officers of BioPharmX after the closing of the Merger.

As of February 14, 2020, Timber's managers and executive officers beneficially owned 1.3% of the outstanding units of Timber, all of which will be converted into shares of common stock of BioPharmX in connection with the closing of the Merger and such managers and executive officers will own less than 1% of the outstanding common stock of BioPharmX following the Merger.

Risk Factors

Both BioPharmX and Timber are subject to various risks associated with their businesses and their respective assets. In addition, the Merger poses a number of risks to each company and its respective stockholders and members, including that the Merger may not be completed. These risks and others are discussed in greater detail under the section entitled "Risk Factors" in this proxy statement/prospectus/information statement. BioPharmX and Timber encourage you to read and consider all of these risks carefully.

Regulatory Approvals

In the United States, BioPharmX must comply with applicable federal and state securities laws and the rules and regulations of the NYSE American market ("NYSE American") in connection with the issuance of shares of BioPharmX's common stock and the filing of this proxy statement/prospectus/information statement with the SEC. As of the date hereof, the registration statement of which this proxy statement/prospectus/information statement is a part has not yet become effective.

NYSE American Listing

The approval by NYSE American of (i) the continued listing of the BioPharmX common stock on the NSYE American market following the Effective Time and (ii) the listing of the shares of BioPharmX common stock being issued in connection with the Merger on NYSE American at or prior to the Effective Time are conditions to the closing of the Merger. Timber has agreed to cooperate with BioPharmX to furnish to BioPharmX all information concerning Timber and its securityholders that may be required or reasonably requested in connection with NYSE American. If such approvals are obtained, BioPharmX anticipates that the combined company's common stock will be listed on NYSE American under the trading symbol "TMBR" following the closing of the Merger.

Anticipated Accounting Treatment

The Merger will be recorded by BioPharmX using the reverse asset acquisition method of accounting. For accounting purposes, Timber is considered to be acquiring BioPharmX in the Merger.

Appraisal Rights

Holders of BioPharmX's common stock are not entitled to appraisal rights in connection with the Merger. Members of Timber are not entitled to appraisal rights in connection with the Merger under Delaware law. For more information about such rights, see the section entitled "The Merger—Appraisal Rights" in this proxy statement/prospectus/information statement.

Comparison of Equity Holder Rights

BioPharmX is incorporated and Timber is organized under the laws of the state of Delaware. Following the Merger, stockholders of BioPharmX, including former members of Timber, will be governed by the Delaware General Corporation Law ("DGCL"). If the Merger is completed, Timber's members will become stockholders of BioPharmX, and their rights will be governed by the DGCL, BioPharmX's certificate of incorporation, as amended (as set forth herein), and the bylaws of BioPharmX. The rights of BioPharmX's stockholders as contained in such charter documents may differ from the rights of Timber's members under Timber's certificate of formation and limited liability company agreement, as amended, as more fully described in the section entitled "Comparison of Rights of Holders of BioPharmX stock and Timber securities" in this proxy statement/prospectus/information statement.

 SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL DATA

The following tables present summary historical financial data for BioPharmX and Timber, summary unaudited pro forma condensed financial data for BioPharmX and Timber, and comparative historical and unaudited pro forma per share data for BioPharmX and Timber.

Selected Historical Financial Data of BioPharmX

The selected financial data as of January 31, 2019 and 2018 and for the years ended January 31, 2019 and 2018 are derived from the BioPharmX audited consolidated financial statements prepared using accounting principles generally accepted in the United States ("U.S. GAAP") which are included in this proxy statement/prospectus/information statement. The financial data should be read in conjunction with "BioPharmX Management's Discussion and Analysis of Financial Condition and Results of Operations" and BioPharmX's consolidated financial statements and related notes appearing elsewhere in this proxy statement/prospectus/information statement. BioPharmX's historical results are not necessarily indicative of results to be expected in any future period (all numbers are in thousands, except for share and per-share data)

	Year Ended January 31,
	2019(1)	2018(1)
Revenues, net	$57	$73
Costs of goods sold	83	250

Gross margin	(26)	(177)
Operating expenses:
Research and development	9,079	9,140
Sales and marketing	2,157	2,415
General and administrative	5,244	5,144

Total operating expenses	16,480	16,699

Loss from operations	(16,506)	(16,876)
Change in fair value of warrant liability	28	364
Other expense, net	(778)	(126)

Loss before provision for income taxes	(17,256)	(16,638)
Provision for income taxes	2	2

Net loss and comprehensive loss	$(17,258)	$(16,640)

Basic and diluted net loss per share	$(2.23)	$(4.84)

Shares used in computing basic and diluted net loss per share	7,727,000	3,436,000

(1)
Share and per share amounts for the years ended January 31, 2019 and 2018 have been adjusted to reflect the impact of a 1-for-25 reverse stock split effected in April 2019.

	January 31,
	2019	2018
Balance Sheet Data (in thousands)
Current assets:	$3,385	$7,981
Property and equipment, net and other assets	$269	$109
Total assets	$3,654	$8,090
Total liabilities	$2,356	$3,018
Total stockholders' equity	$1,298	$5,072

Selected Historical Consolidated Financial Data of Timber

The selected consolidated financial data as of December 31, 2019 and for the period from February 26, 2019 (inception) to December 31, 2019 are derived from Timber's audited consolidated financial statements prepared using U.S. GAAP, which are included in this proxy statement/prospectus/information statement. These historical results are not necessarily indicative of results to be expected in any future period. The selected consolidated financial data should be read in conjunction with Timber's consolidated financial statements and the related notes to those statements included in this proxy statement/prospectus/financial statement and "Timber Management's Discussion and Analysis of Financial Condition and Results of Operations."

(in thousands)	For the Period from February 26, 2019 (Inception) through December 31, 2019
Grant revenues	$271

Operating costs and expenses
Research and development	$1,749
Research and development—license acquired	1,070
Selling, general and administrative	489

Total operating expenses	3,308

Loss from operations	(3,037)

Other expense
Loss on foreign currency exchange	—

Total other expense	—

Net loss	$(3,037)

(in thousands)	December 31, 2019
ASSETS
Current assets
Cash	$57
Prepaid expenses	33

Total current assets	90

Total assets	$90

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$501
Accrued expenses	215
License payable	750

Total current liabilities	1,466

Total liabilities	1,466

Commitments and contingencies
Members' deficit
Members equity	1,699
Accumulated deficit	(3,075)

Total members' deficit	(1,376)

Total liabilities and members' deficit	$90

Selected Unaudited Pro Forma Condensed Financial Data of BioPharmX and Timber

The following information does not give effect to the BioPharmX Reverse Stock Split described in Proposal No. 2 discussed in this proxy statement/prospectus/information statement.

The following selected unaudited pro forma condensed combined financial data was prepared using the reverse asset acquisition method of accounting under U.S. GAAP. For accounting purposes, Timber was determined to be the accounting acquirer based upon the terms of the Merger and other factors including (i) Timber stockholders and other persons holding securities convertible, exercisable or exchangeable directly or indirectly for Timber common stock are expected to own approximately 88.5% of BioPharmX immediately following the effective time of the Merger, (ii) Timber will hold a majority of the board seats of the combined company and (iii) Timber's management will hold all key positions in the management of the combined company.

The BioPharmX and Timber combined balance sheet data assume that the Merger took place on December 31, 2019 and combines the BioPharmX historical balance as of October 31, 2019 and the Timber historical balance sheet as of December 31, 2019. The BioPharmX and Timber unaudited pro forma condensed combined statements of operations data assume that the Merger took place as of February 26, 2019 and combines the historical results of operations for BioPharmX for the twelve month period ended October 31, 2019 and Timber for the period from February 26, 2019 (inception) to December 31, 2019.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data as of and for the period from February 26, 2019 (inception) to December 31, 2019 are derived from the unaudited pro forma condensed combined financial information and should be read in conjunction with that information. For more information, please see the section entitled "Unaudited Pro Forms Condensed Combined Financial Information" in this proxy statement/prospectus/information statement.

The unaudited pro forma condensed combined financial information assumes that, at the Effective Time, each unit of Timber will be converted into the right to receive shares of BioPharmX's common stock such that, immediately following the Effective Time, BioPharmX's stockholders as of immediately prior to the Effective Time are expected to own approximately 11.5% of the outstanding common stock of BioPharmX, and Timber's members (including holders of VARs and any investors providing the Timber Funding) as of immediately prior to the Effective Time are expected to own (or have the right to receive) approximately 88.5% of the outstanding common stock of BioPharmX.

The selected unaudited pro forma condensed combined financial data do not include the proceeds of the Timber Funding, the receipt of which is a condition to the closing of the Merger.

in thousands, except share and per share data	Pro Forma
Selected Unaudited Pro Forma Condensed Combined Statement of Operations—Period Ended December 31, 2019
Grant revenue	276
Loss from operations	(14,681)
Other expense	(6,326)
Net loss	(21,007)
Earnings per share from continuing operations	(0.16)
Weighted average shares outstanding—basic and diluted	134,815,558
Selected Unaudited Pro Forma Condensed Combined Statement of Financial Position as of December 31, 2019
Total current assets	5,658
Total assets	6,967
Total current liabilities	6,641
Total liabilities	7,501
Total stockholders' deficit	(534)

Comparative Historical and Unaudited Pro Forma Share Data

The information below reflects the historical net loss and book value of BioPharmX's common stock and the historical net loss and book value per share of BioPharmX common stock and the historical net loss and book value per unit of Timber membership units in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed Merger of BioPharmX and Timber on a pro forma basis. The unaudited pro forma net loss and book value per share does not give effect to the BioPharmX Reverse Stock Split.

The tables below should be read in conjunction with the audited consolidated financial statements of BioPharmX included in this proxy statement/prospectus/information statement and the related notes and the audited consolidated financial statements of Timber included in this proxy statement/prospectus/information statement and the related notes and the unaudited pro forma condensed combined financial information and notes related to such financial information included elsewhere in this proxy statement/prospectus/information statement.

Period Ended December 31, 2019
BioPharmX Historical Per Share Data(1)
Net loss per share, basic and diluted	$0.07
Book value per share	$(1.22)
Timber Historical Per Unit Data
Net loss per unit, basic and diluted	N/A
Book value per unit	N/A
Combined Organization Per Share Data
Net loss per share, basic and diluted	$(0.16)
Book value per share	$(0.00)

(1)
Amounts are derived from the BioPharmX unaudited statement of operations for the twelve months ended October 31, 2019 (derived from amounts in BioPharmX's statement of operations included in its Annual Report on Form 10-K for the year ended January 31, 2019, minus amounts in 2018, plus amounts in BioPharmX's statement of operations included in its Quarterly Report on Form 10-Q for the nine months ended October 21, 2019).

RISK FACTORS

The combined organization will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus/information statement, you should carefully consider the material risks described below before deciding how to vote your shares of stock. In addition, you should read and consider the risks associated with BioPharmX's business because these risks may also affect the combined organization—these risks can be found under the heading "Risk Factors—Risks Related to BioPharmX" in this proxy statement/prospectus/information statement. You should also read and consider the other information in this proxy statement/prospectus/information statement. Please see the section entitled "Where You Can Find More Information" in this proxy statement/prospectus/information statement.

Risks Related to the Merger

The formula determining the number of shares to be issued in the Merger Agreement is not adjustable based on the market price of BioPharmX's common stock, so the Merger consideration at the closing of the Merger may have a greater or lesser value than at the time the Merger Agreement was signed.

The Merger Agreement has set the formula for determining the number of shares to be issued to Timber, and the formula is based on the outstanding membership ownership of Timber and the outstanding common stock of BioPharmX, in each case immediately prior to the closing of the Merger described under the heading "The Merger—Merger Consideration". Applying the formula in the Merger Agreement, the former Timber securityholders (including holders of VARs and any investors providing the Timber Funding) immediately before the Merger are expected to own (or have the right to receive) approximately 88.5% of the outstanding capital stock of BioPharmX immediately following the Merger, and the stockholders of BioPharmX immediately before the Merger are expected to own approximately 11.5% of the outstanding capital stock of BioPharmX immediately following the Merger, subject to certain adjustments.

Any changes in the market price of BioPharmX's common stock before the completion of the Merger will not affect the number of shares of BioPharmX's common stock issuable to Timber's members pursuant to the Merger Agreement. Therefore, if before the completion of the Merger the market price of BioPharmX's common stock declines from the market price on the date of the Merger Agreement, then Timber's members could receive Merger consideration with substantially lower value than the value of such Merger consideration on the date of the Merger Agreement. Similarly, if before the completion of the Merger the market price of BioPharmX's common stock increases from the market price of BioPharmX's common stock on the date of the Merger Agreement, then Timber's members could receive Merger consideration with substantially greater value then the value of such Merger consideration on the date of the Merger Agreement. The Merger Agreement does not include a price-based termination right. Because the formula does not adjust as a result of changes in the market price of BioPharmX's common stock, for each one percentage point change in the market price of BioPharmX's common stock, there is a corresponding one percentage point rise or decline, respectively, in the value of the total Merger consideration payable to Timber's members pursuant to the Merger Agreement.

The post-merger holdings of current BioPharmX stockholders may be diluted

Under the Merger Agreement, the amount of securities to be issued to Timber's members may be adjusted under certain circumstances. There may be an adjustment if BioPharmX exceeds the budget agreed to between BioPharmX and Timber between the date of the Merger Agreement and the closing of the Merger.

Failure to complete the Merger could significantly harm the market price of BioPharmX's common stock and negatively affect the future business and operations of both companies.

Each of BioPharmX and Timber will have incurred significant legal, financial, advisory, accounting, audit and other general operating expenses, which must be paid whether or not the Merger is completed. Further, if the Merger is not completed, it could significantly harm the market price of BioPharmX's common stock and raise serious doubt as to its ability to continue as an entity. In addition, if the Merger Agreement is terminated and the board of directors of BioPharmX or the board of managers of Timber determines to seek another business combination, there can be no assurance that either BioPharmX or Timber will be able to find a partner and close an alternative transaction on terms that are as favorable or more favorable than the terms set forth in the Merger Agreement.

The Merger is subject to the approval of the Merger Agreement by BioPharmX's stockholders and the members of Timber. Failure to obtain these approvals would prevent the closing of the Merger.

Before the Merger can be completed, the stockholders of BioPharmX must approve the issuance of shares of BioPharmX's common stock to the members of Timber and must approve the Merger Agreement. Failure to obtain the required stockholder approvals may result in a material delay in, or the abandonment of, the Merger. Any delay in completing the Merger may adversely affect the timing and benefits that are expected to be achieved from the Merger.

Some BioPharmX officers and directors and officers and managers of Timber have interests in the Merger that are different from the stockholders of BioPharmX and members of Timber and that may influence them to support or approve the Merger without regard to the interests of the stockholders of BioPharmX or the members of Timber.

Certain officers and directors of BioPharmX and officers and managers of Timber participate in arrangements that provide them with interests in the Merger that are different from the interests of the stockholders of BioPharmX and members of Timber including, among others, the continued service as an officer or director of the combined organization, severance benefits, the acceleration of stock option vesting, continued indemnification and the potential ability to sell an increased number of shares of common stock of the combined organization in accordance with Rule 144 under the Securities Act of 1933, as amended. These interests, among others, may influence the officers and directors of BioPharmX and the officers and managers of Timber to support or approve the Merger. For more information concerning the interests of BioPharmX and Timber's respective officers, managers and directors, see the sections entitled "The Merger—Interests of BioPharmX Directors and Executive Officers in the Merger" and "The Merger—Interests of Timber Managers and Officers in the Merger."

The Timber Funding condition may not be satisfied.

One of the conditions to the obligations of BioPharmX under the Merger Agreement is that on or immediately prior to the closing of the Merger, Timber consummate the Timber Funding whereby Timber receives gross proceeds of no less than twenty million dollars ($20,000,000). No assurance can be given that all of the conditions to the consummation of the Timber Funding condition or that Timber will be able to satisfy the Timber Funding condition. If the Timber Funding is not consummated, and if BioPharmX is not otherwise willing to waive the Timber Funding Condition, the parties will not be able to consummate the Merger.

The market price of BioPharmX's common stock following the Merger may decline as a result of the Merger.

The market price of BioPharmX's common stock, after taking into account the reverse stock split, may decline as a result of the Merger for a number of reasons including if:

•
investors react negatively to the prospects of the combined organization's product candidates, business and financial condition following the Merger;

•
the effect of the Merger on the combined organization's business and prospects is not consistent with the expectations of financial or industry analysts; or

•
the combined organization does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts.

BioPharmX and Timber securityholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined organization following the closing of the Merger as compared to their current ownership and voting interest in the respective companies.

After the completion of the Merger, the current securityholders of BioPharmX and Timber will own a smaller percentage of the combined organization than their ownership in the respective companies prior to the Merger. Immediately after the Merger, it is currently estimated that Timber securityholders (including holders of VARs and any investors providing the Timber Funding) will own (or have the right to receive) approximately 88.5% of the common stock of the combined organization and BioPharmX securityholders, whose shares of BioPharmX will remain outstanding after the Merger, will own approximately 11.5% of the combined organization. Consequently, securityholders of BioPharmX and Timber will be able to exercise less influence over the management and policies of the combined organization following the closing of the Merger than they currently exercise over the management and policies of their respective companies.

BioPharmX and Timber securityholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

If the combined organization is not able to realize the strategic and financial benefits currently anticipated from the Merger, BioPharmX's and Timber's securityholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving the expected commensurate benefit, or only receiving part of the commensurate benefit to the extent that the combined organization is able to realize only part of the expected strategic and financial benefits currently anticipated from the Merger.

The combined company may need to raise additional capital by issuing securities or debt or thorough licensing or other arrangements, which may cause dilution to the combined company's stockholders or restrict the combined company's operations or impact its proprietary rights.

The combined company may be required to raise additional funds sooner than currently planned. If either BioPharmX or Timber hold less cash at the time of the closing of the Merger than the parties currently expect, the combined company will need to raise additional capital sooner than expected. Additional financing may not be available to the combined company when needed or it may not be available on favorable terms. To the extent that the combined company raises additional capital by issuing equity securities, such an issuance may cause significant dilution to the combined company's stockholders' ownership and the terms of any new equity securities may have preferences over the combined company's common stock. Any debt financing the combined company enters into may include covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the combined company's assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments. In addition, if the combined company raises additional funds through licensing, partnering or other strategic arrangements, it may be necessary to relinquish rights to some of the combined company's technologies or product candidates and proprietary rights, or grant licenses on terms that are not favorable to the combined company.

Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit BioPharmX from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances where the board of directors determines in good faith that an unsolicited alternative takeover proposal is or is reasonably likely to lead to a superior takeover proposal and that failure to cooperate with the proponent of that proposal would reasonably be likely to be inconsistent with the board's fiduciary duties.

Because the lack of a public market for Timber's securities makes it difficult to evaluate the value of such securities, the members of Timber may receive shares of BioPharmX's common stock in the Merger that have a value that is less than, or greater than, the fair market value of Timber's securities.

The outstanding securities of Timber are privately held and not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Timber. Because the percentage of BioPharmX's common stock to be issued to Timber's members was determined based on negotiations between the parties, it is possible that the value of BioPharmX's common stock to be received by Timber's members will be less than the fair market value of Timber, or BioPharmX may pay more than the aggregate fair market value for Timber.

If the conditions to the Merger are not met, the Merger will not occur.

Even if the Merger is approved by the securityholders of BioPharmX and Timber, specified conditions must be satisfied or waived to complete the Merger. These conditions are set forth in the Merger Agreement and in the section entitled "The Merger Agreement—Conditions to the Completion of the Merger" in this proxy statement/prospectus/information statement. BioPharmX cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Merger will not occur or will be delayed, and BioPharmX and Timber may each lose some or all of the intended benefits of the Merger.

Litigation relating to the Merger could require BioPharmX or Timber to incur significant costs and suffer management distraction, and could delay or enjoin the Merger.

BioPharmX and Timber could be subject to demands or litigation relating to the Merger, whether or not the Merger is consummated. Such actions may create uncertainty relating to the Merger, or delay or enjoin the Merger.

The ownership of the combined company common stock is expected to be highly concentrated, which may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause the combined company stock price to decline.

Executive officers and directors of the combined company and their affiliates are expected to beneficially own or control approximately 678,041 of the outstanding shares of the combined company common stock following the closing of the Merger. Accordingly, these executive officers, directors and their affiliates, acting as a group, will have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined company assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of the combined company, even if such a change of control would benefit the other stockholders of the combined company. The significant concentration of stock ownership may adversely affect the trading price of the combined company's common stock due to investors' perception that conflicts of interest may exist or arise.

The historical audited and unaudited pro forma condensed combined financial information may not be representative of our results after the Merger.

The historical audited and unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus/information statement has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger been completed as of the date indicated, nor is it indicative of future operating results or financial position.

Risks Related to BioPharmX

Risks Related to BioPharmX's Financial Position, Need for Additional Capital and Risks Related to the Merger

There is no assurance that the Merger will be completed in a timely manner or at all. If the Merger is not consummated, BioPharmX's business could suffer materially and BioPharmX's stock price could decline.

The closing of the Merger is subject to the satisfaction or waiver of a number of closing conditions, as described above, including the required approvals by BioPharmX and Timber stockholders and other customary closing conditions. If the conditions are not satisfied or waived, the Merger may be materially delayed or abandoned. If the Merger is not consummated, BioPharmX's ongoing business may be adversely affected and, without realizing any of the benefits of having consummated the Merger, BioPharmX will be subject to a number of risks, including the following:

•
BioPharmX has incurred and expects to continue to incur significant expenses related to the Merger even if the Merger is not consummated. BioPharmX may not have adequate funding to pay for these expenses, which may force it into dissolution, liquidation or bankruptcy;

•
BioPharmX could be obligated to pay Timber a termination fee of up to $1,250,000 under certain circumstances set forth in the Merger Agreement;

•
BioPharmX could default on the Bridge Note and the ownership of the secured assets held as collateral for the Bridge Note could be transferred;

•
the price of BioPharmX's stock may decline;

•
BioPharmX may not be able to meet the NYSE American continued listing standards, which may lead to delisting procedures by the NYSE American; and

•
BioPharmX also could be subject to litigation related to any failure to consummate the Merger or to perform its obligations under the Merger Agreement.

If the Merger is not consummated, these risks may materialize and may adversely affect its business, financial condition and the market price of BioPharmX common stock.

If the Merger is not completed, BioPharmX may be unsuccessful in completing an alternative transaction on terms that are as favorable as the terms of the Merger with Timber, or at all, and BioPharmX may otherwise be unable to continue to operate its business. The BioPharmX Board may decide to pursue a dissolution and liquidation of BioPharmX. In such an event, the amount of cash available for distribution to its stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

While BioPharmX has entered into the Merger Agreement with Timber, the closing of the Merger may be delayed or may not occur at all and there can be no assurance that the Merger will deliver the anticipated benefits BioPharmX expects or enhance stockholder value. If BioPharmX is unable to consummate the Merger, the BioPharmX Board may elect to pursue an alternative strategy, one of which may be a strategic transaction similar to the Merger. Attempting to complete an alternative transaction like the Merger will be costly and time consuming, and BioPharmX can make no assurances that such an alternative transaction would occur at all. Alternatively, the BioPharmX Board may elect to continue its operations by starting a Phase 3 clinical trial for BPX-01 or BPX-04, which would require that BioPharmX obtain additional funding, which it does not currently believe could be completed on a timely basis, or the BioPharmX Board could instead decide to pursue a dissolution and liquidation of BioPharmX. In such an event, the amount of cash available for distribution to BioPharmX's stockholders will depend heavily on the timing of such decision, as with the passage of time the amount of cash available for distribution will be reduced as BioPharmX continues to fund its operations. In addition, if the BioPharmX Board were to approve and recommend, and BioPharmX's stockholders were to approve, a dissolution and liquidation of BioPharmX's company, BioPharmX would be required under Delaware corporate law to pay BioPharmX's outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to BioPharmX's stockholders. BioPharmX's commitments and contingent liabilities may include severance obligations, regulatory, clinical and preclinical obligations, lease obligations and fees and expenses related to the Merger, dissolution or liquidation. As a result of this requirement, a portion of BioPharmX's assets would need to be reserved pending the resolution of such obligations. In addition, BioPharmX may be subject to litigation or other claims related to a dissolution and liquidation. If a dissolution and liquidation were pursued, the BioPharmX Board, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of BioPharmX common stock could lose all or a significant portion of their investment in the event of a liquidation or dissolution of BioPharmX.

The issuance of shares of BioPharmX common stock to Timber stockholders in the Merger will significantly dilute the voting power of BioPharmX's current stockholders.

If the Merger is completed, each outstanding share of Timber common stock will be converted into the right to receive a number of shares of BioPharmX common stock equal to the exchange ratio. Immediately following the Merger, the former Timber securityholders (including holders of VARs and any investors providing the Timber Funding) immediately before the Merger are expected to own (or have the right to receive) approximately 88.5% of the BioPharmX common stock, and BioPharmX's securityholders immediately before the Merger are expected to own, or hold rights to acquire, approximately 11.5% of the BioPharmX common stock. The issuance of shares of BioPharmX common stock to Timber stockholders in the Merger will significantly reduce the relative voting power of each share of BioPharmX common stock held by BioPharmX's current stockholders. Consequently, BioPharmX's stockholders as a group will have significantly less influence over the management and policies of the combined company after the Merger than prior to the Merger.

BioPharmX has experienced losses since inception and anticipate that it will continue to incur losses, which makes it difficult to assess its future prospects and financial results.

BioPharmX is a specialty pharmaceutical company with a limited operating history. Pharmaceutical product development is a highly speculative and costly undertaking and involves a substantial degree of uncertainty. BioPharmX has never been profitable and, as of October 31, 2019, it had an accumulated deficit of $86.9 million and incurred net losses of $8.4 million and $13.2 million for the nine months ended October 31, 2019 and 2018, respectively.

If the Merger is not consummated, BioPharmX will likely be required to wind-down and dissolve as BioPharmX would be required to pay all its debts and contractual obligations, including the Bridge Loan, and set aside certain reserves for potential future claims. While BioPharmX will also attempt to consummate a financing to allow it to continue as a going concern, based on its recent strategic process, BioPharmX does not believe that it would be able to consummate a financing on reasonable terms sufficient to obtain such additional financial resources.

If the Merger is not completed and BioPharmX is unable to raise sufficient additional funds for the development of its product candidates, whether through potential partnering or other strategic arrangements or otherwise, which it does not believe it would be able to do on reasonable terms, BioPharmX will likely determine to cease operations, wind-down and dissolve (whether in or out of a bankruptcy or court proceeding to do so).

If BioPharmX is unable to repay the Bridge Loan, the ownership of the secured assets held as collateral for the Bridge Loan could be transferred to Timber.

In connection with the Merger Agreement, BioPharmX and Timber entered into a Credit Agreement, dated as of January 28, 2020 (the "Credit Agreement"), pursuant to which Timber has agreed to make a bridge loan (the "Bridge Loan") to BioPharmX in an aggregate amount of $2.5 million, of which $700,000 is currently outstanding. The Bridge Loan is secured by a lien on all of BioPharmX's assets, and if BioPharmX is unable repay the Bridge Loan, the ownership of the secured assets held as collateral could be transferred to Timber.

If BioPharmX does not successfully complete the Merger, BioPharmX will need substantial additional funding, and will likely be unable to raise the capital necessary to complete a Phase 3 clinical trial, which would likely cause it to wind down and dissolve.

BioPharmX incurred a net loss of $8.4 million and $13.2 million for the nine months ended October 31, 2019 and 2018, respectively. As of October 31, 2019, it had cash and cash equivalents of $1.4 million and significant liabilities and obligations. If the Merger is not completed, based on BioPharmX's current operating plan, BioPharmX is expected to fund operations only for a relatively short period of time.

BioPharmX presented comprehensive BPX-01 Phase 2b clinical data for the treatment of inflammatory lesions of acne and received positive FDA feedback regarding its BPX-01 Phase 3 clinical trial plans. BioPharmX has completed a Phase 2b clinical trial for BPX-04 for the treatment of papulopustular rosacea. The development of its business will require substantial additional capital in the future to fund its ongoing operations and satisfy its obligations and liabilities. BioPharmX has historically relied upon both private and public sales of equity or debt securities to fund its operations. BioPharmX does not believe it can raise the significant capital required to continue operations, and it could be required to seek bankruptcy protection or other alternatives that would likely result in its stockholders losing some or all of their investment.

Risks Related to BioPharmX's Historical Business

Future discovery and preclinical development collaborations are important to BioPharmX. If BioPharmX is unable to enter into or maintain these collaborations, or if these collaborations are not successful, its business could be adversely affected.

For some of the BioPharmX product candidates, BioPharmX may decide to collaborate with pharmaceutical and biotechnology companies for development of products in the future. It may seek to enter into enter into a strategic collaboration to fund the continued development of BPX-01 or BPX-04. BioPharmX faces significant competition in seeking appropriate collaborators. Its ability to reach a definitive agreement for any collaboration will depend, among other things, upon its assessment of the collaborator's resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator's evaluation of a number of factors. It may not succeed in its efforts to establish a development collaboration or other alternative arrangements for BPX-01 or BPX-04 because third parties may not view these product candidates as having the requisite potential to demonstrate safety and efficacy or profitability. If BioPharmX is unable to reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, it may have to curtail the development of a product candidate, reduce or delay its development program on one or more of its other development programs, delay its potential development schedule or reduce the scope of research activities, or decrease its expenditures and undertake discovery or preclinical development activities at its own expense. If it fails to enter into collaborations and does not have sufficient funds or expertise to undertake the necessary development activities, it may not be able to further develop its product candidates or continue to develop its product candidates and its business may be materially and adversely affected.

Future collaborations it may enter into may involve the following risks:

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collaborators may have significant discretion in determining the efforts and resources that they will apply to these collaborations;

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collaborators may not perform their obligations as expected;

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changes in the collaborators' strategic focus or available funding, or external factors, such as an acquisition, may divert resources or create competing priorities;

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collaborators may delay discovery and preclinical development, provide insufficient funding for product development of targets selected by BioPharmX, stop or abandon discovery and preclinical development for a product candidate, repeat or conduct new discovery and preclinical development for a product candidate;

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collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with its products or product candidates if the collaborators believe that competitive products are more likely to be successfully developed than it;

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product candidates discovered in collaboration with BioPharmX may be viewed by its collaborators as competitive with their own product candidates or products, which may cause collaborators to cease to devote resources to the development of its product candidates;

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disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development, might cause delays or termination of the discovery, preclinical development or commercialization of product candidates, might lead to additional responsibilities for BioPharmX with respect to product candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive;

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collaborators may not properly maintain or defend its intellectual property rights or intellectual property rights licensed to us or may use its proprietary information in such a way as to invite litigation that could jeopardize or invalidate its intellectual property or proprietary information or expose BioPharmX to potential litigation;

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collaborators may infringe the intellectual property rights of third parties, which may expose BioPharmX to litigation and potential liability; and

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collaborations may be terminated for the convenience of the collaborator and, if terminated, it could be required to raise additional capital to pursue further development or commercialization of the applicable product candidates.

Additionally, subject to its contractual obligations to BioPharmX, if a collaborator is involved in a business combination, the collaborator might deemphasize or terminate the development of any of its product candidates. If one of BioPharmX's collaborators terminates its agreement with BioPharmX, BioPharmX may find it more difficult to attract new collaborators and its perception in the business and financial communities could be adversely affected.

If BioPharmX is unable to maintain its collaborations, development of its product candidates could be delayed, and it may need additional resources to develop them. All of the risks relating to product development, regulatory approval and commercialization described in this prospectus also apply to the activities of its collaborators.

BioPharmX has deemed there to be substantial doubt about its ability to continue as a going concern, and in order to fund its operations and execute its business plan it will require additional financing.

Since inception, BioPharmX has experienced recurring operating losses and negative cash flows and it expects to continue to generate operating losses and consume significant cash resources for the foreseeable future. Without additional financing, these conditions raise substantial doubt about its ability to continue as a going concern, meaning that it may be unable to continue operations for the foreseeable future or realize assets and discharge liabilities in the ordinary course of operations. As a result, its independent registered public accounting firm included an explanatory paragraph in their report on its consolidated financial statements for the years ended January 31, 2019 and 2018 with respect to this uncertainty. Such an opinion may materially and adversely affect the price per share of its common stock and/or otherwise limit its ability to raise additional funds through the issuance of debt or equity securities or otherwise. Further, the perception that it may be unable to continue as a going concern may impede its ability to raise additional funds or operate its business due to concerns regarding its ability to discharge its contractual obligations.

BioPharmX has prepared its condensed consolidated financial statements on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. Its condensed consolidated financial statements for the three and nine months ended October 31, 2019 and 2018 do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. Without additional funds, however, it may be unable to continue as a viable entity, in which case its stockholders may lose all or some of their investment in BioPharmX.

The terms of certain of BioPharmX's prior registered direct offerings may materially and adversely impact its ability to obtain additional financing in the future.

BioPharmX is subject to certain restrictions and obligations in connection with its registered direct offerings, or RDOs, that were consummated in September 2016, April 2017, July 2017, November 2017

and November 2018, which may materially and adversely affect its ability to obtain additional financing in the future. These restrictions and obligations include:

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certain rescission rights if it does not act in a timely manner with respect to its obligations related to the various documents executed in connection with the registered direct offerings, or the RDO Transaction Documents;

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its obligation to repurchase warrants issued to the RDO investors, based on the warrants' Black-Scholes value, in the event of certain fundamental transactions, including, but not limited to, any sale, license, transfer or other disposition of all or substantially all of its assets, any purchase, tender or exchange offer that has been accepted by the holders of 50% or more of its then outstanding shares of common stock, a reclassification, reorganization or recapitalization, or the consummation of a business combination (including, but not limited to, a reorganization, recapitalization, spin-off or scheme of arrangement) involving the acquisition of more than 50% of its then outstanding shares of common stock;

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certain indemnification obligations; and

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its obligation to pay liquidated damages in connection with certain events, including failure to comply with the public information requirements under Rule 144 of the Securities Act of 1933, as amended, or the Securities Act, or to remove restrictive legends in a timely manner.

BioPharmX has also made various representations and warranties to the RDO investors in connection with the RDO Transaction Documents, including those related to solvency, no integrated offerings, maintenance of its stock exchange listing, internal controls, and absence of liens, among others. In the event any of its representations or warranties in the RDO Transaction Documents are determined to be inaccurate, or if BioPharmX is deemed to have otherwise violated any provisions of the RDO Transaction Documents, it may be found to be in breach of the RDO Transaction Documents. This in turn may result in litigation against BioPharmX, which could be costly and time-consuming, divert management's attention and resources, damage its reputation and otherwise harm its business, results of operations and financial condition.

BioPharmX's business is dependent on the successful development, regulatory approval and commercialization of its product candidates, in particular BPX-01 and BPX-04.

BioPharmX's portfolio of product candidates includes two clinical-stage drug product candidates, BPX-01, a topical antibiotic for the treatment of inflammatory lesions of acne vulgaris, and BPX-04, a topical antibiotic for the treatment of papulopustular rosacea. The success of its business, including its ability to finance BioPharmX, form strategic partnerships and generate revenues in the future, will primarily depend on the successful development, regulatory approval and commercialization of these product candidates. In the future, it may become dependent on one or more of its early-stage product candidates or any of its product candidates that it may in-license, acquire or develop. The clinical and commercial success of its product candidates will depend on a number of factors, including the following:

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the ability to raise additional capital on acceptable terms, or at all;

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timely completion of its clinical trials, which may be significantly slower or cost more than it currently anticipates and will depend substantially upon the performance of third-party contractors;

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whether BioPharmX is required by the FDA or similar foreign regulatory agencies to conduct additional clinical trials beyond those planned to support the approval and commercialization of its product candidates or any future product candidates;

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acceptance of its proposed indications and primary and secondary endpoint assessments relating to the proposed indications of its product candidates by the FDA and similar foreign regulatory authorities;

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its ability to demonstrate to the satisfaction of the FDA and similar foreign regulatory authorities the safety and efficacy of its product candidates or any future product candidates;

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the prevalence, duration and severity of potential side effects experienced in connection with the use of its product candidates or future approved products, if any;

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the timely receipt of necessary marketing approvals from the FDA and similar foreign regulatory authorities;

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its ability to enter into a potential collaboration or partnership to fund the continued development of its product candidates;

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achieving and maintaining, and, where applicable, ensuring that its third-party contractors achieve and maintain, compliance with its contractual obligations and with all regulatory requirements applicable to its product candidates or any future product candidates or approved products, if any;

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the ability of third parties with whom it contracts to (i) manufacture clinical trial and commercial supplies of its product candidates or any future product candidates, (ii) remain in good standing with regulatory agencies and (iii) develop, validate and maintain commercially viable manufacturing processes that are compliant with cGMPs;

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a continued acceptable safety profile during clinical development and subsequent to approval of its product candidates or any future product candidates, if any;

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its ability to successfully commercialize its product candidates or any future product candidates in the United States and internationally, if approved, for marketing, sale and distribution in such countries or territories, whether alone or in collaboration with others;

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acceptance by physicians and patients of the benefits, safety and efficacy of its product candidates or any future product candidates, if approved, including relative to alternative and competing treatments;

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its ability to establish and enforce intellectual property rights in and to its product candidates or any future product candidates;

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its ability to avoid third-party patent interference or intellectual property infringement claims; and

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its ability to in-license or acquire additional product candidates or commercial-stage products that it believes it can successfully develop and commercialize.

If BioPharmX is unable to achieve any of the above factors, many of which are beyond its control, in a timely manner or at all, it could experience significant delays or fail to obtain regulatory approvals or commercialize its product candidates. Even if it obtains the necessary regulatory approvals, it may never successfully commercialize any of its product candidates. Accordingly, it may not generate revenue through the sale of its product candidates or any future product candidates sufficient to continue operations.

BioPharmX has a limited operating history and has yet to obtain regulatory approvals for any of its product candidates, which makes it difficult to evaluate its future prospects and viability.

BioPharmX's operations to date have been primarily limited to researching and developing its product candidates and undertaking preclinical studies and clinical trials of its product candidates. BioPharmX has also not yet obtained regulatory approvals for any of its product candidates. Consequently, the ability to accurately assess and predict its future operating results or business prospects is more limited than if it had a longer operating history or FDA-approved products on the market. In November 2018, BioPharmX divested its VI2OLET dietary supplement, which was its only source of revenue to date.

BioPharmX has experienced significant turnover in its senior management, and if it fails to attract and retain management and other key personnel, it may be unable to continue to develop successfully or commercialize its product candidates or otherwise implement its business plan.

BioPharmX's ability to compete in the highly-competitive pharmaceutical industry depends upon its ability to attract and retain highly-qualified managerial, scientific, medical, sales and marketing and other personnel. BioPharmX is highly dependent on its management, including: its Chief Executive Officer and Principal Financial Officer, Steven Bosacki, and its Chief Accounting Officer, Joyce Goto. It does not maintain "key man" insurance policies on the lives of these individuals or the lives of any of its other employees. The loss of the services of any of these individuals, along with other key executives or employees, could impede, delay or prevent the successful development of its product pipeline, completion of its planned clinical trials, commercialization of its product candidates or in-licensing or acquisition of new assets and could negatively impact its ability to successfully implement its business plan. If it loses the services of any of these individuals, it might not be able to find suitable replacements on a timely basis or at all, and its business could be harmed as a result. In order to retain valuable employees at BioPharmX, in addition to salary and cash incentives, it provides stock options that vest over time. The value to employees of stock options that vest over time will be significantly affected by movements in its stock price that are beyond its control and may at any time be insufficient to counteract offers from other companies.

In addition, this past year, BioPharmX experienced significant turnover in its senior management ranks, including the departure of its former President, Anja Krammer in October 2018, the departure of former Executive Vice President and Chief Financial Officer, Greg Kitchener, in October 2018 and the departure of Kin Chan, Executive Vice President of Research and Technology in July 2019. In September 2018, it appointed David S. Tierney, MD, to serve as President and Chief Executive Officer, in October 2018, it appointed Joyce Goto, Vice President and Controller, to serve as its Principal Accounting Officer, and in July 2019, it appointed Steven Bosacki to serve as Chief Operating Officer. In January 2020, Dr. Tierney resigned and Mr. Bosacki was named as Chief Executive Officer and Principal Financial Officer. This lack of management continuity could adversely affect its ability to successfully manage its clinical trials and execute its growth strategy, as well as result in operational and administrative inefficiencies and added costs and may make recruiting for future management positions more difficult.

BioPharmX might not be able to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses, particularly in Campbell, California where it is headquartered. It could have difficulty attracting experienced personnel to BioPharmX and may be required to expend significant financial resources in its employee recruitment and retention efforts. Many of the other pharmaceutical companies with whom it competes for qualified personnel have greater and other resources, different risk profiles and longer histories in its industry than it does. They may also provide more diverse opportunities and better chances for career advancement. If BioPharmX is not able to attract and retain the necessary personnel to accomplish its business objectives, it may experience constraints that will harm its ability to implement its business strategy and achieve its business objectives.

In addition, BioPharmX has scientific and clinical advisors who assist us in formulating its development and clinical strategies. These advisors are not its employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. In addition, its advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with it.

BioPharmX's ability to utilize its net operating loss, or NOL, carryforwards and research and development income tax credit carryforwards may be limited.

BioPharmX has significant NOL carryforwards available to reduce future taxable income, if any, for federal and California state income tax purposes. If not utilized, both the federal and California state NOL carryforwards will begin expiring in 2030. Under Section 382 of the Internal Revenue Code of 1986, as amended, or Code, if a corporation undergoes an "ownership change," generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation's ability to use its pre-change NOL carryforwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. It believes that, with the transactions that have occurred over the past three years, it may have triggered an "ownership change" limitation. BioPharmX has not conducted a formal NOL carryforward analysis. It may also experience ownership changes in the future as a result of subsequent shifts in its stock ownership. As a result, if it earns net taxable income, its ability to use its pre-change NOL carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of NOL carryforwards is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

Risks Related to Development and Commercialization of BioPharmX Product Candidates and Regulatory Approval and Other Legal Compliance Matters

BioPharmX may be unable to obtain regulatory approval for its clinical-stage product candidates or other early-stage product candidates under applicable regulatory requirements. The FDA and foreign regulatory bodies have substantial discretion in the approval process, including the ability to delay, limit or deny approval of product candidates. The delay, limitation or denial of any regulatory approval would adversely impact commercialization, its potential to generate revenue, its business and its operating results.

BioPharmX is not permitted to market any of its current product candidates in the United States until it receives approval of a New Drug Application ("NDA") from the FDA. BioPharmX is also not permitted to market any of its current product candidates in any foreign countries until it receives the requisite approval from the applicable regulatory authorities of such countries. Failure to obtain such regulatory approvals will delay or prevent us from commercializing any of its current or future product candidates.

To gain approval to market a new drug, it must provide the FDA and/or foreign regulatory authorities with, among other things, extensive preclinical and clinical data that adequately demonstrates the safety and efficacy of the drug in its intended indication and information to demonstrate the adequacy of the manufacturing methods to assure the drug's identity, strength, quality and purity. The development and approval of new drug product candidates involves a long, expensive and uncertain process, and delay or failure can occur at any stage. A number of companies in the pharmaceutical and biopharmaceutical industries have suffered significant setbacks in clinical trials, including in Phase 3 clinical development, even after promising results in earlier preclinical studies or clinical trials. These setbacks have been caused by, among other things, observations during clinical trials regarding safety or efficacy, such as previously unreported adverse events. Success in preclinical testing and early clinical trials does not ensure success in later clinical trials, and the results of clinical trials by other parties may not be indicative of the results in trials it may conduct. Further, different results may be achieved depending upon which analysis population is used to analyze results. Regardless of the outcome of any Phase 2 trials, its Phase 3 trials, if commenced, may not be successful. For example, BioPharmX reported that findings on a secondary endpoint in its Phase 2b clinical trial of BPX-01, the reduction in Investigator's Global Assessment, or IGA, which was defined as the proportion of subjects with at least a two-grade reduction in IGA to clear "0" or almost clear "1", were not statistically significant. While the BPX-01 2% arm demonstrated a clear numerical trend compared to vehicle, the BPX-01 1% arm showed a smaller separation from vehicle. While this trial was not powered to demonstrate statistical significance for IGA and, therefore, IGA was not expected to be statistically significant, there is no guarantee that its Phase 3 trial, if commenced, will produce statistically significant results on IGA, which will serve as a co-primary endpoint with inflammatory lesion reduction despite its plans to adequately power the Phase 3 study to achieve this endpoint. In addition, topline results of a clinical trial do not necessarily predict final results. For example, the topline results of the Phase 2b clinical study of BPX-01 1% and 2% reported that both concentrations statistically significantly reduced inflammatory lesions, the primary endpoint. The information reflected its preliminary review of the topline primary efficacy results based solely upon information available to it at that time. Since topline reporting, adjustments for multiple comparisons were made, resulting in a change to the p-value for the 1% and 2% concentrations, rendering the results of the 1% concentration no longer statistically significant. It is always a risk that further review of results may change the conclusions drawn from the preliminary review to less positive results than it anticipated.

In the case of its topical product candidates, BPX-01 and BPX-04, BioPharmX is seeking to deliver sufficient concentrations of the API through the skin barrier to the targeted dermal tissue to achieve the intended therapeutic effect. The topical route of administration may involve new dosage forms, which can be difficult to develop and manufacture and may raise novel regulatory issues and result in development or review delays. For example, the antibiotic delivered in BPX-01 and BPX-04 is difficult to stabilize and prone to epimerization in most formulations and delivery systems and, as such, presents great challenges for transepidermal delivery. BioPharmX believes potential competitors have attempted to resolve these problems by stabilizing the antibiotic in certain lipophilic formulation, but the solutions either failed to adequately deliver the antibiotic or required overly high concentration (i.e., dosage) for clinical efficacy. As a result, safety and efficacy of BPX-01 and BPX-04 may be difficult to establish.

The FDA and foreign regulatory bodies have substantial discretion in the drug approval process, including the ability to delay, limit or deny approval of product candidates for many reasons. The FDA or the applicable foreign regulatory body may:

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disagree with the design or implementation of one or more clinical trials;

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decline to deem a product candidate safe and effective for its proposed indication, or deem a product candidate's safety or other perceived risks to outweigh its clinical or other benefits;

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find that the data from preclinical studies and clinical trials does not sufficiently support approval, or the results of clinical trials may not meet the level of statistical or clinical significance required for approval;

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disagree with its interpretation of data from preclinical studies or clinical trials performed by BioPharmX or third parties;

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determine the data collected from clinical trials are insufficient to support the submission or approval of an NDA or other applicable regulatory filing;

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require additional preclinical studies or clinical trials;

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identify deficiencies in the formulation, quality control, labeling or specifications of its current or future product candidates;

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grant approval contingent on the performance of costly additional post-approval clinical trials;

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approve its current or any future product candidates for a more limited indication or a narrower patient population than it originally requested or with strong warnings that may affect marketability;

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decline to approve the labeling that it believes is necessary or desirable for the successful commercialization of its product candidates;

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require a Risk Evaluation and Mitigation Strategy, or REMS, with monitoring requirements or distribution limitations. For example, it is possible that the FDA could require distribution controls in the approval, if any, of its product candidates to prevent inadvertent exposure to pregnant women;

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decline to approve the manufacturing processes, controls or facilities of third-party manufacturers or testing labs with whom it contracts; or

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change its approval policies or adopt new regulations in a manner rendering its clinical data or regulatory filings insufficient for approval.

Any delay, limitation or denial of any regulatory approval would adversely impact commercialization, its potential to generate revenue, its business and its operating results.

Delays or difficulties in the enrollment of patients in clinical trials may result in additional costs and delays in BioPharmX's ability to generate significant revenues, and may delay or prevent its receipt of any regulatory approvals necessary to commercialize its planned and future products.

BioPharmX may not be able to initiate or continue clinical trials for its product candidates if it is unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or similar regulatory authorities outside the United States. In addition, some of its competitors have completed clinical trial and product registration for product candidates that treat the same indications as its product candidates, and patients who are otherwise eligible for its clinical trials may instead enroll in clinical trials of its competitors' product candidates.

Patient enrollment is affected by other factors including:

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the severity of the disease under investigation;

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the eligibility criteria for the study in question;

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the perceived risks and benefits of the product candidate under study;

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the efforts to facilitate timely enrollment in clinical trials;

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the patient referral practices of physicians;

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the ability to monitor patients adequately during and after treatment; and

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the proximity and availability of clinical trial sites for prospective patients.

BioPharmX's inability to enroll a sufficient number of patients for its clinical trials would result in significant delays, could require it to abandon one or more clinical trials altogether and could delay or prevent its receipt of necessary regulatory approvals. Enrollment delays in its clinical trials may result in increased development costs for its product candidates, which would cause the value of BioPharmX to decline and impede its ability to obtain additional financing.

BioPharmX intends to pursue Section 505(b)(2) regulatory approval filings with the FDA for at least one of its product candidates. If the FDA concludes that certain of its product candidates fail to satisfy the requirements under Section 505(b)(2), or if the requirements for such product candidates under Section 505(b)(2) are not as it expects, the approval pathway for such product candidates may take significantly longer, cost substantially more and entail greater complications and risks than anticipated and, in either case, may not be successful. In addition, if under certain circumstances, exclusivity of competitors would delay approval of its product candidates, then it may pursue approval through the Section 505(b)(1) regulatory pathway, which may require us to conduct additional preclinical or clinical trials or obtain a right to reference the preclinical or clinical data of others.

BioPharmX is currently developing two product candidates, BPX-01 and BPX-04, for which it intends to seek FDA approval through the Section 505(b)(2) regulatory pathway, and may decide to seek FDA approval for other early-phase products through the Section 505(b)(2) regulatory pathway in the future. A Section 505(b)(2) NDA is a special type of NDA that enables the applicant to rely, in part, on the FDA's findings of safety and efficacy of an existing previously approved product, or published literature, in support of its application. Section 505(b)(2) NDAs often provide an alternate path to FDA approval for new or improved formulations or new uses of previously approved products. Such filings involve significant filing costs, including filing fees.

BPX-01 and BPX-04 are a topical formulations of minocycline (Solodyn), a previously approved oral antibiotic. Reliance on safety findings made by the FDA in approving Solodyn, the antibiotic it will reference in its NDA, could expedite the development program for its product candidates by decreasing the amount of preclinical or clinical data that it would need to generate in order to obtain FDA approval. BPX-01's and BPX-04's route of administration and dosage form, however, differ from Solodyn's and, as a result, the FDA may not permit BioPharmX to use this approach to regulatory approval. If the FDA does not allow BioPharmX to pursue the Section 505(b)(2) regulatory pathway as anticipated, or if the Section 505(b)(2) regulatory pathway fails to significantly decrease the amount of testing it must conduct, it may need to conduct additional preclinical or clinical trials, provide additional data and information and meet additional standards to obtain regulatory approval. In such case, the time and financial resources required to obtain FDA approval for BPX-01 and BPX-04, or any other product candidate for which it seeks approval pursuant to the Section 505(b)(2) regulatory pathway in the future, and complications and risks associated with these product candidates, likely would increase substantially. Moreover, BioPharmX's inability to pursue the Section 505(b)(2) regulatory pathway could prevent it from introducing its product candidates into the market prior to its competitors, which could harm its competitive position and prospects. Further, even if the FDA allows BioPharmX to pursue the Section 505(b)(2) regulatory pathway, it cannot guarantee that it would ultimately lead to faster product development, and its product candidates may not receive the requisite approvals for commercialization.

In addition, notwithstanding the approval of a number of products by the FDA under Section 505(b)(2) over the last few years, certain competitors and others have objected to the FDA's interpretation of Section 505(b)(2). If the FDA's interpretation of Section 505(b)(2) is successfully challenged, the FDA may be required to change its Section 505(b)(2) policies and practices, which could delay or even prevent the FDA from approving any NDA that it submits under Section 505(b)(2).

Furthermore, the pharmaceutical industry is highly competitive, and Section 505(b)(2) NDAs are subject to special requirements designed to protect the patent rights of sponsors of previously approved drugs referenced in a Section 505(b)(2) NDA. As part of any NDA it would submit to the FDA, it would be required to make certifications to all patents listed in the Orange Book for Solodyn, the listed drug it intends to reference in its NDA. There are currently six patents listed in the Orange Book for Solodyn. If it makes a Paragraph IV certification to any of the patents listed in the Orange Book, those patent certifications may give rise to patent litigation and mandatory delays in approval of its NDA for up to 30 months depending on the outcome of any litigation. It is not uncommon for a manufacturer of an approved referenced product to file a citizen petition with the FDA seeking to delay approval of, or impose additional approval requirements for, pending competing products. If successful, such petitions can significantly delay, or even prevent, the approval of the new product. However, even if the FDA ultimately denies such a petition, the FDA may substantially delay approval while it considers and responds to the petition.

Furthermore, award of three-year exclusivity by FDA to a competitor with a Section 505(b)(2) NDA could delay approval of a product candidate of it submitted pursuant to Section 505(b)(2) of the FDC Act if the FDA were to determine that the products have overlapping conditions of approval, even if its Section 505(b)(2) NDA does not rely on the competing Section 505(b)(2) NDA. Alternatively, it may pursue approval through the Section 505(b)(1) regulatory pathway, which may require BioPharmX to conduct additional preclinical or clinical trials or obtain a right to reference the preclinical or clinical data of others. These alternatives may increase the time and/or financial resources required to obtain approval.

BioPharmX has limited experience in the conduct of clinical trials and has never obtained approval of any product candidates and may be unable to do so successfully.

As a company, BioPharmX has limited experience in conducting clinical trials or progressing a product candidate through to regulatory approval. In part because of this lack of experience, its clinical trials may require more time and incur greater costs than it anticipates. It cannot be certain that planned clinical trials will begin or conclude on time, if at all. Large-scale trials would require significant additional financial and management resources, and reliance on third-party clinical investigators, contract research organizations ("CROs") and/or consultants. Any performance failure on the part of such third parties could delay clinical development or delay or prevent it from obtaining regulatory approval or commercializing its current or future product candidates, depriving it of potential product revenue and resulting in additional losses.

BioPharmX may choose not to continue developing or commercializing any of its product candidates at any time during development or after approval, which would reduce or eliminate its potential return on investment for those product candidates.

At any time, it may decide to discontinue the development or commercialization of any of its products or product candidates for a variety of reasons, including the appearance of new technologies that render its product obsolete, competition from a competing product or changes in or failure to comply with applicable regulatory requirements. If it terminates a program in which BioPharmX has invested significant resources, it will not receive any return on its investment, and it will have missed the opportunity to allocate those resources to potentially more productive uses.

Risks Related to BioPharmX's Intellectual Property

BioPharmX may not be able to obtain or enforce patent rights or other intellectual property rights that cover its product candidates and technologies that are of sufficient breadth to prevent third parties from competing against us.

BioPharmX's success with respect to its product candidates and technologies will depend in part upon its ability to obtain and maintain patent protection in both the United States and other countries, to preserve and protect its trade secrets and to prevent third parties from infringing upon its proprietary rights. Its ability to protect any of its product candidates from unauthorized or infringing use by third parties depends in substantial part upon its ability to obtain and maintain valid and enforceable patents.

BioPharmX's patent portfolio includes patent applications in the United States and other countries. Any patents that it could obtain may be narrow in scope and thus more easily circumvented by competitors. Further, in countries where it does not have granted patents, third parties may be able to make, use or sell products identical to or substantially similar to, its product candidates. Additionally, restrictive regulations governing the precise labeling of ingredients and percentages for supplements, the large number of manufacturers that produce products with many active ingredients in common and the rapid change and frequent reformulation of products may make patent protection impractical.

The patent application process, also known as patent prosecution, is expensive and time-consuming, and it and any future licensors and licensees may not be able to prepare, file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that it, or any future licensors or licensees, will fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, these and any of its patent applications may not be prosecuted and enforced in a manner consistent with the best interests of its business. It is possible that defects of form in the preparation or filing of its patent applications may exist, or may arise in the future, such as with respect to proper priority claims, inventorship, claim scope or patent term adjustments. If any future licensors or licensees are not fully cooperative or disagree with it as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised and it might not be able to prevent third parties from making, using and selling competing products. If there are material defects in the form or preparation of its patent applications, such applications may be invalid and unenforceable. Moreover, its competitors may independently develop equivalent knowledge, methods and know-how. Any of these outcomes could impair its ability to prevent competition from third parties, which may have an adverse impact on its business, financial condition and operating results.

Due to legal standards relating to patentability, validity, enforceability and claim scope of patents covering pharmaceutical inventions, its ability to obtain, maintain and enforce patents is uncertain and involves complex legal and factual questions. Accordingly, rights under any patents it might obtain or license may not cover its product candidates, or may not provide it with sufficient protection for its product candidates to afford a commercial advantage against competitive products or processes, including those from branded and generic pharmaceutical companies. In addition, BioPharmX cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to it. Even if patents issue, it cannot guarantee that the claims of these patents will be held valid or enforceable by a court of law or will provide it with any significant protection against competitive products or otherwise be commercially valuable to it.

Competitors in the fields of dermatologic therapeutics have created a substantial amount of prior art, including scientific publications, patents and patent applications. Its ability to obtain and maintain valid and enforceable patents depends on whether the differences between its technology and the prior art allow its technology to be patentable over the prior art. Although it believes that its technology includes certain inventions that are unique and not duplicative of any prior art, it does not currently own or license issued patents covering all of the recent developments in its technology and BioPharmX is unsure of the extent to which it will obtain adequate patent protection, if any. Even if the patents do successfully issue, third parties may design around or challenge the validity, enforceability or scope of such issued patents or any other issued patents it owns or license, which may result in such patents being narrowed, invalidated or held unenforceable. In particular, due to the extensive prior art relating to antibiotics for topical acne and topical rosacea and because BPX-01 and BPX-04 represent forms of such therapies, respectively, the patent protection available for BPX-01 and BPX-04 may not prevent competitors from developing and commercializing similar products or products that otherwise target similar indications. If the breadth or strength of protection provided by the patents BioPharmX holds or pursues with respect to its product candidates is challenged, companies may be dissuaded from collaborating with it to develop such products, or threaten its ability to advance and commercialize, its product candidates.

The degree of future protection of its proprietary rights is uncertain. Patent protection may be unavailable or severely limited in some cases and may not adequately protect its rights or permit us to gain or keep its competitive advantage. For example:

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it might not have been the first to invent or the first to file the inventions covered by each of its pending patent applications and issued patents;

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others may independently develop similar or alternative technologies or duplicate any of its technologies;

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the patents of others may have an adverse effect on its business;

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any patents it obtains or its licensors' issued patents may not encompass commercially viable products, may not provide us with any competitive advantages or may be challenged by third parties;

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any patents it obtains or its in-licensed issued patents may not be valid or enforceable; and

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it may not develop additional proprietary technologies that are patentable.

Patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. While various extensions may be available, the life of a patent, and the protection it affords, is limited. Without patent protection for its product candidates, however, it may be open to competition from generic versions of its product candidates. Further, the extensive period of time between patent filing and regulatory approval for a product candidate limits the time during which it can market a product candidate under patent protection, which may affect the profitability of its early-stage product candidates, in particular.

Proprietary trade secrets and unpatented know-how are also very important to its business. Although BioPharmX has taken steps to protect its trade secrets and unpatented know-how by entering into confidentiality agreements with third parties, and intellectual property protection agreements with certain employees, consultants and advisors, third parties may still obtain this information or it may be unable to protect its rights. It also has limited control over the protection of trade secrets used by its suppliers, manufacturers and other third parties. There can be no assurance that binding agreements will not be breached, that it would have adequate remedies for any breach or that its trade secrets and unpatented know-how will not otherwise become known or independently discovered by its competitors. If trade secrets are independently discovered, it would not be able to prevent their use. Further, enforcing a claim that a third-party illegally obtained and is using its trade secrets or unpatented know-how is expensive and time-consuming, and the outcome is unpredictable.

Changes in patent law or patent jurisprudence could diminish the value of patents in general, thereby impairing its ability to protect its product candidates.

The United States has recently enacted and is currently implementing wide-ranging patent reform legislation. Further, recent United States Supreme Court rulings have either narrowed the scope of patent protection available in certain circumstances or weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to its ability to obtain patents in the future, this combination of events has created uncertainty with respect to the scope and value of patents, once obtained.

For its U.S. patent applications containing a priority claim after March 16, 2013, there is a greater level of uncertainty in the patent law. In September 2011, the Leahy-Smith America Invents Act, also known as the America Invents Act, or AIA, was signed into law. The AIA includes a number of significant changes to U.S. patent law, including provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. The United States Patent and Trademark Office (the "USPTO") is currently developing regulations and procedures to govern administration of the AIA, and many of the substantive changes to patent law associated with the AIA. It is not clear what other, if any, impact(s) the AIA will have on the operation of its business. Moreover, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of its patent applications and the enforcement or defense of its issued patents, all of which could have an adverse effect on its business. One important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned to a "first-to-file" system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. A third-party who files a patent application with the USPTO after such date but prior to us may therefore be awarded a patent covering an invention of it even if it was the first to invent. This "first-inventor-to-file" system will require us both to remain cognizant, going forward, of the timing between invention and filing of a patent application.

Among some of the other changes introduced by the AIA are those that (i) limit where a patentee may file a patent infringement suit and (ii) provide opportunities for third parties to challenge any issued patent in the USPTO. Such changes apply to all of its U.S. patents, even those issued prior to March 16, 2013. Because of a lower evidentiary standard in USPTO proceedings, as compared to the evidentiary standard applied in U.S. federal courts, necessary to invalidate a patent claim, a third-party could potentially present evidence in a USPTO proceeding sufficient for the USPTO to find a claim invalid, notwithstanding that the same evidence would be insufficient to invalidate a claim first presented in a district court action. Accordingly, a third-party may attempt opportunistically to use USPTO procedures to invalidate its patent claims.

Depending on decisions by the United States Congress, the U.S. federal courts, the USPTO or similar authorities in foreign jurisdictions, the laws and regulations governing patents could change in unpredictable ways that may weaken its and its licensors' abilities to obtain new patents or to enforce existing patents it and its licensors or partners may obtain in the future.

If BioPharmX is unable to protect its trademarks from infringement, its business prospects may be harmed.

BioPharmX has applied for trademark protection for, and registered, trademarks in the United States, the European Union and China. Although it takes steps to monitor the possible infringement or misuse of its trademarks, it is possible that third parties may infringe, dilute or otherwise violate its trademark rights. Any unauthorized use of its trademarks could harm its reputation or commercial interests. In addition, its enforcement against third-party infringers or violators may be unduly expensive and time-consuming, and any remedy obtained may constitute insufficient redress relative to the damages it may suffer.

BioPharmX may not be able to protect its intellectual property rights throughout the world.

Filing, prosecuting and defending patents on its product candidates in all countries throughout the world would be prohibitively expensive. The requirements for patentability may differ in certain countries, particularly developing countries. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as laws in the United States. Consequently, it may not be able to prevent third parties from practicing its inventions in all countries outside the United States. Competitors may use its technologies in jurisdictions where BioPharmX has not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where BioPharmX has patent protection insufficient to guard against such infringement. These products may compete with its products, and its patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to pharmaceuticals. In such instances, it may be unable to enjoin or otherwise prevent infringement of its patents or marketing of competing products in violation of its proprietary rights, generally. Proceedings to enforce its patent rights in foreign jurisdictions could (i) result in substantial costs and divert its efforts and attention from other aspects of its business, (ii) put its patents at risk of being invalidated or interpreted narrowly and its patent applications at risk of not issuing and (iii) provoke third parties to assert claims against it. BioPharmX may not prevail in any lawsuits that it initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. In addition, certain countries in Europe and certain developing countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, it may be unable to seek adequate remedies to address infringement and/or material diminishment of the value of its patents, which could limit its potential revenue opportunities in such jurisdictions. Accordingly, its efforts to establish or enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from its intellectual property. Finally, its ability to protect and enforce its intellectual property rights may be adversely affected by unforeseen changes in foreign intellectual property laws.

If BioPharmX is sued for infringing intellectual property rights of third parties, it will be costly and time-consuming and an unfavorable outcome in that litigation could have a material adverse effect on its business.

BioPharmX's commercial success depends upon its ability to develop, manufacture, market and sell its product candidates and use its proprietary technologies without infringing the proprietary rights of third parties. It cannot guarantee that marketing and selling such candidates and using such technologies will not infringe existing or future patents. Numerous U.S. and foreign issued patents and pending patent applications owned by third parties exist in the fields relating to its product candidates. As the biotechnology and pharmaceutical industries expand and more patents issue, the risk increases that others may assert that its product candidates, technologies or methods of delivery or use infringe their patent rights. Moreover, it is not always clear to industry participants, including BioPharmX, which patents cover various drugs, devices, drug delivery systems or their methods of use, and which of these patents may be valid and enforceable. Thus, due to the large number of patents issued and patent applications filed in its fields, third parties may allege they have patent rights encompassing its product candidates, technologies or methods.

In addition, its product candidates or proprietary technologies may infringe patents owned by third parties or third parties may allege such infringement. Because (i) some patent applications in the U.S. may be maintained in secrecy until the patents are issued, (ii) patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing and (iii) publications in the scientific literature often lag behind actual discoveries, it cannot be certain that others have not filed patent applications for technology covered by its own and in-licensed issued patents or its pending applications. Its competitors may have filed, and may in the future file, patent applications covering its product candidates or technology similar to it. Any such patent application may have priority over its own and in-licensed patent applications or patents, which could further require it to obtain rights to issued patents covering such technologies. If another party has filed a U.S. patent application on inventions similar to those owned or in-licensed to it, it or, in the case of in-licensed technology, the licensor may have to participate, in the U.S., in an interference proceeding to determine priority of invention.

BioPharmX may be exposed to, or threatened with, future litigation by third parties having patent or other intellectual property rights alleging that its product candidates or proprietary technologies infringe such third parties' intellectual property rights, including litigation resulting from filing under Paragraph IV of the Hatch-Waxman Act. Such lawsuits can be costly and could adversely affect its operating results and divert the attention of managerial and technical personnel, even if it does not infringe such patents or the patents asserted against it are later invalidated. A court may, however, decide that BioPharmX is infringing the third-party's patents and order it to cease the activities covered by the patents. In addition, there is a risk that a court will order it to pay to such third-party damages for having violated the other party's patents.

As a result of patent infringement claims, or to avoid potential claims, it may choose or be required to seek licenses from third parties. These licenses may not be available on commercially acceptable terms, or at all. Even if BioPharmX is able to obtain a license, the license would likely obligate it to pay license fees or royalties or both, and the rights granted to it might be nonexclusive, which could result in its competitors gaining access to the same intellectual property, or such rights might be restrictive and limit its present and future activities. Ultimately, it or a licensee could be prevented from commercializing a product or forced to cease some aspect of its business operations, if, as a result of actual or threatened patent infringement claims, BioPharmX is unable to enter into licenses on acceptable terms.

In addition to possible infringement claims against BioPharmX, it may become a party to other patent litigation and other proceedings, including interference, derivation, re-examination or other post-grant proceedings declared or granted by the USPTO, and similar proceedings in foreign countries, regarding intellectual property rights with respect to its current or future products.

There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, generally. To date, no litigation asserting infringement claims has ever been brought against BioPharmX. If a third party claims that it infringes its intellectual property rights, it may face a number of issues, including:

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infringement and other intellectual property claims which, regardless of merit, may be expensive and time-consuming to litigate and may divert its management's attention from its core business;

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substantial damages for infringement, which it may have to pay if a court decides that the product or technology at issue infringes or violates the third-party's rights, and if the court finds that the infringement was willful, it could be ordered to pay treble damages and the patent owner's attorneys' fees;

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a court prohibiting it from selling or licensing the product or using the technology unless the third-party licenses its intellectual property rights to us, which it is not required to do;

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if a license is available from a third-party, it may have to pay substantial royalties or upfront fees or grant cross-licenses to intellectual property rights for its products or technologies; and

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redesigning its products or processes so they do not infringe, which may not be possible or may require substantial monetary expenditures and time.

Some of its competitors may be able to sustain the costs of complex patent litigation more effectively than it can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could harm its ability to raise additional funds or otherwise adversely affect its business, financial condition, operating results and prospects.

Because it may rely on certain third-party licensors and partners in the future, and if any such licensors or partners are sued for infringing a third-party's intellectual property rights, its business, financial condition, operating results and prospects could suffer in the same manner as if BioPharmX is sued directly.

BioPharmX may become involved in lawsuits to protect or enforce its patents or other intellectual property, which could be expensive and time-consuming.

Competitors may infringe its intellectual property, including its patent applications or the patents of its licensors. As a result, BioPharmX may be required to file infringement claims to stop third-party infringement or unauthorized use. Such proceedings and/or litigation can be expensive—particularly for a company of its size—and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of it is not valid or is unenforceable, or may refuse to enjoin the other party from using the technology at issue on the grounds that its patent claims do not cover its technology or that the factors necessary to grant an injunction are not satisfied. An adverse determination in such case could put one or more of its patents at risk of being invalidated, interpreted narrowly or amended such that they fail to cover or otherwise protect its product candidates. Moreover, such adverse determinations could subject its patent applications to the risk that they will not issue, or issue with limited and potentially inadequate scope to cover its product candidates.

Interference, derivation or other proceedings brought at the USPTO may be necessary to determine the priority or patentability of inventions with respect to its patent applications or those of its licensors or potential partners. Litigation or USPTO proceedings brought by BioPharmX may fail or may be invoked against it by third parties. Even if BioPharmX is successful, domestic or foreign litigation, or USPTO or foreign patent office proceedings may result in substantial costs and distraction to its management. It may not be able, alone or with its licensors or potential partners, to prevent misappropriation of its proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other proceedings, there is a risk that it may, intentionally or incidentally, disclose some of its confidential results of hearings, motions or other interim proceedings or developments or public access to related documents. If investors perceive these results to be negative, the market price for its common stock could be significantly harmed.

Risks Related to BioPharmX's Common Stock

The NYSE American may begin the delisting process for BioPharmX's common stock on March 24, 2020, which could affect its market price and liquidity.

BioPharmX's common stock currently trades on the NYSE American. The NYSE American imposes various quantitative and qualitative requirements to maintain listing, including minimum stockholders' equity requirements and market price of its common stock. The continued listing standards for a NYSE American issuer are as follows:

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Stockholders' equity of $2.0 million or more if the issuer has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years;

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Stockholders' equity of $4.0 million or more if the issuer has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years; and

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Stockholders' equity of $6.0 million or more if the issuer has reported losses from continuing operations and/or net losses in its five most recent fiscal years.

On September 24, 2018, BioPharmX received a deficiency notice by the NYSE American that it was not in compliance with the stockholders' equity requirements set forth in the NYSE American Company Guide. The deficiency notice was based on its reported stockholders' equity of $4.3 million as of July 31, 2018 and net losses in its five most recent fiscal years ended January 31, 2018. On September 19, 2019, BioPharmX received notification from the NYSE American that provided an extension until March 24, 2020 to regain compliance with certain NYSE American continued listing requirements. If BioPharmX is unable to regain compliance by March 24, 2020 or the NYSE American determines that BioPharmX is not making progress consistent with the plan during the plan period, the NYSE American may initiate suspension and delisting procedures. If delisting proceedings are commenced, the NYSE American rules permit it to appeal a staff delisting determination. BioPharmX's common stock will continue to be listed and traded on the NYSE American during the plan period, subject to its compliance with the NYSE American's other applicable continued listing standards. As of October 31, 2019, its stockholders' equity was $0.7 million.

Additionally, the declining market price of its common stock previously resulted in a 30-day average price of its common stock falling below $0.20, in violation of the share price requirements set forth in the NYSE American Company Guide. Following its 1-for-25 reverse stock split effected on April 25, 2019, it received notification from the NYSE American on April 30, 2019, that it had regained compliance with the applicable standard. However, there can be no assurance that its share price will not fall below $0.20 in the future, and if BioPharmX is unable to maintain a minimum market price of its common stock, it may fall out of compliance with the listing standards again.

Additionally, if at any time its common stock trades below $0.06 per share, it will be automatically delisted from the NYSE American. If BioPharmX is unable to satisfy the continued listing requirements of the NYSE American, its common stock will be subject to delisting. If its common stock loses its status on the NYSE American, it believes that its shares of common stock would likely be eligible to be quoted on the inter-dealer electronic quotation and trading system operated by Pink OTC Markets, Inc., commonly referred to as the Pink Sheets and now known as the OTCQB market. BioPharmX's common stock may also be quoted on the Over-the-Counter Bulletin Board, an electronic quotation service maintained by the Financial Industry Regulatory Authority, Inc. These markets are generally not considered to be as efficient as, and not as broad as, the NYSE American. In the event of any delisting, it could be more difficult to buy or sell its common stock and obtain accurate quotations, and the price of its stock could suffer a material decline. Delisting may also impair its ability to raise capital.

The stock price of its common stock may continue to be volatile or may decline.

BioPharmX's stock price is likely to remain volatile. The market price of its common stock may continue to fluctuate significantly in response to numerous factors, many of which are beyond its control, including:

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limited daily trading volume resulting in the lack of a liquid market;

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the development status of its product candidates, in particular BPX-01 and BPX-04, including whether any of its product candidates receive regulatory approval;

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its execution of collaboration, co-promotion, licensing or other arrangements, and the timing of payments it may make or receive under these arrangements;

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regulatory or legal developments in the United States and foreign countries;

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the results of its clinical trials and preclinical studies;

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the clinical results of its competitors or potential competitors;

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the execution of its partnering and manufacturing arrangements;

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variations in the level of expenses related to its preclinical and clinical development programs, including relating to the timing of invoices from, and other billing practices of, its CROs and clinical trial sites;

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variations in the level of expenses related to its commercialization activities, if any product candidates are approved;

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the success of, and fluctuations in any product candidates approved for commercialization in the future;

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the performance of third parties on whom it relies for clinical trials, manufacturing, marketing, sales and distribution, including their ability to comply with regulatory requirements;

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overall performance of the equity markets;

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changes in operating performance and stock market valuations of other pharmaceutical companies;

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market conditions or trends in its industry or the economy as a whole;

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the public's response to press releases or other public announcements by it or third parties, including its filings with the SEC, and announcements relating to acquisitions, strategic transactions, licenses, joint ventures, capital commitments, intellectual property, litigation or other disputes impacting it or its business;

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developments with respect to intellectual property rights;

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its commencement of, or involvement in, litigation;

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FDA or foreign regulatory actions affecting us or its industry;

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changes in the structure of healthcare payment systems;

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the financial projections it may provide to the public, any changes in these projections or its failure to meet these projections;

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changes in financial estimates by any securities analysts who follow its common stock, its failure to meet these estimates or failure of those analysts to initiate or maintain coverage of its common stock;

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ratings downgrades by any securities analysts who follow its common stock;

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the development and sustainability of an active trading market for its common stock;

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the size of its public float;

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the expiration of market standoff or contractual lock-up agreements and future sales of its common stock by its officers, directors and significant stockholders;

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recruitment or departure of key personnel;

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changes in accounting principles;

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future issuances of its securities;

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other events or factors, including those resulting from war, incidents of terrorism, natural disasters or responses to these events; and

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any other factors discussed in this proxy statement/prospectus/information statement.

In addition, the stock markets, and in particular the NYSE American, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many pharmaceutical companies. Stock prices of many pharmaceutical companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders of pharmaceutical companies have instituted securities class action litigation following periods of market volatility. If it becomes involved in securities litigation, it could incur substantial costs and its resources and the attention of management could be diverted from its business.

BioPharmX has identified material weaknesses in its internal control over financial reporting since inception and, while it continues to work on remedying the situation, it has not yet been able to do so. If it fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results or prevent fraud. As a result, stockholders could lose confidence in its financial and other public reporting, which would harm its business and the trading price of its common stock.

Effective internal control over financial reporting is necessary for BioPharmX to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause it to fail to meet its reporting obligations. Ineffective internal control could also cause investors to lose confidence in its reported financial information, which could have a negative effect on the trading price of its common stock.

BioPharmX has identified material weaknesses in its internal control over financial reporting since its inception as a company. As defined in Regulation 12b-2 under the Exchange Act, a "material weakness" is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of its annual or interim consolidated financial statements will not be prevented or detected on a timely basis. Specifically, it determined that it had the following material weaknesses in its internal control over financial reporting: (i) inadequate segregation of duties; and (ii) insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of both U.S. GAAP and SEC guidelines.

As of the date of this prospectus, BioPharmX has not remediated these material weaknesses. BioPharmX is continuing to adopt and implement written policies and procedures for accounting and financial reporting. It plans to hire additional qualified personnel to address inadequate segregation of duties, although the timing of such hires is largely dependent on its securing additional financing to cover such costs. The implementation of these initiatives may not fully address any material weakness or other deficiencies that it may have in its internal control over financial reporting.

Even if it develops effective internal control over financial reporting, such controls may become inadequate due to changes in conditions or the degree of compliance with such policies or procedures may deteriorate, which could result in the discovery of additional material weaknesses and deficiencies. In any event, the process of determining whether its existing internal control over financial reporting is compliant with Section 404 of the Sarbanes-Oxley Act, or Section 404, and sufficiently effective requires the investment of substantial time and resources, including by its Chief Executive Officer and other members of its senior management. As a result, this process may divert internal resources and take a significant amount of time and effort to complete. In addition, it cannot predict the outcome of this process and whether it will need to implement remedial actions in order to establish effective controls over financial reporting. The determination of whether or not its internal controls are sufficient and any remedial actions required could result in it incurring additional costs that it did not anticipate, including the hiring of outside consultants. It may also fail to timely complete its evaluation, testing and any remediation required to comply with Section 404.

BioPharmX is required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting. However, for as long as BioPharmX is a "smaller reporting company," its independent registered public accounting firm will not be required to attest to the effectiveness of its internal control over financial reporting pursuant to Section 404. While it could be a smaller reporting company for an indefinite amount of time, and thus relieved of the above-mentioned attestation requirement, an independent assessment of the effectiveness of its internal control over financial reporting could detect problems that its management's assessment might not. Such undetected material weaknesses in its internal control over financial reporting could lead to financial statement restatements and require it to incur the expense of remediation.

BioPharmX will continue to incur significant costs as a result of and devote substantial management time to operating as a public company listed on the NYSE American.

As a public company listed on the NYSE American, BioPharmX incurred and will continue to incur significant legal, accounting and other expenses. For example, BioPharmX is subject to the rules and regulations required by the NYSE American, including changes in corporate governance practices and minimum listing requirements. These requirements have increased its legal and financial compliance costs and have and will continue to render some activities more time-consuming and costly. In addition, its management and other personnel have diverted and will continue to divert attention from operational and other business matters to devote substantial time to these listing requirements and failure to meet these requirements could lead to an adverse effect on the listing of its common stock on the NYSE American.

If securities or industry analysts do not continue to publish research or publish inaccurate or unfavorable research about BioPharmX's business, its stock price and trading volume could decline.

The trading market for its common stock depends in part upon the research and reports that securities or industry analysts publish about us or its business. If one or more of the analysts who cover us downgrades its stock or publishes inaccurate or unfavorable research about its business, its stock price would likely decline. If one or more of these analysts ceases coverage or fails to publish reports on us regularly, demand for its stock could decrease, which could cause its stock price and trading volume to decline.

Future sales and issuances of its common stock or rights to purchase common stock could result in substantial dilution to the percentage ownership of its stockholders.

BioPharmX expects that significant additional capital will be needed in the future to continue its planned operations. To raise capital, it may sell common stock or other securities convertible into or exchanged for its common stock in one or more transactions, and in a manner it determines from time to time and at prices that may not be the same as the price per share paid by other investors, and dilution to its stockholders could result. The price per share at which it sells additional shares of its common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by other investors. New investors could also receive rights, preferences and privileges senior to those of existing holders of its common stock. In addition, in the event of stock dividends, stock splits, reorganizations or similar events affecting its common stock, it may be required to proportionally adjust the conversion price, exercise price or number of shares issuable upon exercise of its outstanding warrants.

In addition, common stock with an aggregate offering price of up to $8.5 million (of which $4.6 million is available) may be issued and sold pursuant to an "at-the-market" offering of its common stock pursuant to a sales agreement between us and JonesTrading Institutional Services LLC ("JonesTrading"). Subject to certain limitations in the sales agreement and compliance with applicable law, BioPharmX has the discretion to deliver a placement notice to JonesTrading at any time throughout the term of the sales agreement, which has a term equal to the term of the registration statement on Form S-3 unless otherwise terminated earlier by BioPharmX or JonesTrading pursuant to the terms of the sales agreement. The number of shares that are sold by JonesTrading after delivering a placement notice will fluctuate based on the market price of its common stock during the sales period and limits it sets with JonesTrading. Because the price per share of each share sold will fluctuate based on the market price of its common stock during the sales period, it is not possible at this stage to predict the number of shares that will be ultimately issued. Issuances of such shares pursuant to the sales agreement will have a dilutive effect on its existing stockholders. Further, if it sells common stock, preferred stock, convertible securities and other equity securities in other transactions pursuant to its shelf registration statement on Form S-3, existing investors may be materially diluted by such subsequent sales and new investors could gain rights superior to its existing stockholders.

BioPharmX may issue debt or debt securities convertible into equity securities, any of which may be senior to its common stock as to distributions and in liquidation, which could negatively affect the value of its common stock.

In the future, BioPharmX may attempt to increase its capital resources by entering into debt or debt-like financing that is unsecured or secured by up to all of its assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, guarantees, preferred stock, hybrid securities, or securities convertible into or exchangeable for equity securities. In the event of its liquidation, its lenders and holders of its debt and securities would receive distributions of its available assets before distributions to the holders of its common stock. Because its decision to incur debt and issue securities in future financings may be influenced by market conditions and other factors beyond its control, it cannot predict or estimate the amount, timing or nature of its future offerings or debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of its securities in the future.

Delaware law and provisions in its certificate of incorporation and bylaws could make a merger, tender offer or proxy contest difficult, thereby depressing the trading price of its common stock.

The anti-takeover provisions of the DGCL may discourage, delay or prevent a change of control by prohibiting it from engaging in a business combination with stockholders owning in excess of 15% of its outstanding voting stock for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to its existing stockholders. In addition, its certificate of incorporation and bylaws contain provisions that may make the acquisition of BioPharmX more difficult, including the provisions that:

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provide that its board of directors has the right to fill a vacancy created by the expansion of its board of directors or the resignation, death or removal of a director;

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provide that only a majority of its board of directors or an officer instructed by the directors are authorized to call a special meeting of stockholders;

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authorize the issuance of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval, and which may include rights superior to the rights of the holders of common stock; and

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provide that its board of directors is expressly authorized to make, alter or repeal its bylaws.

These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of its choosing and cause BioPharmX to take certain actions you desire.

BioPharmX is a "smaller reporting company" and, as a result of the reduced disclosure and governance requirements applicable to smaller reporting companies, its common stock may be less attractive to investors.

BioPharmX is a "smaller reporting company," meaning that BioPharmX is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a "smaller reporting company," and have either: (i) a public float of less than $250 million or (ii) annual revenues of less than $100 million during the most recently completed fiscal year and (A) no public float or (B) a public float of less than $700 million. As a "smaller reporting company," BioPharmX is subject to lesser disclosure obligations in its SEC filings compared to other issuers, including being able to provide simplified executive compensation disclosures in its filings and only being required to provide two years of audited consolidated financial statements in its annual reports. In addition, because its public float is less than $75 million, BioPharmX is a "non-accelerated filer" under Rule 12b-2 of the Exchange Act and are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting. Until such time as it ceases to be a "smaller reporting company" or a "non-accelerated filer," as applicable, such decreased disclosure in its SEC filings may make it harder for investors to analyze its operating results and financial prospects.

BioPharmX has never paid cash dividends on its capital stock, and it does not anticipate paying any cash dividends in the foreseeable future.

BioPharmX has never paid cash dividends on its capital stock. It currently intends to retain any future earnings to finance the operation and expansion of its business, and it does not expect to declare or pay any cash dividends in the foreseeable future. Consequently, stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Risks Related to Timber

Risks Related to Timber's Business, Financial Position and Capital Requirements

Timber has a limited operating history and has never generated any product revenue.

Timber is a clinical-stage biopharmaceutical company with a limited operating history. Timber was formed in February 2019, and since inception, it has incurred significant net losses. As of December 31,

2019, Timber had an accumulated deficit of approximately $3.1 million. Since inception, Timber has financed its operations with $1.4 million through capital contributions.

Timber's ability to generate product revenue and become profitable depends upon its ability to successfully complete the development of, and obtain the necessary regulatory approvals for, its product candidates in development, including TMB-001, TMB-002 and TMB-003. Timber has never been profitable, has no products approved for commercial sale, and has not generated any product revenue.

Even if Timber receives regulatory approval for any of its product candidates, it does not know when or if such product candidate will generate product revenue. Timber's ability to generate product revenue depends on a number of factors, including, but not limited to, its ability to:

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successfully complete pre-clinical studies and clinical trials and obtain and maintain regulatory approval for the marketing of its product candidates;

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add operational, financial and management information systems personnel, including personnel to support its clinical, manufacturing and planned future commercialization efforts and operations as a public company;

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establish or maintain collaborations, licensing or other arrangements;

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initiate and continue relationships with third-party suppliers and manufacturers and have commercial quantities of our product candidates manufactured at acceptable cost and quality levels and in compliance with the FDA and other regulatory requirements;

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launch commercial sales of its products, whether alone or in collaboration with others, including establishing sales, marketing and distribution systems for its product candidates;

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set an acceptable price for any approved product candidates and obtain coverage and adequate reimbursement from third-party payors;

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achieve market acceptance of its products in the medical community and with third-party payors and consumers; and

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maintain, expand and protect its intellectual property portfolio.

Because of the numerous risks and uncertainties associated with product development, Timber is unable to predict the timing or amount of increased expenses, or when or if, it will be able to achieve or maintain profitability. Timber's expenses could increase beyond expectations if it is required by the FDA or comparable non-U.S. regulatory authorities to perform studies or clinical trials in addition to those that it currently anticipates. Even if any of Timber's product candidates is approved for commercial sale, Timber anticipates incurring significant costs associated with their commercial launch. If Timber cannot successfully execute any one of the foregoing, its business may not succeed and your investment will be negatively impacted.

Timber expects to incur significant losses for the foreseeable future and may never achieve or maintain profitability. Timber's independent registered public accounting firm has expressed substantial doubt about its ability to continue as a going concern.

Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that a product candidate will fail to gain regulatory approval or fail to become commercially viable. Timber has never generated any product revenue, and it cannot estimate with precision the extent of its future losses. Timber does not currently have any products that are available for commercial sale and it may never generate product revenue or achieve profitability. Timber's net loss was approximately $3.0 million for the period from February 26, 2019 (inception) to December 31, 2019. As of December 31, 2019, Timber had an accumulated deficit of approximately $3.1 million.

Timber expects to continue to incur substantial and increasing losses through the commercialization of any of its product candidates, if approved. None of Timber's product candidates have been approved for marketing anywhere in the world, and it may never receive such approval. As a result, Timber is uncertain when or if it will achieve profitability and, if so, whether it will be able to sustain it. Timber's ability to generate product revenue and achieve profitability is dependent on its ability to complete the development of its product candidates, obtain necessary regulatory approvals for such product candidates, and manufacture and successfully market its product candidates alone or in collaboration with others. There can be no assurance that Timber will be profitable even if it successfully commercializes any of its product candidates. If Timber does successfully obtain regulatory approval to market any of its product candidates, its revenue will be dependent upon, in part and among other things, the size of the markets in the territories for which it gains regulatory approval, the number of competitors in such markets, the accepted price for any such product candidate and whether it owns the commercial rights for those territories. If the indication approved by regulatory authorities is narrower than Timber expects, or the treatment population is narrowed by competition, physician choice or treatment guidelines, it may not generate significant revenue from sales of any of our product candidates, even if approved. Even if Timber does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. Failure to become and remain profitable may adversely impact the market price of the common stock and its ability to raise capital and continue operations.

Timber expects that its research and development expenses in connection with its development programs for its various product candidates will continue to be significant. In addition, as Timber prepares for and if it obtains regulatory approval for any of its product candidates, it expects to incur increased sales, marketing and manufacturing expenses. As a result, Timber expects to continue to incur significant and increasing operating losses and negative cash flows for the foreseeable future. These losses have harmed and will continue to harm Timber's results of operations, financial position and working capital.

Timber's independent registered public accounting firm has issued a going concern opinion on its consolidated financial statements as of December 31, 2019, expressing substantial doubt that Timber can continue as an ongoing business due to insufficient capital for us to fund its operations. Timber's consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Timber's business is heavily dependent on the successful development, regulatory approval and commercialization of its product candidates.

Timber currently has no products that are approved for commercial sale and may never be able to develop marketable products. Timber expects that a substantial portion of its efforts and expenditures will be devoted to the continued clinical evaluation of its lead product candidates TMB-001, TMB-002 and TMB-003 and the commercialization of such product candidates following regulatory approval, if received, as well as the continued clinical and preclinical evaluation of any of its other product candidates. Accordingly, Timber's business currently depends heavily on the successful completion of its clinical trials for its product candidates and subsequent regulatory approval and commercialization of such product candidates.

Timber cannot be certain that any of its product candidates will receive regulatory approval, or be successfully commercialized even if it receive regulatory approval. The research, testing, manufacturing, labeling, approval, sale, marketing and distribution of products are, and will remain, subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries that each have differing regulations. Timber is not permitted to market any of its product candidates in the United States until it receives approval of a NDA or in any foreign country until it receives the requisite approvals from the appropriate authorities in such countries for marketing authorization. In addition, Timber has not yet demonstrated its ability to complete later-stage or pivotal clinical trials for any of its product candidates.

Timber has not submitted an NDA for any of its product candidates to the FDA or any comparable application to any other regulatory authority. Obtaining approval of an NDA or similar regulatory approval is an extensive, lengthy, expensive and inherently uncertain process, and the FDA or other foreign regulatory authorities may delay, limit or deny approval of any of Timber's product candidates for many reasons, including:

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Timber may not be able to demonstrate that any of its product candidates are safe or effective as a treatment for any of its currently targeted indications to the satisfaction of the FDA or other relevant regulatory authorities;

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the relevant regulatory authorities may require additional pre-approval studies or clinical trials which would increase Timber's costs and prolong its development timelines;

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the results of Timber's clinical trials may not meet the level of statistical or clinical significance required by the FDA or other relevant regulatory authorities for marketing approval;

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the FDA or other relevant regulatory authorities may disagree with the number, design, size, conduct or implementation of Timber's clinical trials, including the design of its future pivotal Phase 3 clinical trials.

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the CROs that Timber may retain to conduct clinical trials may take actions outside of its control, or otherwise commit errors or breaches of protocols, that adversely impact its clinical trials and ability to obtain market approvals;

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the FDA or other relevant regulatory authorities may not find the data from nonclinical studies or clinical trials sufficient to demonstrate that the clinical and other benefits of these products outweigh their safety risks;

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the FDA or other relevant regulatory authorities may disagree with Timber's interpretation of data or significance of results from the nonclinical studies and clinical trials of any product candidate, or may require that it conduct additional studies;

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the FDA or other relevant regulatory authorities may not accept data generated from Timber's clinical trial sites;

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if Timber's NDA or other foreign application is reviewed by an advisory committee, the FDA or other relevant regulatory authority, as the case may be, may have difficulties scheduling an advisory committee meeting in a timely manner or the advisory committee may recommend against approval of such application or may recommend that the FDA or other relevant regulatory authority, as the case may be, require, as a condition of approval, additional nonclinical studies or clinical trials, limitations on approved labeling or distribution and use restrictions;

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the FDA or other relevant regulatory authorities may require development of a REMS, or its equivalent, as a condition of approval;

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the FDA or other relevant regulatory authorities may require additional post-marketing studies and/or a patient registry, which would be costly;

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the FDA or other relevant regulatory authorities may find the chemistry, manufacturing and controls data insufficient to support the quality of Timber's product candidates;

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the FDA or other relevant regulatory authorities may identify deficiencies in the manufacturing processes or facilities of Timber's third-party manufacturers; or

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the FDA or other relevant regulatory authorities may change their approval policies or adopt new regulations.

Even if Timber does receive regulatory approval to market any product candidate, any such approval may be subject to limitations on the indicated uses or patient populations for which it may market the product. Accordingly, even if Timber is able to obtain the requisite financing to continue to fund its development programs, it cannot assure you that any of its product candidates will be successfully developed or commercialized.

In addition, because each of Timber's product candidates targets one or more indications in the medical dermatology field, if any of Timber's product candidates encounter safety or efficacy problems, developmental delays, regulatory issues, supply issues, or other problems, its development plans for the affected product candidate and some or all of its other product candidates could be significantly harmed, which would harm its business. Further, competitors who are developing products in the dermatology field or that target the same indications as Timber with products that have a similar mechanism of action may experience problems with its products that could identify problems that would potentially harm Timber's business.

Clinical studies required for Timber's product candidates are expensive and time-consuming, and their outcome is uncertain.

In order to obtain FDA approval to market a new pharmaceutical product, Timber must demonstrate proof of safety and efficacy in humans. To meet these requirements, Timber must conduct "adequate and well controlled" clinical studies. Conducting clinical studies is a lengthy, time-consuming, and expensive process. The length of time may vary substantially according to the type, complexity, novelty, and intended use of the product candidate, and often can be several years or more per study. Delays associated with products for which Timber is directly conducting clinical studies may cause them to incur additional operating expenses. The commencement and rate of completion of clinical studies may be delayed by many factors, including, for example: inability to manufacture sufficient quantities of stable and qualified materials under cGMP, for use in clinical studies; slower than expected rates of patient recruitment; failure to recruit a sufficient number of patients; modification of clinical study protocols; changes in regulatory requirements for clinical studies; the lack of effectiveness during clinical studies; the emergence of unforeseen safety issues; delays, suspension, or termination of the clinical studies due to the IRB responsible for overseeing the study at a particular study site; and government or regulatory delays or "clinical holds" requiring suspension or termination of the studies.

The results from early clinical studies are not necessarily predictive of results obtained in later clinical studies. Accordingly, even if Timber obtains positive results from early clinical studies, it may not be able to confirm the results in future clinical studies. Clinical studies may not demonstrate sufficient safety and effectiveness to obtain the requisite regulatory approvals for product candidates.

In some cases, Timber's product candidates may be expected to be used in combination with approved therapies that may have significant adverse event profiles. During the course of treatment, these patients could suffer adverse medical events or die for reasons that may or may not be related to Timber's product candidates. Timber cannot ensure that safety issues will not arise with respect to its product candidates in clinical development.

The failure of clinical studies to demonstrate safety and effectiveness for the desired indications could harm the development of that product candidate and other product candidates. This failure could cause Timber to abandon a product candidate and could delay development of other product candidates. Any delay in, or termination of, Timber's clinical studies would delay the filing of its NDAs with the FDA and, ultimately, Timber's ability to commercialize its product candidates and generate product revenues. Any change in, or termination of, Timber's clinical studies could materially harm its business, financial condition, and results of operations.

Timber is subject to extensive and costly government regulation.

Product candidates employing Timber's technology are subject to extensive and rigorous domestic government regulation including regulation by the FDA, the Centers for Medicare and Medicaid Services, other divisions of the United States Department of Health and Human Services, the United States Department of Justice, state and local governments, and their respective foreign equivalents. The FDA regulates the research, development, preclinical and nonclinical testing and clinical studies, manufacture, safety, effectiveness, record-keeping, reporting, labeling, storage, approval, advertising, promotion, sale, distribution, import, and export of biopharmaceutical products. The FDA regulates small molecule chemical entities as drugs, subject to an NDA under the FDCA. The FDA applies the same standards for biologics, requiring an investigational new drug ("IND") application, followed by a Biologic License Application, or BLA, prior to licensure. Other products, such as vaccines, are also regulated under the Public Health Service Act. FDA has conflated the standards for approval of NDAs and BLAs so that it requires the same types of information on safety, effectiveness, and CMCs. If products employing our technologies are marketed abroad, they will also be subject to extensive regulation by foreign governments, whether or not they have obtained FDA approval for a given product and its uses. Such foreign regulation may be equally or more demanding than corresponding United States regulation.

Government regulation substantially increases the cost and risk of researching, developing, manufacturing, and selling Timber's products. The regulatory review and approval process, which includes preclinical and nonclinical testing and clinical studies of each product candidate, is lengthy, expensive, and uncertain. Timber or its collaborators must obtain and maintain regulatory authorization to conduct clinical studies. Timber or its collaborators must obtain regulatory approval for each product it intends to market, and the manufacturing facilities used for the products must be inspected and meet legal requirements. Securing regulatory approval requires the submission of extensive preclinical, nonclinical and clinical data and other supporting information for each proposed therapeutic indication in order to establish the product's safety and efficacy, and in the case of biologics also potency and purity, for each intended use. The development and approval process takes many years, requires substantial resources, and may never lead to the approval of a product.

Even if Timber is able to obtain regulatory approval for a particular product, the approval may limit the indicated medical uses for the product, may otherwise limit their ability to promote, sell, and distribute the product, may require that it conduct costly post-marketing surveillance, and/or may require that it conduct ongoing post-marketing studies. Material changes to an approved product, such as, for example, manufacturing changes or revised labeling, may require further regulatory review and approval. Once obtained, any approvals may be withdrawn, including, for example, if there is a later discovery of previously unknown problems with the product, such as a previously unknown safety issue.

If Timber, its collaborators, or its contract manufacturing organizations ("CMOs") fail to comply with applicable regulatory requirements at any stage during the regulatory process, such noncompliance could result in, among other things delays in the approval of applications or supplements to approved applications; refusal of a regulatory authority, including the FDA, to review pending market approval applications or supplements to approved applications; warning letters; fines; import and/or export restrictions; product recalls or seizures; injunctions; total or partial suspension of production; civil penalties; withdrawals of previously approved marketing applications or licenses; recommendations by the FDA or other regulatory authorities against governmental contracts; and/or criminal prosecutions.

Timber does not have, and may never obtain, the regulatory approvals it needs to market its product candidates.

Following completion of clinical studies, the results are evaluated and, depending on the outcome, submitted to the FDA in the form of an NDA or BLA in order to obtain FDA approval of the product and authorization to commence commercial marketing. In responding to an NDA, the FDA may require additional testing or information, may require that the product labeling be modified, may impose post-approval study and other commitments or reporting requirements or other restrictions on product distribution, or may deny the application. The FDA has established performance goals for review of NDAs or BLAs: six months for priority applications and ten months for standard applications. However, the FDA is not required to complete its review within these time periods. The timing of final FDA review and action varies greatly but can take years in some cases and may involve the input of an FDA advisory committee of outside experts. Product sales in the United States may commence only when an NDA or BLA is approved.

It is possible that none of Timber's product candidates will be approved for marketing. Failure to obtain regulatory approvals, or delays in obtaining regulatory approvals, may adversely affect the successful commercialization of any drugs or biologics that Timber or its partners develop, may impose additional costs on Timber or its collaborators, may diminish any competitive advantages that Timber or its partners may attain, and/or may adversely affect Timber's receipt of revenues or royalties.

If Timber is unable to file for approval of TMB-001 or TMB-002 under Section 505(b)(2) of the FDCA or if Timber is required to generate additional data related to safety and efficacy in order to obtain approval under Section 505(b)(2), Timber may be unable to meet its anticipated development and commercialization timelines.

Timber's current plans for filing NDAs for its product candidates include efforts to minimize the data it will be required to generate in order to obtain marketing approval for its product candidates and therefore reduce the development time. Timber has had held pre-IND meetings with the FDA to discuss, among other things, the regulatory pathways for TMB-001 and TMB-002. The timelines for filing and review of Timber's NDAs for TMB-001 and TMB-002 are based on its plan to submit such NDAs under Section 505(b)(2) of the FDCA, which would enable Timber to rely in part on data in the public domain or elsewhere. Timber has not yet filed an NDA under Section 505(b)(2) for any of its product candidates. Depending on the data that may be required by the FDA for approval, some of the data may be related to products already approved by the FDA. If the data relied upon is related to products already approved by the FDA and covered by third-party patents, Timber would be required to certify that it does not infringe the listed patents or that such patents are invalid or unenforceable. As a result of the certification, the third-party would have 45 days from notification of our certification to initiate an action against Timber.

In the event that an action is brought in response to such a certification, the approval of Timber's NDA could be subject to a stay of up to 30 months or more while it defends against such a suit. Approval of Timber's product candidates under Section 505(b)(2) may therefore be delayed until patent exclusivity expires or until it successfully challenges the applicability of those patents to such product candidates. Alternatively, Timber may elect to generate sufficient additional clinical data so that it no longer relies on data which triggers a potential stay of the approval of its product candidates. Even if no exclusivity periods apply to Timber's applications under Section 505(b)(2), the FDA has broad discretion to require Timber to generate additional data on the safety and efficacy of its product candidates to supplement third-party data on which it may be permitted to rely. In either event, Timber could be required, before obtaining marketing approval for any of its product candidates, to conduct substantial new research and development activities beyond those it currently plans to engage in order to obtain approval of its product candidates. Such additional new research and development activities would be costly and time consuming.

Timber may not be able to realize a shortened development timeline for its product candidates, and the FDA may not approve an NDA based on its review of the submitted data. If products containing isotretinoin or rapamycin are withdrawn from the market by the FDA for any safety reason, Timber may not be able to reference such products to support a 505(b)(2) NDA for TMB-001 or TMB-002, respectively, and it may need to fulfill the more extensive requirements of Section 505(b)(1). If Timber is required to generate additional data to support approval, it may be unable to meet its anticipated development and commercialization timelines, may be unable to generate the additional data at a reasonable cost, or at all, and may be unable to obtain marketing approval of its lead product candidate.

Any fast track designation or grant of priority review status by the FDA may not actually lead to a faster development or regulatory review or approval process, nor will it assure FDA approval of our product candidates. Additionally, our product candidates may treat indications that do not qualify for priority review vouchers.

Timber may seek fast track designation for its product candidates or priority review of applications for approval of its product candidates for certain indications. If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the drug sponsor may apply for FDA fast track designation. If a product candidate offers major advances in treatment, the FDA may designate it eligible for priority review. The FDA has broad discretion whether or not to grant these designations, so even if Timber believes a particular product candidate is eligible for these designations, it cannot assure you that the FDA would decide to grant them. Even if Timber does receive fast track designation or priority review, it may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw fast track designation if it believes that the designation is no longer supported by data from Timber's clinical development program.

Timber may seek rare pediatric disease designation for TMB-003 for the treatment of moderate to severe localized scleroderma; however, an NDA for TMB-003, if approved, may not meet the eligibility criteria for a priority review voucher.

Timber may seek rare pediatric disease designation for TMB-003 for the treatment of localized scleroderma. Designation of a drug as a drug for a rare pediatric disease does not guarantee that an NDA for such drug will meet the eligibility criteria for a rare pediatric disease priority review voucher at the time the application is approved. Under the FDCA, Timber will need to request a rare pediatric disease priority review voucher in its NDA for TMB-003. The FDA may determine that an NDA for TMB-003, if approved, does not meet the eligibility criteria for a priority review voucher, including for the following reasons:

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moderate to severe scleroderma no longer meets the definition of a rare pediatric disease;

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the NDA contains an active ingredient (including any ester or salt of the active ingredient) that has been previously approved in an NDA;

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the NDA is not deemed eligible for priority review;

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the NDA does not rely on clinical data derived from studies examining a pediatric population and dosages of the drug intended for that population (that is, if the NDA does not contain sufficient clinical data to allow for adequate labeling for use by the full range of affected pediatric patients); or

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the NDA is approved for a different adult indication than the rare pediatric disease for which TMB-003 is designated.

The authority for the FDA to award rare pediatric disease priority review vouchers for drugs that have received rare pediatric disease designation prior to September 30, 2020 currently expires on

September 30, 2022. If a NDA for TMB-003 is not be approved prior to September 30, 2022, regardless of whether it meets the criteria for a rare pediatric disease priority review voucher, it will not be eligible for a priority review voucher. However, it is also possible the authority for FDA to award rare pediatric disease priority review vouchers will be further extended through Federal lawmaking.

Even if Timber is able to commercialize any product candidate that it may develop, the product may become subject to unfavorable pricing regulations, third-party payor reimbursement practices or healthcare reform initiatives that could harm Timber's business.

The commercial success of Timber's current or future product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of its product candidates will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities (such as Medicare and Medicaid), private health coverage insurers and other third-party payors. If reimbursement is not available, or is available only to limited levels, Timber may not be able to successfully commercialize its products. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow Timber to establish and maintain pricing sufficient to realize a meaningful return on its investment.

There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved drugs. Marketing approvals, pricing and reimbursement for new drug products vary widely from country to country. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some non-U.S. markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, Timber might obtain marketing approval for a product in a particular country, but then be subject to price regulations that delay commercial launch of the product, possibly for lengthy time periods, which may negatively impact the revenues it is able to generate from the sale of the product in that country. Adverse pricing limitations may hinder Timber's ability to recoup its investment in one or more product candidates, even if its product candidates obtain marketing approval.

Timber's ability to commercialize its product candidates will depend in part on the extent to which coverage and reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will cover and establish reimbursement levels. The healthcare industry is acutely focused on cost containment, both in the United States and elsewhere. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications, which could affect our ability to sell our product candidates profitably. These payors may not view our products, if any, as cost-effective, and coverage and reimbursement may not be available to our customers, or may not be sufficient to allow our products, if any, to be marketed on a competitive basis. Cost-control initiatives could cause us to decrease the price we might establish for products, which could result in lower than anticipated product revenues. If the prices for our products, if any, decrease or if governmental and other third-party payors do not provide adequate coverage or reimbursement, our prospects for revenue and profitability will suffer.

There may also be delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the indications for which the drug is approved by the FDA or comparable non-U.S. regulatory authorities. Moreover, eligibility for reimbursement does not imply that any drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Reimbursement rates may vary, by way of example, according to the use of the drug and the clinical setting in which it is used. Reimbursement rates may also be based on reimbursement levels already set for lower cost drugs or may be incorporated into existing payments for other services.

In addition, increasingly, third-party payors are requiring higher levels of evidence of the benefits and clinical outcomes of new technologies and are challenging the prices charged. We cannot be sure that coverage will be available for any product candidate that Timber may commercialize and, if available, that the reimbursement rates will be adequate. Further, the net reimbursement for drug products may be subject to additional reductions if there are changes to laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. An inability to promptly obtain coverage and adequate payment rates from both government-funded and private payors for any of our product candidates for which we obtain marketing approval could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

Timber will require substantial additional capital to fund its operations, and if it fails to obtain necessary financing, it may not be able to complete the development and commercialization of any of its product candidates.

Timber expects to spend substantial capital to complete the development of, seek regulatory approvals for and commercialize our lead product candidates TMB-001 and TMB-002 as well as any of its other product candidates. Timber will require additional capital to complete the development and potential commercialization of its product candidates. Because the length of time and activities associated with successful development of Timber's product candidates are highly uncertain, Timber is unable to estimate with certainty the actual funds we will require for development and any approved marketing and commercialization activities. Timber's future funding requirements, both near-and long-term, will depend on many factors, including, but not limited to:

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the timing, progress, costs and results of its Phase 2b clinical trial of TMB-001 for the treatment of congenital ichthyosis as well as its ongoing Phase 2b clinical trial of TMB-002 for the treatment of facial angiofibromas in tuberous sclerosis complex;

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the outcome, timing and cost of meeting regulatory requirements established by the FDA and other comparable foreign regulatory authorities;

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the cost of filing, prosecuting, defending and enforcing its patent claims and other intellectual property rights;

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the cost of defending potential intellectual property disputes, including patent infringement actions brought by third parties against it or any of its current or future product candidates;

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the effect of competing market developments;

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the cost and timing of completion of commercial-scale manufacturing activities;

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the cost of establishing sales, marketing and distribution capabilities for its products in regions where it chooses to commercialize its products on its own; and

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the initiation, progress, timing and results of the commercialization of its product candidates, if approved for commercial sale.

Timber believes that its existing cash, inclusive of the Timber Funding, will be sufficient for them to fund its operating expenses and capital expenditure requirements into at least the fourth quarter of calendar year 2021. This estimate is based on assumptions that may prove to be wrong, and Timber could use its available capital resources sooner than it currently expects. Timber cannot be certain that additional capital will be available on acceptable terms, or at all. If Timber is unable to raise additional capital in sufficient amounts or on terms acceptable to Timber, it may have to significantly delay, scale back or discontinue the development or commercialization of any product candidate, or potentially discontinue operations altogether. In addition, attempting to secure additional capital may divert the time and attention of Timber's management from day-to-day activities and harm its product candidate development efforts. Because of the numerous risks and uncertainties associated with the development and potential commercialization of its product candidates, Timber is unable to estimate the amounts of increased capital outlays, operating expenditures and capital requirements associated with its current product development programs.

Raising additional funds by issuing equity securities may cause dilution to existing unitholders, raising additional funds through debt financings may involve restrictive covenants, and raising funds through lending and licensing arrangements may restrict our operations or require Timber to relinquish proprietary rights.

Timber expects that significant additional capital will be needed in the future to continue its planned operations. Until such time, if ever, that Timber can generate substantial product revenue, it expects to finance its cash needs through a combination of equity offerings, debt financings, strategic alliances and license and development agreements or other collaborations. To the extent that Timber raises additional capital by issuing equity securities, existing stockholder ownership may experience substantial dilution, and the securities may include preferred shares with liquidation or other preferences that could harm the rights of a common stockholder.

If Timber raises additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, it may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates, or grant licenses on terms that may not be favorable to them. If Timber is unable to raise additional funds when needed, it may be required to delay, limit, reduce or terminate its product development or future commercialization efforts, or grant rights to develop and market product candidates that we would otherwise develop and market themselves.

Timber relies on its license agreement and acquisition agreements to provide rights to certain intellectual property relating to certain of its product candidates. Any termination or loss of significant rights under any such agreements would adversely impact Timber's development or commercialization of such product candidates.

Timber has licensed certain intellectual property relating to certain of its product candidates from AFT Pharmaceuticals Limited, or AFT, through a license agreement. Timber has acquired the rights to certain intellectual property relating to certain of its product candidates from Patagonia Pharmaceuticals LLC, or Patagonia, through two acquisition agreements. If, for any reason, Timber's license agreement or acquisition agreements are terminated or it otherwise loses those rights, it would harm its business. Timber's license agreement imposes on them obligations relating to exclusivity, territorial rights, development, commercialization, funding, payment, diligence, sublicensing, insurance, intellectual property protection and other matters. Timber's acquisition agreements imposes on them obligations and restrictions relating to development, non-competition, intellectual property protection, payment and royalties. If Timber breaches any material obligations, or uses the intellectual property licensed to or acquired by them in an unauthorized manner, it may be required to pay damages to its collaborators and such collaborators may have the right to terminate the applicable licenses or rights, as applicable, which would result in Timber being unable to develop, manufacture and sell one or more of its product candidates, if approved. In addition, under the license agreement, the licensor has the first right to file, prosecute (including any post-grant proceeding) and maintain all licensed patents, and Timber may not have any control over such actions unless such licensor elects not to exercise its rights.

Timber's license agreement and acquisition agreements, some with related parties, obligate them to make certain milestone payments.

Timber is obligated to pay certain milestone payments to AFT and Patagonia pursuant to their license agreement and acquisition agreements. AFT is entitled to up to $25.5 million of cash milestone payments relating to certain regulatory and commercial achievements of TMB-002. Patagonia is entitled to up to $27.0 million of cash milestone payments relating to certain regulatory and commercial achievements of TMB-001, with the first being initiation of a Phase 3 pivotal trial, as agreed with the FDA. Patagonia is also entitled to up to $10.25 million of cash milestone payments relating to certain regulatory and commercial achievements of TMB-003, with the first being a one-time payment of $250,000 upon the opening of an IND with the FDA.

Because certain of the milestone payments payable by Timber to AFT and Patagonia are due upon certain events related to the development and regulatory approval of its product candidates, Timber may be required to make such payments prior to the time at which it is able to generate revenue, if any, from sales any of its product candidates, if approved. There can be no assurance that Timber will have the funds necessary to make such payments, or be able to raise such funds when needed, on terms acceptable to Timber, or at all. Furthermore, if Timber is forced to raise additional funds, it may be required to delay, limit, reduce or terminate its product development or future commercialization efforts, or grant rights to develop and market product candidates that it would otherwise develop and market themselves. If Timber is unable to raise additional funds or maintain sufficient liquidity to make its payment obligations if and when they become due, it may be in material breach of its license and acquisition agreements and its counterparties may seek legal action or remedies against Timber, which would harm its business, financial condition, results of operations and prospects.

If Timber is not successful in attracting and retaining highly qualified personnel, it may not be able to successfully implement its business strategy.

Timber's ability to compete in the highly competitive pharmaceuticals industry depends in large part upon its ability to attract highly qualified managerial, scientific and medical personnel. In order to induce valuable employees to remain with Timber, it intends to provide employees with stock options that vest over time. The value to employees of stock options that vest over time will be significantly affected by movements in the price of the common stock that it will not be able to control and may at any time be insufficient to counteract more lucrative offers from other companies.

Timber's management team has expertise in many different aspects of drug development and commercialization. However, Timber will need to hire additional personnel as it further develops its drug candidates. Competition for skilled personnel in the pharmaceutical industry is intense and competition for experienced scientists may limit Timber's ability to hire and retain highly qualified personnel on acceptable terms. Despite Timber's efforts to retain valuable employees, members of its management, scientific and medical teams may terminate their employment with Timber on short notice. Timber's success also depends on its ability to continue to attract, retain and motivate highly skilled junior, mid-level, and senior managers as well as junior, mid-level, and senior scientific and medical personnel.

Other pharmaceutical companies with which Timber competes for qualified personnel have greater financial and other resources, different risk profiles, and a longer history in the industry than Timber does. Other pharmaceutical companies also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what Timber has to offer. If Timber is unable to continue to attract and retain high-quality personnel, the rate and success at which Timber can develop and commercialize product candidates would be limited.

Timber will need to grow the size of its organization, and it may experience difficulties in managing this growth.

As of December 31, 2019, Timber had 3 employees. As Timber's development and commercialization plans and strategies develop, including as a result of the Merger, it will need to expand the size of its employee base for managerial, operational, sales, marketing, financial and other resources, even outside of BioPharmX's existing employee base. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. In addition, Timber's management may have to divert a disproportionate amount of its attention away from its day-to-day activities, including the additional requirements on management as a public company, and devote a substantial amount of time to managing these growth activities. Timber's future financial performance and our ability to commercialize its drug candidates and its ability to compete effectively will depend, in part, on its ability to effectively manage its future growth.

Timber or its affiliates' employees, independent contractors, principal investigators, consultants, commercial collaborators, service providers and other vendors or potential collaborators may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could harm Timber's results of operations.

Timber is exposed to the risk that its or its affiliates' employees and contractors, including any prospective or current principal investigators, CROs, consultants, commercial collaborators, service providers and other vendors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other unauthorized activities that violate the laws and regulations of the FDA or other similar regulatory bodies, including those laws that require the reporting of true, complete and accurate information to such regulatory bodies; manufacturing and the FDA's Good Clinical Practice, or GCP, or current Good Manufacturing Practice, or cGMP, standards; federal, state and foreign healthcare fraud and abuse laws and data privacy; or laws that require the true, complete and accurate reporting of financial information or data. In particular, sales, marketing and other business arrangements in the healthcare industry are subject to extensive laws intended to prevent fraud, kickbacks, self-dealing, bribery, corruption, antitrust violations and other abusive practices. These laws may restrict or prohibit a wide range of business activities, including research, manufacturing, distribution, pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws also involve the improper use or misrepresentation of information obtained in the course of clinical trials, creating fraudulent data in our nonclinical studies or clinical trials or illegal misappropriation of drug product, which could result in regulatory sanctions and serious harm to Timber's reputation. It is not always possible to identify and deter employee or third-party misconduct, and the precautions Timber takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting them from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws or regulations. Additionally, Timber is subject to the risk that a person, including any person who may have engaged in any fraud or misconduct, or government agency could allege such fraud or other misconduct, even if none occurred. Furthermore, Timber relies on its CROs and clinical trial sites to adequately report data from its ongoing clinical trials. For example, any failure by such parties to adequately report safety signals to Timber in a timely manner from any such trials may also affect the approvability of Timber's product candidates or cause delays and disruptions for the approval of any of Timber's product candidates, if at all. If Timber or its affiliates' employees, independent contractors, principal investigators, consultants, commercial collaborators, service providers or other vendors are alleged or found to be in violation of any such regulatory standards or requirements, or become subject to a corporate integrity agreement or similar agreement and curtailment of our operations, it could have a significant impact on Timber's business and financial results, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, suspension or delay in Timber's clinical trials, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, FDA debarment, contractual damages, reputational harm, diminished profits and future earnings, and additional reporting requirements and oversight, any of which could harm Timber's ability to operate its business and its results of operations.

Timber may not be successful in its efforts to identify and acquire or in-license additional product candidates, or to enter into collaborations or strategic alliances for the development and commercialization of any such future product candidates.

Timber may seek to identify and acquire or in-license novel product candidates in the medical dermatology field. The process by which Timber identifies product candidates may fail to yield product candidates for clinical development for a number of reasons, including those discussed in these risk factors and also:

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potential product candidates may, upon further study, be shown to have harmful side effects or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance;

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potential product candidates may not be effective in treating their targeted diseases; or

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the acquisition or in-licensing transactions can entail numerous operational and functional risks, including exposure to unknown liabilities, disruption of our business, or incurrence of substantial debt or dilutive issuances of equity securities to pay transaction consideration or costs, higher than expected acquisition or integration costs.

Timber may choose to focus its efforts and resources on a potential product candidate that ultimately proves to be unsuccessful. Timber also cannot be certain that, following an acquisition or in-licensing transaction, it will achieve the revenue or specific net income that justifies such transaction. Further, time and resources spent identifying, acquiring and developing potential product candidates may distract management's attention from Timber's primary business or other development programs. If Timber is unable to identify and acquire suitable product candidates for clinical development, this would adversely impact Timber's business strategy, its financial position and share price.

In the future, aside from the Merger, Timber may also decide to collaborate with other pharmaceutical companies for the development and potential commercialization of our product candidates in the United States or other countries or territories of the world. Timber will face significant competition in seeking appropriate collaborators. Timber may not be successful in its efforts to establish a strategic partnership or other alternative arrangements for its product candidates because such product candidates may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view Timber's product candidates as having the requisite potential to demonstrate safety and efficacy. If and when Timber collaborates with a third party for development and commercialization of a product candidate, it can expect to relinquish some or all of the control over the future success of that product candidate to the third party. Timber's ability to reach a definitive agreement for a collaboration will depend, among other things, upon its assessment of the collaborator's resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator's evaluation of a number of factors.

International expansion of our business exposes Timber to business, legal, regulatory, political, operational, financial and economic risks associated with conducting business outside of the United States.

Part of Timber's business strategy involves potential expansion internationally with third-party collaborators to seek regulatory approval for its product candidates outside the United States. Doing business internationally involves a number of risks, including but not limited to:

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multiple conflicting and changing laws and regulations such as tax laws, export and import restrictions, employment laws, anti-bribery and anti-corruption laws, regulatory requirements and other governmental approvals, permits and licenses;

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failure by Timber or its collaborators to obtain appropriate licenses or regulatory approvals for the sale or use of our product candidates, if approved, in various countries;

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difficulties in managing foreign operations;

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complexities associated with managing multiple payor-reimbursement regimes or self-pay systems;

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financial risks, such as longer payment cycles, difficulty enforcing contracts and collecting accounts receivable and exposure to foreign currency exchange rate fluctuations;

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reduced protection for intellectual property rights;

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natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions; and

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failure to comply with the United States Foreign Corrupt Practices Act, or FCPA, including its books and records provisions and its anti-bribery provisions, the United Kingdom Bribery Act 2010, or U.K. Bribery Act, and similar anti-bribery and anti-corruption laws in other jurisdictions, for example by failing to maintain accurate information and control over sales or distributors' activities.

Any of these risks, if encountered, could significantly harm Timber's future international expansion and operations and, consequently, negatively impact its financial condition, results of operations and cash flows.

Timber's business and operations would suffer in the event of system failures, cyber-attacks or a deficiency in our cyber-security.

Timber's computer systems, as well as those of various third parties on which it relies, may sustain damage from computer viruses, unauthorized access, data breaches, phishing attacks, cybercriminals, natural disasters (including hurricanes and earthquakes), terrorism, war and telecommunication and electrical failures. Timber relies on its third-party providers to implement effective security measures and identify and correct for any such failures, deficiencies or breaches. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. If such an event were to occur and cause interruptions in Timber's operations, it could result in a material disruption of its drug development programs. For example, the loss of nonclinical or clinical trial data from completed, ongoing or planned trials could result in delays in our regulatory approval efforts and significantly increase Timber's costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to Timber's data or applications, or inappropriate disclosure of personal, confidential or proprietary information, it could incur liability and the further development of any product candidate could be delayed.

If product liability lawsuits are brought against Timber, it may incur substantial liabilities and may be required to limit commercialization of its drug candidates.

Timber faces a potential risk of product liability as a result of the clinical testing of it drug candidates and will face an even greater risk if it commercializes its drug candidates. For example, Timber may be sued if any product it develops or any materials that it uses in its products allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If Timber cannot successfully defend itself against product liability claims, it may incur substantial liabilities or be required to limit commercialization of its drug candidates. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

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decreased demand for Timber's drug candidates;

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injury to its reputation;

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withdrawal of clinical trial participants;

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costs to defend the related litigation;

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a diversion of management's time and its resources;

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substantial monetary awards to trial participants or patients;

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product recalls, withdrawals or labeling, marketing or promotional restrictions;

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the inability to commercialize its drug candidates; and

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a decline in the value of the common stock.

Timber's inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products it develops. Timber intends to obtain product liability insurance covering its clinical trials. Although Timber will maintain such insurance, any claim that may be brought against it could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by its insurance or that is in excess of the limits of its insurance coverage. Timber's insurance policies also have various exclusions, and it may be subject to a product liability claim for which it has no coverage. Timber may have to pay any amounts awarded by a court or negotiated in a settlement that exceed its coverage limitations or that are not covered by its insurance, and it may not have, or be able to obtain, sufficient capital to pay such amounts.

Timber may acquire businesses, assets or products, or form strategic alliances, in the future, and it may not realize the benefits of such acquisitions.

Timber may acquire additional businesses, assets or products, form strategic alliances or create joint ventures with third parties that it believes will complement or augment its existing business. If Timber acquires businesses with promising markets or technologies, it may not be able to realize the benefit of acquiring such businesses if it is unable to successfully integrate them with its existing operations and company culture. Timber may encounter numerous difficulties in developing, manufacturing and marketing any new delay or prevent it from realizing its expected benefits or enhancing its business. Timber cannot assure you that, following any such acquisition, it will achieve the expected synergies to justify the transaction.

Risks Related to the Combined Company

For purposes of this section, "Timber" refers to the organization that will exist following the completion of the Merger. These are risk factors that pertain to both BioPharmX and Timber as they exist today.

Risks Related to Development, Regulatory Approval and Commercialization

If Timber's studies fail to demonstrate safety and efficacy to the satisfaction of the FDA and comparable non-U.S. regulators, it may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

Timber is not permitted to commercialize, market, promote or sell any product candidate in the United States without obtaining marketing approval from the FDA. Comparable non-U.S. regulatory authorities impose similar restrictions. Timber may never receive such approvals. Timber must complete extensive preclinical development and clinical studies to demonstrate the safety and efficacy of its product candidates in humans before it will be able to obtain these approvals.

Clinical testing is expensive, difficult to design and implement, can take many years to complete and is inherently uncertain as to outcome. Timber has not previously submitted an NDA to the FDA or similar drug approval filings to comparable non-U.S. regulatory authorities for any product candidates.

Any inability to successfully complete preclinical and clinical development could result in additional costs to Timber and impair its ability to generate revenues from product sales, regulatory and commercialization milestones and royalties. In addition, if (1) Timber is required to conduct additional clinical studies or other testing of its product candidates beyond the studies and testing that we contemplate, (2) it is unable to successfully complete clinical studies of its product candidates or other testing, (3) the results of these studies or tests are unfavorable, uncertain or are only modestly favorable, or (4) there are unacceptable safety concerns associated with its product candidates, Timber, in addition to incurring additional costs, may:

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be delayed in obtaining marketing approval for its product candidates;

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not obtain marketing approval at all;

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obtain approval for indications or patient populations that are not as broad as it intended or desired;

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obtain approval with labeling that includes significant use or distribution restrictions or significant safety warnings, including boxed warnings;

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be subject to additional post-marketing testing or other requirements; or

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be required to remove the product from the market after obtaining marketing approval.

If Timber experiences any of a number of possible unforeseen events in connection with clinical studies of its product candidates, potential marketing approval or commercialization of its product candidates could be delayed or prevented.

Timber may experience numerous unforeseen events during, or as a result of, clinical studies that could delay or prevent marketing approval of its product candidates, including:

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clinical studies of its product candidates may produce unfavorable or inconclusive results;

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it may decide, or regulators may require it, to conduct additional clinical studies or abandon product development programs;

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the number of patients required for clinical studies of its product candidates may be larger than it anticipates, patient enrollment in these clinical studies may be slower than it anticipates or participants may drop out of these clinical studies at a higher rate than it anticipates;

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data safety monitoring committees may recommend suspension, termination or a clinical hold for various reasons, including concerns about patient safety;

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regulators or institutional review boards ("IRBs") may suspend or terminate the study or impose a clinical hold for various reasons, including noncompliance with regulatory requirements or concerns about patient safety;

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patients with serious, life-threatening diseases included in its clinical studies may die or suffer other adverse medical events for reasons that may not be related to its product candidate;

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participating patients may be subject to unacceptable health risks;

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patients may not complete clinical studies due to safety issues, side effects, or other reasons;

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changes in regulatory requirements and guidance may occur, which may require it to amend clinical study protocols to reflect these changes;

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its third-party contractors, including those manufacturing our product candidates or components or ingredients thereof or conducting clinical studies on its behalf, may fail to comply with regulatory requirements or meet their contractual obligations to it in a timely manner or at all;

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regulators or institutional review boards, or IRBs may not authorize us or its investigators to commence a clinical study or conduct a clinical study at a prospective study site;

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it may experience delays in reaching or fail to reach agreement on acceptable clinical study contracts or clinical study protocols with prospective study sites;

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patients who enroll in a clinical study may misrepresent their eligibility to do so or may otherwise not comply with the clinical study protocol, resulting in the need to drop the patients from the clinical study, increase the needed enrollment size for the clinical study or extend the clinical study's duration;

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it may have to suspend or terminate clinical studies of its product candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks, undesirable side effects or other unexpected characteristics of a product candidate;

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regulators or IRBs may require that it or its investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or their respective standards of conduct, a finding that the participants are being exposed to unacceptable health risks, undesirable side effects or other unexpected characteristics of the product candidates or findings of undesirable effects caused by a chemically or mechanistically similar drug or drug candidate;

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the FDA or comparable non-U.S. regulatory authorities may fail to approve or subsequently find fault with the manufacturing processes or facilities of third-party manufacturers with which it enters into agreements for clinical and commercial supplies;

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the FDA or comparable non-U.S. regulatory authorities may disagree with its clinical study design or our interpretation of data from preclinical studies and clinical studies;

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the supply or quality of raw materials or manufactured product candidates or other materials necessary to conduct clinical studies of its product candidates may be insufficient, inadequate, delayed, or not available at an acceptable cost, or we may experience interruptions in supply; and

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the approval policies or regulations of the FDA or comparable non-U.S. regulatory authorities may significantly change in a manner rendering its clinical data insufficient to obtain marketing approval.

Product development costs for Timber will increase if it experiences delays in testing or pursuing marketing approvals and it may be required to obtain additional funds to complete clinical studies and prepare for possible commercialization of our product candidates. Timber do not know whether any preclinical tests or clinical studies will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant preclinical or clinical study delays also could shorten any periods during which Timber may have the exclusive right to commercialize its product candidates or allow its competitors to bring products to market before it does and may impair its ability to successfully commercialize our product candidates and may harm our business and results of operations. In addition, many of the factors that cause, or lead to, clinical study delays may ultimately lead to the denial of marketing approval of Timber's product candidates.

Enrollment and retention of patients in clinical trials is an expensive and time-consuming process and could be made more difficult or rendered impossible by multiple factors outside Timber's control.

Timber may encounter delays or difficulties in enrolling, or be unable to enroll, a sufficient number of patients to complete any of its clinical trials on its current timelines, or at all, and even once enrolled it may be unable to retain a sufficient number of patients to complete any of its trials. Enrollment in Timber's clinical trials may be slower than it anticipates, leading to delays in its development timelines. For example, Timber may face difficulty enrolling or maintaining a sufficient number of patients in its clinical trials due to the existing alternative treatments approved for the treatment of any of its targeted indications, such as topical corticosteroids or topical steroid-free therapies for atopic dermatitis or psoriasis, as patients may decline to enroll or decide to withdraw from its clinical trials due to the risk of receiving placebo. Patient enrollment and retention in clinical trials depends on many factors, including the size of the patient population, the nature of the trial protocol, Timber's ability to recruit clinical trial investigators with the appropriate competencies and experience, the existing body of safety and efficacy data with respect to the study drug, the number and nature of competing treatments and ongoing clinical trials of competing drugs for the same indication, the proximity of patients to clinical sites, the eligibility criteria for the trial and the proportion of patients screened that meets those criteria, its ability to obtain and maintain patient consents, and its ability to successfully complete prerequisite studies before enrolling certain patient populations.

Furthermore, any negative results or new safety signals Timber may report in clinical trials of its product candidates may make it difficult or impossible to recruit and retain patients in other clinical trials. Similarly, negative results reported by Timber's competitors about their drug candidates may negatively affect patient recruitment in its clinical trials. Also, marketing authorization of competitors in this same class of drugs may impair Timber's ability to enroll patients into our clinical trials, delaying or potentially preventing it from completing recruitment of one or more of its trials.

Delays or failures in planned patient enrollment or retention may result in increased costs, program delays or both, which could have a harmful effect on Timber's ability to develop TMB-001 or any of its other product candidates (or any of BioPharmX's current product candidates) or could render further development impossible. In addition, Timber expects to rely on CROs and clinical trial sites to ensure proper and timely conduct of its future clinical trials, and, while it intends to enter into agreements governing their services, it will be limited in its ability to compel their actual performance.

Timber faces significant competition from other biotechnology and pharmaceutical companies targeting medical dermatological indications, and its operating results will suffer if it fails to compete effectively.

The markets for dermatological therapies are competitive and are characterized by significant technological development and new product introduction. For example, there are several large and small pharmaceutical companies focused on delivering therapeutics for our targeted inflammatory and medical dermatological indications. Timber anticipates that, if it obtains regulatory approval of its product candidates, it will face significant competition from other approved therapies or drugs that become available in the future for the treatment of its target indications. If approved, Timber's product candidates may also compete with unregulated, unapproved and off-label treatments. Even if another branded or generic product or an over-the-counter, or OTC, product is less effective than Timber's product candidates, a less effective branded, generic or OTC product may be more quickly adopted by physicians and patients than its competing product candidates based upon cost or convenience. Certain of Timber's product candidates, if approved, will present novel therapeutic approaches for the approved indications and will have to compete with existing therapies, some of which are widely known and accepted by physicians and patients. To compete successfully in this market, Timber will have to demonstrate that the relative cost, safety and efficacy of its approved products, if any, provide an attractive alternative to existing and other new therapies to gain a share of some patients' discretionary budgets and for physicians' attention within their clinical practices. Some of the companies that offer competing products also have a broad range of other product offerings, large direct sales forces and long-term customer relationships with Timber's target physicians, which could inhibit its market penetration efforts. Such competition could lead to reduced market share for Timber's product candidates and contribute to downward pressure on the pricing of its product candidates, which could harm its business, financial condition, operating results and prospects.

Timber is aware of several companies that are working to develop drugs that would compete against its product candidates, such as Mayne Pharma Group Limited, which is developing trifarotene for lamellar ichthyosis, Krystal Biotech, Inc., which is developing KB105 for transglutaminase-1 deficient autosomal recessive congenital ichthyosis, and Nobelpharma Co., Ltd. and Aucta Pharmaceuticals, Inc., which are developing topical rapamycin for facial angiofibromas in tuberous sclerosis complex.

Many of Timber's existing or potential competitors have substantially greater financial, technical and human resources than it does and significantly greater experience in the discovery and development of product candidates, as well as in obtaining regulatory approvals of those product candidates in the United States and in foreign countries. Many of Timber's current and potential future competitors also have significantly more experience commercializing drugs that have been approved for marketing. Mergers and acquisitions in the pharmaceutical and biotechnology industries could result in even more resources being concentrated among a smaller number of our competitors. Competition may reduce the number and types of patients available to Timber to participate in clinical trials, because some patients who might have opted to enroll in its trials may instead opt to enroll in a trial being conducted by one of its competitors.

Due to less stringent regulatory requirements in certain foreign countries, there are many more dermatological products and procedures available for use in those international markets than are approved for use in the United States. In certain international markets, there are also fewer limitations on the claims that Timber's competitors can make about the effectiveness of their products and the manner in which they can market their products. As a result, Timber expects to face more competition in these markets than in the United States.

Timber's ability to compete successfully will depend largely on its ability to:

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develop and commercialize therapies that are competitive with other products in the market;

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demonstrate through its clinical trials that its product candidates are differentiated from existing and future therapies;

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attract qualified scientific, product development and commercial personnel;

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obtain patent or other proprietary protection for our technologies and product;

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obtain required regulatory approvals, including approvals to market our product candidates in ways that are differentiated from existing and future therapies and OTC products and treatments;

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successfully commercialize its product candidates, if approved;

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obtain coverage and adequate reimbursement from, and negotiate competitive pricing with, third-party payors; and

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successfully collaborate with pharmaceutical companies in the discovery, development and commercialization of new therapies.

The availability of Timber's competitors' products could limit the demand and the price it is able to charge for any product candidate it develops. The inability to compete with existing or subsequently introduced drugs or OTC treatments would have an adverse impact on Timber's business, financial condition and prospects.

If the market opportunities for Timber's product candidates are smaller than it believes they are, its revenues may be adversely affected and its business may suffer. Because the target patient populations of its product candidates are small, Timber must be able to successfully identify patients and capture a significant market share to achieve and maintain profitability.

Timber focuses its research and product development on treatments for orphan dermatology indications. Its projections of both the number of people who have failed other therapies or have limited medical options, are based on estimates. These estimates may prove to be incorrect and new studies may change the estimated incidence or prevalence. The number of patients in the United States and elsewhere may turn out to be lower than expected or may not be otherwise amenable to treatment with its products, or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect its results of operations and its business. Additionally, because Timber's target patient populations are small, it will be required to capture a significant market share to achieve and maintain profitability.

Timber may be required to suspend or discontinue clinical studies due to unexpected side effects or other safety risks that could preclude approval of its products.

Timber's clinical studies may be suspended at any time for a number of reasons. For example, it may voluntarily suspend or terminate our clinical studies if at any time it believes that they present an unacceptable risk to the clinical study patients. In addition, the FDA or other regulatory agencies may order the temporary or permanent discontinuation of Timber's clinical studies at any time if they believe that the clinical studies are not being conducted in accordance with applicable regulatory requirements or that they present an unacceptable safety risk to the clinical study patients.

Administering any product candidate to humans may produce undesirable side effects. These side effects could interrupt, delay or halt clinical studies of Timber's product candidates and could result in the FDA or other regulatory authorities denying further development or approval of its product candidates for any or all targeted indications. Ultimately, some or all of Timber's product candidates may prove to be unsafe for human use. Moreover, Timber could be subject to significant liability if any volunteer or patient suffers, or appears to suffer, adverse health effects or even death as a result of participating in our clinical studies.

The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable. Even if Timber obtains approval for a product candidate in one country or jurisdiction, it may never obtain approval for or commercialize it in any other jurisdiction, which would limit its ability to realize our full market potential.

Prior to obtaining approval to commercialize any of Timber's product candidates in any jurisdiction, it or its collaborators must demonstrate with substantial evidence from well controlled clinical trials, and to the satisfaction of the FDA or comparable foreign regulatory agencies, that such product candidates are safe and effective for their intended uses. Results from nonclinical studies and clinical trials can be interpreted in different ways. Even if Timber believes the nonclinical or clinical data for a product candidate are promising, such data may not be sufficient to support approval by the FDA and other regulatory authorities. In order to market any products in any particular jurisdiction, Timber must establish and comply with numerous and varying regulatory requirements on a country-by-country basis regarding safety and efficacy. Approval by the FDA does not ensure approval by regulatory authorities in any other country or jurisdiction outside the United States. In addition, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not guarantee regulatory approval in any other country. Approval processes vary among countries and can involve additional product testing and validation, as well as additional administrative review periods. Seeking regulatory approval could result in difficulties and costs for us and require additional nonclinical studies or clinical trials, which could be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of Timber's products in those countries. Timber does not have any product candidates approved for sale in any jurisdiction, including in international markets, and it does not have experience in obtaining regulatory approval. If Timber fails to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approvals in international markets are delayed, its target market will be reduced and our ability to realize the full market potential of any product it develops will be unrealized.

Any product candidate for which Timber obtains marketing approval, along with the manufacturing processes, qualification testing, post-approval clinical data, labeling and promotional activities for such product, will be subject to continual and additional requirements of the FDA and other regulatory authorities.

These requirements include submissions of safety and other post-marketing information, reports, registration and listing requirements, good manufacturing practices, or GMP requirements relating to quality control, quality assurance and corresponding maintenance of records and documents, and recordkeeping. Even if marketing approval of Timber's product candidates is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to conditions of approval, or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. The FDA closely regulates the post-approval marketing and promotion of pharmaceutical products to ensure such products are marketed only for the approved indications and in accordance with the provisions of the approved labeling.

In addition, later discovery of previously unknown problems with our products, manufacturing processes, or failure to comply with regulatory requirements, may lead to various adverse results, including:

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restrictions on such products, manufacturers or manufacturing processes;

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restrictions on the labeling or marketing of a product;

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restrictions on product distribution or use;

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requirements to conduct post-marketing clinical studies;

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requirements to institute a REMS to monitor safety of the product post-approval;

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warning letters issued by the FDA or other regulatory authorities;

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withdrawal of the products from the market;

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refusal to approve pending applications or supplements to approved applications that Timber submits;

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recall of products, fines, restitution or disgorgement of profits or revenue;

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suspension, revocation or withdrawal of marketing approvals;

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refusal to permit the import or export of its products; and

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injunctions or the imposition of civil or criminal penalties.

If any of Timber's product candidates receive marketing approval and it, or others, later discover that the drug is less effective than previously believed or causes undesirable side effects that were not previously identified, its ability to market such drug could be compromised.

Clinical studies of Timber's product candidates are conducted in carefully defined subsets of patients who have agreed to enter into clinical studies. Consequently, it is possible that its clinical studies may indicate an apparent positive effect of a product candidate that is greater than the actual positive effect, if any, or alternatively fail to identify undesirable side effects. If, following approval of any of Timber's product candidates, it, or others, discover that the drug is less effective than previously believed or causes undesirable side effects that were not previously identified, any of the following adverse events could occur:

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regulatory authorities may withdraw their approval of the drug or seize the drug;

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Timber may be required to recall the drug or change the way the drug is administered;

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additional restrictions may be imposed on the marketing of, or the manufacturing processes for, the particular drug;

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it may be subject to fines, injunctions or the imposition of civil or criminal penalties;

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regulatory authorities may require the addition of labeling statements, such as a "black box" warning or a contraindication;

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it may be required to create a Medication Guide outlining the risks of the previously unidentified side effects for distribution to patients;

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it could be sued and held liable for harm caused to patients;

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the drug may become less competitive; and

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its reputation may suffer.

Any of these events could have a material and adverse effect on Timber's operations and business and could adversely impact the price of the common stock.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. If Timber is found or alleged to have improperly promoted off-label uses, it may become subject to significant liability.

The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, as our product candidates would be, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product's approved labeling. If Timber is found to have promoted such off-label uses, it may become subject to significant liability. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. If Timber cannot successfully manage the promotion of its product candidates, if approved, it could become subject to significant liability, which would harm our business and financial condition.

If Timber obtains approval to commercialize any of its products outside of the United States, a variety of risks associated with international operations could harm its business.

If any of Timber's product candidates is approved for commercialization outside of the United States, it expects that it will be subject to additional risks related to entering into international business relationships, including:

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different regulatory requirements for drug approvals and rules governing drug commercialization and manufacturing in foreign countries;

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reduced or no protection of intellectual property rights;

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unexpected changes in tariffs, trade barriers and regulatory requirements;

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economic weakness, including inflation, or political instability in particular foreign economies and markets;

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compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

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foreign reimbursement, pricing and insurance regimes;

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foreign taxes;

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any foreign partners or collaborators not fulfilling their respective regulatory reporting requirements and any foreign regulatory authorities taking actions with respect to such failures, which would be reportable to the FDA;

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any foreign partners or collaborators not informing us of any new post-marketing safety signals in a timely manner;

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foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

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workforce uncertainty in countries where labor unrest is more common than in the United States;

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potential noncompliance with the FCPA, the U.K. Bribery Act or similar anti-bribery and anticorruption laws in other jurisdictions;

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production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

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business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

Recently enacted and future legislation may increase the difficulty and cost for Timber to obtain marketing approval of and commercialize our drug candidates and affect the prices it may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval for our drug candidates, restrict or regulate post-approval activities and affect our ability to profitably sell our drug candidates. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We do not know whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our drug candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA's approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

In the United States, under the Medicare Modernization Act ("MMA"), Medicare Part D provides coverage to the elderly and disabled for outpatient prescription drugs by approving and subsidizing prescription drug plans offered by private insurers. The MMA also authorizes Medicare Part D prescription drug plans to use formularies where they can limit the number of drugs that will be covered in any therapeutic class. The Part D plans use their formulary leverage to negotiate rebates and other price concessions from drug manufacturers. Also under the MMA, Medicare Part B provides coverage to the elderly and disabled for physician-administered drugs on the basis of the drug's average sales price, a price that is calculated according to regulatory requirements and that the manufacturer reports to Medicare quarterly.

Both Congress and the Centers for Medicare & Medicaid Services ("CMS"), the agency that administers the Medicare program, from time to time consider legislation, regulations, or other initiatives to reduce drug costs under Medicare Parts B and D. For example, under the 2010 Affordable Care Act (the "ACA"), drug manufacturers are required to provide a significant discount on prescriptions for branded drugs filled while the beneficiary is in the Medicare Part D coverage gap, also known as the "donut hole." There have been legislative proposals to repeal the 'non-interference" provision of the MMA to allow CMS to leverage the Medicare market share to negotiate larger Part D rebates. Further cost reduction efforts could decrease the coverage and price that we receive for our drug candidates and could seriously harm our business. Private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement under the Medicare program may result in a similar reduction in payments from private payors.

The 2010 Affordable Care Act is intended to broaden access to health insurance and reduce or constrain the growth of healthcare spending. Further, the Affordable Care Act imposes a significant annual fee on companies that manufacture or import branded prescription drug products. It also increased the amount of the rebates drug manufacturers must pay to state Medicaid programs, required that Medicaid rebates be paid on managed Medicaid utilization, and increased the additional rebate on "line extensions" (such as extended release formulations) of solid oral dosage forms of branded products. The law also contains substantial provisions affecting fraud and abuse compliance and transparency, which may require us to modify our business practices with healthcare practitioners, and incur substantial costs to ensure compliance.

The President and the majority party in the Senate of the U.S. Congress have indicated their desire to repeal the Affordable Care Act. It is unclear whether, when and how that repeal will be effectuated and what the effect on the healthcare sector will be. In addition to the potential repeal of the Affordable Care Act, there are indications that the Medicaid program may be restructured, which could lead to revisions in Medicaid coverage for prescription drugs. While we are unable to predict what legislation, if any, may potentially be enacted, to the extent that future changes affect how our product candidates could be paid for and/or reimbursed by the government and private payers, our business could be adversely affected.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. Several states have adopted or are considering adopting laws that require pharmaceutical companies to provide notice prior to raising prices and to justify price increases. We expect that additional healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, and in turn could significantly reduce the projected value of certain development projects and reduce its profitability.

Risks Related to Timber's Dependence on Third Parties

Timber relies, and expects to continue to rely, on third parties to conduct its clinical studies, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such studies.

Timber currently relies on CROs to conduct its clinical studies. Timber expects to continue to rely on third parties, such as CROs, clinical data management organizations, medical institutions and clinical investigators, to conduct its clinical studies. Timber's agreements with these third parties generally allow the third-party to terminate the agreement at any time. If Timber is required to enter into alternative arrangements because of any such termination the introduction of its product candidates to market could be delayed.

Timber's reliance on these third parties for research and development activities will reduce its control over these activities but will not relieve us of its responsibilities. For example, Timber designs its clinical studies and will remain responsible for ensuring that each of its clinical studies are conducted in accordance with the general investigational plan and protocols for the study. Moreover, the FDA requires Timber to comply with standards, commonly referred to as good clinical practices, or GCPs, for conducting, recording and reporting the results of clinical studies to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of study participants are protected. Timber's reliance on third parties that it does not control does not relieve it of these responsibilities and requirements. Timber also is required to register ongoing clinical studies and post the results of completed clinical studies on a government-sponsored database, Clinicaltrials.gov, within specified timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.

Furthermore, these third parties may also have relationships with other entities, some of which may be Timber's competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical studies in accordance with regulatory requirements or Timber's stated protocols, it will not be able to obtain, or may be delayed in obtaining, marketing approvals for its product candidates and will not be able to, or may be delayed in its efforts to, successfully commercialize its product candidates.

Timber also expects to rely on other third parties to store and distribute drug supplies for its clinical studies. Any performance failure on the part of our distributors could delay clinical development or marketing approval of our product candidates or commercialization of its products, producing additional losses and depriving it of potential product revenue.

Timber may seek to enter into collaborations with third parties for the development and commercialization of its product candidates. If it fails to enter into such collaborations, or such collaborations are not successful, it may not be able to capitalize on the market potential of its product candidates.

Timber may seek third-party collaborators for development and commercialization of its product candidates. Timber's likely collaborators for any marketing, distribution, development, licensing or broader collaboration arrangements include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies, non-profit organizations, government agencies, and biotechnology companies. Timber is currently party to a limited number of such arrangements and have limited control over the amount and timing of resources that our collaborators dedicate to the development or commercialization of our product candidates. Timber's ability to generate revenues from these arrangements will depend on its collaborators' abilities to successfully perform the functions assigned to them in these arrangements.

Collaborations involving its product candidates currently pose, and will continue to pose, the following risks to it:

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collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations;

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collaborators may not pursue development and commercialization of our product candidates or may elect not to continue or renew development or commercialization programs based on preclinical or clinical study results, changes in the collaborators' strategic focus or available funding, or external factors such as an acquisition that diverts resources or creates competing priorities;

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collaborators may delay clinical studies, provide insufficient funding for a clinical study program, stop a clinical study or abandon a product candidate, repeat or conduct new clinical studies or require a new formulation of a product candidate for clinical testing;

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collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with Timber's product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than Timber's;

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collaborators with marketing and distribution rights to one or more products may not commit sufficient resources to the marketing and distribution of such product or products;

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collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate its intellectual property or proprietary information or expose it to potential litigation;

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collaborators may infringe the intellectual property rights of third parties, which may expose it to litigation and potential liability;

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disputes may arise between the collaborators and it that result in the delay or termination of the research, development or commercialization of its product candidates or that result in costly litigation or arbitration that diverts management attention and resources; and

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collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates.

Collaboration agreements may not lead to development or commercialization of Timber's product candidates in the most efficient manner or at all. If a collaborator of Timber's were to be involved in a business combination, the continued pursuit and emphasis on its product development or commercialization program could be delayed, diminished or terminated.

If Timber is not able to establish collaborations, it may have to alter its development and commercialization plans.

Timber's drug development programs and the potential commercialization of its product candidates will require substantial additional cash to fund expenses. Timber may decide to collaborate with pharmaceutical and biotechnology companies for the development and potential commercialization of its product candidates.

Timber faces significant competition in seeking appropriate collaborators. Whether it reaches a definitive agreement for a collaboration will depend, among other things, upon its assessment of the collaborator's resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator's evaluation of a number of factors. Those factors may include the design or results of preclinical studies or clinical studies, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the subject product candidates, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to its ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidates. Timber may also be restricted under future license agreements from entering into agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

Timber may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If Timber is unable to do so, it may have to curtail the development of its product candidates, reduce or delay its development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase its expenditures and undertake development or commercialization activities at its own expense. If Timber elects to increase its expenditures to fund development or commercialization activities on its own, it may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If Timber does not have sufficient funds, it may not be able to further develop its product candidates or bring it to market and generate product revenue.

Risks Relating to Timber's Intellectual Property

It is difficult and costly to protect Timber's intellectual property rights, and it cannot ensure the protection of these rights.

Timber's commercial success will depend, in part, on obtaining and maintaining additional patent protection for our technologies, products and processes, successfully defending these patents against third-party challenges and successfully enforcing these patents against third party competitors. The patent positions of pharmaceutical companies can be highly uncertain and involve complex legal, scientific and factual questions for which important legal principles remain unresolved. Changes in either the patent laws or in interpretations of patent laws may diminish the value of our intellectual property. Accordingly, Timber cannot predict the breadth of claims that may be allowable in its pending applications or, the enforceability of its existing and future patents.

The degree of Timber's current and future protection for our proprietary rights is uncertain, because legal means afford only limited protection and may not adequately protect its rights, permit it to gain or keep our competitive advantage, or provide us with any competitive advantage at all. For example, others have filed, and in the future are likely to file, patent applications covering products and technologies, such as trifarotene and KB105 as described above, that are similar or competitive to Timber's product candidates, or important to its business. Timber cannot be certain that any patents or patent application owned by a third party will not have priority over patents and patent applications filed by it, or that it will not be involved in interference, opposition or invalidity proceedings before United States or foreign patent offices.

Timber also relies on trade secrets to protect technology, especially in cases when it believes patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While Timber requires employees, academic collaborators, consultants and other contractors to enter into confidentiality agreements, it may not be able to adequately protect its trade secrets or other proprietary or licensed information. Typically, research collaborators and scientific advisors have rights to publish data and information in which Timber may have rights. If Timber cannot maintain the confidentiality of its proprietary technology and other confidential information, its ability to receive patent protection and its ability to protect valuable information owned by us may be imperiled. Enforcing a claim that a third-party entity illegally obtained and is using any of Timber's trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts are sometimes less willing to protect trade secrets than patents. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

If Timber fails to maintain or obtain additional patent protection or trade secret protection for its technologies, third parties could use its proprietary information, which could impair its ability to compete in the market and adversely affect our ability to generate revenues and attain profitability.

If Timber fails to obtain or maintain patent protection or trade secret protection for its technologies, third parties could use its proprietary information, which could impair its ability to compete in the market and adversely affect its ability to generate revenues and attain profitability.

Timber may also develop trademarks to distinguish its products from the products of its competitors. Timber cannot guarantee that any trademark applications filed by it or its business partners will be approved. Third parties may also oppose such trademark applications, or otherwise challenge Timber's use of the trademarks. In the event that the trademarks Timber uses are successfully challenged, it could be forced to rebrand its products, which could result in loss of brand recognition, and could require it to devote resources to advertising and marketing new brands. Further, Timber cannot provide assurance that competitors will not infringe the trademarks it uses, or that we will have adequate resources to enforce these trademarks.

Timber has in-licensed and acquired portions of its intellectual property, and if it fails to comply with its obligations under these arrangements, it could lose such intellectual property rights or owe damages to the licensor and/or seller of such intellectual property.

Timber is a party to a license agreement with AFT pursuant to which it licensed certain exclusive and co-exclusive rights to develop, manufacture and market drug candidates from AFT in certain territories. Timber has also entered into two acquisition agreements with Patagonia pursuant to which it acquired rights to certain intellectual property worldwide. These agreements are important to Timber's business, and it may enter into additional license and acquisition agreements in the future. Certain of Timber's in-licensed and acquired intellectual property covers, or may cover, other potential developmental candidates. Timber's existing license agreement and acquisition agreements impose, and it expects that future agreements will impose, various milestone payment, royalty and other obligations on it. If there is any conflict, dispute, disagreement or issue of non-performance between Timber and its collaborators regarding its rights or obligations under such agreements, including any such conflict, dispute or disagreement arising from our failure to satisfy payment obligations under any such agreement, it may owe damages, its collaborators may have a right to terminate the affected license or rights, and its ability to utilize the affected intellectual property in its product discovery and development efforts and its ability to enter into collaboration or marketing agreements for an affected product candidate may be adversely affected.

Timber's product candidates may infringe the intellectual property rights of others, which could increase its costs and delay or prevent its development and commercialization efforts.

Timber's success depends in part on avoiding infringement of the proprietary technologies of others. The pharmaceutical industry has been characterized by frequent litigation regarding patent and other intellectual property rights. Identification of third party patent rights that may be relevant to Timber's proprietary technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. Additionally, because patent applications are maintained in secrecy until the application is published, Timber may be unaware of third-party patents that may be infringed by commercialization of our product candidates. There may be certain issued patents and patent applications claiming subject matter that Timber may be required to license in order to research, develop or commercialize its product candidates, and it do not know if such patents and patent applications would be available to license on commercially reasonable terms, or at all. Any claims of patent infringement asserted by third parties would be time-consuming and may:

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result in costly litigation;

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divert the time and attention of Timber's technical personnel and management;

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prevent it from commercializing a product until the asserted patent expires or is held finally invalid or not infringed in a court of law;

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require it to cease or modify our use of the technology and/or develop non-infringing technology; or

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require it to enter into royalty or licensing agreements.

Although no third party has asserted a claim of infringement against Timber, others may hold proprietary rights that could prevent its product candidates from being marketed. Any patent-related legal action against Timber claiming damages and seeking to enjoin commercial activities relating to its product candidates or its processes could subject it to potential liability for damages and require it to obtain a license to continue to manufacture or market our product candidates. Timber cannot predict whether it would prevail in any such actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. In addition, Timber cannot be sure that it could redesign any of its product candidates or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent Timber from developing and commercializing any of its product candidates, which could harm its business, financial condition and operating results.

A number of companies have conducted research on dermatological therapies which resulted in the filing of many patent applications related to this research. If Timber were to challenge the validity of these or any issued United States patent in court, it would need to overcome a statutory presumption of validity that attaches to every issued United States patent. This means that, in order to prevail, Timber would have to present clear and convincing evidence as to the invalidity of the patent's claims.

If Timber were to challenge the validity of these or any issued United States patent in an administrative trial before the Patent Trial and Appeal Board in the USPTO, it would have to prove that the claims are unpatentable by a preponderance of the evidence. There is no assurance that a jury and/or court would find in Timber's favor on questions of infringement, validity or enforceability.

Timber may be subject to claims that we have wrongfully hired an employee from a competitor or that it or its employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.

As is commonplace in its industry, Timber employs individuals who were previously employed at other pharmaceutical companies, including its competitors or potential competitors. Although no claims against Timber are currently pending, it may be subject in the future to claims that our employees or prospective employees are subject to a continuing obligation to their former employers (such as non-competition or non-solicitation obligations) or claims that its employees or it has inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if Timber is successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Timber may be subject to claims challenging the inventorship of its patents and other intellectual property.

Although Timber is not aware of any asserted third-party claims challenging inventorship on its patents or ownership of its intellectual property, it may in the future be subject to claims that former employees, strategic partners, commercial counterparties or other third parties associated with it or one of its predecessors in ownership of its product candidates have an interest in its patents or other intellectual property as an inventor or co-inventor. While it is its policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to it, it cannot fully control the enforcement of these policies by third parties with which we contract, nor can it be certain that assignment agreements between it and its employees, between it and its counterparties, or between its counterparties and their employees or between its predecessors of ownership and their employees and counterparties, will effectively protect its interests as to any party who conceives or develops intellectual property that it regard as its own. Among other issues, the assignment of intellectual property rights may not be self-executing, the assignment agreements may be breached, or Timber may have disputes arise from conflicting obligations of consultants or others who are involved in developing its product candidates. As Timber approaches potential commercialization of our product candidates, it is more closely analyzing all facts that it believes might be used to assert an inventorship claim against it. Determinations like these involve complex sets of fact and applications of sometimes-unsettled patent law, resulting in inherent uncertainties regarding ownership rights. Determining the history of development of certain of Timber's intellectual property is made more difficult by the fact that certain of its intellectual property was developed by other companies for other indications before being acquired by it. Consequently, Timber cannot be sure that it has all of the documentary records relevant to such an analysis.

If claims challenging inventorship are made against Timber, it may need to resort to litigation to resolve those claims. If it fails in defending against any such claims, in addition to paying monetary damages, Timber may lose valuable intellectual property rights, such as exclusive ownership of valuable intellectual property rights or the right to assert those rights against third-parties marketing competing products. Even if Timber is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Timber may need to license intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.

A third party may hold intellectual property, including patent rights, that are important or necessary to the development of Timber's product candidates. It may be necessary for Timber to use the patented or proprietary technology of third parties to commercialize its drug candidates, in which case it would be required to obtain a license from these third parties on commercially reasonable terms. Such a license may not be available, or it may not be available on commercially reasonable terms, in which case Timber's business would be harmed.

The risks described elsewhere pertaining to Timber's intellectual property rights also apply to the intellectual property rights that it in-licenses, and any failure by it or its licensors to obtain, maintain, defend and enforce these rights could harm its business. In some cases Timber may not have control over the prosecution, maintenance or enforcement of the patents that it licenses, and may not have sufficient ability to provide input into the patent prosecution, maintenance and defense process with respect to such patents, and its licensors may fail to take the steps that it believes are necessary or desirable in order to obtain, maintain, defend and enforce the licensed patents.

Changes in U.S. patent law or the patent law of other countries or jurisdictions could diminish the value of patents in general, thereby impairing Timber's ability to protect its products.

The United States has recently enacted and implemented wide-ranging patent reform legislation. In addition, patent reform legislation may pass in the future that could lead to additional uncertainties and increased costs surrounding the prosecution, enforcement and defense of our patents and pending patent applications. The United States Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to Timber's ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on actions by the United States Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce patents that we have licensed or that we might obtain in the future. Similarly, changes in patent law and regulations in other countries or jurisdictions or changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may weaken our ability to obtain new patents or to enforce patents that we have licensed or that we may obtain in the future. We cannot predict future changes in the interpretation of patent laws or changes to patent laws that might be enacted into law by United States and foreign legislative bodies. Those changes may materially affect our patents or patent applications and our ability to obtain additional patent protection in the future. The United States federal government retains certain rights in inventions produced with its financial assistance under the Bayh-Dole Act. The federal government retains a "nonexclusive, nontransferable, irrevocable, paid-up license" for its own benefit. The Bayh-Dole Act also provides federal agencies with "march-in rights." March-in rights allow the government, in specified circumstances, to require the contractor or successors in title to the patent to grant a "nonexclusive, partially exclusive, or exclusive license" to a "responsible applicant or applicants." If the patent owner refuses to do so, the government may grant the license itself.

Timber's intellectual property agreements with third parties may be subject to disagreements over contract interpretation, which could narrow the scope of its rights to the relevant intellectual property or technology.

Certain provisions in Timber's intellectual property agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could affect the scope of Timber's rights to the relevant intellectual property or technology, or affect financial or other obligations under the relevant agreement, either of which could harm our business, financial condition, results of operations and prospects.

Timber may not be able to obtain or maintain orphan drug designation or exclusivity for its product candidates.

Timber has obtained orphan drug designation for TMB-001 and TMB-002, it is seeking orphan drug designation for TMB-003 and may seek additional orphan drug designation for other product candidates. Regulatory authorities in some jurisdictions, including the United States and Europe, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals in the United States. Generally, if a product with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA or the European Medicines Agency ("EMA") from approving another marketing application for the same indication for that drug during that time period. For a product that obtains orphan drug designation on the basis of a plausible hypothesis that it is clinically superior to the same drug that is already approved for the same indication, in order to obtain orphan drug exclusivity upon approval, clinical superiority of such product to this same drug that is already approved for the same orphan indication must be demonstrated. The exclusivity period is seven years in the United States and ten years in Europe. The European exclusivity period can be reduced to six years if a drug no longer meets the criteria for orphan drug designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified. Orphan drug exclusivity may be lost if the FDA or the EMA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition.

Timber cannot assure you that the application for orphan drug designation of TMB-003, or any future application with respect to any other product candidate, will be granted. If Timber is unable to obtain orphan drug designation in the United States, it will not be eligible to obtain the period of market exclusivity that could result from orphan drug designation or be afforded the financial incentives associated with orphan drug designation. Even if Timber obtains orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care.

There are risks to Timber's Intellectual Property based on our international business operations.

There are risks to technology and intellectual property that may result from Timber's conducting business outside the United States, particularly in jurisdictions that do not have comparable levels of protection of corporate proprietary information and assets such as intellectual property, trademarks, trade secrets, know-how and customer information and records. For instance, Timber may be exposed to material risks of theft of proprietary technology and other intellectual property, including technical data, business processes, data sets or other sensitive information. While these risks are common to many companies, conducting business in certain foreign jurisdictions, housing technology, data and intellectual property abroad, or licensing technology to joint ventures with foreign partners may have more significant exposure. The risk can be by direct intrusion wherein technology and intellectual property is stolen or compromised through direct intrusion including cyber intrusions and physical theft through corporate espionage, including with the assistance of insiders. In addition, Timber's technology and intellectual property may be subject to theft or compromise via more indirect routes. For example, Timber's products or components may be reverse engineered by joint venture partners or other parties, which could result in Timber's patents being infringed or its know-how or trade secrets stolen.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus/information statement, the documents incorporated herein by reference and other written reports and oral statements made from time to time by BioPharmX or Timber may contain so-called "forward-looking statements," all of which are subject to risks and uncertainties. One can identify these forward-looking statements by their use of words such as "expect," "plan," "will," "may," "anticipate," "believe," "estimate," "should," "intend," "forecast," "project" the negative or plural of these words, and other comparable terminology. One can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address either company's growth strategy, financial results and product and development programs. One must carefully consider any such statement and should understand that many factors could cause actual results to differ from either company's forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed, and actual future results may vary materially. BioPharmX and Timber do not assume the obligation to update any forward-looking statement. Consequently, the reader should not consider any such list to be a complete list of all potential risks or uncertainties.

For a discussion of the factors that may cause BioPharmX, Timber or the combined organization's actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of BioPharmX and Timber to complete the Merger and the effect of the Merger on the business of BioPharmX, Timber and the combined organization, see the section "Risk Factors" beginning on page 21.

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the expected benefits of, and potential value created by, the Merger for the securityholders of BioPharmX and Timber;

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likelihood of the satisfaction of certain conditions to the completion of the Merger, including the Timber Funding condition, and whether and when the Merger will be consummated and the listing of the BioPharmX common stock to be issued on the NYSE American;

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BioPharmX's ability to control and correctly estimate its operating expenses and its expenses associated with the Merger;

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any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans and the anticipated timing of filings;

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any statements of plans to develop and commercialize additional products;

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any statements concerning the attraction and retention of highly qualified personnel;

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any statements concerning the ability to protect and enhance the combined company's products and intellectual property;

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any statements concerning developments and projections relating to the combined company's competitors or industry;

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any statements concerning the combined company's financial performance;

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any statements regarding expectations concerning BioPharmX's or Timber's relationships and actions with third parties; and

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future regulatory, judicial and legislative changes in BioPharmX or Timber's industry.

You should not rely upon forward-looking statements as predictions of future events. Neither BioPharmX nor Timber can assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur.

In addition, statements that "BioPharmX believes" and similar statements reflect the beliefs and opinions on the relevant subject of BioPharmX, Timber or the combined company, as applicable. These statements are based upon information available as of the date of this proxy statement/prospectus/information statement, and while BioPharmX, Timber or the combined company, as applicable, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that BioPharmX, Timber or the combined company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of BioPharmX, Timber or the combined organization could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus/information statement are current only as of the date on which the statements were made. BioPharmX and Timber do not undertake any obligation to publicly update any forward-looking statement to reflect or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

 THE SPECIAL MEETING OF BIOPHARMX'S STOCKHOLDERS

Date, Time and Place

The BioPharmX special meeting will be held on March 24, 2020, commencing at 10:00 a.m. Eastern Time at the law offices of Akerman LLP at Three Brickell City Centre, 98 Southeast Seventh Street, Suite 1100, Miami, Florida 33131. BioPharmX is sending this proxy statement/prospectus/information statement to its stockholders in connection with the solicitation of proxies by the BioPharmX Board for use at the BioPharmX special meeting and any adjournments or postponements of the BioPharmX special meeting. This proxy statement/prospectus information statement is first being furnished to BioPharmX's stockholders on or about                        , 2020.

Purpose of the BioPharmX Special Meeting

The purpose of the BioPharmX special meeting is:

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To consider and vote upon a proposal to approve the issuance of shares of BioPharmX's common stock to Timber's members pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of January 28, 2020, by and among BioPharmX, Merger Sub and Timber, a copy of which is attached as Annex A to this proxy statement/prospectus/information statement (the "Merger Agreement").

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To approve an amendment to the certificate of incorporation of BioPharmX to effect a reverse stock split of BioPharmX's common stock, at a ratio within the range of 1-for-2 to 1-for-21, with such specific ratio to be mutually agreed upon by BioPharmX and Timber, in the form attached as Annex B to this proxy statement/prospectus/information statement.

3.
To approve an amendment to the certificate of incorporation of BioPharmX to change to corporate name from "BioPharmX Corporation" to "Timber Pharmaceuticals, Inc." in the form attached as Annex C to this proxy statement/prospectus/information statement.

4.
To consider and vote upon an adjournment of the BioPharmX special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2.

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To transact such other business as may properly come before the BioPharmX special meeting or any adjournment or postponement thereof.

Recommendation of the BioPharmX Board

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The BioPharmX Board has determined that the transactions contemplated by the Merger Agreement, including the Merger, the issuance of shares of BioPharmX common stock to Timber's securityholders pursuant to the Merger Agreement are fair to, advisable and in the best interest of BioPharmX and its stockholders and has approved and declared advisable the Merger Agreement and such transactions. The BioPharmX Board recommends that BioPharmX's stockholders vote "FOR" Proposal No. 1 to approve the issuance of shares of BioPharmX's common stock to Timber's common members.

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In order to meet NYSE American Listing Requirements, as described in more detail in this proxy statement/prospectus/information statement, NYSE American will require BioPharmX to have, among other things, a $3.00 per share minimum bid price upon the closing of the Merger. Therefore, the BioPharmX Board has determined that the BioPharmX Reverse Stock Split is fair to, advisable and in the best interest of BioPharmX and its stockholders and has approved and declared advisable the BioPharmX Reverse Stock Split. The BioPharmX Board recommends that BioPharmX's stockholders vote "FOR" Proposal No. 2 to approve an amendment to the certificate of incorporation of BioPharmX effecting the BioPharmX Reverse Stock Split.

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The BioPharmX Board has determined that the BioPharmX Name Change is fair to, advisable and in the best interest of BioPharmX and its stockholders and has approved and declared advisable the BioPharmX Name Change. The BioPharmX Board recommends that BioPharmX's stockholders vote "FOR" Proposal No. 3 to approve an amendment to the certificate of incorporation of BioPharmX effecting the BioPharmX Name Change.

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The BioPharmX Board has determined and believes that adjourning the BioPharmX special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 or 2 is advisable, and in the best interests of, BioPharmX and its stockholders and has approved and adopted the proposal. The BioPharmX Board recommends that BioPharmX's stockholders vote "FOR" Proposal No. 4 to adjourn the BioPharmX special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 or 2.

Record Date and Voting Power

Only holders of record of BioPharmX's common stock at the close of business on the record date, February 14, 2020, are entitled to notice of, and to vote at, the BioPharmX special meeting. There were approximately 38 registered record holders of BioPharmX's common stock at the close of business on the record date. At the close of business on the record date, 18,278,219 shares of BioPharmX's common stock were issued and outstanding. Each share of BioPharmX's common stock entitles the holders thereof to one vote on each matter submitted for stockholder approval.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement/prospectus/information statement is solicited on behalf of the BioPharmX Board for use at the BioPharmX special meeting.

If you are a stockholder of record of BioPharmX as of the record date referred to above, you may vote in person at the BioPharmX special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the BioPharmX special meeting, BioPharmX urges you to vote by proxy to ensure your vote is counted. You may still attend the BioPharmX special meeting and vote in person if you have already voted by proxy. As a stockholder of record you may vote in any of the following ways:

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To vote in person, attend the BioPharmX special meeting and BioPharmX will provide you a ballot when you arrive.

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To vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to BioPharmX before the BioPharmX special meeting, BioPharmX will vote your shares as you direct on the proxy card.

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To vote via telephone or the internet, follow the instructions provided on the proxy card.

If your shares of BioPharmX's common stock are held by your broker as your nominee, that is, in "street name", the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your shares of BioPharmX's common stock.

If you do not give instructions to your broker, your broker can vote your shares of BioPharmX's common stock with respect to "discretionary" items but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under certain rules, applicable to brokers on which your broker may vote shares held in "street name" in the absence of your voting instructions. On non-discretionary or non-routine items for which you do not give your broker instructions, your shares of BioPharmX's common stock will be treated as broker non-votes. It is anticipated that all proposals will be non-discretionary items. Under the rules and interpretations of the NYSE, "non-routine" matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.

For any BioPharmX Proposal that is considered a "routine" matter, your broker or nominee may vote your shares in its discretion either for or against the proposal even in the absence of your instruction. Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed "non-routine." Broker non-votes will not be considered to be shares "entitled to vote" at the meeting and will not be counted as having been voted on the applicable proposal.

BioPharmX believes that only Proposal No. 2 regarding the reverse stock split and Proposal No. 4 regarding the potential adjournment of the special meeting will be considered "routine" matters and all of the other BioPharmX Proposals will be considered "non-routine" matters. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the BioPharmX Proposals, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

All properly executed proxies that are not revoked will be voted at the BioPharmX special meeting and at any adjournments or postponements of the BioPharmX special meeting in accordance with the instructions contained in the proxy. If a holder of BioPharmX's common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted "FOR" Proposal No. 1 to approve the issuance of shares of BioPharmX's common stock to Timber's common members pursuant to the Merger Agreement; "FOR" Proposal No. 2 to approve an amendment to the certificate of incorporation of BioPharmX effecting the BioPharmX Reverse Stock Split; "FOR" Proposal No. 3 to approve an amendment to the certificate of incorporation of BioPharmX to effect the BioPharmX Name Change; and "FOR" Proposal No. 4 to approve the adjournment of the BioPharmX special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 or 2 in accordance with the recommendation of the BioPharmX Board.

BioPharmX's stockholders of record may change their vote at any time before their proxy is voted at the BioPharmX special meeting in one of two ways. First, a stockholder of record of BioPharmX may send a written notice to the Secretary of BioPharmX stating that the stockholder would like to revoke their proxy. Second, a stockholder of record of BioPharmX may attend the BioPharmX special meeting and vote in person. Attendance alone will not revoke a proxy. If a stockholder of BioPharmX of record or a stockholder who owns shares of BioPharmX's common stock in "street name" has instructed a broker to vote its shares of BioPharmX's common stock, the stockholder must follow directions received from its broker to change those instructions.

Required Vote

The presence, in person or represented by proxy, at the BioPharmX special meeting of the holders of a majority of the shares of BioPharmX's common stock outstanding and entitled to vote at the BioPharmX special meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted toward a quorum. Approval of Proposal No. 1 and 4 requires the affirmative vote of a majority of the shares of BioPharmX's common stock entitled to vote and present in person or represented by proxy at the BioPharmX special meeting. Approval of Proposal Nos. 2 and 3 requires the affirmative vote of holders of a majority of BioPharmX's outstanding common stock having voting rights on the record date for the BioPharmX special meeting.

Votes will be counted by the inspector of election appointed for the BioPharmX special meeting, who will separately count "FOR" and "AGAINST" votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total and will have the same effect as "AGAINST" votes. Broker non-votes will also have the same effect as "AGAINST" votes for Proposal Nos. 2 and 3. For Proposal Nos. 1 and 4, broker non-votes will have no effect and will not be counted towards the vote total but will be used to determine whether a quorum is present at the BioPharmX special meeting.

Each of Proposal Nos. 1 and 2 are conditioned upon each other. Therefore, the Merger cannot be consummated without the approval of Proposal Nos. 1 and 2. Proposal No. 3 is conditioned upon the consummation of the Merger. If the Merger is not completed or the stockholders do not approve Proposal No. 3, BioPharmX will not change its name to "Timber Pharmaceuticals, Inc.".

Timber is the owner of 2,200,328 shares of the common stock of BioPharmX. Timber will vote its shares of BioPharmX in favor of all proposals to come before the special meeting.

Several affiliates of an institutional investor are the owners of an aggregate of 850,000 shares of common stock of BioPharmX pursuant to the Exchange Agreement and have agreed, pursuant thereto, to vote their shares at the special meeting as recommended by the BioPharmX Board with respect to the approval of the transactions contemplated by the Merger Agreement.

Solicitation of Proxies

Directors, employees, officers and agents of BioPharmX may solicit proxies from BioPharmX's stockholders by mail or by other methods. BioPharmX will bear the costs of printing and filing this proxy statement/prospectus/information statement and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of BioPharmX's common stock for the forwarding of solicitation materials to the beneficial owners of BioPharmX's common stock. BioPharmX will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. BioPharmX has retained Alliance Advisors LLC as proxy solicitor with respect to the BioPharmX special meeting.

Other Matters

As of the date of this proxy statement/prospectus/information statement, the BioPharmX Board does not know of any business to be presented at the BioPharmX special meeting other than as set forth in the notice accompanying this proxy statement/prospectus/information statement. If any other matters should properly come before the BioPharmX special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGER

This section and the section entitled "The Merger Agreement" in this proxy statement/prospectus/information statement describe the material aspects of the Merger, including the Merger Agreement. While BioPharmX and Timber believe that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus/information statement for a more complete understanding of the Merger and the Merger Agreement, including the Merger Agreement attached as Annex A and the other documents to which you are referred herein. See the section "Where You Can Find More Information" in this proxy statement/prospectus/information statement.

Background of the Merger

Historical Background for BioPharmX

The following is a summary of material events, meetings and discussions that are relevant to the BioPharmX Board's decision to approve the Merger Agreement and recommend the Merger to BioPharmX stockholders.

On September 12, 2018, BioPharmX announced the appointment of David S. Tierney, M.D. as its chief executive officer. Following Dr. Tierney's hiring, the company initiated a strategic review of its business. Following a thorough strategy and pipeline review, the company streamlined its pipeline strategy to focus exclusively on development candidates utilizing the HyantX delivery system and discontinued non-core commercial and development programs. At various times prior to Dr. Tierney joining BioPharmX, and having been ongoing and dating back to 2016, the company had held strategic partnering discussions, executed confidentiality agreements and facilitated various levels of due diligence with entities described herein as Companies A through Z. Additional entities engaged following Dr. Tierney joining BioPharmX will be described herein as Companies AA through SS.

On September 14, 2018, the BioPharmX business development team conducted an introductory call with a senior business development executive from Company AA.

On September 21, 2018, the BioPharmX business development team conducted a conference call with a senior business development executive of Company U in follow up to the in-person meeting on August 21, 2018.

On October 2, 2018, the BioPharmX business development team conducted a call with senior business development executives from Company G.

On October 3, 2018, the BioPharmX business development team conducted a follow up conference call with Company U.

On October 11, 2018, BioPharmX initiated its Phase 2b clinical trial of BPX-04 for the treatment of papulopustular rosacea.

On October 15, 2018, BioPharmX management signed a confidential disclosure agreement with Company AA to discuss their interest in the BPX-01 and BPX-04 development assets.

On October 16, 2018, the BioPharmX business development team conducted a follow up call with a senior business development executive from Company AA.

On October 16, 2018, BioPharmX CEO, Dr. David Tierney, met with the chief executive officer of Company U near Company U's headquarters to work through remaining due diligence questions.

On October 29, 2018, BioPharmX management received an indication of interest to license BPX-01 from Company AA.

On October 30, 2018, the BioPharmX business development team conducted a follow up due diligence conference call with Company U to address addition due diligence questions with a senior business development executive.

On November 5, 2018, the BioPharmX business development team conducted an additional follow up due diligence conference call with Company U's R&D and Commercial organizations to address the addition due diligence questions discussed on October 30, 2018.

On November 14, 2018, the BioPharmX business development team conducted conference calls with Company H and Company U.

On November 30, 2018, BioPharmX management conducted a conference call with Company AA to discuss the scope and timing of a due diligence process.

On December 3, 2018, the BioPharmX business development team conducted a conference call with Company U.

On December 10, 2018, BioPharmX granted data room access to Company AA to conduct more comprehensive due diligence on the BPX-01 and BPX-04 development assets.

On January 2, 2019, the BioPharmX business development team received a list of due diligence questions from Company AA following a thorough review of the provided data room.

During the week of January 6, 2019, BioPharmX management conducted meetings at the J.P. Morgan Healthcare Conference in San Francisco with Company C, Company G, Company K, Company M, Company R, Company U, Company Z and Company AA to discuss their interest in partnering.

On January 16, 2019, the BioPharmX business development team received a second list of due diligence questions from Company AA following their continued review of the provided data room.

On January 16, 2019, the BioPharmX business development team conducted a conference call with Company N.

On January 31, 2019, BioPharmX management signed an updated CDA with Company G to discuss their ongoing interest in the BPX-01 and BPX-04 development assets.

On February 7, 2019, BioPharmX management provided a written response to the due diligence questions as received from Company AA on January 2, 2019.

On February 11, 2019, the BioPharmX business development team conducted a conference call with Company AA to discuss their feedback following initial due diligence.

On February 22, 2019, the BioPharmX business development team conducted a follow up conference call with Company AA to discuss their ongoing interest.

From February 28, 2019 to March 2, 2010, BioPharmX management conducted meetings at the American Academy of Dermatology Annual Meeting in Washington D.C. with Company H, Company N, Company W, Company Z, Company AA and Company BB to discuss their interest in a strategic partnership.

On March 14, 2019, BioPharmX management received a non-binding term sheet to license BPX-01 from Company AA.

On March 20, 2019, the BioPharmX business development team conducted an in-person meeting at the DCAT Conference in New York, NY with Company U to discuss their ongoing interest.

On March 29, 2019, BioPharmX management conducted a conference call with Company AA to discuss their letter of intent as well as additional due diligence requests to progress Company AA's evaluation.

On April 8, 2019, the BioPharmX business development team conducted a follow up conference call with the chief executive officer and the leadership team of Company H to discuss their ongoing interest.

On April 9, 2019, the BioPharmX business development team conducted a follow up conference call with Company N to discuss their ongoing interest.

On April 11, 2019, BioPharmX management signed an updated CDA with Company N to discuss their ongoing interest in the BPX-01 and BPX-04 development assets.

On April 15, 2019, BioPharmX management signed an updated CDA with Company H to discuss their ongoing interest in the BPX-01 and BPX-04 development assets.

On April 18, 2019, BioPharmX management conducted a conference call with Company AA to discuss next steps in the ongoing negotiations and due diligence process.

On April 26. 2019, BioPharmX provided a counter to the non-binding term sheet provided by Company AA on March 14, 2019.

On April 29, 2019, BioPharmX management conducted a conference call and later granted data room access to Company H to conduct more comprehensive due diligence on the BPX-01 and BPX-04 development assets.

On May 9, 2019, BioPharmX management was notified that Company H's board of directors had mandated a focus on commercial assets.

On May 13, 2019, following a discussion on the counter to the non-binding term sheet, Company AA was provided with additional data room access to facilitate their ongoing due diligence.

On May 14, 2019, additional due diligence materials were provided to Company U to address outstanding questions on BPX-01 in the interest of advancing their ongoing partnering interest toward a written offer.

On May 14, 2019, BioPharmX management conducted an introductory conference call with Company CC.

On May 21, 2019, the BioPharmX business development team conducted a follow up conference call with Company N to discuss their ongoing interest.

On May 23, 2019, the BioPharmX business development team conducted a follow up conference call with a senior executive of Company U to discuss their ongoing interest.

On May 28, 2019, the BioPharmX business development team received a list of due diligence questions from Company AA following a thorough review of the additional materials provided in the data room.

On June 2, 2019, BioPharmX management signed a CDA with Company CC to discuss their interest in the BPX-01 and BPX-04 development assets.

On June 3, 2019, BioPharmX management conducted an in-person meeting at the BIO International Convention in Philadelphia, PA with Company AA.

On June 4, 2019, BioPharmX management conducted a conference call with Company CC to answer certain due diligence questions.

On June 6, 2019, BioPharmX management conducted a due diligence conference call with Company AA to address the questions received on May 28, 2019.

On June 14, 2019, BioPharmX management conducted a follow up due diligence conference call with Company AA to address additional questions that were raised following the June 6, 2019 due diligence call.

On June 14, 2019, a managing director of Chardan Capital Markets, LLC ("Chardan") on behalf of Timber Pharmaceuticals, LLC ("Timber"), contacted BioPharmX management via an unsolicited email expressing interest via a non-binding indication of interest outlining a potential merger transaction citing that the public markets may be failing to appropriately reflect the value of BioPharmX.

On June 18, 2019, BioPharmX management signed a CDA with Timber to discuss their interest in a potential merger transaction.

On June 25, 2019, BioPharmX announced positive results from its Phase 2b clinical trial of BPX-04, a novel topical gel formulation of fully solubilized minocycline for the treatment of moderate-to-severe papulopustular rosacea. The randomized, double-blind, vehicle-controlled Phase 2b trial enrolled 206 subjects aged 18 years and above with moderate-to-severe papulopustular rosacea across 11 sites in the United States. The study evaluated the safety and efficacy of once daily application of BPX-04, a 1% minocycline gel, versus a vehicle control over a 12-week treatment period. The study was designed to demonstrate a statistically significant mean change in the number of facial inflammatory lesions from baseline to week 12. The secondary endpoint was the proportion of subjects with a two-grade improvement to clear or almost clear on the IGA scale from baseline to week 12. BPX-04, a 1% minocycline gel, successfully met both the primary and secondary endpoints of the trial in demonstrating a statistically significant mean change in the number of facial inflammatory lesions and a two-grade improvement to clear or almost clear on the IGA scale from baseline to week 12. BPX-04 appeared to be generally well-tolerated. The most commonly reported adverse events across both treatment groups were upper respiratory tract infection (5.3%), gastroenteritis (2.4%) and headache (2.4%) with the majority of these adverse events determined to be not treatment-related. There were no serious treatment-related adverse events.

On June 26, 2019, BioPharmX management conducted a conference call with the chief executive officer and his leadership team of Company U to discuss the additional due diligence materials provided on May 14, 2019, to provide an overview of the Phase 2b clinical trial results of BPX-04 and to discuss their ongoing interest.

On June 26, 2019, BioPharmX management conducted an introductory conference call with the chief executive of Company FF.

On June 27, 2019, BioPharmX management conducted a conference call with Company AA to provide an overview of the Phase 2b clinical trial results of BPX-04 and discuss their ongoing interest and due diligence efforts.

On June 27, 2019, BioPharmX management conducted a conference call with Company W to provide an overview of the Phase 2b clinical trial results of BPX-04 and discuss their ongoing interest.

Following the June 25, 2019 reporting of positive topline results from its Phase 2b trial of BPX-04 for the treatment of Papulopustular Rosacea, the BioPharmX share price declined by 38.5% in the subsequent 5 trading days. Given the reduced market capitalization and the anticipated dilution associated with raising the proceeds necessary to advance BPX-04 toward the necessary Phase 3 clinical trial, the BioPharmX Board and BioPharmX management evaluated long- and short-term strategic options, including capital formation or other investment transactions, potential strategic alliances, prospects for mergers and acquisitions, strategic acquisitions and divestitures and other business combinations, as well as its continued operations as an independent company, each with a view toward enhancing stockholder value.

On July 1, 2019, at the request of Chardan, BioPharmX management conducted a conference call with Timber management to introduce Timber and their technology as well as discuss the proposed merger transaction.

On July 2, 2019, BioPharmX management conducted a due diligence call with Company U to answer outstanding questions.

On July 9, 2019, BioPharmX management conducted a conference call with Company C to provide an overview of the Phase 2b clinical trial results of BPX-04 and discuss their ongoing interest.

On July 9, 2019, BioPharmX management conducted a conference call with Company N to provide an overview of the Phase 2b clinical trial results of BPX-04 and discuss their ongoing interest.

On July 9, 2019, BioPharmX management conducted an introductory conference call with a senior executive at Company EE.

On July 10, 2019, BioPharmX management signed a CDA with Company EE to discuss their interest in a potential merger transaction.

On July 11, 2019, Company W declined to continue partnering discussions due to their focus on commercial assets.

On July 12, 2019, BioPharmX management conducted a conference call with a senior business development executive from Company AA.

On July 16, 2019, Company K informed BioPharmX that they would be passing on the opportunity to focus their business development efforts on commercial assets.

On July 17, 2019, BioPharmX management conducted an introductory conference call with management team of Company EE.

On July 17, 2019, BioPharmX management conducted a call with a senior business development executive from Company G whereby it was communicated that they have strategically committed to acquiring commercial assets in dermatology before investing in a development pipeline.

On July 17, 2019, BioPharmX management conducted a call with a senior business development executive from Company L.

On July 23, 2019, at the request of BioPharmX, BioPharmX management visited Timber's headquarters for an in-person management presentation during which management of Timber and BioPharmX discussed the proposed merger transaction.

Following the in-person management meeting with Timber on July 23, 2019, an updated, more detailed, non-binding offer was presented to BioPharmX management via email outlining their proposal to merge the two companies.

On July 25, 2019, BioPharmX management conducted a call with a senior executive from Company BB.

On July 27, 2019, Company CC informed BioPharmX that they would be passing on the opportunity.

On July 31, 2019, BioPharmX management conducted a conference call with the chief executive officer and his leadership team at Company U whereby it was stated that Company U was preparing an offer.

On July 31, 2019, BioPharmX management was informed that Company EE did not receive support from their Board to proceed with negotiations around a potential merger transaction.

On August 1, 2019, BioPharmX management conducted a conference call with a senior business development executive from Company AA.

On August 4, 2019, BioPharmX management signed a CDA with Company FF to discuss their interest in a potential merger transaction.

On August 5, 2019, BioPharmX management received and answered a series of due diligence questions from Company AA.

On August 6, 2019, BioPharmX management conducted a conference call with the chief executive of Company FF and their leadership team to discuss their interest in a potential merger transaction and provide more detailed overview of their business.

On August 6, 2019, the BioPharmX Board met to discuss a variety of topics including the non-binding offer from Timber, an evaluation of strategic options and the potential value of engaging an outside strategic and/or financial advisor(s).

On August 9, 2019, BioPharmX management conducted an introductory conference call with the chief executive officer of Company GG.

On August 12, 2019, BioPharmX management conducted a conference call with the chief executive of Company R to revisit their interest.

On August 13, 2019, BioPharmX management signed a CDA with Company GG to discuss their interest in the BPX-01 and BPX-04 development assets.

On August 15, 2019, BioPharmX management conducted a conference call with Chardan to inform them, as well as their client Timber Pharmaceuticals, of the company's plan to engage a transaction advisory firm and to outline the structured process and its associated timelines.

On August 15, 2019, BioPharmX management conducted an introductory conference call with Company HH to learn more about their business model.

On August 16, 2019, BioPharmX management conducted a conference call with a senior business development executive from Company AA.

On August 18, 2019, the BioPharmX management and BioPharmX Board formalized the engagement of Locust Walk Partners LLC ("Locust Walk"), a global life science transaction firm focused on biopharmaceutical and medical technology companies, to initiate a formal strategic process and provide transaction advisory services.

On August 21, 2019, BioPharmX management conducted a follow up conference call with the chief executive officer of Company GG and his broader team to inform them of the company's plan to engage a transaction advisory firm and to outline the structured process and its associated timelines.

On August 21, 2019, BioPharmX management conducted a conference call with a senior business development executive from Company AA to inform them of the company's plan to engage a transaction advisory firm and to outline the structured process and its associated timelines.

On August 21, 2019, BioPharmX management conducted a conference call with Company C to inform them of the company's plan to engage a transaction advisory firm and to outline the structured process and its associated timelines.

On August 21, 2019, BioPharmX management conducted an introductory conference call with a senior business development executive with Company II.

On August 22, 2019, BioPharmX management conducted a conference call with Company R to inform them of the company's plan to engage a transaction advisory firm and to outline the structured process and its associated timelines.

On August 23, 2019, BioPharmX management conducted a due diligence conference call with Company AA to address additional due diligence questions.

On August 23, 2019, BioPharmX management conducted a conference call with a senior executive from Company BB to inform them of the company's plan to engage a transaction advisory firm and to outline the structured process and its associated timelines.

On August 26, 2019, BioPharmX management conducted a call with a senior business development executive from Company L to inform them of the company's plan to engage a transaction advisory firm and to outline the structured process and its associated timelines.

Between August 27, 2019 and October 1, 2019, Locust Walk initiated outreach to 49 strategic partners to evaluate potential strategic alliances, prospects for mergers and acquisitions, strategic acquisitions and divestitures and other business combinations. In addition to Company A through II participating in the sell-side process, Company JJ, Company KK, Company LL, Company MM, Company NN, Company OO, Company PP, Company QQ, Company RR and Company SS all were responsive to the Locust Walk outreach and engaged by expressing various levels of interest.

On August 27, 2019, Locust Walk received an email from the chief executive officer of Company U suggesting that they intended on participating in the process.

On August 28, 2019, Company GG was granted data room access to conduct due diligence on the BPX-01 and BPX-04 development assets.

On August 28, 2019, Locust Walk received an email from a senior executive of Company N suggesting that they intended on participating in the process.

On August 28, 2019, Company D informed Locust Walk that they would not be putting forth an offer.

On August 30, 2019, BioPharmX management conducted a conference call with the chief executive officer and his leadership team of Company U to discuss progress and obstacles in preparing the offer discussed on July 31, 2019.

On September 2, 2019, Company CC informed Locust Walk that they would not be putting forth an offer.

On September 2, 2019, Locust Walk received an email from Company MM that they would move expeditiously to meet the process timeline. Following this communication, Company MM became unresponsive.

On September 3, 2019, Locust Walk conducted a conference call with a senior executive from Company BB whereby he expressed interest in evaluating the BPX-01 and BPX-04 development assets.

On September 3, 2019, Company Y informed Locust Walk that they would not be putting forth an offer.

On September 4, 2019, Locust Walk received a request from Company H to reinstate their data room access for continued due diligence as their strategy had shifted to evaluate late-stage development assets.

On September 4, 2019, Locust Walk conducted a conference call with Company R management and their primary investor.

On September 6, 2019, Locust Walk conducted a conference call with Company G to discuss their interest and to outline the structured process and its associated timelines.

On September 9, 2019, BioPharmX issued a press release reporting fiscal second quarter 2020 financial results and providing a corporate update, including the engagement of Locust Walk and initiation of a strategic process.

On September 9, 2019, BioPharmX management signed a CDA and granted data room access to Company BB to conduct more comprehensive due diligence on the BPX-01 and BPX-04 development assets.

On September 9, 2019, Dr. Tierney received an email from a financial advisor of Company OO suggesting an interest in going public via a merger.

On September 9, 2019, Locust Walk conducted a conference call with Company KK to discuss their interest and to outline the structured process and its associated timelines.

On September 10, 2019, BioPharmX management conducted a conference call with a senior business development executive from Company AA.

On September 10, 2019, Locust Walk conducted an introductory conference call with the financial advisor of Company OO.

On September 10, 2019, BioPharmX management signed a CDA with Company OO to discuss their interest in a reverse merger transaction.

On September 10, 2019, BioPharmX management conducted a conference call with Company II to inform them of the company's plan to engage a transaction advisory firm and to outline the structured process and its associated timelines.

On September 11, 2019, BioPharmX management signed an updated CDA with Company R to discuss their interest in the BPX-01 and BPX-04 development assets.

On September 11, 2019, Locust Walk conducted a conference call with a senior business development executive from Company AA.

On September 11, 2019, Company A informed Locust Walk that they would not be putting forth an offer.

On September 11, 2019, Company M informed Locust Walk that they would not be putting forth an offer.

On September 12, 2019, data room access was granted to Company R to conduct further due diligence on the BPX-01 and BPX-04 development assets.

On September 12, 2019, data room access was granted to Company OO and their financial advisors to conduct certain financial and legal due diligence. A data room was not yet ready for BioPharmX to complete the requested due diligence on Company OO.

On September 12, 2019, Company N informed Locust Walk that they would not be putting forth an offer.

On September 14, 2019, BioPharmX management signed an updated CDA with Company K and, at the request of Company K, provided data room access to facilitate their ongoing due diligence on the BPX-01 and BPX-04 development assets.

On September 16, 2019, Company C informed Locust Walk that they would not be putting forth an offer.

On September 16, 2019, Locust Walk conducted a conference call with the president of Company W to discuss their interest and to outline the structured process and its associated timelines.

On September 16, 2019, Locust Walk conducted a conference call with Company NN whereby an interest in participating in the process was expressed.

On September 17, 2019, Company LL informed Locust Walk that they would not be putting forth an offer.

On September 18, 2019, additional due diligence materials were made available to Company AA upon request.

On September 19, 2019, BioPharmX management conducted a conference call with the chief executive officer of Company OO, following which additional due diligence materials were made available.

On September 20, 2019, Locust Walk conducted an introductory conference call with Company PP.

On September 20, 2019, Locust Walk conducted a conference call with a senior executive from Company Q.

On September 20, 2019, Company JJ informed Locust Walk that they would not be putting forth an offer.

On September 21, 2019, BioPharmX management received and answered additional due diligence questions from Company OO.

On September 24, 2019, Company II informed Locust Walk that they would not be putting forth an offer.

On September 24, 2019, Company KK informed Locust Walk that they would not be putting forth an offer.

On September 24, 2019, Company NN informed Locust Walk that they would not be putting forth an offer.

On September 24, 2019, Locust Walk conducted an introductory conference call with Company RR.

On September 25, 2019, a senior executive of Company GG informed BioPharmX that they would not be submitting a bid for the topical minocycline assets.

On September 26, 2019, Dr. Tierney met with the chief executive officer of Company OO in Chicago to further evaluate their socialized interest in a reverse merger.

On September 26, 2019, BioPharmX management signed a CDA and granted data room access to Company PP to conduct more comprehensive due diligence on the BPX-01 and BPX-04 development assets.

On September 26, 2019, Company S informed Locust Walk that they would not be putting forth an offer.

On September 27, 2019, BioPharmX management conducted a conference call with a senior business development executive from Company AA.

On September 30, 2019, BioPharmX management conducted additional conference calls with Company OO to evaluate Company OO as a reverse merger candidate.

On October 1, 2019, a non-binding term sheet was received from Timber Pharmaceuticals outlining a proposed business combination as well as providing the necessary bridge capital to pursue the closing of the outlined transaction.

On October 1, 2019, Locust Walk provided Company RR with additional information on the opportunity.

On October 2, 2019, the BioPharmX business development team received a list of due diligence questions from Company H following their thorough review of the data room.

On October 2, 2019, BioPharmX management conducted an introductory call with the Company QQ management team.

On October 2, 2019, a member of the BioPharmX Board conducted a conference call with Company OO's chief executive officer to learn more about their operating business and readiness for pursuing a reverse merger transaction.

On October 2, 2019, Company U informed BioPharmX management that they would not be putting forth an offer.

On October 2, 2019, Company RR confirmed to Locust Walk that there was interest in evaluating a reverse merger transaction pending confirmation from its chief financial officer.

On October 2, 2019, BioPharmX management conducted a conference call with the chief executive officer and leadership team from Company Q to discuss their interest and potential strategic fit.

On October 2, 2019, Company W informed BioPharmX management that they would not be putting forth an offer as they are focused on commercial assets.

On October 3, 2019, BioPharmX management signed a CDA with Company QQ to discuss their interest in a strategic business combination.

On October 3, 2019, BioPharmX management provided Company H with a written response to due diligence questions received on October 2, 2019.

On October 4, 2019, BioPharmX management conducted a due diligence conference call with Company AA to address additional due diligence questions introduced on the September 27.

On October 4, 2019, data room access was granted to Company QQ to conduct certain financial, legal and technical due diligence.

On October 7, 2019, the BioPharmX Board met to discuss a variety of topics including the updated non-binding offer from Timber.

On October 7, 2019, Locust Walk contacted Company RR to determine their interest in evaluating the opportunity further.

On October 8, 2019, BioPharmX management conducted a due diligence call with Company QQ to review the BioPharmX technology.

On October 10, 2019, a non-binding term sheet was received from Company OO outlining a proposed reverse merger transaction, however key deal terms were omitted and the detail was insufficient to properly evaluate their interest. Locust Walk informed their financial advisor that additional information would be needed.

On October 10, 2019, Company BB informed Locust Walk that they would not be putting forth an offer.

On October 11, 2019, additional due diligence materials were made available to Company AA upon request.

On October 15, 2019, Timber Pharmaceuticals granted data room access to BioPharmX management and Locust Walk to conduct due diligence.

On October 15, 2019, a revised non-binding term sheet was received from Company OO. Locust Walk informed Company OO's financial advisor that additional detailed due diligence documentation and greater clarity around envisioned merger terms would need to be provided to properly evaluate their interest.

On October 16, 2019, a non-binding term sheet was received from Company QQ outlining a proposed reverse merger transaction.

On October 16, 2019, Company H informed Locust Walk that they would not be putting forth an offer.

On October 17, 2019, the investment banker for Company SS contacted BioPharmX management to discuss their client's interest in a reverse merger transaction.

On October 17, 2019, Company R informed Locust Walk that they would not be putting forth an offer.

On October 19, 2019, data room access was granted to BioPharmX management and Locust Walk to further evaluate the Company QQ business.

On October 20, 2019, Company PP informed Locust Walk that they would not be putting forth an offer.

On October 21, 2019, the investment banker for Company SS provided BioPharmX management with background materials on Company SS and BioPharmX management introduced their banker to the Locust Walk process.

On October 22, 2019, BioPharmX management presented Timber with a list of due diligence questions following a thorough review of the provided data room.

On October 23, 2019, BioPharmX management, Locust Walk, Timber and Chardan conducted a due diligence conference call, including a review of the list of due diligence questions provided the day prior.

On October 25, 2019, a non-binding term sheet was received from Company SS outlining a proposed reverse merger transaction.

On October 29, 2019, BioPharmX management presented Company QQ with a list of due diligence questions following a thorough review of the provided data room.

On October 30, 2019, the BioPharmX Board met to discuss a variety of topics including the updated non-binding offer from Timber as well as a summary of due diligence findings.

On October 30, 2019, BioPharmX management contacted Company U to confirm their decision to pass on the opportunity.

On November 1, 2019, BioPharmX management conducted a conference call with a senior business development executive from Company AA.

On November 1, 2019, Dr. Tierney and the chief executive officer of Company OO exchanged emails in which Dr. Tierney indicated that Company OO's proposed terms of a transaction and assurances regarding its ability to timely consummate a transaction were not sufficient to enable the BioPharmX Board to consider engaging in a proposed transaction with Company OO. Dr. Tierney indicated that if Company OO were able to address key concerns outlined in the due diligence request, including but not limited to the lack of clarity on relative valuations, the lack of available bridge financing and the lack of clarity regarding Company OO's business model and financial position, he would bring a proposal to the BioPharmX Board for consideration.

On November 3, 2019, BioPharmX management submitted a counter proposal to the term sheet provided by Timber on October 1, 2019.

On November 3, 2019, BioPharmX provided a counter to the non-binding term sheet provided by Company SS on October 25, 2019.

On November 5, 2019, Locust Walk conducted a conference call with Chardan to review the counter proposal.

On November 6, 2019, a revised counter proposal was submitted to Timber by BioPharmX management to reflect the discussion between Locust Walk and Chardan on November 5, 2019.

On November 6, 2019, BioPharmX management, Locust Walk, and Company QQ conducted a due diligence conference call, including a review of the list of due diligence questions provided on October 29, 2019 and a discussion on the non-binding term sheet dated October 16.

On November 6, 2019, BioPharmX management conducted a conference call with Company SS management to discuss outstanding issues in pursuing a reverse merger transaction.

On November 7, 2019, Company AA informed BioPharmX management that they would not be putting forth an offer.

On November 7, 2019, BioPharmX management provided Timber with the details of its Real Estate Lease.

On November 8, 2019, BioPharmX management provided Timber with detail on its projected operating expenses to further negotiate the bridge capital that would be required to pursue the closing of the outlined transaction.

On November 8, 2019, BioPharmX management contacted Company K to confirm their decision to pass on the opportunity.

On November 8, 2019, BioPharmX management signed a CDA with Company SS to continue to discuss their interest in a reverse merger transaction.

On November 8, 2019, a revised term sheet was received from Company SS.

On November 11, 2019, a revised non-binding term sheet was received from Timber management.

On November 11, 2019, the BioPharmX Board met to discuss a variety of topics including the updated non-binding offer from Timber.

On November 11, 2019, BioPharmX management conducted a conference call with a senior executive of Company R whereby their decision to pass on the opportunity was confirmed.

On November 12, 2019, BioPharmX management conducted a conference call with a senior business development executive from Company AA whereby it was explained that there has been a shift in corporate strategy that impacts their willingness to consummate a partnership.

On November 12, 2019, Locust Walk delivered a verbal counteroffer to Chardan in the interest of further negotiating the terms of the contemplated merger transaction with Timber.

On November 12, 2019, BioPharmX management conducted a call with a senior executive from Company BB.

On November 12, 2019, BioPharmX management received a list of due diligence questions from Company G with answers provided the same day.

On November 12, 2019, BioPharmX management conducted a conference call with the chief executive office of Company SS whereby it was confirmed that they were not prepared to extend bridge financing to BioPharmX. The two parties agreed to stay in touch however a transaction seemed unlikely.

On November 13, 2019, BioPharmX management received a revised non-binding term sheet from Timber.

On November 14, 2019, BioPharmX management and Fenwick & West LLP conducted a due diligence call with Timber management, Lowenstein Sandler LLP ("Lowenstein") and Chardan.

On November 14, 2019, BioPharmX management and Fenwick & West LLP conducted a due diligence call with Timber management, KPMG, Lowenstein, and Chardan.

On November 14, 2019, BioPharmX management conducted a follow up conference call with Company G whereby it was suggested that an offer was prepared pending internal approvals.

On November 15, 2019, Company QQ declined to proceed in the process due to their inability to extend bridge financing to BioPharmX.

On November 18, 2019, a counteroffer reflecting agreed upon terms was submitted to Timber management.

On November 19, 2019, details on BioPharmX capitalization table were provided to Timber.

On November 20, 2019, a draft term sheet was received from Timber.

On November 21, 2019, Dr. Tierney conducted a call with Mr. Derby to negotiate final deal points.

On November 22, 2019, a revised term sheet containing terms agreed upon during the November 21, 2019 call was signed by Dr. Tierney.

On November 25, 2019, a fully executed term sheet was received from Mr. Derby on behalf of Timber.

On December 3, 2019, BioPharmX management conducted a follow up conference call with Company G whereby it was explained that an internal disagreement on strategy had delayed their ability to put forth the offer socialized on November 14.

On December 6, 2019, Company BB confirmed their decision to decline to proceed with further evaluation of the BPX-01 and BPX-04 development assets in order to focus on their internal development programs.

On December 10, 2019, BioPharmX management conducted a conference call with a senior executive of Company W whereby their decision to pass on the opportunity was confirmed.

On December 17, 2019, BioPharmX management conducted a conference call with a senior executive of Company U whereby their decision to pass on the opportunity was confirmed.

On December 20, 2019, BioPharmX management conducted a conference call with a senior executive of Company AA whereby their decision to pass on the opportunity was confirmed.

Between November 26, 2019 and January 9, 2020, BioPharmX management, Timber management and representatives of Locust Walk, Chardan, Akerman LLP and Lowenstein held regular conference calls to discuss and negotiate a final draft Original Merger Agreement, Bridge Note Agreement and closing conditions of a potential business combination transaction.

On January 3, 2020, BioPharmX management and Akerman LLP conducted a conference call with Timber management and Lowenstein to work through outstanding issues in negotiating the Merger Agreement.

On January 4, 2020, the BioPharmX Board met to discuss the current status of negotiations with Timber and proposed next steps.

On January 4, 2020, Dr. Tierney conducted a conference call with Mr. Derby to address the outstanding issues remaining after the January 3, 2020 call.

On January 10, 2020, Company C confirmed that they would not be submitted an offer due to a change in corporate strategy.

Between January 11, 2020 and January 27, 2020, negotiations continued on the Merger Agreement with representatives from BioPharmX and Timber as well as their respective counsel.

On January 22, 2020, the BioPharmX Board met to consider the proposed Merger Agreement, the Bridge Loan and related matters. As part of the meeting, counsel for BioPharmX advised the Board regarding the terms of the Merger Agreement, the Bridge Loan and related matters including advising the Board as to the Board's fiduciary duties in considering the proposed Merger Agreement, Bridge Loan and related matters. The Board also requested and received a presentation from Cassel Salpeter, including its analysis with respect to the proposed Merger, Timber and related matters. Thereafter, at the request of the Board, Cassel Salpeter reviewed and discussed its financial analyses with respect to Timber and the proposed Merger. Thereafter, at the request of the Board, on January 22, 2020, Cassel Salpeter rendered its written opinion to the Board that, as of such date, the Merger Consideration to be issued by BioPharmX in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to BioPharmX.

During that meeting, the Board members discussed the proposed Merger and related matters with BioPharmX's management, counsel and with representatives of Cassel Salpeter and discussed the reasons, both positive and negative, for considering the Merger. Thereafter, based on such full discussion, the Board unanimously approved the Merger Agreement, the Merger, the Bridge Loan and related matters.

Subsequent to the rendering of its opinion to the Board on January 22, 2020, BioPharmX informed Cassel Salpeter that the number of shares of BioPharmX Common Stock to be issued in the Merger had been increased and accordingly, BioPharmX's best currently available estimate of the effective number of shares of BioPharmX Common Stock to be issued in the Merger pursuant to the Agreement after taking into account the potential adjustments to the Timber Percentage and the potential effects of the anti-dilution and other rights being issued in the Merger was from 125,613,000 to 525,289,000, rather than 114,759,000 to 479,900,000 (the "Updated Estimated Merger Consideration Range"). At BioPharmX's request, Cassel Salpeter confirmed to the Board on January 26, 2020 that, had the Estimated Merger Consideration Range been the Updated Estimated Merger Consideration Range at the time Cassel Salpeter rendered its opinion to the Board, Cassel Salpeter believed it would still have been able to render its opinion to the Board to the effect that, as of January 22, 2020 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion, the Merger Consideration to be issued by BioPharmX in the Merger pursuant to the Agreement was fair, from a financial point of view, to BioPharmX.

On January 28, 2020, BioPharmX and Timber entered into the Merger Agreement, which was subsequently announced later that same day.

Historical Background for Timber

Timber is a clinical-stage medical dermatology company with a focus on rare, orphan designated disorders. It has a medical dermatology pipeline with mid- and early-stage candidates in clinical development. Timber's pipeline targets rare dermatologic disorders where there is a high unmet need and no FDA approved treatments.

The Timber Board and management evaluated Timber's long- and short- term strategic options as well as Timber's ability to finance development of its products.

On June 14, 2019, the Timber Board and management formalized the engagement of Chardan Capital Markets, LLC ("Chardan"), a global investment bank, to initiate a formal strategic process and serve as Timber's exclusive placement agent.

On June 14, 2019, a representative of Chardan, on behalf of Timber, reached out to the executive management of BioPharmX via email to make an introduction and submit an Indication of Interest ("IOI") to merge with BioPharmX through a reverse merger transaction. The IOI included the terms and structure of a merger between Timber and BioPharmX. The same day BioPharmX expressed their interest in the idea of a reverse merger and requested more information about Timber Pharmaceuticals. Chardan informed Timber of the initiated discussions with BioPharmX and requested a confidential disclosure agreement from BioPharmX to execute.

On June 18, 2019, a confidentiality agreement was executed between BioPharmX and Timber. Timber delivered company materials that described their operations in further detail.

On July 3, 2019, BioPharmX executive management emailed a representative of Chardan to discuss the IOI further and suggested scheduling an in-person meeting with Timber executive management.

On July 23, 2019, BioPharmX and Timber executive management met at Timber's corporate office to make formal introductions, review Timber's company materials and discuss the submitted IOI further.

After the meeting concluded, Timber submitted a non-binding term sheet (the "Merger Term Sheet") that included a pre-merger valuation amount for each company and more detail regarding how a reverse merger transaction would be structured.

On August 15, 2019, executive management of BioPharmX responded to the Merger Term Sheet. BioPharmX expressed their concerns surrounding certain components of the Term Sheet. These concerns included the relative merger valuation, exclusivity clause and sources of financing.

During August conversations, BioPharmX executive management informed Chardan representatives that BioPharmX would likely need interim financing to consummate the merger. In late August, BioPharmX executive management also shared that they intended to hire a financial advisor.

On September 3, 2019, the Timber executive management team was introduced to representatives of Locust Walk who shared that their firm has been hired to advise BioPharmX in a transaction mandate. The same day Timber executive management introduced representatives of Chardan to the representatives of Locust Walk to facilitate discussions.

On September 6, 2019, representatives of Chardan and Locust Walk held a call to discuss the Merger Term Sheet on behalf of Timber and BioPharmX, respectively. During the call, a representative of Locust Walk further discussed the details of BioPharmX's need for a bridge loan to consummate the merger and would share further details surrounding the amount and structure of the loan in the coming days.

On September 11, 2019, representatives of Locust Walk shared that BioPharmX required $4,400,000 in a bridge loan to finance ongoing operations and transaction costs. Representatives of Chardan shared BioPharmX's bridge loan requirement with Timber executive management.

On September 12, 2019, on Timber's behalf, a representative of Chardan emailed a representative of Locust Walk that Timber is capable of funding $3,500,000 in a bridge loan. The same day a representative of Locust Walk shared that the deadline to submit a best and final offer is October 1, 2019.

On September 27, 2019, a representative of Locust Walk reached out to a representative of Chardan to address any remaining questions. The same day Chardan confirmed that a best and final offer would be submitted by October 1st.

On October 1, 2019, on behalf of Timber, representatives of Chardan submitted a revised non-binding Merger Term Sheet and a non-binding bridge financing term sheet (the "Bridge Financing Term Sheet") that included a proposal for BioPharmX to issue a senior secured six month bridge note and warrants for $3,500,000 (the "Bridge Financing").

On October 23, 2019, Timber executive management, BioPharmX executive management, representatives of Locust Walk, and representatives of Chardan held a conference call to discuss the terms of the Merger Term Sheet and Bridge Financing Term Sheet, the necessary steps to execute such non-binding term sheets, and the timeline of a reverse merger transaction.

On November 3, 2019, representatives of Locust Walk delivered a counter-proposal to the non-binding Merger Term Sheet Chardan submitted on October 1, 2019. The revised agreement included a closing condition, whereby, Timber is required to complete a financing of no less than $20,000,000 no later than immediately preceding the closing of the proposed transactions.

On November 4, 2019, representatives of Chardan held a call with representatives of Locust Walk to discuss the counter-proposal that Locust Walk representatives delivered on November 3, 2019.

On November 7, 2019, Locust Walk submitted a revised counter-proposal to the non-binding Merger Agreement based on the discussion held November 4th. The revised counter-proposal proposed that Timber would receive a number of Warrants equal to 12.9% of the issued and outstanding common stock of BioPharmX through the Bridge Financing. The same day representatives of Chardan held a call with representatives of Locust Walk to discuss the revised counter-proposal and delivered the document to Timber executive management.

On November 11, 2019, on behalf of Timber, representatives of Chardan delivered revised, non-binding Merger Term Sheet and Bridge Financing Term Sheet documents. Subject to various assumptions, the proposal included an anticipated pro-forma post-closing equity ownership of 90% for the Timber stockholders and 10% for BioPharmX stockholders. Additionally, the pro-forma post-closing equity ownership amounts would be adjusted for each interval of $100,000 of excess cash at close. Each $100,000 interval would decrease Timber's percentage by 0.1%. The revised Bridge Financing Term Sheet proposed BioPharmX would issue a senior secured six month bridge note and warrants for $2,250,000.

On November 12, 2019, Timber executive management, representatives of Chardan, and representatives of Locust Walk held a conference call to discuss the revised, non-binding Merger Term Sheet and Bridge Financing Term Sheet delivered November 11, 2019.

On November 13, 2019, representatives of Chardan delivered another non-binding Merger Term Sheet to reflect the discussions held on November 12, 2019. Subject to various assumptions, the proposal included an anticipated pro-forma post-closing equity ownership of 87% for the Timber stockholders and 13% for BioPharmX stockholders. The same day, representatives of Locust Walk and Chardan held a conference call to discuss the non-binding Merger Term Sheet.

On November 18, 2019, on behalf of BioPharmX, a representative of Locust Walk delivered another non-binding Merger Term Sheet to a representative of Chardan. Subject to various assumptions, the proposal included an anticipated pro-forma, post-closing equity ownership of 88.5% for the Timber stockholders and 11.5% for BioPharmX stockholders, provided that out-of-the-money options and warrants shall be excluded from the fully diluted basis.

On November 20, 2019, Timber executive management executed the Merger Term Sheet and Bridge Financing Term Sheet. The same day, representatives of Chardan delivered the partially executed term sheets to Locust Walk for full execution.

On November 22, 2019, BioPharmX signed the partially executed non-binding term sheets. Representatives of Locust Walk delivered the fully-executed versions of the term sheets to Timber.

Beginning November 22, 2019, Timber, BioPharmX and their respective advisers conducted mutual due diligence in a variety of areas, including finance, legal, tax and operations. In addition, beginning November 22, 2019, and throughout the months of November, December, and January, Timber executive management, BioPharmX executive management, representatives of Chardan, representatives of Locust Walk, Lowenstein, Timber's outside legal counsel, KPMG International Cooperative (KPMG), Timber's accountant, and Akerman LLP, BioPharmX's outside legal counsel held several calls to discuss a variety of financial and legal matters regarding a reverse merger transaction, including the Merger Agreement, the Bridge Financing, financing matters and closing conditions.

On January 28, 2020, the Merger Agreement was signed and a joint press release was issued that day, announcing their entry into the Merger Agreement.

Reasons for the Merger

The Merger will produce a clinical-stage biopharmaceutical company with a robust pipeline of product candidates targeting orphan and chronic dermatologic conditions. Timber's investigational therapies have proven mechanisms-of-action and well-established CMC and safety profiles. Timber is initially focused on developing non-systemic treatments for rare dermatologic diseases including CI, TSC, and localized scleroderma, in addition to the BioPharmX programs for inflammatory lesions of acne vulgaris and papulopustular rosacea. BioPharmX and Timber believe that the combined company will have the following characteristics found in successful biotech companies:

•
Product pipeline.  The combined company will have a robust pipeline of product candidates, targeting both rare/orphan and chronic dermatologic conditions including: TMB-001, Timber's topical ointment for the treatment of CI, TMB-002, Timber's topical cream for the treatment of FAs associated with Tuberous Sclerosis Complex, TMB-003, Timber's locally applied formulation for the treatment of LS, BPX-01, BioPharmX's topical antibiotic gel for the treatment of inflammatory lesions of acne vulgaris, and BPX-04, BioPharmX's topical antibiotic gel for the treatment of papulopustular rosacea.

•
Management Team.  The combined company will be led by the experienced senior management team from Timber.

•
Cash Resources.  The combined company is expected to have cash and cash equivalents at the closing sufficient to enable the combined company to implement its business strategy.

BioPharmX Reasons for the Merger

At a special meeting held on January 22, 2020, among other things, the BioPharmX Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, advisable and in the best interests of BioPharmX and its stockholders (ii) approved and declared advisable the Merger Agreement and the Merger, including the issuance of shares of BioPharmX common stock to Timber unitholders pursuant to the terms of the Merger Agreement, and (iii) determined to recommend, upon the terms and conditions set forth in the Merger Agreement, that the stockholders of BioPharmX vote to approve the amendment of BioPharmX's certificate of incorporation to effect the BioPharmX Reverse Stock Split, the Merger Agreement, and the change of the company's name to Timber Pharmaceuticals, Inc.

In the course of its evaluation of the Merger Agreement and the Merger, the BioPharmX Board held numerous meetings, consulted with BioPharmX senior management, BioPharmX's outside legal counsel and BioPharmX's financial advisors, and reviewed and assessed a significant amount of information, and considered a number of factors, including the following:

•
the BioPharmX Board's belief that given BioPharmX's business, operational and financial prospects, taking it to account its cash position and the substantially diminished price of its common stock, that a go-it-alone strategy, while possible, was not without significant risk and would certainly result in significant dilution to existing BioPharmX shareholders;

•
the BioPharmX Board's belief, given the risks associated with deriving value from its technology and based in part on the judgment, advice and analysis of BioPharmX senior management with respect to the potential strategic, financial and operational benefits of the Merger (which judgment was informed in part by the business, technical, financial and legal due diligence investigation performed by BioPharmX with respect to Timber) that Timber's product pipeline, the expertise of its management and Timber's ability to bring to the combined company its own financial resources in the form of $20 million in capital, would create more value for BioPharmX's stockholders in the long term than BioPharmX may potentially create as an independent stand-alone company;

•
the BioPharmX Board's review of the current development plans of Timber to confirm the likelihood that the combined company would possess sufficient resources, or have access to sufficient resources, to allow Timber senior management to focus on its plans for the continued development of Timber's product pipeline;

•
the BioPharmX Board's consideration that the benefit of the combination of BioPharmX's public company structure with Timber's business will continue to provide the combined company with capital for the immediate future as well as access to the public market to raise additional funds in the future;

•
the BioPharmX Board's consideration of strategic options available to BioPharmX as identified via the strategic process, led by Locust Walk, and its collective view that Timber was the most attractive candidate for BioPharmX because of Timber's product pipeline, the demonstrated expertise of its management and Timber's ability to bring to the combined company its own financial resources in the form of $20 million in capital to fund the combined company;

•
the ability of BioPharmX to continue to market its assets;

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the BioPharmX Board's consideration that Timber has agreed to make a bridge loan to BioPharmX in an aggregate amount of $2.25 million to avoid further dilution to existing BioPharmX shareholders;

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the BioPharmX Board's consideration of the termination fee payable by Timber to BioPharmX upon the occurrence of certain events would satisfy BioPharmX's obligations under the Bridge Loan.

•
the BioPharmX Board's consideration that the combined company will be led by an experienced senior management team from Timber; and

•
the financial analyses reviewed by Cassel Salpeter with the BioPharmX Board as well as the oral opinion of Casel Salpeter to the BioPharmX Board dated January 22, 2020 (which was confirmed in writing by delivery of Cassel Salpeter's written opinion dated such date), as to the fairness from a financial point of view, to BioPharmX of the consideration to be issued by BioPharmX in the Merger pursuant to the Merger Agreement.

The BioPharmX Board also considered the recent results of operations and financial conditions of BioPharmX, including:

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the perceived value of BioPharmX reflected in the diminished price of its common stock and the limited value given by the marketplace to its product portfolio;

•
the development risks associated with using BioPharmX's remaining cash to fund operations for at least through calendar year 2020 as BioPharmX attempts to complete its ongoing studies and undertake needed additional studies;

•
the current financial market conditions and historical market prices, volatility and trading information with respect to BioPharmX common stock; and

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the fact that the BioPharmX Board determined that at the end of 2020 there would not be sufficient cash available for continued operations and if BioPharmX was unable to acquire additional proceeds from a sale of equity or through a collaboration or licensing of its product portfolio, there would be limited funds available for distribution to stockholders if the BioPharmX Board was forced to consider liquidation.

The BioPharmX Board also reviewed the terms of the Merger Agreement and associated transactions, including:

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the fact that 11.5% ownership by BioPharmX shareholders of the combined company's outstanding stock, immediately following the Merger, is financially attractive in light of BioPharmX's stand-alone value, BioPharmX's recent stock price, BioPharmX's strategic alternatives, and the potential value of Timber following the Merger;

•
the rights of, and limitation on, BioPharmX under the Merger Agreement to consider certain unsolicited acquisition proposals under the certain circumstances, should BioPharmX receive a "superior offer"; and

•
the BioPharmX Board's belief that the terms of the Merger Agreement, including the parties' representations, warranties and covenants, deal protection provisions and the conditions are reasonable for a transaction of this nature.

The BioPharmX Board also considered a variety of risks and other countervailing factors relating to the Merger, including:

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the potential termination fee payable by BioPharmX to Timber upon the occurrence of certain events and the potential effect of such termination fee in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to BioPharmX stockholders;

•
the potential termination fee payable by Timber to BioPharmX upon the occurrence of certain events, including the failure of Timber to obtain the approval of the Merger from Timber's members, and the likelihood the receipt of the termination fee from Timber will only offset a portion of expenses incurred by BioPharmX in connection with the Merger;

•
the substantial expenses to be incurred by BioPharmX in connection with the Merger;

•
the possible volatility of the trading price of the BioPharmX common stock resulting from the announcement of the Merger;

•
the risks that the Merger might not be consummated in a timely manner or at all and the potential effect of the public announcement of the Merger or failure to complete the Merger on the reputation of BioPharmX;

•
the risks to BioPharmX's business, results of operations and financial results in the event the Merger is not consummated; and

•
various other risks associated with the combined company and the Merger, including those described in the sections titled "Risk Factors" and "Forward-Looking Statements".

The foregoing information and factors considered by the BioPharmX Board are not intended to be exhaustive but are believed to include all of the material factors considered by the BioPharmX Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the BioPharmX Board did not find it useful, and did not attempt, to quantify, rank or assign relative weights to these factors. In considering the factors described above, individual members of the BioPharmX Board may have given weight to different factors. The BioPharmX Board conducted an overall analysis of the factors discussed above, including thorough discussions with, and questioning of, BioPharmX senior management and the legal and financial advisors of BioPharmX, and considered the factors overall to be favorable to, and to support, its determination.

Timber Reasons for the Merger

In the course of reaching its decision to approve the Merger, the Timber Board consulted with its senior management, financial advisor and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others:

•
the potential increased access to sources of capital at a lower cost of capital and a broader range of investors, who will have previously invested in companies focused on dermatology, to support Timber's development program than it could otherwise obtain if it continued to operate as a stand-alone, privately-held company;

•
the potential to provide its current members with greater liquidity by owning stock in a public company;

•
the Timber Board's belief that no alternatives to the Merger were reasonably likely to create greater value for Timber members after reviewing the various strategic options to enhance member value that were considered by the Timber Board;

•
the cash resources of Timber expected to be available at the closing of the Merger;

•
the potential to utilize existing BioPharmX development programs for strategic partnership, co-development or other non-dilutive value creation strategies;

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the expectation that the Merger with BioPharmX would be a more time- and cost-effective means to access capital than other options considered;

•
the terms and conditions of the Merger Agreement, including, without limitation, the following:

•
the determination that the expected relative percentage ownership of BioPharmX securityholders and Timber securityholders in the combined company was appropriate, in the judgment of the Timber Board, based on the Timber Board's assessment of the approximate valuations of BioPharmX and Timber and the comparative costs and risks associated with alternatives to the Merger.

•
the expectation that the Merger will be treated as a transfer of property to a "controlled corporation" for purposes of Section 351 of the Code for U.S. federal income tax purposes, with the result that Timber members will generally not recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange of Timber units for BioPharmX common stock pursuant to the Merger.

•
the expectation that substantially all of Timber's employees, particularly its management, will serve in similar roles at the combined organization.

•
the conclusion of the Timber Board that the potential termination fee payable by BioPharmX to Timber and the circumstances when such fee may be payable, were reasonable.

•
the fact that BioPharmX common stock issued to Timber members will be registered on a Form S-4 registration statement by BioPharmX; and

•
the likelihood that the Merger will be consummated on a timely basis.

The Timber Board also considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:

•
the possibility that the Merger might not be completed and the potential adverse effect of the public announcement of the Merger on the reputation of Timber and the ability of Timber to obtain financing in the future in the event the Merger is not completed;

•
the reasonableness of the termination fee, which could become payable by Timber if the Merger Agreement is terminated in certain circumstances and certain events occur;

•
the risk that the Merger might not be consummated in a timely manner or at all;

•
the expenses to be incurred in connection with the Merger and related administrative challenges associated with combining the companies;

•
the additional public company expenses and obligations that Timber's business will be subject to following the Merger that it has not previously been subject to; and

•
various other risks associated with the combined company and the Merger, including the risks described in the sections titled "Risk Factors" and "Forward-Looking Statements" in this proxy statement/prospectus/information statement.

Opinion of the BioPharmX Financial Advisor

On January 22, 2020, Cassel Salpeter rendered its oral opinion to the BioPharmX Board (which was confirmed in writing by delivery of Cassel Salpeter's written opinion dated such date), as to the fairness from a financial point of view, to BioPharmX of the consideration to be issued by BioPharmX in the Merger pursuant to the Merger Agreement.

The summary of Cassel Salpeter's opinion in this proxy/registration statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex D to this proxy/registration statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter's written opinion nor the summary of its opinion and the related analyses set forth in this proxy/registration statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed Merger or otherwise.

The opinion was addressed to the board for the use and benefit of the members of the board (in their capacities as such) in connection with the board's evaluation of the Merger. Cassel Salpeter's opinion was just one of the several factors the board took into account in making its determination to approve the Merger, including those described elsewhere in this proxy/registration statement.

Cassel Salpeter's opinion only addressed whether, as of the date of the opinion, the Merger Consideration to be issued by BioPharmX in the Merger pursuant to the Agreement was fair, from a financial point of view, to BioPharmX. It did not address any other terms, aspects, or implications of the Merger or the Agreement, or any other agreement including, without limitation, (i) the Support Agreement, (ii) any term or aspect of the Merger that is not susceptible to financial analysis, (iii) the fairness of the Merger, or all or any portion of the Merger Consideration, to any security holders of BioPharmX, Timber or any other person or any creditors or other constituencies of BioPharmX, Timber or any other person, (iv) the appropriate capital structure of BioPharmX or whether BioPharmX should be issuing debt or equity securities or a combination of both, nor (v) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration in the Merger or otherwise. Cassel Salpeter did not express any view or opinion as to what the value of shares of BioPharmX common stock or BioPharmX Preferred Stock actually would be when issued in the Merger or the prices at which shares of BioPharmX Common Stock or BioPharmX Preferred Stock may trade, be purchased or sold at any time.

Cassel Salpeter's opinion did not address the relative merits of the Merger as compared to any alternative transaction or business strategy that might have existed for BioPharmX, or the merits of the underlying decision by the board or BioPharmX to engage in or consummate the Merger. The financial and other terms of the Merger were determined pursuant to negotiations between the parties to the Agreement and were not determined by or pursuant to any recommendation from Cassel Salpeter. In addition, Cassel Salpeter was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction involving BioPharmX.

Cassel Salpeter's analysis and opinion were necessarily based upon market, economic, and other conditions, as they existed on, and could be evaluated as of, the date of the opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Cassel Salpeter did not assume any obligation to update, review, or reaffirm the opinion to the board or any other person or otherwise to comment on or consider events occurring or coming to Cassel Salpeter's attention after the date of the opinion.

In arriving at its opinion, Cassel Salpeter made such reviews, analyses, and inquiries as Cassel Salpeter deemed necessary and appropriate under the circumstances. Among other things, Cassel Salpeter:

•
Reviewed an execution copy, received by Cassel Salpeter on January 21, 2020, of the Agreement.

•
Reviewed certain publicly available financial information and other data with respect to BioPharmX and Timber that Cassel Salpeter deemed relevant.

•
Reviewed certain other information and data with respect to BioPharmX and Timber made available to Cassel Salpeter by BioPharmX and Timber, including financial projections with respect to the future financial performance of Timber prepared by management of Timber (the "Projections") and other internal financial information furnished to Cassel Salpeter by or on behalf of BioPharmX and Timber.

•
Considered and compared the financial and operating performance of Timber with that of companies with publicly traded equity securities that Cassel Salpeter deemed relevant.

•
Considered the publicly available financial terms of certain transactions that Cassel Salpeter deemed relevant.

•
Discussed the business, operations and prospects of BioPharmX, Timber and the proposed Merger with BioPharmX's and Timber's management and certain of BioPharmX's and Timber's representatives.

•
Conducted such other analyses and inquiries, and considered such other information and factors, as Cassel Salpeter deemed appropriate.

BioPharmX advised Cassel Salpeter that the Merger Consideration would constitute a percentage (the "Timber Percentage") of the number of shares of BioPharmX Common Stock outstanding immediately after giving effect to the Merger, which would be subject to adjustment as provided by the Agreement, as to which adjustment Cassel Salpeter expressed no view or opinion. In addition, BioPharmX advised Cassel Salpeter that certain financing sources or equity holders of Timber would receive certain anti-dilution or other rights that could increase the effective number of shares of BioPharmX Common Stock being issued in the Merger. Cassel Salpeter expressed no view or opinion with respect to the terms of such anti-dilution or other rights or their impact, if any, on the Merger Consideration. BioPharmX advised Cassel Salpeter that its best currently available estimate, which BioPharmX made in good faith and taking into account the potential adjustments to the Timber Percentage and the potential effects of the anti-dilution and other rights being issued in the Merger, of the effective number of shares of BioPharmX Common Stock being issued in the Merger pursuant to the Agreement was from 114,759,000 to 479,900,000 (the "Estimated Merger Consideration Range"). At BioPharmX's direction, Cassel Salpeter evaluated the Merger Consideration to be issued in the Merger pursuant to the Agreement based on the Estimated Merger Consideration Range. In addition, BioPharmX advised Cassel Salpeter that long-term forecasts reflecting BioPharmX management's best currently available estimates and judgments with respect to the future financial performance of BioPharmX were not available and that BioPharmX's registered public accounting firm expressed substantial doubt about BioPharmX's ability to continue as a going concern. Accordingly, BioPharmX directed Cassel Salpeter to assume, for purposes of its analyses and opinion, that BioPharmX's liquidation value and recent trading prices of BioPharmX Common Stock provided a reasonable basis on which to evaluate shares of BioPharmX Common Stock, BioPharmX and the Merger Consideration. BioPharmX further advised Cassel Salpeter that the shares of BioPharmX Preferred Stock to be issued to holders of Company Preferred Equity in the Merger would not be convertible into shares of BioPharmX Common Stock, would not otherwise participate in or be entitled to receive dividends or other distributions made on account of the BioPharmX Common Stock and would entitle holders of BioPharmX Preferred Stock to receive only a return of the applicable liquidation preference and a preferred dividend.

In arriving at its opinion, Cassel Salpeter, with BioPharmX's consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to Cassel Salpeter or available from public sources, and Cassel Salpeter further relied upon the assurances of BioPharmX's and Timber's management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. Cassel Salpeter also relied upon, without independent verification, the assessments of the management of BioPharmX and Timber as to Timber's existing and future technology, products, services and projects and the validity and marketability of, and risks associated with, such technology, products and services (including, without limitation, the development, testing and marketing of such technology, products and services; the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof; and the life of all relevant patents and other intellectual and other property rights associated with such technology, products and services), and Cassel Salpeter assumed, at BioPharmX's direction, that there would be no developments with respect to any such matters that would adversely affect its analyses or opinion. Cassel Salpeter is not a legal, tax, accounting, environmental, or regulatory advisor, and Cassel Salpeter did not express any views or opinions as to any legal, tax, accounting, environmental, or regulatory matters relating to BioPharmX, Timber, the Merger, or otherwise. Cassel Salpeter understood and assumed that BioPharmX had obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals.

Management of BioPharmX advised Cassel Salpeter that (i) BioPharmX's consolidated financial statements had been prepared assuming it would continue as a going concern, (ii) BioPharmX had experienced recurring operating losses and negative cash flows, (iii) BioPharmX expected to continue to generate operating losses and consume significant cash resources for the foreseeable future, (iv) there was substantial doubt about BioPharmX's ability to continue as a going concern, (v) there were no assurances that BioPharmX would be able to raise its revenues to a level that would support profitable operations and provide sufficient funds to pay its obligations, (vi) BioPharmX had been and currently was experiencing significant liquidity issues, and (vii) the inability of BioPharmX to continue as a going concern would likely result in a voluntary or involuntary bankruptcy, restructuring or liquidation of BioPharmX in which BioPharmX could receive less than the value at which its assets were carried on BioPharmX's consolidated financial statements, and stockholders of BioPharmX would likely receive little or no value for their investment in BioPharmX.

With BioPharmX's consent, Cassel Salpeter assumed that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Timber with respect to the future financial performance of Timber. Cassel Salpeter assumed, at BioPharmX's direction, that the Projections provided a reasonable basis upon which to analyze and evaluate Timber and form an opinion. Cassel Salpeter expressed no view with respect to the Projections or the assumptions on which they were based. Cassel Salpeter did not evaluate the solvency or creditworthiness of BioPharmX, Timber or any other party to the Merger, the fair value of BioPharmX, Timber or any of their respective assets or liabilities, or whether BioPharmX, Timber or any other party to the Merger is paying or receiving reasonably equivalent value in the Merger under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did Cassel Salpeter evaluate, in any way, the ability of BioPharmX, Timber or any other party to the Merger to pay its obligations when they come due. Cassel Salpeter did not physically inspect BioPharmX's or Timber's properties or facilities and did not make or obtain any evaluations or appraisals of BioPharmX's or Timber's assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). Cassel Salpeter did not attempt to confirm whether BioPharmX or Timber had good title to their respective assets. Cassel Salpeter's role in reviewing any information was limited solely to performing such reviews as Cassel Salpeter deemed necessary to support its own advice and analysis and was not on behalf of the board, BioPharmX, or any other party.

Cassel Salpeter assumed, with BioPharmX's consent, that the Merger would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Merger, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on BioPharmX, Timber or the Merger. Cassel Salpeter also assumed, with BioPharmX's consent, that the final executed form of the Agreement would not differ in any material respect from the execution copy Cassel Salpeter reviewed and that the Merger would be consummated on the terms set forth in the Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that would be material to its analyses or opinion. Without limitation to the foregoing, with BioPharmX's consent, Cassel Salpeter further assumed that any adjustments to the Merger Consideration in accordance with the Agreement or otherwise would not be material to its analysis or opinion. Cassel Salpeter also assumed that the representations and warranties of the parties to the Agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the Agreement. Cassel Salpeter offered no opinion as to the contractual terms of the Agreement or the likelihood that the conditions to the consummation of the Merger set forth in the Agreement would be satisfied. BioPharmX also advised Cassel Salpeter, and Cassel Salpeter assumed, that for U.S. federal tax income purposes the Merger would constitute a transaction described in Section 351(a) of the Internal Revenue Code of 1986, as amended.

In connection with preparing its opinion, Cassel Salpeter performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Cassel Salpeter's opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, Cassel Salpeter assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, Cassel Salpeter did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, Cassel Salpeter believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by Cassel Salpeter in preparing the opinion.

The implied valuation reference ranges indicated by Cassel Salpeter's analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Cassel Salpeter's analyses are inherently subject to substantial uncertainty.

The following summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Cassel Salpeter performed.

Share prices for the selected companies used in the selected companies analysis described below were as of January 21, 2020. Estimates of future financial performance for Timber were based on the Projections, and estimates of future financial performance for the selected companies listed below were based on publicly available research analyst estimates for those companies.

Financial Analysis of BioPharmX

For purposes of its analysis of BioPharmX, Cassel Salpeter, with BioPharmX's agreement, evaluated BioPharmX based on BioPharmX's implied adjusted net asset value and recent trading prices of the shares of BioPharmX Common Stock.

Adjusted Net Asset Value.    Cassel Salpeter reviewed BioPharmX management's estimates of BioPharmX's operating assets less operating liabilities and adjustments to those estimates prepared by or discussed with BioPharmX management. This analysis indicated an implied equity value reference range per share of BioPharmX Common Stock of $0.00 to $0.09.

Closing Stock Price.    Cassel Salpeter also reviewed BioPharmX's three-month low and three-month volume-weighted average closing price per share of BioPharmX Common Stock. This review indicated an implied equity value reference range per share of BioPharmX Common Stock of $0.26 to $0.46 for BioPharmX.

Merger Consideration.    Taking into account the Estimated Merger Consideration Range provided by BioPharmX of the effective number of shares of BioPharmX Common Stock being issued in the Merger pursuant to the Agreement of 114,748,000 to 479,900,000 and the implied equity value per share reference ranges indicated by its review of BioPharmX's adjusted net asset value and recent trading prices of BioPharmX Common Stock, Cassel Salpeter calculated an implied aggregate value of the Merger Consideration to be issued in the Merger of $41,000,000 to $53,000,000.

Financial Analysis of Timber

Risk-Adjusted Net Present Value Analysis.    Cassel Salpeter performed a risk-adjusted net present value analysis of Timber by calculating the estimated net present value of the risk-adjusted free cash flows of Timber based on the Projections. In performing this analysis, Cassel Salpeter applied discount rates ranging from 30.00% to 35.00% and terminal growth rates ranging from (10.00%) to 0.00%. This analysis indicated an implied aggregate equity value reference range of $55,200,000 to $92,600,000 for Timber, as compared to the implied aggregate value of the Merger Consideration to be issued in the Merger of $41,000,000 to $53,000,000.

Selected Companies Analysis.    Cassel Salpeter considered certain financial and operating data for Timber and selected companies with publicly traded equity securities Cassel Salpeter deemed relevant. The financial and operating data reviewed included market value, total invested capital and estimated 2022 revenue. The selected companies with publicly traded equity securities and the resulting high, low, mean and median financial data were:

•
Krystal Biotech, Inc.

•
AnaptysBio, Inc.

•
Cassiopea S.p.A.

•
Verrica Pharmaceuticals Inc.

•
Sol-Gel Technologies Ltd.

•
Foamix Pharmaceuticals Ltd.

•
Paratek Pharmaceuticals, Inc.

•
Menlo Therapeutics Inc.

•
Aclaris Therapeutics, Inc.

•
Novan, Inc.

•
Processa Pharmaceuticals, Inc.

•
Hoth Therapeutics, Inc.

•
Can-Fite BioPharma Ltd.

•
Edesa Biotech, Inc.

•
Cipher Pharmaceuticals Inc.

•
NovaBay Pharmaceuticals, Inc.

(Dollars in Thousands)	Market Value	Total Invested Capital	2022E Revenue
High	$948,027	$951,349	$213,525
All Companies
Mean	207,127	230,578	79,831
Median	96,219	130,789	43,877
Companies < $50,000 2022E Revenue or Not Available
Mean	85,523	94,498	14,395
Median	41,889	51,619	15,777
Low	11,455	11,455	4,184

The selected companies analysis indicated an implied aggregate equity value reference range of $39,800,000 to $60,400,000 for Timber, as compared to the implied aggregate value of the Merger Consideration to be issued in the Merger of $41,000,000 to $53,000,000.

None of the selected companies have characteristics identical to Timber. An analysis of selected publicly traded companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed.

Selected Transactions Analysis.    Cassel Salpeter considered the financial terms of the following business transactions Cassel Salpeter deemed relevant. The financial data reviewed included transaction value. The selected transactions and the resulting high, low, mean and median financial data were:

Date
Announced	Closed	Target	Acquiror
10-Jan-20	Pending	Dermira, Inc.	Eli Lilly and Company
10-Oct-19	10-Oct-19	Worldwide Rights to Rhofade Cream 1%	EPI Health, LLC
12-Sep-19	13-Dec-19	Fibrocell Science, Inc.	Castle Creek Pharmaceutical Holdings, Inc.
1-Apr-19	19-Jul-19	Biofrontera AG	Maruho Deutschland GmbH
8-Mar-19	7-Jun-19	Edesa Biotech, Inc.	Stellar Biotechnologies, Inc.
15-Oct-18	30-Nov-18	Worldwide Rights to Rhofade Cream 1%	Aclaris Therapeutics
8-Aug-17	11-Aug-17	Krystal Biotech, Inc.	Sun Pharmaceutical Industries Ltd
16-Dec-16	20-Jan-17	Ziarco Group Ltd	Novartis AG
6-Dec-16	6-Dec-16	Creabilis SA	Sienna Biopharmaceuticals
21-Apr-16	21-Apr-16	Topokine Therapeutics, Inc.	Allergan PLC
7-Jan-16	6-Jan-16	Anterios, Inc.	Allergan PLC
13-Apr-15	13-Apr-15	Innocutis Medical LLC	Cipher Pharmaceuticals Inc.

(Dollars in Thousands)	Total Value	Up Front Payment	Contingent Payment
High	$1,056,930	$1,056,930	$387,500
Mean	262,979	202,614	70,636
Median	110,500	64,000	3,000
Low	43,997	35,000	—

The selected transactions analysis indicated an implied aggregate equity value reference range of $62,500,000 to $82,500,000 for Timber, as compared to the implied aggregate value of the Merger Consideration to be issued in the Merger of $41,000,000 to $53,000,000.

None of the target companies or transactions in the selected transactions have characteristics identical to Timber or the proposed Merger. Accordingly, an analysis of selected business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the selected transactions and other factors that could affect the respective acquisition values of the transactions reviewed.

Selected Initial Public Offerings Analysis.    Cassel Salpeter considered the financial terms of the following initial public offerings ("IPOs") Cassel Salpeter deemed relevant. The financial data reviewed included gross offering amount, pre-money value and the gross offering amount relative to the post-offering equity value. The selected IPOs and the resulting high, low, mean and median financial data were:

Date	Company
14-Jan-19	Hoth Therapeutics, Inc.
14-Jun-18	Verrica Pharmaceuticals, Inc.
23-May-18	Kiniksa Pharmaceuticals Ltd.
31-Jan-18	Sol-Gel Technologies Ltd.
24-Jan-18	Menlo Therapeutics, Inc.
19-Sep-17	Krystal Biotech, Inc.
26-Jul-17	Sienna Biopharmaceuticals, Inc.
25-Jan-17	AnaptysBio, Inc.
20-Sep-16	Novan, Inc.
6-Oct-15	Aclaris Therapeutics, Inc.
2-Oct-14	Dermira, Inc.
24-Sep-14	Vitae Pharmaceuticals, Inc.
17-Sep-14	Foamix Pharmaceuticals Ltd

(Dollars in Thousands)	Gross Offering Amount	Pre-Money Value	%Post Money Equity Value
High	$152,600	$299,196	57.5%
Mean	71,423	148,895	32.8%
Median	65,000	140,821	31.2%
Low	7,000	34,909	13.5%

The selected IPOs analysis indicated an implied aggregate equity value reference range of $63,900,000 to $86,600,000 for Timber, as compared to the implied aggregate value of the Merger Consideration to be issued in the Merger of $41,000,000 to $53,000,000.

None of the companies in the selected IPOs have characteristics identical to Timber. Accordingly, an analysis of selected IPOs is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies in the selected IPOs and other factors that could affect the respective values of the companies and IPOs reviewed.

Other Matters Relating to Cassel Salpeter's Opinion

The Board selected Cassel Salpeter based on Cassel Salpeter's experience and reputation. As part of its investment banking business, Cassel Salpeter regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. Cassel Salpeter is a recognized investment banking firm that has substantial experience in providing financial advice in connection with mergers, acquisitions, sales of companies, businesses and other assets and other transactions. Cassel Salpeter received a fee of $85,000 for rendering its opinion, no portion of which was contingent upon the completion of the Merger. In addition, BioPharmX agreed to reimburse Cassel Salpeter for certain expenses incurred by it in connection with its engagement and to indemnify Cassel Salpeter and its related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. In accordance with Cassel Salpeter's policies and procedures, a fairness committee of Cassel Salpeter was not required to, and did not, approve the issuance of Cassel Salpeter's opinion.

Subsequent Events

Subsequent to the rendering of its opinion to the board on January 22, 2020, BioPharmX informed Cassel Salpeter that the number of shares of BioPharmX Common Stock to be issued in the Merger had been increased and accordingly, BioPharmX's best currently available estimate of the effective number of shares of BioPharmX Common Stock to be issued in the Merger pursuant to the Agreement after taking into account the potential adjustments to the Timber Percentage and the potential effects of the anti-dilution and other rights being issued in the Merger was from 125,613,000 to 525,289,000, rather than 114,759,000 to 479,900,000 (the "Updated Estimated Merger Consideration Range"). At BioPharmX's request, Cassel Salpeter confirmed to the board on January 26, 2020 that, had the Estimated Merger Consideration Range been the Updated Estimated Merger Consideration Range at the time Cassel Salpeter rendered its opinion to the board, Cassel Salpeter believed it would still have been able to render its opinion to the board to the effect that, as of January 22, 2020 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion, the Merger Consideration to be issued by BioPharmX in the Merger pursuant to the Agreement was fair, from a financial point of view, to BioPharmX.

Interests of BioPharmX Directors and Executive Officers in the Merger

In considering the recommendation of the BioPharmX Board with respect to issuing shares of BioPharmX common stock as contemplated by the Merger Agreement and the other matters to be acted upon by BioPharmX's stockholders at the BioPharmX special meeting, BioPharmX's stockholders should be aware that certain members of the BioPharmX Board and certain of BioPharmX's executive officers have interests in the Merger that may be different from, or in addition to, the interests of BioPharmX's stockholders. These interests may present them with actual or potential conflicts of interest, and those interests, to the extent material, are described below.

Each of the members of the BioPharmX Board and the Timber Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement and the Merger and to recommend, as applicable, that BioPharmX's stockholders approve the proposals to be presented to BioPharmX's stockholders for consideration at the BioPharmX special meeting as contemplated by this proxy statement/prospectus/information statement and the approval by Timber's members immediately prior to the effectiveness of this proxy statement/prospectus/information statement.

Ownership Interests

As of February 14, 2020, BioPharmX's directors and named executive officers beneficially owned, in the aggregate, 2.4% of the shares of common stock of BioPharmX. The affirmative vote of the holders of a majority of the total outstanding shares of BioPharmX is required for approval of Proposal Nos. 2 and 3. Approval of Proposals Nos. 1 and 4 require the affirmative vote of the holders of a majority of the shares of BioPharmX's common stock entitled to vote and present in person or represented by proxy at the BioPharmX special meeting. Abstentions will have the same effect as votes "AGAINST" all proposals.

The table below sets forth information regarding the ownership of BioPharmX's common stock as of February 14, 2020.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares of Common Stock	%
Directors and Named Executive Officers:
Steven M. Bosacki(1)	20,223	*
David S. Tierney(2)	211,167	1.1%
Michael Hubbard(3)	75,250	*
Stephen Morlock(4)	100,506	*
R. Todd Plott(5)	39,787	*
All named executive officers and directors as a group (5 persons)(6)	446,933	2.4%

*
Represents holdings of less than one percent.

(1)
Includes options exercisable for 20,223 shares of common stock within 60 days of February 14, 2020.

(2)
Includes options exercisable for 207,167 shares of common stock within 60 days of February 14, 2020.

(3)
Includes options exercisable for 75,250 shares of common stock within 60 days of February 14, 2020.

(4)
Includes options exercisable for 74,450 shares of common stock within 60 days of February 14, 2020 and warrants exercisable for 26,056 shares of common stock within 60 days of February 14, 2020.

(5)
Includes options exercisable for 39,787 shares of common stock within 60 days of February 14, 2020.

(6)
Includes options exercisable for 416,887 shares of common stock within 60 days of February 14, 2020 and warrants exercisable for 26,056 shares of common stock within 60 days of February 14, 2020.

Effect of Merger on BioPharmX Options and Warrants

Except as set forth below, each warrant outstanding immediately prior to the Effective Time will be either retained or will be converted into the right to receive stock consideration based on the terms of that specific warrant. Each stock option outstanding immediately prior to the Effective Time will remain in full force and effect, as adjusted for the BioPharmX Reverse Stock Split. The terms governing these options will otherwise remain in full force and effect following the closing of the Merger.

On January 28, 2020, BioPharmX entered into an Exchange Agreement (the "Exchange Agreement") with several affiliates of an institutional investor ("Holders"). In the Exchange Agreement, the Holders and BioPharmX have agreed that at the closing of the Exchange (as defined below), Holder, which owns warrants to purchase approximately 2.3 million shares of BioPharmX common stock (the "Investor Warrants"), will exchange the Investor Warrants for an aggregate of 850,000 shares of BioPharmX common stock (the "Exchange"). The Investor Warrants being exchanged in the Exchange contain language that would have allowed the Holder to convert the Investor Warrants into shares of BioPharmX common stock at the time of the consummation of the Merger based on the "Black-Scholes Value" of the Investor Warrants at the time of the consummation of the Merger. The Exchange will be effected in a transaction exempt from registration under Section 3(a)(9) of the Securities Act of 1933.

Director Compensation

The following table provides the total compensation for each person who served as a non-employee member of BioPharmX's board of directors during fiscal year 2019, including all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of fiscal year 2019. Dr. Tierney, who served as BioPharmX's President and Chief Executive officer during fiscal year 2019 received no compensation for his service as a member of BioPharmX's board of directors during fiscal year 2019, and is not included in this table.

Director Compensation Fiscal Year 2019

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Michael Hubbard	129,500	—	129,500
Stephen Morlock	94,000	—	94,000
Anja Krammer(3)	12,258	—	12,258

(1)
Amounts for Mr. Hubbard and Mr. Morlock include a one-time payment of $16,000 and $12,000, respectively, for their services on a Transaction Committee. The Transaction Committee was formed to evaluate certain strategic partnership and financing opportunities.

(2)
For information regarding the number of stock options held by each non-employee director as of February 14, 2020, see the column "Number of Securities Underlying Stock Options Held as of February 14, 2020" in the table below.

(3)
Ms. Krammer received compensation for her service as a member of BioPharmX's board of directors after she no longer held the positions as BioPharmX's President and Secretary.

Each person who served as a non-employee member of BioPharmX's board of directors during fiscal year 2019 held the following aggregate number of shares of BioPharmX's common stock subject to outstanding stock options as of February 14, 2020:

Name	Number of Securities Underlying Stock Options Held as of February 14, 2020
Michael Hubbard	80,700
Stephen Morlock	79,900
R. Todd Plott	49,420

Retainer Fees:    BioPharmX provides a quarterly cash retainer fee to each of its non-employee directors for their services on the committees of its board of directors. Non-employee directors were compensated as follows:

•
$40,000 annual retainer;

•
$35,000 for service as the chair of the board;

•
$12,500 for service as chair of the audit committee;

•
$10,000 for service as chair of the compensation committee;

•
$10,000 for service as a member of the audit committee;

•
$10,000 for service as a member of the compensation committee; and

•
$6,000 for service as a member of the nominating and corporate governance committee.

Equity Awards.    Each newly-elected or appointed non-employee director will be granted a stock option, as determined by the Compensation Committee, to purchase BioPharmX common stock. Each stock option will vest and become exercisable in equal monthly installments over two years from the vesting commencement date, subject to such non-employee director's continued service on the BioPharmX Board. The awards will have 10-year terms and will terminate three years following the date the director ceases to be a director or consultant of BioPharmX.

In addition, all non-employee directors will be granted an annual stock option, as determined by the Compensation Committee, to purchase BioPharmX common stock. Each stock option award will vest and become exercisable in equal monthly installments one year from the vesting commencement date, subject to such non-employee director's continued service on the BioPharmX Board. The awards will have 10-year terms and will terminate three years following the date the director ceases to be a director or consultant of BioPharmX.

Employment Agreements

BioPharmX has entered into employment offer letters with each of their named executive officers in connection with their commencement of employment with BioPharmX. These offers of employment were each subject to execution of BioPharmX's standard confidential information and invention assignment agreement.

On July 16, 2019, BioPharmX entered into an employment agreement with Steven M. Bosacki as Chief Operating Officer. On January 30, 2020, Mr. Bosacki was named Chief Executive Officer and Principal Financial Officer. The offer letter provides the following:

•
A base salary of $300,000 per year.

•
An initial annual bonus target of 40% of base salary.

•
Eligibility to participate in BioPharmX's employee benefit plans and entitled to paid vacation in accordance with BioPharmX's vacation policy on the same basis as other executive employees.

•
An incentive stock option to purchase 91,000 shares of BioPharmX's common stock with an exercise price equal to $0.44, which was equal to the closing price of BioPharmX's common stock on the NYSE American on the date of grant. The option will vest as to one thirty-sixth (1/36) of the shares subject to this option on the last day of each calendar month until all such shares have vested, subject to Mr. Bosacki's continued employment or service with BioPharmX. If the option or any other then-outstanding equity awards are not assumed, continued or substituted in a Change in Control (as defined in the Offer Letter), then such unvested equity awards shall accelerate and become vested and exercisable (to the extent applicable) as to 100% of the then-unvested shares subject to the equity awards in effect immediately prior to the Change in Control.

•
Under the terms of the Offer Letter, Mr. Bosacki will receive the following payments in event of a separation from BioPharmX:

•
In the event of Mr. Bosacki's termination of employment (a) by BioPharmX (i) on account of Mr. Bosacki's death, (ii) on account of Mr. Bosacki's disability, (iii) for Cause (as defined in the Offer Letter or (b) by Mr. Bosacki without Good Reason (as defined in the Offer Letter), BioPharmX is obligated to pay Mr. Bosacki (1) any unpaid salary through the date of termination; (2) the amount of any actual bonus earned and payable from a prior period which remains unpaid by BioPharmX as of the date of termination, (3) reimbursement for any unreimbursed expenses incurred through the date of termination; and (3) all other payments and benefits to which Mr. Bosacki is entitled upon a termination of employment under the terms of any applicable compensation arrangement or benefit or equity plan or program (collectively, the "Accrued Compensation").

•
In the event of Mr. Bosacki's termination of employment by BioPharmX without Cause or is terminated by Mr. Bosacki due to his resignation by Good Reason, (as defined in the Offer Letter), in either case more than one month before or more than twelve months following a Change in Control, and provided that Mr. Bosacki delivers a signed Release (as defined in the Offer Letter) and satisfies all conditions to make the Release effective, Mr. Bosacki will be entitled to receive (1) the Accrued Compensation, (2) a lump sum cash payment in an amount equal to nine months of Mr. Bosacki's then current annual base salary, and (3) payment of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") premiums (provided Mr. Bosacki timely elect COBRA coverage) for continued health coverage until the earlier of (a) nine months and (b) the date that Mr. Bosacki is covered under the health plan of another employer.

•
In the event a Change in Control occurs and if BioPharmX terminates Mr. Bosacki's employment without Cause or if Mr. Bosacki resigns for Good Reason, in each case within the period beginning one month before, and ending twelve months following, such Change in Control, and provided that Mr. Bosacki delivers a signed Release and satisfies all conditions to make the Release effective, Mr. Bosacki will be entitled to receive (1) the Accrued Compensation, (2) a lump sum cash payment in an amount equal to eighteen (18) months of Mr. Bosacki's then current base salary, (3) payment of COBRA premiums (provided Mr. Bosacki timely elect COBRA coverage) for continued health coverage until the earlier of (a) eighteen months and (b) the date that Mr. Bosacki is covered under the health plan of another and (4) full acceleration of all outstanding equity awards.

Notwithstanding the forgoing, Mr. Bosacki has agreed to waive any change of control payments that would have been due to him pursuant to the Offer Letter upon the closing of the Merger.

Interests of Timber Managers and Officers in the Merger

In considering the recommendation of the Timber Board with respect to voting to approve the Merger and related transactions, Timber members should be aware that certain members of the board of managers and officers of Timber have interests in the Merger that may be different from, or in addition to, interests they have as Timber members. All of Timber's managers and executive officers are expected to become directors and executive officers of the combined company upon the closing of the Merger.

As described in the section captioned "Related Party Transactions", Zachary Rome and Michael Derby serve as Partner and Managing Partner, respectively, of TardiMed Sciences LLC, an affiliate of Timber. Mr. Rome also currently serves as President of Patagonia, an affiliate of Timber.

Management Prior to and Following the Merger

As described elsewhere in this proxy statement/prospectus/information statement, including in the section captioned "Management Prior to and Following the Merger", certain of Timber's managers and officers are expected to become directors and officers of BioPharmX following the closing of the Merger. It is also the current intent of the parties that Jon Burrows, Ph.D., Michael Stocum and Linda Broenniman will be named to the BioPharmX Board as independent directors and one additional individual who will be an independent director will be added to the BioPharmX Board by Timber.

Indemnification and Insurance

Under the Merger Agreement, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of BioPharmX and the surviving entity shall indemnify and hold harmless each person who is now, or has at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, manager, officer, fiduciary or agent of BioPharmX or Timber against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such party is or was a director, manager, officer, fiduciary or agent of BioPharmX or Timber, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted by applicable law. Each such party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of BioPharmX and the surviving entity, jointly and severally, upon receipt by BioPharmX or the surviving entity from such party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to BioPharmX, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such party is not entitled to indemnification.

Under the Merger Agreement, the provisions of BioPharmX's certificate of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of BioPharmX shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of BioPharmX. The certificate of incorporation and bylaws of the surviving entity shall contain, and BioPharmX shall cause the certificate of incorporation and bylaws of the surviving entity to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of BioPharmX.

Form of the Merger

The Merger Agreement provides that at the Effective Time, Merger Sub will be merged with and into Timber. Upon the consummation of the Merger, Timber will continue as the surviving entity and will be a wholly-owned subsidiary of BioPharmX.

After completion of the Merger, assuming Proposal No. 3 is approved by BioPharmX's stockholders at the BioPharmX special meeting, BioPharmX will be renamed "Timber Pharmaceuticals, Inc." and expects to trade on the NYSE American under the symbol "TMBR".

Merger Consideration

Preferred Units

At the Effective Time, each preferred unit of Timber outstanding immediately prior to the Effective Time will be converted into a new class of preferred stock of BioPharmX which shall have economic terms which are substantially the same as the economic terms of the preferred units of Timber currently outstanding.

Common Units

At the Effective Time, Timber's common members (including holders of VARs of Timber and investors providing the Timber Funding) will be entitled to receive approximately 131,798,031 shares of BioPharmX's common stock, subject to adjustment. The number of shares to be issued in the Merger is an estimate only as of the date hereof and the final number of shares will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement.

Immediately after the Merger, it is expected that Timber's existing securityholders (including holders of VARs and any investors providing the Timber Funding) will own (or have the right to receive) approximately 88.5% of the outstanding capital stock of BioPharmX with BioPharmX's existing stockholders owning approximately 11.5% of the outstanding capital stock of BioPharmX, subject to certain adjustments.

The Merger Agreement does not contain a price-based termination right, and there will be no adjustment to the total number of shares of BioPharmX's common stock that Timber's securityholders will be entitled to receive for changes in the market price of BioPharmX's common stock. Accordingly, the market value of shares of BioPharmX's common stock issued pursuant to the Merger will depend on the market value of the shares of BioPharmX's common stock at the time the Merger closes, and could vary significantly from the market value on the date of this proxy statement/prospectus/information statement.

No fractional shares of BioPharmX's common stock will be issuable to Timber's securityholders pursuant to the Merger. Instead, each securityholder of Timber who would otherwise be entitled to receive a fraction of a share of BioPharmX's common stock, after aggregating all fractional shares of BioPharmX's common stock issuable to such holder shall, in lieu of such fraction of a share and upon delivery by such holder of a stock registration form in accordance with the Merger Agreement and any accompanying documents as required therein, shall be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by the volume weighted average closing price of a share of BioPharmX's common stock on the NYSE American for the five consecutive trading days ending five trading days immediately prior to the date upon which the Merger becomes effective.

Effective Time of the Merger

Unless the Merger Agreement is earlier terminated under its terms and subject to the satisfaction of the other closing conditions described in the Merger Agreement, the Merger shall be consummated as promptly as practicable, but in no event later than the second business day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in the Merger Agreement, other than those conditions which by their nature are to be satisfied at closing, or at such other time, date, and place as BioPharmX and Timber may mutually agree.

At the closing, BioPharmX and Timber shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of Merger with respect to the Merger, satisfying the applicable requirements of Delaware law and in a form reasonably acceptable to BioPharmX and Timber. The Merger will become effective at the time of filing of such Certificate of Merger or at such later time as may be specified therein with the consent of BioPharmX and Timber. Neither BioPharmX nor Timber can predict the exact timing of the consummation of the Merger.

Regulatory Approvals

In the United States, BioPharmX must comply with applicable federal and state securities laws and the rules and regulations of the NYSE American market in connection with the issuance of shares of BioPharmX's common stock and the filing of this proxy statement/prospectus/information statement with the SEC.

Tax Treatment of the Merger

BioPharmX and Timber intend the Merger to qualify as a transfer of property to a "controlled corporation" for purposes under Section 351(a) of the Code. For a description of certain of the considerations regarding U.S. federal tax consequences of the Merger, see the section entitled "The Merger—Material U.S. Federal Income Tax Consequences of the Merger" below.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) who exchange their Timber securities for BioPharmX common stock in the Merger, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. holder. Neither BioPharmX nor Timber has sought or intends to seek any ruling from the IRS regarding the matters described below. There can be no assurance that the IRS or a court will not take a position regarding the tax consequences of the Merger contrary to that described below. This discussion assumes that the Merger will be consummated in accordance with the Merger Agreement and as described in this proxy statement/prospectus/information statement.

This discussion is limited to U.S. Holders that hold Timber securities as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. Holder's particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to U.S. Holders subject to special rules, including, without limitation:

•
U.S. expatriates and former citizens or long-term residents of the United States;

•
U.S. Holders whose functional currency is not the U.S. Dollar;

•
persons holding Timber securities as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•
banks, insurance companies, and other financial institutions;

•
real estate investment trusts or regulated investment companies;

•
brokers, dealers or traders in securities;

•
"controlled foreign corporations", "passive foreign investment companies", and corporations that accumulate earnings to avoid U.S. federal income tax;

•
S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•
persons for whom Timber securities constitute "qualified small business stock" within the meaning of Section 1202 of the Code;

•
tax-exempt organizations or governmental organizations;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to Timber common stock being taken into account in an "applicable financial statement" (as defined in the Code);

•
persons deemed to sell Timber securities under the constructive sale provisions of the Code;

•
persons who hold or received Timber securities pursuant to the exercise of any employee stock options or otherwise as compensation; and

•
tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds Timber securities, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Timber securities and the partners in such partnership should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF The MERGER ARISING UNDER The U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, a U.S. Holder is a beneficial owner of Timber securities that, for U.S. federal income tax purposes, is or is treated as:

•
an individual who is a citizen or resident of the United States;

•
a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code) over all of its substantial decisions or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Timber securities

The Merger should qualify as a transfer of property to a "controlled corporation" under Section 351(a) of the Code for U.S. federal income tax purposes. Accordingly, when U.S. Holders receive BioPharmX common stock in exchange for units of Timber pursuant to the Merger:

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U.S. Holders will generally recognize no gain or loss on their receipt of BioPharmX common stock in exchange for Timber units;

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Each U.S. Holder's aggregate tax basis in the shares of BioPharmX common stock received in the Merger will generally be the same as their aggregate tax basis in the Timber units surrendered in exchange therefor; and

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The holding period of BioPharmX common stock received in exchange for Timber units will generally include the holding period of the Timber units surrendered therefor.

It is expected that holders of Timber units will be in "control" (within the meaning of Section 368(c) of the Code) of BioPharmX immediately after the Merger such that the Merger, taken together with the other transactions contemplated thereby, should qualify as a transfer of property to a "controlled corporation" under Section 351(a) of the Code for U.S. federal income tax purposes. "Control" for purposes of Section 351 of the Code is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. The holders of Timber units should receive "control" of BioPharmX pursuant to the Merger, taking into account all shares of BioPharmX common stock issued to persons pursuant to the Merger Agreement. However, if the holders of Timber units who receive control of BioPharmX pursuant to the Merger take steps that would cause such holders to lose "control" of Holdings immediately after the Merger within the meaning of Section 368(c) of the Code as interpreted by applicable case law and IRS guidance, such as a previously negotiated sale to a third party under certain circumstances, the transaction would not satisfy the requirements of Section 351 of the Code. In that case, the exchange of Timber units for BioPharmX common stock would be a taxable transaction and any gain or loss realized by a holder would be recognized.

Neither BioPharmX nor Timber intends to request any ruling from the IRS as for the U.S. federal income tax consequences of the Merger and the transactions contemplated thereby. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those described herein. In addition, if any of the representations or assumptions described herein is inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could be adversely affected.

U.S. holders of Timber units who receive BioPharmX common stock and, upon consummation of the Merger, own BioPharmX common stock representing at least 5% of the total combined voting power or value of the total outstanding BioPharmX common stock are required to attach to their tax returns for the year in which the Merger is consummated, and maintain a permanent record of, a complete statement of all the facts relating to the exchange of stock in connection with the Merger containing the information listed in Treasury Regulations section 1.351-3. The facts to be disclosed by a U.S. Holder include the aggregate fair market value of, and the U.S. holder's basis in, the Timber units exchanged pursuant to the Merger and the transactions contemplated thereby.

NYSE American Market Listing

BioPharmX's common stock currently is listed on the NYSE American market under the symbol "BPMX". BioPharmX has agreed to use its commercially reasonable efforts, (a) to the extent required by the rules and regulations of the NYSE American market, to prepare and submit to the NYSE American market a notification for the listing of the shares of BioPharmX common stock to be issued in connection with the Merger, and to cause such shares to be approved for listing (subject to official notice of issuance) and (b) to the extent required by the NYSE American Market rules, to file an initial listing application for the BioPharmX common stock on the NYSE American market and to cause the listing application to be conditionally approved prior to the Effective Time.

Both BioPharmX and Timber have agreed to use commercially reasonable efforts to coordinate with respect to compliance with NYSE American rules and regulations. BioPharmX has agreed to pay all fees associated with the listing application. Timber has agreed to cooperate with BioPharmX as reasonably requested by BioPharmX with respect to the listing application and promptly furnish BioPharmX all information concerning Timber and its members that may be required or reasonably requested in connection with any action contemplated by the listing agreement.

Anticipated Accounting Treatment

The Merger will be recorded by BioPharmX as a reverse asset acquisition in accordance with U.S. GAAP. For accounting purposes, Timber is considered to be acquiring BioPharmX in this transaction. The transaction is expected to be accounted for as a reverse asset acquisition under existing U.S. GAAP, which are subject to change and interpretation. Under the reverse asset acquisition method of accounting, management of BioPharmX and Timber have made a preliminary estimated purchase price calculated as described in Note 2 to the Notes to the Unaudited Pro Forma Condensed Combined Financial Information. The net tangible and intangible assets acquired, and liabilities assumed in connection with the transaction are at their estimated acquisition date fair values. The reverse asset acquisition method of accounting is dependent on certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of BioPharmX that exist as of the completion of the transaction.

Appraisal Rights

Delaware Law

Under Delaware law, neither members of Timber nor stockholders of BioPharmX are entitled to statutory appraisal rights.

 THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus/information statement and is incorporated by reference into this proxy statement/prospectus/information statement. The Merger Agreement has been attached to this proxy statement/prospectus/information statement to provide you with information regarding its terms. It is not intended to provide any other factual information about BioPharmX, Timber or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that BioPharmX and Merger Sub, on the one hand, and Timber, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may not be intended as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with the signing of the Merger Agreement. While BioPharmX and Timber do not believe that these disclosure schedules contain information required to be publicly disclosed under applicable securities laws, other than information that has been already so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about BioPharmX or Timber, because they were made as of specific dates, may be intended merely as risk allocation between BioPharmX, Merger Sub and Timber and are modified by the disclosure schedules.

General

On January 28, 2020, BioPharmX, Merger Sub and Timber entered into the Merger Agreement. Under the Merger Agreement, at the Effective Time, Merger Sub will merge with and into Timber, with Timber surviving as a wholly-owned subsidiary of BioPharmX.

Merger Consideration

Preferred Units

At the Effective Time, each preferred unit of Timber outstanding immediately prior to the Effective Time will be converted into a new class of preferred stock of BioPharmX (the "BioPharmX Preferred Stock") which shall have economic terms which are substantially the same as the economic terms of the preferred units of Timber currently outstanding. Such terms are described in more detail below.

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The shares of BioPharmX Preferred Stock will have a liquidation preference equal to the capital contributions of the Timber preferred holder plus accrued and unpaid dividends at the closing date.

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The shares BioPharmX Preferred Stock do not have any voting or conversion rights.

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The holders of BioPharmX Preferred Stock are entitled to dividends of eight percent (8%) cumulative annual return of BioPharmX, which shall accrue and compound annually (the "Preferred Return").

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In the event of a winding up of BioPharmX, the holders of BioPharmX Preferred Stock will be entitled to receive, in preference to the holders of the BioPharmX's common stock, their liquidation preference plus their unpaid Preferred Return with respect to their shares.

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In the event that there is a sale of BioPharmX, structured as a merger, consolidation, tender offer, sale of the stock of BioPharmX or other change of control transaction, each holder of BioPharmX

  Preferred Stock will receive consideration that such holder would have received if such consideration had been distributed in a complete liquidation of BioPharmX.

Common Units

At the Effective Time, Timber's common members (including holders of VARs of Timber and investors providing the Timber Funding) will be entitled to receive approximately 131,798,031 shares of BioPharmX's common stock, subject to adjustment. The number of shares to be issued in the Merger is an estimate only as of the date hereof and the final number of shares will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement.

The number of shares of BioPharmX common stock to be issued in the aggregate (the "Timber Allocation Number" or "TAN") is equal to (i) a number of shares such that the Timber Allocation Number divided by the sum of the Timber Allocation Number plus the "Parent Fully Diluted Number", or "PFDN", as defined below, would equal the "Timber Percentage", or "TP", as defined below, less (ii) 200,000 shares of BioPharmX common stock.

The "Parent Fully Diluted Number", or "PDFN" means the fully diluted number of shares of BioPharmX common stock, including all shares issued and outstanding, all shares issued or issuable pursuant to the Exchange Agreement, an amount of shares that would be issued (whether or not actually issued) pursuant to the exchange, prior to the Effective Time, of all of the warrants outstanding as of the date hereof (other than those held by the Holders) in each of the classes of warrants from which warrants held by the Holders will be exchanged pursuant to the Exchange Agreement, assuming the same ratio of shares per warrant as is used in the Exchange Agreement for the warrants of the Holders from the applicable class, and all shares reserved for issuance with respect to any other outstanding stock options, warrants, convertible notes or other convertible debt or equity securities, but not (a) awards under BioPharmX's 2016 Equity Incentive Plan, as amended in March 2017 and August 2018, and 2014 Equity Incentive Plan or warrants issued in connection with any financing that in either case are either (i) out-of-the-money or (ii) will be cancelled without liability to BioPharmX at or prior to the closing date or (b) the Bridge Warrant.

"Parent Net Cash" means the amount, whether positive or negative, of BioPharmX's cash and cash equivalents after the closing determined in a manner consistent with the manner in which such items were determined in BioPharmX's operating budget from January 28, 2020 through the closing (as set forth in the disclosure schedules to the Merger Agreement, the "Budget"); provided, however, that (a) no amounts incurred by BioPharmX in excess of projected amounts included in the Budget line items for the printer and Broadridge/Mediant shall reduce Parent Net Cash and (b) no amounts included under the heading "Public Company Expenses" at the end of the Budget shall be included in determining Parent Net Cash, but (c) all other obligations and liabilities existing or incurred by Parent through consummation of the Merger and closing shall be included in reducing BioPharmX's cash and cash equivalents and determining Parent Net Cash.

The "Timber Percentage", or "TP" is 88.5%; provided however, that (a) if the Parent Net Cash as of the anticipated closing date is higher than the amount projected for such date in the Budget, the Timber Percentage will be decreased by one-tenth of one percentage point (0.1%) for each full interval of $100,000 by which the Parent Net Cash exceeds the applicable amount set forth in the Budget; and (b) if the Parent Net Cash as of the anticipated closing date is lower than as set forth in the Budget for such date, the Timber Percentage will be increased by one-tenth of one percentage point (0.1%) for each full interval of $100,000 by which the Parent Net Cash is less than the applicable amount set forth in the Budget.

Accordingly, by way of example only and assuming there are still 18,278,219 shares of BioPharmX stock outstanding and 91,000 options and warrants in the money, as of February 14, 2020, BioPharmX would issue an aggregate of approximately 124,598,513 shares of BioPharmX common stock to the holders of Timber common units and reserve approximately 7,199,518 shares of BioPharmX common stock for potential payment to holders of Timber VARs, such numbers reflecting the relative valuations of BioPharmX and Timber in accordance with the Merger Agreement, assuming the other assumptions set forth above remain the same.

The above example also assumes that (i) Timber has secured the Timber Funding prior to the closing, (ii) the investors who provide the Timber Funding will also participate in the issuance of BioPharmX common stock to the Timber common unit holders pursuant to the Merger Agreement, (iii) 330,016 shares of BioPharmX common stock are issued to Locust Walk to satisfy the success fee due at closing under the terms of its engagement, and (iv) 653,380 shares of BioPharmX common stock are issuable to warrant holders on terms comparable to those in the Exchange Agreement.

The Merger Agreement does not include a price-based termination right and there will be no adjustments to the total shares of BioPharmX's common stock that Timber's securityholders will be entitled to receive for changes in the market price of BioPharmX's common stock. Accordingly, the market value of the shares of BioPharmX's common stock issued pursuant to the Merger will depend on the market value of the shares of BioPharmX's common stock at the time the Merger closes and could vary significantly from the market value on the date of this proxy statement/prospectus/information statement.

No fractional shares of BioPharmX's common stock will be issuable to Timber's securityholders pursuant to the Merger. Instead, each securityholder of Timber who would otherwise be entitled to receive a fraction of a share of BioPharmX's common stock, after aggregating all fractional shares of BioPharmX's common stock issuable to such holder shall, in lieu of such fraction of a share and upon delivery by such holder of a stock registration form in accordance with the Merger Agreement and any accompanying documents as required therein, shall be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by the volume weighted average closing price of a share of BioPharmX's common stock on the NYSE American for the five consecutive trading days ending five trading days immediately prior to the date upon which the Merger becomes effective.

Promptly after the Effective Time, BioPharmX and Timber will cause the holders of Timber securities to deliver a completed and executed stock registration form. Upon delivery of such form to the exchange agent, the holder of such Timber securities shall be entitled to receive in exchange therefor a certificate or certificates or book-entry shares representing the Merger consideration that such holder has the right to receive pursuant to the Merger Agreement and cash in lieu of any fractional share of BioPharmX common stock.

Treatment of BioPharmX's Options and Warrants

Each BioPharmX stock option and warrant outstanding immediately prior to the Effective Time will remain in full force and effect. The number of shares of BioPharmX's common stock underlying such options and warrants and the exercise price for such options and warrants will be appropriately adjusted to reflect the BioPharmX Reverse Stock Split.

Warrants to purchase shares of BioPharmX's common stock will either remain outstanding or become exchangeable for their Black-Scholes value according to their terms. As of February 14, 2020, 1,277,737 warrants were exchangeable for their Black-Scholes value.

Treatment of Timber's VARs

Timber's VARs shall become denoted in (and payable in) shares of BioPharmX's common stock (instead of Timber common membership units).

Directors and Officers of BioPharmX and Timber Following the Merger

Pursuant to the Merger Agreement, the directors and officers of BioPharmX, each to hold office in accordance with the certificate of incorporation and bylaws of BioPharmX, will be designated by Timber, and the managers and officers of the surviving limited liability company, each to hold office in accordance with the limited liability company agreement of the surviving entity, shall be the current managers and officers of Timber as set forth in the Merger Agreement, or such other persons as shall be mutually agreed upon by BioPharmX and Timber. It is the current intent of the parties that Jon Burrows, Ph.D., Michael Stocum and Linda Broenniman will be named to the BioPharmX Board as independent directors and one additional individual who will be an independent director will be added to the BioPharmX Board by Timber.

Amendment to the Certificate of Incorporation of BioPharmX

The certificate of incorporation of BioPharmX will be identical to the certificate of incorporation of BioPharmX immediately prior to the Effective Time, except as amended in accordance with Proposals No. 2 and 3 herein to effect the BioPharmX Reverse Stock Split and the BioPharmX Name Change, in each case, upon consummation of the Merger, each of which requires the affirmative vote of holders of shares representing a majority of all shares of BioPharmX's common stock outstanding on the record date for the BioPharmX special meeting.

Conditions to the Completion of the Merger

Each party's obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, which include the following:

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the Registration Statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

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no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other governmental body of competent jurisdiction and remain in effect and there shall not be any law which has the effect of making the consummation of the Merger illegal;

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BioPharmX shall have received the approval of stockholders as set forth in this proxy statement/prospectus/information statement.

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Timber shall have obtained the required consent of its members; and

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the shares of BioPharmX common stock to be issued in the Merger pursuant to the Merger Agreement and all other transactions contemplated therein shall have been approved for listing (subject to official notice of issuance) on the NYSE American market as of the closing of the Merger.

In addition, the obligations of BioPharmX and Merger Sub to effect the Merger and otherwise consummate the transactions to be contemplated thereby are subject to the satisfaction or the written waiver by BioPharmX, at or prior to the closing, of each of the following conditions:

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Timber's fundamental representations shall have been true and correct in all respects as of the date of the Merger Agreement and shall be true and correct on and as of the closing date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date).

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Timber's capitalization representations shall have been true and correct in all respects as of the date of the Merger Agreement and shall be true and correct on and as of the closing date with the same force and effect as if made on and as of such date, except, in each case (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date).

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The representations and warranties of Timber, other than its fundamental representations and capitalization representations, shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on and as of the closing date with the same force and effect as if made on the closing date except (x) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a material adverse effect or (y) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date).

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Timber shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time.

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Timber shall have delivered a certificate certifying to Timber's satisfaction of certain conditions under the Merger Agreement.

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Timber shall have consummated the Timber Funding and provided BioPharmX with an amendment, if required, to the description of the Merger consideration, to reflect the treatment of investors in the Timber Funding as a result of the Merger.

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Each holder of Timber securities shall furnish to BioPharmX a properly executed IRS Form W-9 for the purpose of certifying such holder's "non-foreign" status in accordance with Treasury Regulations Section 1.445-2(b)(2) and Section 6.01 of IRS Notice 2018-29.

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Since the date of the Merger Agreement, there shall have been no effect that, considered with all other effects, has or would reasonably be expected to have a material adverse effect on the business condition (financial or otherwise), assets, liabilities or results of operations of the Timber. The Merger Agreement provides that the effects arising from the following shall not be taken into account in determining whether there has been a material adverse effect (a) general business or economic conditions affecting the industry in which Timber operates; (b) acts of war, armed hostilities or terrorism; (c) changes in financial, banking or securities markets; or (d) the taking of any action required to be taken by the Merger Agreement; except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting Timber, relative to other similarly situated companies in the industries in which Timber operates.

The obligations of Timber to effect the Merger and otherwise consummate the transactions to be contemplated thereby are subject to the satisfaction or the written waiver of Timber, at or prior to the closing, of each of the following conditions:

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BioPharmX's fundamental representations shall have been true and correct in all respects as of the date of the Merger Agreement and shall be true and correct on and as of the closing date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date).

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BioPharmX's capitalization representations shall have been true and correct in all respects as of the date of the Merger Agreement and shall be true and correct on and as of the closing date with the same force and effect as if made on and as of such date, except, in each case (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date).

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The representations and warranties of BioPharmX, other than its fundamental representations and capitalization representations, shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on and as of the closing date with the same force and effect as if made on the closing date except (x) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a material adverse effect or (y) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date).

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BioPharmX and Merger Sub shall have performed or complied with in all material respects of all their agreements and covenants required to be performed or complied with by each of them under the Merger Agreement at or prior to the Effective Time.

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BioPharmX shall have delivered to Timber: (i) a certificate certifying to BioPharmX's satisfaction of certain conditions under the Merger Agreement; (ii) a written resignation, in a form reasonably satisfactory to Timber, dated as of the closing date and effective as of the closing of the Merger (the "Closing"), executed by each of the officers and directors of BioPharmX who are not to continue as officers or directors of BioPharmX after the closing date; (iii) a certificate executed by the Chief Executive Officer or Chief Financial Officer of BioPharmX confirming that BioPharmX and Merger Sub have no liabilities (including any liabilities created by any "Black-Scholes" fundamental transaction provisions contained in any outstanding warrant of BioPharmX) other than a permitted liability; and (iv) pay off letters and releases, in a form reasonably satisfactory to Timber, from any party receiving proceeds of the Bridge Note, including but not limited to the bankers, financial advisors, counsel, accountants, and other processionals providing services to BioPharmX in transactions contemplated by the Merger Agreement and any executives receiving severance or other payments in connection with a "change of control".

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Since the date of the Merger Agreement, there shall have been no effect that, considered with all other effects, has or would reasonably be expected to have a material adverse effect on the business condition (financial or otherwise), assets, liabilities or results of operations of the BioPharmX. The Merger Agreement provides that the effects arising from tor resulting from the following shall not be taken into account in determining whether there has been a material adverse effect: (a) general business or economic conditions affecting the industry in which the BioPharmX operates; (b) acts of war, armed hostilities or terrorism; (c) changes in financial, banking or securities markets; or (d) the taking of any action required to be taken by the Merger Agreement.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of BioPharmX and Timber for a transaction of this type relating to, among other things:

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due organization;

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organizational documents;

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authority to enter into the Merger Agreement and the binding nature thereof;

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required vote of its stockholders or members;

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non-contravention and receipt of required consents;

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capitalization;

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financial statements;

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absence of changes;

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absence of undisclosed liabilities;

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title to assets;

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real and leasehold properties;

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intellectual property;

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agreements, contracts and commitments;

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compliance with permits and restrictions;

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legal proceedings and orders;

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tax matters;

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employee and labor matters and benefit plans;

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environmental matters;

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insurance;

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financial advisors;

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transactions with affiliates;

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anti-bribery; and

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disclaimer of other representations and warranties.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Merger, but their accuracy forms the basis of one of the conditions to the obligations of BioPharmX and Timber to complete the Merger.

Non-Solicitation

Each of BioPharmX and Timber has agreed that during the period commencing on the date of the Merger Agreement and ending on the earlier of the consummation of the Merger or the termination of the Merger Agreement, each of BioPharmX and Timber and their respective subsidiaries will not, nor shall it or any of their subsidiaries authorize any of its representatives, to:

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solicit, initiate or knowingly encourage, induce, discuss, negotiate or facilitate the communication, making, submission or announcement of any acquisition proposal or acquisition inquiry or to take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry;

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furnish any non-public information regarding such party to any person in connection with or in response to an acquisition proposal or an acquisition inquiry;

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engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry;

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approve, endorse or recommend any acquisition proposal;

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execute or enter into any letter of intent or any contract contemplating or otherwise relating to any acquisition transaction; or

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publicly propose to do any of the foregoing.

An "acquisition inquiry" means, with respect to any party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Timber, on the one hand, or BioPharmX, on the other hand, to the other party) that would reasonably be expected to lead to an acquisition proposal.

An "acquisition proposal" means, with respect to any party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Timber or any of its affiliates, on the one hand, or by or on behalf of BioPharmX or any of its affiliates, on the other hand, to the other party) contemplating or relating to any acquisition transaction with such party.

An "acquisition transaction" means any transaction or series of related transactions involving:

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any Merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a party is a constituent entity; (ii) in which a person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a party or any of its subsidiaries; or (iii) in which a party or any of its subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries; or

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any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a party and its subsidiaries, taken as a whole, except as disclosed in the disclosure schedules to the Merger Agreement.

However, before obtaining the applicable approval from the BioPharmX Board or the Timber Board, as applicable, either party may furnish non-public information regarding it and its respective subsidiaries (as applicable), and enter into discussions or negotiations with, any person in response to a bona fide written acquisition proposal by such person which the BioPharmX Board or the Timber Board, as applicable determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a superior offer if:

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neither BioPharmX or Timber, as applicable, nor any of its representatives has breached the non-solicitation provisions of the Merger Agreement described above;

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the BioPharmX Board or the Timber Board, as applicable, concludes in good faith that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of such board of directors under applicable law;

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BioPharmX or Timber, as applicable, receives from the third-party an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to such relevant party as those contained in the confidentiality agreement between BioPharmX or Timber; and

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substantially contemporaneously with furnishing of any such nonpublic information to a third-party, BioPharmX or Timber, as applicable, furnishes the same information to the other party to the Merger Agreement to the extent not previously furnished.

A "superior offer" is an unsolicited bona fide written acquisition proposal (with all references to 20% in the definition of acquisition transaction being treated as references to greater than 50% for these purposes that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Merger Agreement, and (b) is on terms and conditions that the BioPharmX Board or the Timber Board, as applicable, determines in good faith, based on such matters that it deems relevant

(including the likelihood of consummation thereof), as well as any written offer by the other party to the Merger Agreement to amend the terms of the Merger Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to BioPharmX's stockholders and Timber's securityholders, as applicable, than the terms of the transaction contemplated by the Merger Agreement.

The Merger Agreement also provides that each party will promptly advise the other of the status and terms of, and keep the other party reasonably informed with respect to, any acquisition proposal or any inquiry, indication of interest or request for information that would reasonably be expected to lead to an acquisition proposal or any material change or proposed material change to that acquisition proposal or inquiry, indication of interest or request for information that would reasonably be expected to lead to an acquisition proposal.

Stockholder/Member Approvals

BioPharmX is required to take all action necessary under applicable law to call and give notice of and hold the BioPharmX special meeting for the purposes of voting on the issuance of BioPharmX common stock pursuant to the Merger Agreement and other related transactions.

It is expected that on the date that BioPharmX holds the BioPharmX special meeting, the holders of membership interests in Timber sufficient to adopt and approve the Merger Agreement and the Merger as required by the Delaware Limited Liability Company Act ("DLLCA") and Timber's organizational documents will execute and deliver an action by written consent adopting the Merger Agreement.

If at any time prior to the approval of the Merger, either party receives a bona fide written superior offer, the BioPharmX Board or the Timber Board, as applicable, may make an adverse recommendation change if, but only if, following the receipt and on account of such superior offer, (i) the BioPharmX Board or the Timber Board, as applicable, determine in good faith, based on the advice of its outside legal counsel, that the failure to make an adverse recommendation change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, (ii) such party has, and has caused its financial advisors and legal counsel to, negotiate in good faith with the other party to make such adjustments to the terms and conditions of the Merger Agreement so that such acquisition proposal ceases to constitute a superior offer, and (ii) after such party shall have delivered to the other party a written offer to alter the terms and conditions of the Merger Agreement, the BioPharmX Board or the Timber Board, as applicable, shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify their recommendation would reasonably be likely to be inconsistent with its fiduciary duties under applicable law, provided that such party receives written notice from the other party confirming that the applicable Board has determined to change its recommendation at least four business days in advance of such adverse recommendation change, which notice shall include written copies of any relevant proposed transaction agreements with any party making a potential superior offer. In the event of any material amendments to any superior offer, the party receiving such offer shall be required to provide the other party with notice of such material amendment and the notice period described above shall be extended, if applicable, to ensure that at least two business days remain in the notice period following such notification, during which the parties shall comply again with the requirements hereof and there shall not be an adverse recommendation change prior to the end of such extended notice period.

Covenants; Operation of Business Pending the Merger

BioPharmX has agreed that, except as disclosed in the disclosure schedules, as expressly permitted by the Merger Agreement, as required by applicable law or unless Timber shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Effective Time, BioPharmX will conduct its business and operations in (a) the ordinary course of business as it has been conducted in the month prior to the date of the Merger Agreement, (b) only in accordance with the budget set forth in the disclosure schedules, and (c) in compliance with all applicable laws and the requirements of all contracts that constitute material contracts.

Except as expressly provided by the Merger Agreement, as set forth in the disclosure schedule, as required by applicable law or with the prior written consent of Timber (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Effective Time, BioPharmX shall not:

•
declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except in connection with the payment of the exercise price and/or withholding taxes incurred in the exercise, settlement or vesting of any award granted under BioPharmX's stock option plans);

•
sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to (a) any capital stock or other security of BioPharmX (except for BioPharmX common stock issued upon the valid exercise of any outstanding options or warrants), (b) any option, warrant or right to acquire any capital stock or any other security, or (c) any instrument convertible into or exchangeable for any capital stock or other security of BioPharmX;

•
except as required to give effect to anything in contemplation of the closing, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business organization, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the transactions contemplated by the Merger Agreement;

•
form any subsidiary or acquire any equity interest or other interest in any other entity;

•
lend money to any person, incur or guarantee any indebtedness for borrowed money, incur or guarantee any debt securities of others, or make any capital expenditure or commitment in excess of the budgeted capital expenditure and commitment amounts set forth in the budget contemplated by the Merger Agreement

•
other than as required by applicable law or the terms of any benefit plan on the date of the Merger Agreement, (a) adopt, terminate, establish or enter into any benefit plan, (b) cause or permit any benefit plan to be amended in any material respect, (c) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the ordinary course of business consistent with past practice, (d) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, or (e) hire any officer or employee;

•
recognize any labor union, labor organization or similar person;

•
enter into any material transaction other than in the ordinary course of business and as contemplated by the budget contemplated by the Merger Agreement;

•
acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties, except in the ordinary course of business and consistent with the budget;

•
sell, assign, transfer, license, sublicense, or otherwise dispose of any material intellectual property rights (other than pursuant to non-exclusive licenses in the ordinary course of business);

•
make, change, or revoke any tax election, fail to pay any income or other material tax as such tax becomes due and payable, file any amendment making any material change to any tax return, settle or compromise any income or other material tax liability, enter into any tax allocation, sharing, indemnification or other similar agreement or arrangement, request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material taxes (other than in connection with any extension of time to file any tax return) or adopt or change any accounting method in respect of taxes;

•
(a) terminate any material contract or (b) enter into or materially amend any material contract.

•
make any expenditures, incur any liabilities or discharge or satisfy any liabilities, in each case, in amounts that exceed the amounts contemplated in the budget;

•
other than as required by law or U.S. GAAP, take any action to change accounting policies or procedures; or

•
agree, resolve or commit to do any of the foregoing.

Nothing contained in the Merger Agreement gives Timber, directly or indirectly, the right to control or direct the operations of BioPharmX prior to the Effective Time. Prior to the Effective Time, BioPharmX shall exercise, consistent with the terms and conditions of the Merger Agreement, complete unilateral control and supervision over its business operations.

Timber has agreed that, except as disclosed in the disclosure schedules, as expressly permitted by the Merger Agreement, as required by applicable law or unless BioPharmX shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Timber will conduct its business and operations in (a) the ordinary course of business as it has been conducted in the month prior to the date of the Merger Agreement, (b) only in accordance with the budget set forth in the disclosure schedules, and (c) in compliance with all applicable laws and the requirements of all contracts that constitute material contracts.

Except as expressly provided by the Merger Agreement, as set forth in the disclosure schedule, as required by applicable law or with the prior written consent of BioPharmX (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Timber shall not:

•
declare, accrue, set aside or pay any dividend or make any other distribution in respect of any membership interests, or repurchase, redeem or otherwise reacquire any of its securities (except for membership interests from terminated employees, managers or consultants of Timber);

•
sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to (a) any security of Timber (except for membership interests issued upon the valid exercise of Timber VARs); (b) any option, warrant or right to acquire any security, other than option grants to employees and service providers in the ordinary course of business; or (c) any instrument convertible into or exchangeable for any security of Timber;

•
except as required to give effect to anything in contemplation of the closing, amend any of its organizational documents, or effect or be a party to any Merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, any actions taken in respect to the Merger;

•
form any subsidiary or acquire any equity interest or other interest in any other equity or enter into a joint venture with any other entity;

•
lend money to any person, incur or guarantee any indebtedness for borrowed money or guarantee any debt securities of others;

•
other than as required by applicable law or the terms of any benefit plan, (a) adopt, terminate, establish or enter into any benefit plan; (b) cause or permit any benefit plan to be amended in any material respect; (c) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its managers, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the ordinary course of business consistent with past practice; (d) increase the severance or change of control benefits offered to any current or new employees, managers or consultants or (e) hire any officer or employee;

•
recognize any labor union, labor organization or similar person;

•
enter into any material transaction other than in the ordinary course of business;

•
acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties, except in the ordinary course of business;

•
sell, assign, transfer, license, sublicense or dispose of any material intellectual property rights (other than pursuant to non-exclusive licenses in the ordinary course of business);

•
make, change or revoke any tax election, fail to pay any income or other material tax as such tax becomes due and payable, file any amendment making any material change to any tax return, settle or compromise any income tax or other material tax liability, enter into any tax allocation, sharing, indemnification or other similar agreement or arrangement, request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material taxes (other than in connection with any extension of time to file any tax return) or adopt or change any accounting method in respect of taxes;

•
(a) terminate any material contract or (b) enter into or materially amend any material agreement if such proposed material agreement or amendment to a material agreement (x) is not in the ordinary course of business and payments by Timber thereunder are expected to exceed $100,000 or (y) is in the ordinary course of business but payments thereunder are expected to exceed $300,000;

•
other than as required by law or U.S. GAAP, take any action to change accounting policies or procedures; or

•
agree, resolve or commit to any of the foregoing.

Nothing contained in the Merger Agreement gives BioPharmX, directly or indirectly, the right to control or direct the operations of Timber prior to the Effective Time. Prior to the Effective Time, Timber shall exercise, consistent with the terms and conditions of the Merger Agreement, complete unilateral control and supervision over its business operations.

Other Agreements

BioPharmX and Timber agreed that, among other things:

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BioPharmX and Timber shall prepare, and BioPharmX shall cause to be filed with the SEC the registration statement of which this proxy statement/prospectus/information statement is a part;

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BioPharmX shall use commercially reasonable efforts (a) to cause the registration statement of which this proxy statement/prospectus/information statement is a part to comply with the applicable rules and regulations promulgated by the SEC, (b) to respond promptly to any comments of the SEC or its staff, and (c) to have the registration statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC;

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Timber and its legal counsel shall be given reasonable opportunity to review and comment on the this proxy statement/prospectus/information statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC (at least three (3) business days prior to the filing thereof), and on the response to any comments of the SEC on this proxy statement/prospectus/information statement, prior to the filing thereof with the SEC;

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BioPharmX and Timber shall use commercially reasonable efforts to cause this proxy statement/prospectus/information to be mailed to BioPharmX's stockholders as promptly as practicable after the registration statement is declared effective under the Securities Act.

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BioPharmX and Timber shall promptly furnish to the other party all information concerning such party and such party's affiliates and such party's security holder's that may be required to reasonably requested;

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Timber shall reasonably cooperate with BioPharmX and provide, and require its representatives to provide, BioPharmX and its representatives, with all true, correct and complete information regarding Timber that is required by law to be included in the registration statement or reasonably requested by BioPharmX to be included in the registration;

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Timber will use commercially reasonable efforts cause to be delivered to BioPharmX a consent letter of Timber's independent accounting firm that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the registration statements;

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BioPharmX and Timber shall use reasonable best efforts to file or otherwise submit, as soon as practicable after the date of the Merger Agreement, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any governmental body with respect to the transactions contemplated by the Merger Agreement, and to submit promptly any additional information requested by any such governmental body;

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BioPharmX and Timber shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the transactions contemplated by the Merger Agreement including, without limiting the generality of the foregoing, each party to the Merger Agreement (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by the Merger Agreement; (b) shall use reasonable best efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable law or contract, or otherwise) by such party in connection with the transactions contemplated by the Merger Agreement or for such contract to remain in full force and effect; (c) shall use commercially reasonable efforts lift any injunction prohibiting, or any other legal bar to, the transactions contemplated by the Merger Agreement; and (d) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of the transactions contemplated by the Merger Agreement;

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At all times prior to Closing, BioPharmX shall maintain its listing on the NYSE American Market;

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BioPharmX shall use its commercially reasonable efforts, (a) to the extent required by the rules and regulations of the NYSE American Market, to prepare and submit to the NYSE American Market a notification form for the listing of the shares of BioPharmX common stock to be issued in connection with the Merge Agreement, and to cause such shares to be approved for listing (subject to official notice of issuance); and (b) file an initial listing application for the BioPharmX common stock on the NYSE American Market (and to cause such the application on to be conditionally approved prior to the Effective Time);

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BioPharmX and Timber will use commercially reasonable efforts to coordinate with respect to compliance with the NYSE rule and regulations, BioPharmX shall pay all the NYSE fees associated with the NYSE listing application and Timber will cooperate with BioPharmX as reasonably requested by BioPharmX with respect to the NYSE listing application; and

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Prior to the Effective Time, BioPharmX and Timber shall take all such steps as may be required (to the extent permitted under applicable laws) to cause any acquisitions of BioPharmX common stock and any options to purchase BioPharmX common stock connection with the transactions contemplated by the Merge Agreement, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to BioPharmX, to be exempt under Rule 16b-3 promulgated under the Exchange Act. At least thirty (30) days prior to the anticipated closing date, Timber shall furnish the following information to BioPharmX for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to BioPharmX: (a) the number of units of Timber owned by such individual and expected to be exchanged for shares of BioPharmX common stock pursuant to the Merger, and (b) the number of other derivative securities (if any) with respect to Timber equity owned by such individual and expected to be converted into shares of BioPharmX common stock or derivative securities with respect to BioPharmX common stock in connection with the Merger.

Termination

The Merger Agreement may be terminated at any time before the completion of the Merger, whether before or after the required securityholder approvals to complete the Merger have been obtained, as set forth below:

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by mutual written consent of BioPharmX and Timber;

•
by either BioPharmX or Timber if the Merger shall not have been consummated by June 15, 2020 (subject to possible extension as provided therein, the "End Date"); provided, however, that the right to terminate the Merger Agreement hereunder shall not be available to Timber, on the one hand, or BioPharmX, on the other hand, if such party's action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of the Merger Agreement; provided, further, however, that, in the event that a request for additional information has been made by any governmental body, or in the event that the SEC has not declared effective under the Securities Act the Registration Statement of which this proxy statement/prospectus/information statement is a part, by the date which is sixty (60) days prior to the End Date, then either party shall be entitled to extend the End Date for an additional sixty (60) days by written notice to the other party;

•
by either party if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, taking the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

•
by BioPharmX if the required vote by Timber securityholders shall not have been obtained on the date that the BioPharmX stockholder vote contemplated herein is obtained, provided, however, that once the required vote by Timber securityholders has been obtained, BioPharmX may not terminate this Agreement pursuant to this section;

•
by either party if (i) the BioPharmX Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and contemplated and BioPharmX's stockholders shall have taken a final vote on the BioPharmX stockholder matters; and (ii) the BioPharmX stockholder matters shall not have been approved at the BioPharmX Stockholders' Meeting (or at any adjournment or postponement thereof) by the required stockholder vote;

•
by Timber (at any time prior to the approval of the BioPharmX stockholder matters by the required BioPharmX stockholder vote) if a triggering event has occurred;

•
by BioPharmX (at any time prior to the required Timber securityholder vote being obtained) if a triggering event has occurred;

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by either party, upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by the other party or if any representation or warranty of the other party shall have become inaccurate, in either case, such as the conditions to closing would not be satisfied at the time of such breach or at the time such representation or warranty shall have been made inaccurate; provided that the other party is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement; provided, further, that if such inaccuracy in the representations and warranties or breach is curable by the End date, then the Merger Agreement will not terminate as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice to the other party of such breach or inaccuracy and its intention to terminate (it being understood that the Merger Agreement shall not terminate pursuant to this section as a result of such particular breach or inaccuracy if such breach is cured prior to the termination becoming effective);

•
by BioPharmX, at any time, if (i) BioPharmX has received a Superior Offer, (ii) BioPharmX has complied with its obligations in order to accept such Superior Offer, (iii) BioPharmX concurrently terminates the Merger Agreement and enters into a permitted alternative agreement with respect to such Superior Offer and (iv) within two business days of such termination, BioPharmX pays to Timber the termination fee (described below) and repays and discharges all of its obligations under the Bridge Note (described below);

•
by Timber, at any time, if (i) Timber has received a Superior Offer, (ii) Timber has complied with its obligations in order to accept such Superior Offer; (iii) Timber concurrently terminates the Merger Agreement and enters into a permitted alternative agreement with respect to such superior offer and (iv) within two business days of such termination, Timber pays to BioPharmX the termination fee (described below) less any amounts due it under the Bridge Note (described below).

Termination Fee

Fee Payable by BioPharmX

BioPharmX must (i) pay to Timber a termination fee of the greater of (a) $1,250,000 or (b) the amount due to Timber under the Bridge Note and (i) repay and discharge all obligations under the Bridge Note if:

•
the Merger Agreement is terminated by Timber upon the occurrence of a triggering event by BioPharmX, an acquisition proposal with respect to BioPharmX has been publicly announced or otherwise communicated to BioPharmX or the BioPharmX Board after the date of the Merger Agreement and prior to the termination of the Merger Agreement and within twelve months after the date of such termination, BioPharmX consummates a subsequent transaction in respect of the acquisition proposal;

•
the Merger Agreement is terminated by BioPharmX or Timber if (i) the special meeting shall have been held and completed (ii) proposals required to consummate the transactions contemplated by the Merger Agreement shall not have been approved at the special meeting (or at any adjournment or postponement thereof); or

•
the Merger Agreement is terminated by BioPharmX upon the receipt of a superior offer;

Fee Payable by Timber

Timber must pay to BioPharmX a termination fee of the greater of (a) $1,250,000 or (b) the amount due to Timber under the Bridge Note less any amounts due it under the Bridge Note if:

•
the Merger Agreement is terminated by BioPharmX upon the occurrence of a triggering event by Timber, an acquisition proposal with respect to BioPharmX has been publicly announced or otherwise communicated to Timber or the Timber Board after the date of the Merger Agreement and prior to the termination of the Merger Agreement and within twelve months after the date of such termination, Timber consummates a subsequent transaction in respect of the acquisition proposal;

•
the Merger Agreement is terminated by Timber upon the receipt of a superior offer; or

•
the Merger Agreement is terminated by Timber because the transactions contemplated by the Merger Agreement are not consummated by the End Date, solely because Timber has not satisfied the $20 million funding condition (other than by reason of BioPharmX's failure to assist Timber as set forth in the Merger Agreement).

Amendment

The Merger Agreement can be amended with the approval of the BioPharmX Board, the Merger Sub board of directors and the Timber Board at any time (whether before or after the adoption and approval of the Merger Agreement by Timber's members or before or after obtaining the required vote of BioPharmX's stockholders); provided, however, that after any such approval of the Merger Agreement, no agreement shall be made which by law requires further approval of such stockholders without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of Timber, Merger Sub and BioPharmX.

AGREEMENTS RELATED TO THE MERGER

Bridge Loan and Bridge Warrant

In connection with the Merger Agreement, BioPharmX and Timber entered into a Credit Agreement, dated as of January 28, 2020 (the "Credit Agreement"), pursuant to which Timber agreed to make a bridge loan to BioPharmX (the "Bridge Loan") in an aggregate amount of $2.25 million ($2.5 million less $250,000 of original issue discount ("OID")). Pursuant to the terms of the Credit Agreement, Timber will make the Bridge Loan to BioPharmX in three tranches: (i) a $625,000 initial advance ($700,000 less $75,000 of OID) on the closing date of the Credit Agreement; (ii) $625,000 ($700,000 less $75,000 of OID) 30 days thereafter; and (iii) $1,000,000 ($1,100,000 less $100,000 of OID) upon the closing of the Merger. The Bridge Loan bears interest at a rate of 12% per annum and is repayable upon the earlier of maturity thereof, the termination (without completion) of the Merger or upon a liquidity event, as defined in the Credit Agreement. BioPharmX also issued to Timber a promissory note setting forth the terms of repayment (the "Bridge Note"). The Bridge Loan is secured by a lien on all of BioPharmX's assets. Further, in connection with the Bridge Loan, on January 28, 2020 BioPharmX issued to Timber a warrant to purchase approximately 2.3 million shares of common Stock at a nominal exercise price of $0.01 per share (the "Bridge Warrant"). The Bridge Warrant was exercised on a cashless basis on February 10, 2020 for a total amount of 2,200,328 shares of BioPharmX common stock.

Support Agreement

In connection with the Merger and the Merger Agreement, each of the directors and officers of BioPharmX signed a Stockholder Support Agreement, made and entered into as of January 28, 2020, among BioPharmX, Timber, and each such director and officer ("Support Agreement"). Pursuant to the Support Agreement, each director and officer agreed that he or she will not, until the termination date of the Merger Agreement, sell or transfer any shares of BioPharmX common stock he or she owns or may acquire prior to the termination of the Merger Agreement. Each such director and officer has further agreed that he or she will vote all shares of BioPharmX common stock beneficially owned, and any new shares of BioPharmX common stock he or she may acquire, in favor of the Merger and the transactions contemplated by the Merger Agreement.

Timber Agreements

In connection with the Merger Agreement and the Credit Agreement, Timber entered into a securities purchase agreement, dated as of January 28, 2020 (the "SPA") with certain institutional investors (the "Buyers"), several of which are also parties to the Exchange Agreement described above, pursuant to which the Buyers have agreed to purchase, and Timber agreed to issue, senior secured promissory notes (the "Timber Bridge Notes") from Timber in the aggregate principal amount of $5 million, in exchange for an aggregate purchase price of $3.75 million, representing aggregate OID of $1.25 million. Pursuant to the terms of the SPA, the Buyers will purchase the Timber Bridge Notes in three closings: (i) the first closing for $1,666,666.67 in aggregate principal amount (in exchange for an aggregate purchase price of $1.25 million) on the closing date of the SPA; (ii) the second closing for $1,666,666.67 in aggregate principal amount (in exchange for an aggregate purchase price of $1.25 million) on February 14, 2020; and (iii) the third closing for $1,666,666.66 in aggregate principal amount (in exchange for an aggregate purchase price of $1.25 million) on March 13, 2020. The Timber Bridge Notes bear interest at a rate of 15% per annum (25% upon the occurrence of an event of default thereunder) and are repayable upon the earlier of (i) the closing of a fundamental transaction of Timber, (ii) the date on which Timber's equity is registered under the Securities Exchange Act of 1934, as amended or is exchanged for equity so registered (the "Public Company Date") or (iii) July 28, 2020. The Timber Bridge Notes are secured by a lien on all of Timber's assets.

Pursuant to the SPA, Timber agreed that it will cause BioPharmX to issue to each Buyer warrants to purchase a number of shares of BioPharmX common stock, within five trading days immediately following the consummation of the first capital raising transaction (the "Post-Closing Financing") by Timber occurring on or following the Public Company Date (the "Buyer Bridge Warrants"), equal to (i) the aggregate principal amount of all of the Buyer's Timber Bridge Notes upon their issuance, divided by (ii) the lowest price at which new equity is invested in the Post-Closing Financing (such price, the "Financing Price"). The Buyer Bridge Warrants will be exercisable commencing on their issuance and expire five years thereafter. The exercise price of the Buyer Bridge Warrants will initially be equal to the Financing Price, subject to adjustment for subsequent issuances of securities involving a lower consideration per share, subject to customary exceptions. In addition, in certain circumstances, upon a fundamental transaction, the holder will have the right to require the issuer to repurchase their warrants at their fair value using the Black-Scholes option pricing formula.

 MATTERS BEING SUBMITTED TO A VOTE OF BIOPHARMX'S STOCKHOLDERS

Proposal No. 1: Approval of the Issuance of Common Stock in the Merger

At the BioPharmX special meeting, BioPharmX's stockholders will be asked to approve the issuance of BioPharmX's common stock to Timber's securityholders pursuant to the Merger Agreement. Immediately following the Merger, it is expected that Timber's current securityholders (including holders of VARs and any investors providing the Timber Funding) will own (or have the right to receive) approximately 88.5% of the outstanding common stock of BioPharmX and current BioPharmX will own approximately 11.5% of the outstanding common stock of BioPharmX., subject to certain adjustments

The terms of, reasons for and other aspects of the Merger Agreement, the Merger, the issuance of BioPharmX's common stock pursuant to the Merger Agreement are described in detail in the other sections in this proxy statement/prospectus/information statement.

Required Vote

The affirmative vote of holders of a majority of the shares of BioPharmX's outstanding common stock entitled to vote and present at the BioPharmX special meeting is required to approve Proposal No. 1. Abstentions and broker non-votes will have the same effect as votes "AGAINST" this proposal.

THE BIOPHARMX BOARD RECOMMENDS THAT BIOPHARMX'S STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF BIOPHARMX'S COMMON STOCK PURSUANT TO THE MERGER AGREEMENT. EACH OF PROPOSAL NOS. 1 AND 2 ARE CONDITIONED UPON EACH OTHER AND The APPROVAL OF EACH SUCH PROPOSAL IS REQUIRED TO CONSUMMATE THE MERGER.

Proposal No. 2: Approval of an Amendment to the Certificate of Incorporation Effecting the BioPharmX Reverse Stock Split

General

At the BioPharmX special meeting, BioPharmX's stockholders will be asked to approve an amendment to the certificate of incorporation of BioPharmX effecting the BioPharmX Reverse Stock Split. Upon the effectiveness of the amendment to the certificate of incorporation of BioPharmX effecting the BioPharmX Reverse Stock Split, or the split effective time, the issued shares of BioPharmX's common stock immediately prior to the split effective time will be reclassified into a smaller number of shares within a range of 1-for-2 to 1-for-21, with such specific ratio to be mutually agreed upon by BioPharmX and Timber prior to the split effective time.

If Proposal No. 2 is approved, the BioPharmX Reverse Stock Split would become effective with the closing of the Merger. The BioPharmX Board may affect only one reverse stock split in connection with this Proposal No. 2. The BioPharmX Board's decision will be based on a number of factors, including market conditions, existing and expected trading prices for BioPharmX's common stock and the listing requirements of the NYSE American market.

The form of the amendment to the certificate of incorporation of BioPharmX to effect the BioPharmX Reverse Stock Split, as more fully described below, will affect the BioPharmX Reverse Stock Split but will not change the number of authorized shares of common stock, or the par value of BioPharmX's common stock.

NYSE American Listing Requirements

BioPharmX's common stock is quoted on the NYSE American market under the symbol "BPMX". BioPharmX intends to file an initial listing application with the NYSE American to seek listing on the NYSE American market upon the closing of the Merger.

According to NYSE American rules, an issuer must, in a case such as this, apply for initial inclusion following a transaction whereby the issuer combines with a non-NYSE American entity, resulting in a change of control of the issuer and potentially allowing the non-NYSE American entity to obtain a NYSE American listing. Accordingly, the listing standards of the NYSE American will require BioPharmX to have, among other things, a $3.00 per share minimum bid price upon the closing of the Merger. Therefore, the BioPharmX Reverse Stock Split may be necessary in order to consummate the Merger.

One of the effects of the BioPharmX Reverse Stock Split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in BioPharmX's management being able to issue more shares without further stockholder approval. For example, before the BioPharmX Reverse Stock Split, BioPharmX's authorized but unissued shares immediately prior to the closing of the Merger would be approximately 426.1 million compared to shares issued of approximately 18.3 million. If BioPharmX effects the BioPharmX Reverse Stock Split using a 1-for-2 ratio, its authorized but unissued shares immediately prior to the closing of the Merger would be approximately 438.0 million compared to shares issued of approximately 9.1 million. If BioPharmX effects the BioPharmX Reverse Stock Split using a 1-for-21 ratio, its authorized but unissued shares immediately prior to the closing of the Merger would be approximately 448.9 million compared to shares issued of approximately 870,000. BioPharmX currently has no plans to issue shares, other than in connection with the Merger, and to satisfy obligations under warrants and stock options from time to time as such warrants and stock options are exercised. The BioPharmX Reverse Stock Split will not affect the number of authorized shares of BioPharmX's common stock which will continue to be authorized pursuant to the certificate of incorporation of BioPharmX.

Potential Increased Investor Interest

On February 18, 2020, BioPharmX's common stock closed at $0.39 per share. An investment in BioPharmX's common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the BioPharmX Board believes that most investment funds are reluctant to invest in lower priced stocks.

There are risks associated with the BioPharmX Reverse Stock Split, including that the BioPharmX Reverse Stock Split may not result in an increase in the per-share price of BioPharmX's common stock.

BioPharmX cannot predict whether the BioPharmX Reverse Stock Split will increase the market price for BioPharmX's common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

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the market price per share of BioPharmX's common stock after the BioPharmX Reverse Stock Split will rise in proportion to the reduction in the number of shares of BioPharmX's common stock outstanding before the BioPharmX Reverse Stock Split;

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the BioPharmX Reverse Stock split will result in a per-share price that will attract brokers and investors who do not trade in lower priced stocks;

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the BioPharmX Reverse Stock Split will result in a per-share price that will increase the ability of BioPharmX to attract and retain employees; or

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the market price will either exceed or remain in excess of the requirements for the NYSE American market for initial listing including the $3.00 minimum bid price upon the closing of the Merger.

The market price of BioPharmX's common stock will also be based on the performance of BioPharmX and other factors, some of which are unrelated to the number of shares outstanding. If the BioPharmX Reverse Stock Split is effected and the market price of BioPharmX's common stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of BioPharmX may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of BioPharmX's common stock could be adversely affected by the reduced number of shares that would be outstanding after the BioPharmX Reverse Stock Split.
Principal Effects of the BioPharmX Reverse Stock Split

The amendment to the certificate of incorporation of BioPharmX effecting the BioPharmX Reverse Stock Split is set forth in Annex B to this proxy statement/prospectus/information statement.

The BioPharmX Reverse Stock Split will be affected simultaneously for all outstanding shares of BioPharmX's common stock. The BioPharmX Reverse Stock Split will affect all of BioPharmX's stockholders uniformly and will not affect any stockholder's percentage interest in BioPharmX, except to the extent that the BioPharmX Reverse Stock Split results in any of BioPharmX's stockholders owning a fractional share. Shares of BioPharmX's common stock issued pursuant to the BioPharmX Reverse Stock Split will remain fully paid and nonassessable. The BioPharmX Reverse Stock Split does not affect the total proportionate ownership of BioPharmX following the Merger. The BioPharmX Reverse Stock Split will not affect BioPharmX continuing to be subject to the periodic reporting requirements of the Exchange Act.

As an example, the following table illustrates the effects of a 1-for-2 to 1-for-21 reverse stock split (without giving effect to the treatment of fractional shares):

	Shares Issued and Outstanding(1)	Shares Authorized and Reserved for Issuance(1)(2)	Shares Authorized and Unreserved for Issuance(1)	Total Authorized(1)
As of February 14, 2020	18,278,219	5,623,853	426,097,928	450,000,000
1-for-2 Reverse Split	9,139,109	2,811,926	438,048,965	450,000,000
1-for-10 Reverse Split	1,827,821	562,385	447,609,794	450,000,000
1-for-15 Reverse Split	1,218,547	374,923	448,406,530	450,000,000
1-for-21 Reverse Split	870,391	267,802	448,861,807	450,000,000

(1)
These estimates do not reflect the potential effects of cashing out of fractional shares that may result from the reverse stock split.

(2)
Includes warrants to purchase 2,644,708 shares of BioPharmX Common Stock with a weighted average exercise price of $7.98 per share, options to purchase 1,241,159 shares of BioPharmX common stock with a weighted average exercise price of $4.02 per share and 1,737,986 shares reserved for future issuance under the BioPharmX Corporation 2016 Equity Incentive Plan. Does not include any shares of BioPharmX Common Stock issuable upon the exercise or conversion of securities that may have been issued since February 14, 2020.

In addition, if the BioPharmX Reverse Stock Split is implemented, it will increase the number of BioPharmX stockholders who own "odd lots" of fewer than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, the BioPharmX Reverse Stock

Split may not achieve the desired results of increasing marketability and liquidity of BioPharmX common stock that have been described above.

After the effective date of the reverse stock split, BioPharmX common stock would have a new committee on uniform securities identification procedures, or CUSIP number, a number used to identify BioPharmX common stock.

BioPharmX common stock is currently registered under Section 12(b) of the Exchange Act, and BioPharmX is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act.

Procedure for Effecting the BioPharmX Reverse Stock Split and Exchange of Stock Certificates

If BioPharmX's stockholders approve the amendment to the certificate of incorporation of BioPharmX affecting the BioPharmX Reverse Stock Split, and if the BioPharmX Board still believes that a reverse stock split is in the best interests of BioPharmX and its stockholders, BioPharmX will file the amendment to the certificate of incorporation with the Secretary of State of the State of Delaware at such time as the BioPharmX Board has determined to be the appropriate split effective time. The BioPharmX Board may delay effecting the BioPharmX Reverse Stock Split without resoliciting stockholder approval. Beginning at the split effective time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the split effective time, BioPharmX's stockholders will be notified that the BioPharmX Reverse Stock Split has been affected. BioPharmX expects that the BioPharmX transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares held in certificated form in exchange for certificates representing post-split shares in accordance with the procedures set forth in a letter of transmittal sent by BioPharmX. In the event that the BioPharmX Name Change under Proposal No. 3 is approved by BioPharmX's stockholders, the certificates representing the post-split shares will also reflect the BioPharmX Name Change. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, will automatically be exchanged for post-split shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.

Stockholders who hold book entry shares will not need to take any action with regard to the BioPharmX Reverse Stock Split, if approved, and their shares will automatically be converted to reflect the BioPharmX Reverse Stock Split.

Fractional Shares

No fractional shares will be issued in connection with the BioPharmX Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified, will be entitled, upon surrender to the exchange agent of certificates representing such shares (if applicable), to a cash payment in lieu thereof of a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the common stock on the NYSE American market on the date immediately preceding the split effective time. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

Stockholders should be aware of, under the escheat laws of the various jurisdictions where stockholders reside, where BioPharmX is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by BioPharmX or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the BioPharmX Board or contemplating a tender offer or other transaction for the combination of BioPharmX with another company (other than the Merger), the BioPharmX Reverse Stock Split proposal is not being proposed in response to any effort of which BioPharmX is aware to accumulate shares of BioPharmX's common stock or obtain control of BioPharmX, other than in connection with the Merger, nor is it part of a plan by management to recommend a series of similar amendments to the BioPharmX Board and stockholders. Other than the proposals being submitted to BioPharmX's stockholders for their consideration at the BioPharmX special meeting, the BioPharmX does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of BioPharmX.

Material U.S. Federal Income Tax Consequences of the BioPharmX Reverse Stock Split

The following discussion is a summary of the material U.S. federal income tax consequences of the BioPharmX Reverse Stock Split to BioPharmX U.S. Holders (as defined above) but does not purport to be a complete analysis of all other potential income tax consequences that may be relevant to BioPharmX U.S. Holders. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a BioPharmX U.S. Holder. BioPharmX has not sought and does not intend to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a position contrary to that discussed below regarding the tax consequences of the BioPharmX Reverse Stock Split.

This discussion is limited to BioPharmX U.S. Holders that hold BioPharmX common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a BioPharmX U.S. Holder's particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to BioPharmX U.S. Holders subject to the special rules, including, without limitation:

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U.S. expatriates and former citizens or long-term residents of the United States;

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U.S. Holders whose functional currency is not the U.S. Dollar;

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persons holding BioPharmX securities as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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banks, insurance companies, and other financial institutions;

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real estate investment trusts or regulated investment companies;

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brokers, dealers or traders in securities;

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"controlled foreign corporations", "passive foreign investment companies", and corporations that accumulate earnings to avoid U.S. federal income tax;

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S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

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persons for whom Timber securities constitute "qualified small business stock" within the meaning of Section 1202 of the Code;

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tax-exempt organizations or governmental organizations;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to BioPharmX common stock being taken into account in an "applicable financial statement" (as defined in the Code);

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persons deemed to sell BioPharmX securities under the constructive sale provisions of the Code;

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persons who hold or received BioPharmX securities pursuant to the exercise of any employee stock options or otherwise as compensation; and

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tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds BioPharmX common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding BioPharmX common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO The APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE BIOPHARMX REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

BioPharmX Reverse Stock Split

The BioPharmX Reverse Stock Split should constitute a "recapitalization" for U.S. federal income tax purposes. As a result, a BioPharmX U.S. Holder should generally not recognize gain or loss upon the BioPharmX Reverse Stock Split, except with respect to cash received in lieu of a fractional share of BioPharmX common stock, as discussed below. A BioPharmX U.S. Holder's aggregate tax basis in the shares of the BioPharmX common stock received pursuant to the BioPharmX Reverse Stock Split should equal the aggregate tax basis of the shares of the BioPharmX common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of BioPharmX common stock) and such BioPharmX U.S. Holder's holding period in the shares of BioPharmX's common stock received should include the holding period in the shares of the BioPharmX common stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of BioPharmX common stock surrendered to the shares of BioPharmX common stock received pursuant to the BioPharmX Reverse Stock Split. Holders of shares of BioPharmX common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A BioPharmX U.S. Holder that receives cash in lieu of a fractional share of BioPharmX common stock pursuant to the BioPharmX Reverse Stock Split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the BioPharmX U.S. Holder's tax basis in the shares of BioPharmX common stock surrendered that is allocated to each fractional share of common stock. Such capital gain or loss should be long-term capital gain or loss if the BioPharmX U.S. Holder's holding period for BioPharmX common stock surrendered exceeded one year at the effective time of the BioPharmX Reverse Stock Split.

Information Reporting and Backup Withholding

A BioPharmX U.S. Holder may be subject to information reporting and backup withholding when such holder receives cash in lieu of fractional shares of BioPharmX common stock in the BioPharmX Reverse Stock Split. Certain BioPharmX U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A BioPharmX U.S. Holder will be subject to backup withholding if such holder is not exempt and:

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the holder fails to furnish the holder's taxpayer identification number, which for an individual is ordinarily his or her social security number;

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the holder furnishes an incorrect taxpayer identification number;

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the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

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the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a BioPharmX U.S. Holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. BioPharmX U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of BioPharmX's outstanding common stock having voting rights on the record date for the BioPharmX special meeting is required to approve the amendment to the certificate of incorporation of BioPharmX affecting the BioPharmX Reverse Stock Split. Abstentions and broker non-votes will have the same effect as votes "AGAINST" the proposal.

THE BIOPHARMX BOARD RECOMMENDS THAT BIOPHARMX'S STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 2 TO APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF BIOPHARMX EFFECTING THE BIOPHARMX REVERSE STOCK SPLIT. EACH OF PROPOSAL NOS. 1 AND 2 ARE CONDITIONED UPON EACH OTHER AND THE APPROVAL OF EACH SUCH PROPOSAL IS REQUIRED TO CONSUMMATE THE MERGER.

Proposal No. 3: Approval of the BioPharmX Name Change

At the BioPharmX special meeting, BioPharmX's stockholders will be asked to approve the amendment to the certificate of incorporation of BioPharmX to affect the BioPharmX Name Change. The primary reason for the corporate name change is that it will allow for brand recognition of Timber's products and programs following the consummation of the Merger. BioPharmX's management believes that the current name will no longer accurately reflect the business of BioPharmX subsequent to the consummation of the Merger.

The affirmative vote of holders of a majority of the shares of BioPharmX's outstanding common stock having voting rights on the record date for the BioPharmX special meeting is required to approve the amendment to the certificate of incorporation to reflect the BioPharmX Name Change. Abstentions and broker non-votes will have the same effect as votes "AGAINST" this proposal.

THE BIOPHARMX BOARD RECOMMENDS THAT BIOPHARMX'S STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 3 TO APPROVE THE BIOPHARMX NAME CHANGE. PROPOSAL NO. 3 IS CONDITIONED UPON THE APPROVAL OF EACH OF PROPOSAL NOS. 1 AND 2.

Proposal No. 4: Approval of Possible Adjournment of the BioPharmX special meeting

If BioPharmX fails to receive a sufficient number of votes to approve Proposal Nos. 1 or 2, BioPharmX may propose to adjourn the BioPharmX special meeting, for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve Proposal Nos. 1 or 2. BioPharmX does not currently intend to approve adjournment at the BioPharmX special meeting if there are sufficient votes to approve Proposal Nos. 1 or 2. The affirmative vote of the holders of a majority of the shares of BioPharmX's common stock entitled to vote and present in person or represented by proxy at the BioPharmX special meeting is required to approve the adjournment of the BioPharmX special meeting for the purpose of soliciting additional proxies to approve Proposal Nos. 1 or 2. Abstentions will have the same effect as votes "AGAINST" this proposal.

THE BIOPHARMX BOARD RECOMMENDS THAT BIOPHARMX'S STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 4 TO ADJOURN THE BIOPHARMX SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NOS. 1 OR 2. EACH OF PROPOSAL NOS. 1 AND 2 ARE CONDITIONED UPON EACH OTHER AND THE APPROVAL OF EACH SUCH PROPOSAL IS REQUIRED TO CONSUMMATE THE MERGER.

BIOPHARMX BUSINESS

Unless the context indicates or suggests otherwise, reference to "we", "our", "us" and the "Company" in this section refers to the consolidated operations of BioPharmX Corporation.

Overview

We are a specialty pharmaceutical company focused on the dermatology market. Our focus is to develop products that treat dermatologic conditions that are not being adequately addressed or those where current therapies and approaches are suboptimal. Our strategy is to bring new products to market by improving delivery mechanisms and/or identifying alternative applications for U.S. Food and Drug Administration, or FDA, approved or well characterized active pharmaceutical ingredients, or APIs. Our goal is to reduce the time, cost and risks typically associated with new product development by utilizing APIs with demonstrated safety profiles and, when applicable, taking advantage of the regulatory approval pathway under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, or FDC Act. Section 505(b)(2) permits an applicant for a new product, such as a new or improved formulation or a new use of an approved product, to rely in part, on literature and/or on the FDA's findings of safety and/or effectiveness for a similar previously-approved product. Our approach is to identify the limitations of current treatment options and work to develop novel products using our proprietary HyantX topical drug delivery system.

Product Candidates

Our current portfolio includes two clinical-stage product candidates: BPX-01 is a 2% minocycline gel for the treatment of inflammatory lesions of acne vulgaris and BPX-04 is a 1% minocycline gel for the treatment of papulopustular rosacea. We have presented a comprehensive overview of the positive clinical results from our Phase 2b trial of BPX-01 for the treatment of moderate-to-severe inflammatory lesions of acne vulgaris and received positive feedback from the FDA regarding our Phase 3 clinical trial plans. We also announced positive topline results from our Phase 2b trial of BPX-04 for the treatment of moderate-to-severe papulopustular rosacea. BPX-04 successfully met both the primary and secondary endpoints of the trial in demonstrating a statistically significant mean change in the number of facial inflammatory lesions and a two-grade improvement to clear or almost clear on the Investigator's Global Assessment ("IGA") scale from baseline to week 12. We have developed our product portfolio using our HyantX topical drug delivery system. The following chart presents a summary of our product candidates:

HyantX Topical Drug Delivery System

We have developed our product portfolio using our HyantX topical drug delivery system, which is an anhydrous, hydrophilic, non-oily, non-occlusive gel vehicle that allows for the stabilization and solubilization of APIs with the aim to improve bioavailability and therefore lower the required dose of the drug. The system is designed for rapid absorption of API into the skin rather than remaining on the surface as this may cause irritation, a common problem with oil-based ointments and suspensions. The delivery system is particularly suitable for APIs, or a combination of APIs, that undergo degradation by hydrolysis or oxidation. Our lead product candidates are minocycline formulations delivered topically using the HyantX system.

BPX-01 (minocycline) gel, 2%—Acne

BPX-01 is a topical antibiotic gel for the treatment of inflammatory lesions of acne, which combines the most widely used oral antibiotic drug (minocycline) for the treatment of inflammatory lesions of acne vulgaris with a proprietary anhydrous hydrophilic topical delivery system, the HyantX delivery system, specifically designed to localize the delivery of the drug while minimizing systemic exposure and the resultant side effects. Our proprietary HyantX topical delivery system allows for a lower dosage of drug by improving the bioavailability with targeted delivery of fully solubilized minocycline. In addition to its bacteriostatic properties, the API, minocycline, also has anti-inflammatory properties, which may help to reduce the inflammation and redness commonly associated with acne.

We completed a Phase 2b randomized, double-blind, three-arm, vehicle-controlled, dose-finding study to assess the efficacy and safety of BPX-01 for the treatment of acne. The multi-center study evaluated two concentrations of BPX-01 (1% and 2% minocycline) and vehicle in 226 subjects, aged 9 to 40, with moderate-to-severe inflammatory, non-nodular acne. The study showed the 2% concentration was statistically superior in reducing the number of inflammatory lesions in patients with moderate-to-severe acne, compared to vehicle (58.5% reduction vs. 43.8%, respectively, at week 12, p=0.03).

Study Arm	Subjects	Mean Change in Inflammatory Lesions	Percent Reduction in Inflammatory Lesions
BPX-01 2%	n=72	–15.4 (p=0.0352)	58.5% (p=0.0256)
BPX-01 1%	n=73	–15.5 (p=0.0543)	54.4% (p=0.0765)
Vehicle	n=74	–11.2	43.8%

This Phase 2b study also measured, as a secondary endpoint, improvement on a five-point investigator's global assessment, or IGA, scale. The observed difference between BPX-01 2% versus vehicle in achieving a two-grade improvement and an IGA score of 0 or 1 at week 12 using the Last-Observation-Carried-Forward method for study participants with missing data was 25.0% (18/72) vs. 17.6% (13/74) producing a chi-square p-value of 0.27 (without Bonferroni correction for pairwise comparison). As a Phase 2b clinical trial, the trial was not powered to measure statistical significance for the secondary endpoint, however, a clear numerical trend was observed in the BPX-01 2% arm compared to vehicle. IGA was included as a secondary endpoint in our Phase 2b study as this information is necessary to calculate sample size estimates to adequately power the Phase 3 studies for success. Since FDA guidance for the approval of topical prescription acne products recommends IGA as a co-primary endpoint along with a reduction in absolute lesion counts for Phase 3 trials to support a New Drug Application, or NDA, the planned Phase 3 studies will be powered to demonstrate statistical significance of IGA improvement with at least a two-grade improvement and a score of clear (0) or almost clear (1) for drug compared to vehicle as well as being powered to show a reduction in inflammatory lesion counts.

The safety results of the study showed that no subjects experienced serious treatment-related adverse side effects. As cutaneous tolerability of a topical therapy is a significant driver in patient compliance, we are encouraged that 97% of cutaneous tolerability signs or symptoms were "none" or "mild" at week 12.

Blood draws in this study showed that plasma minocycline levels following topical use were undetectable in all but a single subject, whose level—42 ng/mL—was less than one-tenth of that measured after a single standard adult dosage of oral minocycline.

BPX-04 (minocycline) gel, 1%—Rosacea

BPX-04 is a novel topical gel formulation of fully solubilized minocycline for the treatment of papulopustular rosacea. The product candidate leverages the HyantX™ topical delivery system, an anhydrous hydrophilic gel formulation, designed for rapid absorption of active pharmaceutical ingredients into the skin rather than remaining on the surface, a common problem with oil-based ointments and suspensions.

We completed a randomized, double-blind, vehicle-controlled Phase 2b trial, which enrolled 206 subjects aged 18 years and above with moderate-to-severe papulopustular rosacea across 11 sites in the United States. The study evaluated the safety and efficacy of once daily application of BPX-04, a 1% minocycline gel, versus a vehicle control over a 12-week treatment period.

The study was designed to demonstrate a statistically significant mean change in the number of facial inflammatory lesions from baseline to week 12. The secondary endpoint, the proportion of subjects with a two-grade improvement to clear or almost clear on the IGA scale from baseline to week 12, was included to collect sufficient data to design a Phase 3 program with co-primary efficacy endpoints, however, as is standard in a Phase 2 trial, the study was not designed to demonstrate statistical significance on the secondary endpoint.

Baseline Severity

The mean inflammatory lesion count at baseline was 23.9 and 24.0 for the BPX-04 and vehicle treatment groups, respectively.

The proportion of subjects with an IGA score of 3 ("moderate") and 4 ("severe") at baseline was 92.7% and 7.3% for the BPX-04 treatment group, respectively, and 91.1% and 8.9% for the vehicle treatment group, respectively.

Efficacy Assessments

The below table details the primary and secondary efficacy results from the trial whereby BPX-04 demonstrated a statistically significant improvement from baseline. In addition to meeting the primary and secondary endpoints of the trial, BPX-04 demonstrated a statistically significant reduction in the number of facial inflammatory lesions at all time points (weeks 4, 8 and 12).

	BPX-04 Gel (N=96)	Vehicle (N=101)	p-value
Primary endpoint*:
Mean change in the number of facial inflammatory lesions from baseline to week 12	–13.6	–10.3	0.0040
Secondary endpoint**:
Proportion of subjects with a two-grade improvement in IGA to 0 ("clear") or 1 ("almost clear") from baseline to week 12	52.3%	32.3%	0.0180

*
MMRM (mixed-effects model for repeated measures), ITT, MI; **GLMM (generalized linear mixed model), ITT, MI

Note: The ITT population was prospectively defined as all study patients randomized who received at least one dose of the study product and with at least one evaluation of primary and secondary endpoint measures post-baseline visit. There were 9 subjects randomized that did not meet the ITT criteria as there were no evaluation visits post-baseline.

Safety and Tolerability

BPX-04 appeared to be generally well-tolerated. The most commonly reported adverse events across both treatment groups were upper respiratory tract infection (5.3%), gastroenteritis (2.4%) and headache (2.4%) with the majority of these adverse events determined to be not treatment-related. There were no serious treatment-related adverse events.

Other Products

On November 27, 2018, we entered into an agreement to divest the rights to our molecular iodine technology, or BPX-03, and our dietary supplement product, VI2OLET. Each of our prior collaboration, license, colocation and supply agreements related to VI2OLET were terminated or assigned to the purchaser. We do not expect to receive any royalty revenue in the near future.

The Acne Market

Acne is a common inflammatory skin condition considered a chronic disease with accompanying negative aesthetic and social impact on patients. Propionibacterium acnes (P. acnes) are normal inhabitants on human skin and have been implicated in the pathogenesis of inflammatory lesions of acne vulgaris.

In the United States alone, acne affects between 40 million and 50 million people each year according to the American Academy of Dermatology. According to SSR Health, a provider of health care focused investment research, branded acne prescription medication accounted for $4.2 billion in sales in the rolling twelve month period ending September 2017 ($2.0 billion topical and $2.2 billion oral). The leading manufacturers are Galderma S.A., Almirall S.A., Bausch Health Companies Inc., Teva Pharmaceutical Industries, Ltd., Sun Pharmaceutical Industries, Ltd., and Mayne Pharma Group Limited.

The Rosacea Market

Rosacea is a chronic dermatologic condition characterized by redness, stinging and inflammatory lesions primarily on the face. It has four subtypes including erythematotelangiectatic rosacea, papulopustular rosacea, phymatous rosacea, and ocular rosacea. Symptoms include dilated blood vessels, redness, swelling, and acne-like papules and pustules on the face. Although the biology of rosacea remains unclear, it is thought to be an inflammatory disorder that involves immune responses and microorganisms.

Rosacea is estimated to affect more than 16 million people in the United States alone, according to the National Rosacea Society. The rosacea market is estimated to be greater than $1.0 billion in the United States according to Symphony Health Services. Branded prescription product revenue was $590.0 million in 2017 according to SSR Health, with more than 90% of this revenue being generated by three brands. The leading manufacturers are Galderma S.A. and LEO Pharma A/S.

Competitive Strengths

We believe that the strengths and differentiating benefits of our HyantX topical delivery system and the expertise of our team in the areas of product development and commercialization for prescription products are the core elements driving our Company. The key elements of our competitive strengths include the following:

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A proprietary topical drug delivery technology with broad applicability across APIs that are more susceptible to degradation by hydrolysis or oxidation;

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Late-stage product candidates with demonstrated clinical efficacy and promising safety profiles;

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A management team experienced in developing and commercializing drug delivery platforms, and

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An experienced medical advisory board providing strategic leadership and clinical guidance within the dermatology community.

Technology and Intellectual Property

Overview

Our success, in large part, depends upon our ability to obtain and protect our proprietary products and platform technologies. Our goal is to develop an intellectual property portfolio that enables us to capitalize on the research and development that we have performed to date, particularly for each of the products in our development pipeline. We rely on a combination of patent, copyright, trademark and trade secret laws in the United States and other countries to protect our intellectual property.

We also rely on a combination of non-disclosure, confidentiality and other contractual restrictions to protect our technologies and intellectual property. We require our employees and consultants to execute confidentiality agreements in connection with their employment or consulting relationships with us. We also require them to agree to disclose and assign to us all inventions conceived in connection with the relationship.

Patents

Patent protection is an important aspect of our product development process and we are actively developing intellectual property in-house. We have a total of six U.S. provisional and utility patent applications pending related to our topical compositions for dermatological conditions. We have seven issued U.S. patents. Four of these patents relate to a microparticle drug delivery technology. Two of these relate to BPX-01, BPX-04 and the HyantX topical delivery system. We also have one issued international patent and 18 pending international patent applications. Of the 18 pending international applications, 16 relate to BPX-01, BPX-04 and the HyantX topical delivery system and two relate to a microparticle drug delivery technology. These international patent applications resulted from development of our unique formulations, for example with minocycline, and were filed according to local laws of the Patent Cooperation Treaty. Generally, a patent application filed according to the Patent Cooperation Treaty enables us to apply for patent protection for the invention(s) described in the application in individual countries within a specified period after filing the application. Generally, patents issued in the United States are effective for 20 years from the earliest non-provisional filing date, if the application from which the patent issues was filed on or after June 8, 1995 (otherwise the term is the longer of 17 years from the issue date and 20 years from the earliest non-provisional filing date). The duration of patent terms for non-U.S. patents is typically 20 years from the earliest corresponding national or international filing date.

Trademarks

We have applied for trademark protection for several trademarks in the United States. The U.S. Patent and Trademark Office, or USPTO, has registered several of our trademarks: "BIOPHARMX," "HYANTX" and "SMARTER DRUG DELIVERY".

We have also applied for trademark protection in three markets outside the United States. In the European Union and China, we have a registered trademark for "BIOPHARMX".

Research and Development

A core competency is providing the link between concept and commercialization through focused, practical product development based on innovative research. We employ highly-qualified scientists and utilize consultants specializing in our various product development areas. Research and development expenses for the nine months ended October 31, 2019 and 2018 were $4.3 million and $7.3 million, respectively.

As a Campbell-based company, we are located in a region with many strong biotechnology and pharmaceutical companies, which have drawn a high caliber of scientists and scientific support staff to the region. While there is intense competition for this type of personnel, we believe our location enables us to expand our product development and consultant resources as our business grows. Our location also provides us with convenient access to local formulation resources and preclinical testing facilities.

Manufacturing, Supply and Production

We utilize contract manufacturers to produce our products for clinical development and commercial distribution. We have no plans to establish in-house manufacturing capabilities for large-scale production at this time.

We have a master service agreement in place with DPT Laboratories, Ltd., or DPT, and a development agreement in place with Contract Pharmaceuticals Limited, or CPL, to provide certain services in connection with the scale up and manufacturing of clinical supplies. DPT and CPL also provide drug development services including formulation development, clinical and commercial manufacturing satisfying the FDA's cGMPs, analytical methods development and stability testing. Additionally, we have master service agreements with Dow Development Laboratories, LLC and Tergus Pharma, LLC, to conduct formulation and analytical development and stability studies, among other services.

Marketing, Sales & Distribution

Our team has experience in the commercialization of prescription products across several different therapeutic areas.

While BPX-01 and BPX-04 continue through clinical development, we have commenced our go-to-market strategic planning for these products including, but not limited to, organizing a medical advisory board of dermatologists in the United States, educating physicians through publishing our preclinical and clinical results at several industry conferences and developing our market access and pricing strategy. Our commercialization plans will largely depend on whether we enter into a strategic partnership for one or both of the product candidates and the nature of such partnership.

Customers

Potential customers for our product candidates include pharmaceutical companies, physician's practices, dermatologists and general practitioners.

Competition

Acne

While the acne market has a number of competitive products, BPX-01 is being developed to combine the most successful oral antibiotic drug (minocycline) for the treatment of moderate to severe acne with a targeted topical antibiotic technology specifically designed to localize the delivery of the drug while minimizing systemic side effects. At the present time, there is no FDA-approved topical solution for this drug.

A number of approved prescription acne products currently exist in oral form such as isotretinoins, antibiotics, antimicrobials and oral contraceptives. These treatments are marketed by a number of large pharmaceutical and specialty pharmaceutical companies including, but not limited to: Almirall S.A., Bausch Health Companies Inc., Teva Pharmaceutical Industries, Ltd., Sun Pharmaceutical Industries, Ltd., and Mayne Pharma Group Limited. Additionally, there are several prescription acne products that exist in topical form such as antibiotics, antimicrobials, azelaic acids, retinoids, or some combination of the two. These topical solutions are marketed by companies such as Galderma S.A., Almirall S.A., Bausch Health Companies Inc., and Mayne Pharma Group Limited. In addition to prescription acne therapies discussed above, there are numerous over-the-counter, or OTC, products in the form of benzoyl peroxide and salicylic acid topical solutions available from various cosmetic and cosmeceutical companies such as Aveeno, Clean & Clear, Clearasil, Neutrogena and Proactiv.

Energy-based devices have also been widely used by dermatologists, such as intense pulsed light, or IPL, and a device called elos, by Syneron Medical Ltd. and Candela Corporation, that uses a combination of IPL and radiofrequency technologies. Combination drug-device treatments, such as fractional lasers and photodynamic therapy, or PDT, with blue light, such as BLU-U by Dusa Pharmaceuticals, have been used to treat acne.

While there historically has been no FDA-approved topical minocycline solution for acne or otherwise, on October 18, 2019, Foamix Pharmaceuticals Ltd. announced FDA approval of AMZEEQTM, a 4% topical minocycline foam.

Rosacea

Unlike the acne market, the rosacea market has a relatively limited number of available therapies. The challenge with current topical treatments is that skin with rosacea is easily aggravated by too much drug or an irritating vehicle. BPX-04 is designed to deliver the active, minocycline, into the skin without further irritating the skin. While the cause of rosacea is unclear, there are various oral and topical medications to treat the condition, such as antibiotics, anti-parasitics, azelaic acid and alpha-A agonists. Current treatments are marketed by companies such as Aclaris Therapeutics, Inc., LEO Pharma A/S, and Galderma S.A. In addition to prescription rosacea therapies, devices such as IPL and the pulsed dye laser can be helpful in treating other rosacea symptoms, such as telangiectasia and vascular erythema.

While there is no FDA-approved topical minocycline solution for rosacea or otherwise, we are aware of two competitive products which have completed Phase 2 and Phase 3 clinical trials, respectively, with the competitive product having completed Phase 3 clinical trials having submitted an NDA for the treatment of papulopustular rosacea.

Government Regulation

In the United States, foods, drugs, medical devices, cosmetics, tobacco products and radiation-emitting products are subject to extensive regulation by the FDA. The FDC Act and other federal and state statutes and regulations govern, among other things, the manufacture, distribution and sale of these products. These laws and regulations prescribe criminal and civil penalties that can be assessed, and violation of these laws and regulations can result in enforcement action by the FDA and other regulatory agencies.

FDA Regulation of Drugs

New Drug Approval Process

Pharmaceutical products are subject to extensive regulation by the FDA. The FDC Act, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending NDAs, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.

Pharmaceutical product development for a new product or certain changes to an approved product in the United States typically involves preclinical laboratory and animal tests, the submission to the FDA of an investigational new drug, or IND, which must become effective before clinical testing may commence, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

Preclinical tests include laboratory evaluation of product chemistry, formulation and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the preclinical tests must comply with federal regulations and requirements, including good laboratory practices. The results of preclinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.

A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin.

Clinical trials involve the administration of the IND to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with good clinical practice, or GCP, an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators, and monitors; as well as (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary or permanent discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The study protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board, or IRB, for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB's requirements, or may impose other conditions.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1, after the initial introduction of the drug into healthy human subjects or patients, the drug is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses, and, if possible, early evidence on effectiveness. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the drug for a particular indication, dosage tolerance, and optimum dosage, and to identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the drug. In most cases the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the drug. A single Phase 3 trial with other confirmatory evidence may be sufficient in instances where the study is a large multicenter trial demonstrating internal consistency and a statistically persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible.

In addition, the manufacturer of an investigational drug in a Phase 2 or Phase 3 clinical trial for a serious or life-threatening disease is required to make available, such as by posting on its website, its policy on evaluating and responding to requests for expanded access.

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the United States. The NDA must include the results of all preclinical, clinical and other testing and a compilation of data relating to the product's pharmacology, chemistry, manufacture and controls. The cost of preparing and submitting an NDA is substantial. The submission of most NDAs is additionally subject to a substantial application user fee, currently approximately $2,588,000 for fiscal year 2019. Under an approved NDA, the applicant is subject to an annual program fee, currently approximately $310,000 per prescription product for fiscal year 2019. Beginning in fiscal year 2018, this annual program fee replaces the annual product and establishment fees. These fees typically increase annually.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be filed based on the agency's threshold determination that it is sufficiently complete to permit substantive review. If the NDA submission is filed, the FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use. The FDA has agreed to certain performance goals in the review of NDAs. Most such applications for standard review drug products are reviewed within ten to twelve months; most applications for priority review drugs are reviewed in six to eight months. Priority review can be applied to drugs that the FDA determines offer major advances in treatment, or provide a treatment where no adequate therapy exists. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission.

The FDA may also refer applications for novel drug products, or drug products that present difficult questions of safety or efficacy, to an advisory committee—typically a panel that includes clinicians and other experts—for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the product unless compliance with cGMPs is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA's satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug's safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Pediatric Information

Under the Pediatric Research Equity Act, or PREA, NDAs, or supplements to NDAs, must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted, except a product with a new active ingredient that is a molecularly targeted cancer product intended for the treatment of an adult cancer and directed at a molecular target determined by FDA to be substantially relevant to the growth or progression of a pediatric cancer that is subject to an NDA submitted on or after August 18, 2020.

The Best Pharmaceuticals for Children Act, or BPCA, provides NDA holders a six-month extension of any exclusivity—patent or non-patent—for a drug if certain conditions are met. Conditions for exclusivity include the FDA's determination that information relating to the use of a new drug in the pediatric population may produce health benefits in that population, the FDA making a written request for pediatric studies, and the applicant agreeing to perform, and reporting on, the requested studies within the statutory timeframe. Applications under the BPCA are treated as priority applications, with all of the benefits that designation confers.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of FDA-regulated products, including drugs, are required to register and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, study sites and investigators, and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to discuss the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed in certain circumstances for up to two years after the date of completion of the trial. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

The Hatch-Waxman Amendments

Orange Book Listing

In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent with claims covering the applicant's product or method of using the product. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA's Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential generic competitors in support of approval of an abbreviated new drug application, or ANDA. An ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown to be bioequivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct, or submit results of, preclinical or clinical tests to prove the safety or effectiveness of their drug product. Drugs approved in this way are commonly referred to as "generic equivalents" to the listed drug, and can often be substituted by pharmacists under prescriptions written for the original listed drug.

The ANDA applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA's Orange Book. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. The ANDA applicant may also elect to submit a section viii statement certifying that its proposed ANDA labeling does not contain (or carves out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent. If the applicant does not challenge the listed patents, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired.

A certification that the new product will not infringe the already approved product's listed patents, or that such patents are invalid, is called a Paragraph IV certification. If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the

Paragraph IV certification to the NDA and patent holders once the ANDA has been received by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months, expiration of the patent, settlement of the lawsuit or a decision in the infringement case that is favorable to the ANDA applicant.

The ANDA application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the referenced product has expired.

Exclusivity

Exclusivity provisions under the FDC Act also can delay the submission or the approval of certain applications. The FDC Act provides a five-year period of non-patent exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity, or NCE. A drug is entitled to NCE exclusivity if it contains a drug substance no active moiety of which has been previously approved by the FDA. During the exclusivity period, the FDA may not accept for review an ANDA or file a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a Paragraph IV certification. The FDC Act also provides three years of market exclusivity for an NDA, including a 505(b)(2) NDA, or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions for use associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs for the original conditions of use, such as the originally approved indication. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all the non-clinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Patent Term Extension

After NDA approval, the owner of relevant drug patent may apply for up to a five year patent term extension. Only one patent may be extended for each regulatory review period, which is composed of two parts: a testing phase and an approval phase. The allowable patent term extension is calculated as half of the drug's testing phase—the time between the day the IND becomes effective and NDA submission—and all of the review phase—the time between NDA submission and approval up to a maximum of five years. The time can be shortened if the FDA determines that the applicant did not pursue approval with due diligence. The total patent term after the extension may not exceed 14 years and only one patent may be extended.

For patents that might expire during the application phase, the patent owner may request an interim patent extension. An interim patent extension increases the patent term by one year and may be renewed up to four times. For each interim patent extension granted, the post-approval patent extension is reduced by one year. The director of the USPTO must determine that approval of the drug covered by the patent for which a patent extension is being sought is likely. Interim patent extensions are not available for a drug for which an NDA has not been submitted.

Section 505(b)(2) New Drug Applications

Most drug products obtain FDA marketing approval pursuant to an NDA or an ANDA. A third alternative is a special type of NDA, commonly referred to as a Section 505(b)(2), or 505(b)(2), NDA,

which enables the applicant to rely, in part, on studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference or use, such as the FDA's findings of safety and/or effectiveness for a similar previously approved product, or published literature, in support of its application.

505(b)(2) NDAs often provide an alternate path to FDA approval for new or improved formulations or new uses of previously approved products. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference. If the 505(b)(2) applicant can establish that reliance on the FDA's previous approval is scientifically appropriate, it may eliminate the need to conduct certain preclinical or clinical studies of the new product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all, or some, of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book to the same extent that an ANDA applicant would. Thus approval of a 505(b)(2) NDA can be stalled until all the listed patents claiming the referenced product have expired, until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired, and, in the case of a Paragraph IV certification and subsequent patent infringement suit, until the earlier of 30 months, settlement of the lawsuit or a decision in the infringement case that is favorable to the Section 505(b)(2) applicant.

Post-Approval Requirements

Once an NDA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling.

Adverse event reporting and submission of periodic reports are required following FDA approval of an NDA. The FDA also may require post-marketing testing, known as Phase 4 testing, REMS, and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality-control, drug manufacture, packaging and labeling procedures must continue to conform to cGMPs after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing or if previously unrecognized problems are subsequently discovered. In addition, prescription drug manufacturers in the United States must comply with applicable provisions of the Drug Supply Chain Security Act and provide and receive product tracing information, maintain appropriate licenses, ensure they only work with other properly licensed entities, and have procedures in place to identify and properly handle suspect and illegitimate products.

Regulation Outside the United States

In order to market any product outside of the United States, a company must also comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of drug products. Whether or not it obtains FDA approval for a product, BioPharmX would need to obtain the necessary approvals by the comparable foreign regulatory authorities before it can commence clinical trials or marketing of the product in those countries or jurisdictions. The approval process ultimately varies between countries and jurisdictions and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.

Regulation and Marketing Authorization in the European Union

The process governing approval of medicinal products in the European Union, or E.U., follows essentially the same lines as in the United States and, likewise, generally involves satisfactorily completing each of the following:

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preclinical laboratory tests, animal studies and formulation studies all performed in accordance with the applicable E.U. Good Laboratory Practice regulations;

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submission to the relevant national authorities of a clinical trial application, or CTA, which must be approved before human clinical trials may begin;

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performance of adequate and well controlled clinical trials to establish the safety and efficacy of the product for each proposed indication;

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submission to the relevant competent authorities of a marketing authorization application, or MAA, which includes the data supporting safety and efficacy as well as detailed information on the manufacture and composition of the product in clinical development and proposed labelling;

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satisfactory completion of an inspection by the relevant national authorities of the manufacturing facility or facilities, including those of third parties, at which the product is produced to assess compliance with strictly enforced cGMP;

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potential audits of the nonclinical and clinical trial sites that generated the data in support of the MAA; and

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review and approval by the relevant competent authority of the MAA before any commercial marketing, sale or shipment of the product.

Preclinical Studies

Preclinical tests include laboratory evaluations of product chemistry, formulation and stability, as well as studies to evaluate toxicity in animal studies, in order to assess the potential safety and efficacy of the product. The conduct of the preclinical tests and formulation of the compounds for testing must comply with the relevant E.U. regulations and requirements. The results of the preclinical tests, together with relevant manufacturing information and analytical data, are submitted as part of the CTA.

Clinical Trial Approval

Requirements for the conduct of clinical trials in the European Union including GCP are implemented in the Clinical Trials Directive 2001/20/EC and the GCP Directive 2005/28/EC. Pursuant to

Directive 2001/20/EC and Directive 2005/28/EC, as amended, a system for the approval of clinical trials in the European Union has been implemented through national legislation of the member states. Under this system, approval must be obtained from the competent national authority of an E.U. member state in which a study is planned to be conducted, or in multiple member states if the clinical trial is to be conducted in a number of member states. To this end, a CTA is submitted, which must be supported by an investigational medicinal product dossier, or IMPD, and further supporting information prescribed by Directive 2001/20/EC and Directive 2005/28/EC and other applicable guidance documents. Furthermore, a clinical trial may only be started after a competent ethics committee has issued a favorable opinion on the clinical trial application in that country.

In April 2014, the E.U. legislators passed the new Clinical Trials Regulation, (EU) No 536/2014, which will replace the current Clinical Trials Directive 2001/20/EC. To ensure that the rules for clinical trials are identical throughout the E.U., the new E.U. clinical trials legislation was passed as a regulation that is directly applicable in all E.U. member states. All clinical trials performed in the European Union are required to be conducted in accordance with the Clinical Trials Directive 2001/20/EC until the new Clinical Trials Regulation (EU) No 536/2014 becomes applicable. According to the current plans of the EMA, the new Clinical Trials Regulation became applicable in 2019. The Clinical Trials Directive 2001/20/EC will, however, still apply three years from the date of entry into application of the Clinical Trials Regulation to (i) clinical trials applications submitted before the entry into application and (ii) clinical trials applications submitted within one year after the entry into application if the sponsor opts for old system.

The new Regulation (EU) No 536/2014 aims to simplify and streamline the approval of clinical trial in the E.U. The main characteristics of the regulation include:

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a streamlined application procedure via a single entry point, the E.U. portal;

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a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures that will spare sponsors from submitting broadly identical information separately to various bodies and different member states;

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a harmonized procedure for the assessment of applications for clinical trials, which is divided in two parts. Part I is assessed jointly by all member states concerned. Part II is assessed separately by each member state concerned;

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strictly defined deadlines for the assessment of clinical trial application; and

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the involvement of the ethics committees in the assessment procedure in accordance with the national law of the member state concerned but within the overall timelines defined by the Regulation (EU) No 536/2014.

Marketing Authorization

Authorization to market a product in the member states of the European Union proceeds under one of four procedures: a centralized authorization procedure, a mutual recognition procedure, a decentralized procedure or a national procedure.

Centralized Authorization Procedure

The centralized procedure enables applicants to obtain a marketing authorization that is valid in all E.U. member states based on a single application. Certain medicinal products, including products developed by means of biotechnological processes, must undergo the centralized authorization procedure for marketing authorization, which, if granted by the European Commission, is automatically valid in all 28 E.U. member states. The EMA and the European Commission administer this centralized authorization procedure pursuant to Regulation (EC) No 726/2004.

Pursuant to Regulation (EC) No 726/2004, this procedure is mandatory for:

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medicinal products developed by means of one of the following biotechnological processes:

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recombinant DNA technology;

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controlled expression of genes coding for biologically active proteins in prokaryotes and eukaryotes including transformed mammalian cells; and

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hybridoma and monoclonal antibody methods;

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advanced therapy medicinal products as defined in Article 2 of Regulation (EC) No. 1394/2007 on advanced therapy medicinal products;

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medicinal products for human use containing a new active substance that, on the date of effectiveness of this regulation, was not authorized in the E.U., and for which the therapeutic indication is the treatment of any of the following diseases:

    cancer;

    neurodegenerative disorder;

    diabetes;

    auto-immune diseases and other immune dysfunctions; and
    viral diseases;

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medicinal products that are designated as orphan medicinal products pursuant to Regulation (EC) No 141/2000.

The centralized authorization procedure is optional for other medicinal products if they contain a new active substance or if the applicant shows that the medicinal product concerned constitutes a significant therapeutic, scientific or technical innovation or that the granting of authorization is in the interest of patients in the European Union.

Administrative Procedure

Under the centralized authorization procedure, the EMA's Committee for Human Medicinal Products, or CHMP, serves as the scientific committee that renders opinions about the safety, efficacy and quality of medicinal products for human use on behalf of the EMA. The CHMP is composed of experts nominated by each member state's national authority for medicinal products, with expert appointed to act as Rapporteur for the co-ordination of the evaluation with the possible assistance of a further member of the Committee acting as a Co-Rapporteur. After approval, the Rapporteur(s) continue to monitor the product throughout its life cycle. The CHMP has 210 days to adopt an opinion as to whether a marketing authorization should be granted. The process usually takes longer in case additional information is requested, which triggers clock-stops in the procedural timelines. The process is complex and involves extensive consultation with the regulatory authorities of member states and a number of experts. When an application is submitted for a marketing authorization in respect of a drug that is of major interest from the point of view of public health and in particular from the viewpoint of therapeutic innovation, the applicant may pursuant to Article 14(9) Regulation (EC) No 726/2004 request an accelerated assessment procedure. If the CHMP accepts such request, the time-limit of 210 days will be reduced to 150 days but it is possible that the CHMP can revert to the standard time-limit for the centralized procedure if it considers that it is no longer appropriate to conduct an accelerated assessment. Once the procedure is completed, a European Public Assessment Report, or EPAR, is produced. If the opinion is negative, information is given as to the grounds on which this conclusion was reached. After the adoption of the CHMP opinion, a decision on the MAA must be adopted by the European Commission, after consulting the E.U. member states, which in total can take more than 60 days.

Conditional Approval

In specific circumstances, E.U. legislation (Article 14(7) Regulation (EC) No 726/2004 and Regulation (EC) No 507/2006 on Conditional Marketing Authorizations for Medicinal Products for Human Use) enables applicants to obtain a conditional marketing authorization prior to obtaining the comprehensive clinical data required for an application for a full marketing authorization. Such conditional approvals may be granted for product candidates (including medicines designated as orphan medicinal products) if (1) the risk-benefit balance of the product candidate is positive, (2) it is likely that the applicant will be in a position to provide the required comprehensive clinical trial data, (3) the product fulfills unmet medical needs and (4) the benefit to public health of the immediate availability on the market of the medicinal product concerned outweighs the risk inherent in the fact that additional data are still required. A conditional marketing authorization may contain specific obligations to be fulfilled by the marketing authorization holder, including obligations with respect to the completion of ongoing or new studies, and with respect to the collection of pharmacovigilance data. Conditional marketing authorizations are valid for one year, and may be renewed annually, if the risk-benefit balance remains positive, and after an assessment of the need for additional or modified conditions and/or specific obligations. The timelines for the centralized procedure described above also apply with respect to the review by the CHMP of applications for a conditional marketing authorization.

Marketing Authorization under Exceptional Circumstances

Under Article 14(8) Regulation (EC) No 726/2004, products for which the applicant can demonstrate that comprehensive data (in line with the requirements laid down in Annex I of Directive 2001/83/EC, as amended) cannot be provided (due to specific reasons foreseen in the legislation) might be eligible for marketing authorization under exceptional circumstances. This type of authorization is reviewed annually to reassess the risk-benefit balance. The fulfillment of any specific procedures/obligations imposed as part of the marketing authorization under exceptional circumstances is aimed at the provision of information on the safe and effective use of the product and will normally not lead to the completion of a full dossier/approval.

Market Authorizations Granted by Authorities of E.U. Member States

In general, if the centralized procedure is not followed, there are three alternative procedures as prescribed in Directive 2001/83/EC:

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the decentralized procedure allows applicants to file identical applications to several E.U. member states and receive simultaneous national approvals based on the recognition by E.U. member states of an assessment by a reference member state;

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the national procedure is only available for products intended to be authorized in a single E.U. member state; and

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a mutual recognition procedure similar to the decentralized procedure is available when a marketing authorization has already been obtained in at least one E.U. member state.

A marketing authorization may be granted only to an applicant established in the European Union.

Pediatric Studies

Prior to obtaining a marketing authorization in the European Union, applicants have to demonstrate compliance with all measures included in an EMA-approved Pediatric Investigation Plan, or PIP, covering all subsets of the pediatric population, unless the EMA has granted a product-specific waiver, a class waiver, or a deferral for one or more of the measures included in the PIP. The respective requirements for all marketing authorization procedures are set forth in Regulation (EC) No 1901/2006, which is referred to as the Pediatric Regulation. This requirement also applies when a company wants to add a new indication, pharmaceutical form or route of administration for a medicine that is already authorized. The Pediatric Committee of the EMA, or PDCO, may grant deferrals for some medicines, allowing a company to delay development of the medicine in children until there is enough information to demonstrate its effectiveness and safety in adults. The PDCO may also grant waivers when development of a medicine in children is not needed or is not appropriate, such as for diseases that only affect the elderly population.

Before a marketing authorization application can be filed, or an existing marketing authorization can be amended, the EMA determines that companies actually comply with the agreed studies and measures listed in each relevant PIP.

Periods of Authorization and Renewals

A marketing authorization is valid for five years in principle and the marketing authorization may be renewed after five years on the basis of a re-evaluation of the risk-benefit balance by the EMA or by the competent authority of the authorizing member state. To this end, the marketing authorization holder must provide the EMA or the competent authority with a consolidated version of the file in respect of quality, safety and efficacy, including all variations introduced since the marketing authorization was granted, at least six months before the marketing authorization ceases to be valid. Once renewed, the marketing authorization is valid for an unlimited period, unless the European Commission or the competent authority decides, on justified grounds relating to pharmacovigilance, to proceed with one additional five-year renewal. Any authorization which is not followed by the actual placing of the drug on the E.U. market (in case of centralized procedure) or on the market of the authorizing member state within three years after authorization ceases to be valid (the so-called sunset clause).

Regulatory Data Protection

E.U. legislation also provides for a system of regulatory data and market exclusivity. According to Article 14(11) of Regulation (EC) No 726/2004, as amended, and Article 10(1) of Directive 2001/83/EC, as amended, upon receiving marketing authorization, new chemical entities approved on the basis of complete independent data package benefit from eight years of data exclusivity and an additional two years of market exclusivity. Data exclusivity prevents regulatory authorities in the E.U. from referencing the innovator's data to assess a generic (abbreviated) application. During the additional two-year period of market exclusivity, a generic marketing authorization can be submitted, and the innovator's data may be referenced, but no generic medicinal product can be marketed until the expiration of the market exclusivity. The overall ten-year period will be extended to a maximum of 11 years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. Even if a compound is considered to be a new chemical entity and the innovator is able to gain the period of data exclusivity, another company nevertheless could also market another version of the drug if such company obtained marketing authorization based on an MAA with a complete independent data package of pharmaceutical test, preclinical tests and clinical trials. However, products designated as orphan medicinal products enjoy, upon receiving marketing authorization, a period of ten years of orphan market exclusivity. Depending upon the timing and duration of the E.U. marketing authorization process, products may be eligible for up to five years' supplementary protection certificates, or SPCs, pursuant to Regulation (EC) No 469/2009. Such SPCs extend the rights under the basic patent for the drug.

Regulatory Requirements After a Marketing Authorization has been Obtained

If we obtain authorization for a medicinal product in the E.U., we will be required to comply with a range of requirements applicable to the manufacturing, marketing, promotion and sale of medicinal products:

Pharmacovigilance and other requirements

We will, for example, have to comply with the E.U.'s stringent pharmacovigilance or safety reporting rules, pursuant to which post-authorization studies and additional monitoring obligations can be imposed. Other requirements relate, for example, to the manufacturing of products and APIs in accordance with good manufacturing practice standards. E.U. regulators may conduct inspections to verify our compliance with applicable requirements, and we will have to continue to expend time, money and effort to remain compliant. Non-compliance with E.U. requirements regarding safety monitoring or pharmacovigilance, and with requirements related to the development of products for the pediatric population, can also result in significant financial penalties in the E.U. Similarly, failure to comply with the E.U.'s requirements regarding the protection of individual personal data can also lead to significant penalties and sanctions. Individual E.U. member states may also impose various sanctions and penalties if we do not comply with locally applicable requirements.

Manufacturing

The manufacturing of authorized drugs, for which a separate manufacturer's license is mandatory, must be conducted in strict compliance with the EMA's Good Manufacturing Practices, or GMP, requirements and comparable requirements of other regulatory bodies in the E.U., which mandate the methods, facilities and controls used in manufacturing, processing and packing of drugs to assure their safety and identity. The EMA enforces its current GMP requirements through mandatory registration of facilities and inspections of those facilities. The EMA may have a coordinating role for these inspections while the responsibility for carrying them out rests with the member states competent authority under whose responsibility the manufacturer falls. Failure to comply with these requirements could interrupt supply and result in delays, unanticipated costs and lost revenues, and could subject the applicant to potential legal or regulatory action, including but not limited to warning letters, suspension of manufacturing, seizure of product, injunctive action or possible civil and criminal penalties.

Marketing and Promotion

The marketing and promotion of authorized drugs, including industry-sponsored continuing medical education and advertising directed toward the prescribers of drugs and/or the general public, are strictly regulated in the European Union under Directive 2001/83/EC. The applicable regulations aim to ensure that information provided by holders of marketing authorizations regarding their products is truthful, balanced and accurately reflects the safety and efficacy claims authorized by the EMA or by the competent authority of the authorizing member state. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties.

Patent Term Extension

In order to compensate the patentee for delays in obtaining a marketing authorization for a patented product, a supplementary certificate, or SPC, may be granted extending the exclusivity period for that specific product by up to five years. Applications for SPCs must be made to the relevant patent office in each E.U. member state and the granted certificates are valid only in the member state of grant. An application has to be made by the patent owner within six months of the first marketing authorization being granted in the European Union (assuming the patent in question has not expired, lapsed or been revoked) or within six months of the grant of the patent (if the marketing authorization is granted first). In the context of SPCs, the term "product" means the active ingredient or combination of active ingredients for a medicinal product and the term "patent" means a patent protecting such a product or a new manufacturing process or application for it. The duration of an SPC is calculated as the difference between the patent's filing date and the date of the first marketing authorization, minus five years, subject to a maximum term of five years.

A six month pediatric extension of an SPC may be obtained where the patentee has carried out an agreed pediatric investigation plan, the authorized product information includes information on the results of the studies and the product is authorized in all member states of the European Union.

Brexit and the Regulatory Framework in the United Kingdom

On June 23, 2016, the electorate in the United Kingdom, or U.K. voted in favor of leaving the E.U., which is commonly referred to as "Brexit." Thereafter, on March 29, 2017, the country formally notified the E.U. of its intention to withdraw pursuant to Article 50 of the Lisbon Treaty. The U.K. left the E.U. effective at 11 p.m. Greenwich Mean Time on January 31, 2020. This began a transition period that is set to end on December 31, 2020, during with the U.K. and the E.U. will negotiate their future relationship. Since the regulatory framework for pharmaceutical products in the U.K. covering quality, safety and efficacy of pharmaceutical products, clinical trials, marketing authorization, commercial sales and distribution of pharmaceutical products is derived from E.U. directives and regulations, Brexit could materially impact the future regulatory regime which applies to products and the approval of product candidates in the U.K. It remains to be seen how, if at all, Brexit will impact regulatory requirements for product candidates and products in the U.K.

Pharmaceutical Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of products approved by the FDA and other government authorities. Sales of products will depend, in part, on the extent to which the costs of the products will be covered by third-party payors, including government health programs in the United States such as Medicare and Medicaid, commercial health insurers and managed care organizations. The process for determining whether a payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors may limit coverage to specific products on an approved list, or formulary, which might not include all of the approved products for a particular indication.

In order to secure coverage and reimbursement for any product that might be approved for sale, a company may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costs required to obtain FDA or other comparable regulatory approvals. A payor's decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Third-party reimbursement may not be sufficient to maintain price levels high enough to realize an appropriate return on investment in product development.

In the E.U., pricing and reimbursement schemes vary widely from country to country. Some countries provide that drug products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of our drug candidate to currently available therapies (so called health technology assessment) in order to obtain reimbursement or pricing approval. For example, the E.U. provides options for its member states to restrict the range of drug products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. E.U. member states may approve a specific price for a drug product or it may instead adopt a system of direct or indirect controls on the profitability of BioPharmX placing the drug product on the market. Other member states allow companies to fix their own prices for drug products, but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. The downward pressure on health care costs in general has become intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various E.U. member states, and parallel distribution (arbitrage between low-priced and high-priced member states), can further reduce prices. Any country that has price controls or reimbursement limitations for drug products may not allow favorable reimbursement and pricing arrangements.

Healthcare Law and Regulation

Healthcare providers, physicians and third-party payors play a primary role in the recommendation and prescription of drug products that are granted marketing approval. Arrangements with third-party payors and customers are subject to broadly applicable fraud and abuse and other healthcare laws and regulations. Such restrictions under applicable federal and state healthcare laws and regulations, include the following:

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the federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid;

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the federal False Claims Act imposes civil penalties, and provides for civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act and its implementing regulations, also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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the federal False Statements Statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

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the federal transparency requirements under the Health Care Reform Law requires manufacturers of drugs, devices, biologics and medical supplies to report annually to Centers for Medicare & Medicaid Services or the Children's Health Insurance Program (with certain exceptions) information related to certain payments and other transfers of value to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals, and ownership and investment interests held by physicians and their immediate family members, with such information published on a searchable website on an annual basis; failure to submit required information may result in civil monetary penalties; effective January 1, 2022, transfers of value to physician assistants, nurse practitioners, or clinical nurse specialists, certified registered nurse anesthetists, and certified nurse-midwives must also be reported; and

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third party payors, including private insurers.

An increasing number of states have enacted legislation requiring pharmaceutical and biotechnology companies to file periodic reports of expenses relating to the marketing and promotion of drug products and gifts and payments to individual healthcare practitioners in these states; to make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities; to report information pertaining to and justifying price increases; or to register their sales representatives. Other states prohibit various marketing-related activities, such as the provision of certain kinds of gifts or meals; price gouging; or pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical and biotechnology companies for use in sales and marketing. In addition, states such as California, Connecticut, Nevada, and Massachusetts require pharmaceutical companies to implement compliance programs and/or marketing codes. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, further complicating compliance efforts.

Environmental, Health and Safety Matters

The manufacturing facilities of the third-parties that develop our product candidates are subject to extensive environmental, health and safety laws and regulations in a number of jurisdictions, governing, among other things: the use, storage, registration, handling, emission and disposal of chemicals, waste materials and sewage; chemicals, air, water and ground contamination; and air emissions and the cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals, waste materials and sewage.

These laws, regulations and permits could potentially require the expenditure by us of significant amounts for compliance or remediation. If the third-party manufacturers fail to comply with such laws, regulations or permits, we may be subject to fines and other civil, administrative or criminal sanctions, including the revocation of permits and licenses necessary to continue our business activities. In addition, we may be required to pay damages or civil judgments in respect of third-party claims, including those relating to personal injury (including exposure to hazardous substances we use, store, handle, transport, manufacture or dispose of), property damage or contribution claims. Some environmental, health and safety laws allow for strict, joint and several liability for remediation costs, regardless of comparative fault. We may be identified as a responsible party under such laws. Such developments could have a material adverse effect on our business, financial condition and results of operations.

In addition, laws and regulations relating to environmental, health and safety matters are often subject to change. In the event of any changes or new laws or regulations, we could be subject to new compliance measures or to penalties for activities that were previously permitted.

Employees

As of January 31, 2020, we had 3 employees, all of whom were full time located in the United States. We also retain independent contractors to support our organization. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have not experienced any work stoppages and we consider our relations with our employees to be good.

Properties

We lease a 11,793 square foot office and laboratory space at 115 Nicholson Lane, San Jose, California 95134. This lease expires in December 2023. On February 17, 2020, we executed a sublease agreement covering the entire space for the remaining term of the lease.

We also lease an approximately 100 square foot office at 900 E. Hamilton Ave., Suite 100, Campbell, California 95008. This is a month-to-month lease.

Legal Proceedings

We may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. In addition, we may receive letters alleging infringement of patents or other intellectual property rights. We are not a party to any material legal proceedings, nor are we aware of any pending or threatened litigation that we believe is likely to have a material adverse effect on our business, results of operations, cash flows or financial condition should such litigation be resolved unfavorably. These claims, even if not meritorious, could result in the expenditure of significant financial resources and diversion of management efforts.

Other Information

We file periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be obtained, free of charge, by visiting the SEC's website at www.sec.gov that contains all of the reports, proxy and information statements, and other information that we electronically file or furnish to the SEC.

TIMBER BUSINESS

Unless the context indicates or suggests otherwise, reference to "we", "our", "us", "Timber" and the "Company" in this section refers to Timber Pharmaceuticals LLC.

Overview

Timber is a clinical-stage medical dermatology company with a focus on rare, orphan designated disorders. We believe we have a robust medical dermatology pipeline with mid- and early-stage candidates in clinical development. Our pipeline targets rare dermatologic disorders where there is a high unmet need and no FDA approved treatments.

Pipeline

We are currently developing three product candidates to treat several rare and high unmet need dermatologic indications. The current state of our development pipeline is illustrated below:

FAs—Facial Angiofibromas

TSC—Tuberous Sclerosis

TMB-001

We are developing TMB-001 a topical ointment formulation (0.05% and 0.1%) of isotretinoin, utilizing Timber's proprietary IPEG™ delivery system, for the treatment of Congenital Ichthyosis ("CI"), in subjects as young as nine years of age.

CI is a rare disorder of keratinization (a scaling condition) that affects approximately 80,000 people in the U.S. and more than 1.5 million globally, according to a 2012 research letter from the American Medical Association.

There are currently no FDA approved treatments for CI; however, oral isotretinoin is commonly used off label. Isotretinoin was first approved in the United States by the FDA as ACCUTANE® and was formulated as an oral product to treat severe recalcitrant nodular acne. No topical forms of isotretinoin have ever been approved in the US. Although oral isotretinoin is used off label for patients with CI, common and potentially serious systemic side effects limit its utility as a chronic treatment. We believe a topical isotretinoin could potentially provide benefit to patients with CI without the systemic side effects. These systemic side effects of oral isotretinoin can include teratogenicity, pancreatitis, elevations of serum triglycerides, psychiatric disorders, and skeletal hyperostosis, among others. In 2018, the TMB-001 program, formerly known as PAT-001, was the recipient of the Orphan Products Clinical Trials Grant from the FDA and awarded $1.5 million in non-dilutive funding to support the Phase 2a and 2b trials of TMB-001 for the treatment of this severe dermatologic disorder.

In a proof of concept Phase 2 clinical trial, TMB-001 was found to be well tolerated and demonstrated evidence of an efficacy signal supported by improvement in IGA and CI signs/symptoms at the end of Parts 1 and 2 of the Phase 2 trial. A favorable efficacy signal was further supported in Part 2 of the study where an overall IGA improvement was observable in about half of the subjects initially treated with vehicle after receiving 4 weeks of treatment with TMB-001 ointment.

Given the positive outcome from the Phase 2a study, a Phase 2b dose ranging study for TMB-001 was commenced in the fourth quarter of 2019.

TMB-002

In parallel with the development of TMB-001, we are developing TMB-002, a topical rapamycin (0.5% and 1.0%) cream for the treatment of Facial Angiofibromas ("FAs") associated with Tuberous Sclerosis Complex ("TSC"). TSC is a rare, genetic, multi-system disorder that causes tumors to form in many different organs, primarily in the brain, eyes, heart, kidney, skin and lungs. According to the Tuberous Sclerosis Alliance, one in 6,000 babies are born with TSC and nearly one million people are estimated to have TSC globally (50,000 in the U.S.). Common symptoms of TSC include skin lesions, cerebral pathology, seizures, renal pathology and retinal hamartomas. We believe there is a need for a simple, non-invasive treatment option of FAs. Pharmacologic treatment options include oral rapamycin (also known as sirolimus) for the treatment of renal and neurological manifestations of TSC and has been a treatment option for FAs as well, although the systemic side effects of oral rapamycin have limited its utility in the treatment of FAs.

TMB-002's proprietary lipid crystalline cream base protects molecules that are readily oxidized, such as rapamycin, and has favorable cosmetic properties, natural antimicrobial effects and releases the active ingredient into the skin by melting at skin temperature (33-34°C).

Preclinical studies of TMB-002 have demonstrated a positive toxicity profile. We have initiated a large Phase 2b dose response study, evaluating the dose-dependent efficacy of TMB-002 in the treatment of FAs associated with TSC compared with vehicle.

TMB-003

The product in its earliest stage in our pipeline is locally applied sitaxsentan, a highly selective endothelin-A (ET-A) receptor antagonist being developed as a local agent for the treatment of Localized Scleroderma (LS).

Scleroderma is a chronic connective tissue disease that is generally classified as one of the autoimmune rheumatic diseases. There are two major classifications of scleroderma: Localized Scleroderma and Systemic Sclerosis. While both types of scleroderma will have cutaneous symptoms, systemic sclerosis will affect other organ systems too. Localized Scleroderma manifests as an excess production of collagen resulting in a thickening of the skin and connective tissue affecting approximately 90,000 people in the U.S. and an estimated two million globally, according to the Scleroderma Foundation. One of the most commonly visible symptoms of the disease is hardening of the skin and symptoms can vary from patient-to-patient, ranging from very mild to very severe and can affect mobility, impair growth of limbs, and cause severe disfigurement. The severity will depend on which part, or parts, of the body is affected and to what extent. If not treated timely and properly, a mild case can become more serious. Localized scleroderma is more common in children and can be considered a pediatric condition. Currently, there are no approved treatments for the cutaneous symptoms of either type of scleroderma.

Sitaxsentan is a highly selective ET-A receptor antagonist that was originally developed as an oral tablet for treating Pulmonary Arterial Hypertension ("PAH"). Sitaxsentan gained regulatory approval in Europe, Canada, and Australia but was voluntarily withdrawn from the market within five years based on emerging safety concerns, particularly those associated with liver toxicity. Consequently, sitaxsentan never gained FDA approval in the U.S. We expect such safety concerns can be greatly mitigated through our approach and formulation efforts of pursuing TMB-003 as a localized treatment.

In a series of preclinical studies, sitaxsentan was shown to significantly reduce fibroblast migration, induce apoptosis, and reduce the amount of collagen produced in TGF-b1 induced human dermal fibroblasts. Further, sitaxsentan was shown to be significantly better than bosentan, a non-selective endothelin receptor antagonist, in all of the above measures. These results suggest that TMB-003 may have the potential to effectively treat LS.

Strategy

Our goal is to develop and commercialize innovative therapies for a variety of orphan/rare medical dermatologic indications. We intend to focus on addressing significant unmet medical needs with the goal of improving patients' lives. To execute our strategy, we plan to:

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Complete development and obtain approval for TMB-001 and TMB-002 for the treatment of Congenital Ichthyosis and Facial Angiofibromas associated with Tuberous Sclerosis Complex.  For TMB-001, we initiated a Phase 2b dose-ranging study in the fourth quarter of 2019 and expect to report results from the trial in the first half of 2021. If this Phase 2b trial is successful, we anticipate initiating a pivotal Phase 3 trial in the second half of 2021 for NDA filing to the FDA. Additionally, we have initiated another Phase 2b dose-ranging study investigating the safety and efficacy of TMB-002 (0.5% and 1.0%) in treating Facial Angiofibromas associated with Tuberous Sclerosis Complex. We anticipate initiating a pivotal Phase 3 trial in the second half of 2021.

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Commercialize our product candidates through the establishment of a specialized sales organization.  We intend to commercialize our lead products or any other product candidates that we successfully develop in North America by building a highly specialized sales force and managed care and access organization. We plan to primarily focus on dermatologists. Our management team has extensive experience with the commercial launch of dermatology products and will lead our commercialization strategy.

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Advance the development of TMB-003 and further develop the innovative pipeline.  We plan to open an IND for TMB-003 in 2021 and initiate a Phase 1 trial shortly thereafter for the treatment of Localized Scleroderma topline results from this trial are expected in 2022. Additionally, we continue to investigate the safety and efficacy of TMB-001 and TMB-002 in severe dermatologic conditions such as Darier's Disease, Severe Acne, and Port Wine Stains.

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Pursue co-development opportunities for BPX-01 and BPX-04.  As part of the Merger with BioPharmX, Timber will acquire the BPX-01 and BPX-04 assets. BPX-01 is a Phase 3 ready topical minocycline for the treatment of inflammatory lesions of acne vulgaris, and BPX-04 is a Phase 3 ready topical minocycline for the treatment of papulopustular rosacea. Timber will seek to monetize these assets through a license, co-development, or sale.

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Pursue life cycle management of existing and new dermatology products.  In parallel, with our clinical development timeline, we continue to evaluate active ingredients where our proprietary IPEGTM technology could be applicable and expand our existing pipeline. Additionally, we intend to expand the number of indications our lead products treat to enhance the commercial profile for each of them.

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Identify and develop new opportunities.  We intend to identify, acquire, develop and commercialize product candidates for rare dermatologic diseases and consider clinical or commercial partnership opportunities.

We believe our focus on the topical or local delivery of safe and effective active ingredients via our formulations will have advantages over the systemic application of the same drugs by avoiding safety concerns commonly associated with oral medications. Further, we are highly selective in our choice of products focusing on those with a proven mechanism of action ("MoA") and established proof of concept, ideally in humans.

Topical Isotretinoin (TMB-001)

We are developing a treatment for Congenital Ichthyosis with our product TMB-001, a topical isotretinoin ointment.

Congenital Ichthyosis

CI is a large, heterogeneous family of inherited skin disorders of cornification resulting from an abnormality of skin keratinization. The main features of the disorder are scaling and often thickening of the skin. There are currently no products approved in the United States for the treatment of CI and management of the disease is a life-long endeavor that focuses on managing symptoms (i.e., emollients with or without keratolytic agents) and reducing scaling and/or skin lubrication with both systemic and topical treatments. The severity of ichthyosis can vary enormously, from the mildest, most common, types such as ichthyosis vulgaris (generally not included as one of the subtypes of "Congenital Ichthyosis" and may be mistaken for normal dry skin) up to life-threatening conditions such as harlequin-type ichthyosis. The incidence of X-linked recessive ichthyosis ("XRI") is a rare disorder that affects approximately one in 3,500 males. Rarer forms of ichthyosis occur in 1 per 100,000 people, or in some instances, even fewer cases per a population.

There are more than 20 different types of CI which can range in their severity, appearance, genetic cause, and mode of inheritance. X-linked ichthyosis is clinically characterized by widespread, dark brown, thickened scaling of the skin, and generalized dryness. The diagnosis can be confirmed using a genetic test for the gene encoding steroid sulfatase ("STS"). ARCI-LI is also clinically characterized by a widespread, thickened scaling of the skin that can cover almost all of the body and be very severe. The skin barrier is very severely disturbed as a result of a genetic mutation in an ability to produce important components of the skin. The diagnosis is most commonly confirmed using a genetic test for the gene encoding transglutaminase type 1 ("TGM1").

First-line therapy includes hydration and lubrication accomplished by creams and ointments containing low concentrations of salt, urea, or glycerol, which increase the water-binding capacity of the skin. The addition of keratolytic agents may be helpful to reduce scaling. Systemic retinoid treatment is reserved for those patients refractory to topical agents because of long-term adverse effects, including birth defects. The presentation and severity of symptoms can differ greatly by patient and by the form of ichthyosis, but generally include skin inflammation and fragility, pruritus, fissuring and cracking of thickened skin, ectropion, anhidrosis, and in some severe cases, an increased susceptibility to infection.

Background of Isotretinoin

Isotretinoin was first approved in the United States by the FDA and was formulated as an oral product, ACCUTANE® (isotretinoin) capsules, to treat severe recalcitrant nodular acne. Oral isotretinoin is used for the off-label treatment of ichthyoses and other skin disorders associated with the hyperkeratinization. There has never been a topical formulation of isotretinoin, in combination or otherwise, that has been approved by the FDA. Since the approval of ACCUTANE®, various topical formulations of isotretinoin have been studied:

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ISOTREX® (isotretinoin) gel, 0.05%—Approved in various countries outside of the United States for the treatment of mild to moderate inflammatory lesions of acne vulgaris. This product is currently discontinued and no longer available.

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Isotretinoin cream, 0.1%—Studies for various indications including ichthyosis and other disorders of keratinization and acne vulgaris.

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ISOTREXIN® (isotretinoin, erythromycin) gel, 0.05%/2%—A combination of isotretinoin and erythromycin approved in various countries outside of the US for the treatment of moderate acne.

Isotretinoin is a naturally occurring retinoid, meaning it is an endogenous derivative of vitamin A, and has several pharmacological mechanisms of action that result in:

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Influencing healthy turnover of skin sells

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Inducing apoptosis

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The suppression of sebaceous gland activity

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Reduction of oil production

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Reduction of blackheads by decreasing the overproduction of skin cells

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Suppression of bacteria (P. acnes)

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Reduction of inflammation

Treatment of ichthyoses with oral isotretinoin has demonstrated significant efficacy. However, systemic toxicities associated with oral retinoids are major concerns to patients and prescribing physicians. Administration requires vigilance and increased diligence in the commercial setting. While common mucocutaneous side effects can be managed by modifying patient's oral retinoid dosing schedule, one of the most severe adverse effects is teratogenicity. Teratogenicity is a manifestation of developmental toxicity, representing a particular case of embryo/fetotoxicity, by the induction or the increase of the frequency of structural disorders in the progeny. Therefore, developing and commercializing a targeted, efficacious topical isotretinoin, as an alternative treatment option for patients suffering from ichthyoses is ideal. Additionally, a topical formulation would provide hydration and lubrication to the diseased skin, attributes that are highly desirable and cannot be afforded by systemic orally administered retinoids. Topical formulations of isotretinoin have been studied in a variety of indications including ichthyosis and other disorders of keratinization. However, no topical formulation of isotretinoin has ever been approved in the U.S., and oral formulations of isotretinoin are not approved in the U.S. for the treatment of ichthyoses.

TMB-001 leverages Timber's proprietary IPEG™ delivery system. This technology was developed to topically deliver active pharmaceutical ingredients for which a precise cutaneous distribution is essential. The IPEG platform utilizes specific ratios of different molecular weight polyethylene glycols to target specific dermal delivery profiles. TMB-001 was designed to maximize delivery of isotretinoin into the pathologic layers of skin while minimizing any systemic absorption.

In 2018, the TMB-001 program was a recipient of the FDA Orphan Products Clinical Trials Grant. This program is sponsored by FDA and intended for clinical studies evaluating the safety and effectiveness of products that could either result in, or substantially contribute to, the FDA approval of products targeted to the treatment of rare diseases. The grant will provide $1.5 million in non-dilutive funding to support the Phase 2a and Phase 2b studies.

Completed Phase 2a Multicenter, POC Study

The pilot Phase 2a multicenter, proof-of-concept study of topically applied 0.1% and 0.2% isotretinoin ointment, or TMB-001, in 19 subjects 12 years and older with CI of either the ARCI-LI or XRI subtypes was completed in 2018. Eligible subjects had two comparable Treatment Areas defined per the study protocol. Each Treatment Area had to be comparable in size, with a minimum of 150 cm2 of disease affected skin with an identical IGA score of either 3 (moderate) or 4 (severe) at Baseline. Each Treatment Area had to be contained within a discrete anatomical unit as defined in the protocol and could not exceed 6% body surface area (BSA). In Part 1 of the study, one Treatment Area (e.g., right side) was randomly designated to be treated with one active test article (i.e., TMB-001, 0.1%, or 0.2%) and the other Treatment Area (e.g., left side) was assigned the vehicle test article. Treatments were applied twice daily for 8 weeks to all disease-affected skin in the respective Treatment Areas. After completion of Part 1, subjects received an additional 4 weeks of double-blind treatment using the active drug product they were randomized to at baseline (TMB-001 0.1% or 0.2%) on both Treatment Areas. The subjects had the option to participate in the pharmacokinetic (PK) portion of the study. A total of 19 subjects were enrolled at 5 study sites. Subjects were randomized (1:1) to one of two Treatment Groups:

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Group 1: TMB-001, 0.1% vs. vehicle

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Group 2: TMB-001, 0.2% vs. vehicle

Of the 19 subjects enrolled, 10 were randomized at baseline to the TMB-001, 0.1% Treatment Group, and 9 were randomized to TMB-001, 0.2%. In total, 12 subjects (12/19, 63.2%) completed the study and 7 subjects (7/19, 36.8%) discontinued early. Subjects who did not complete the study discontinued due to an adverse event, lost to follow-up, or withdrawal by the subject

The primary objective of the Phase 2a study was to assess the safety and tolerability of topical TMB-001. Safety was assessed based on the incidence (severity and causality) of any local and systemic adverse events (AEs); number of subjects with presence (and severity) of each individual local skin reaction (LSR): stinging/burning, pain, and pruritus, collected at each time point for each Treatment Area; vital signs at Days 29, 57, and 84; and clinical laboratory tests (hematology, chemistry, and urinalysis) at Days 29, 57, and 84. 28 treatment-emergent adverse events ("TEAEs") were reported in 14 (out of 19) subjects (seven out of ten for TMB-001 0.1% and 7/9 for TMB-001 0.2%). The most common TEAEs were in the General disorders and Administration Site Conditions System Organ Class (four out of ten for TMB-001 0.1% and three out of nine for TMB-001 0.2%), namely application site pruritus, application site irritation, and application site dermatitis. The majority of TEAEs were mild and deemed not related to test article in both groups. Of the 8 subjects with TEAEs that were possibly, probably, or definitely related to treatment (e.g., application site rash, application site irritation, dermatitis contact, application site dermatitis, application site pruritus, application site folliculitis, application site pain), all had interruptions or withdrawal of the study drug. Overall, the majority of burning/stinging, pain, and pruritus local skin reactions ("LSRs") was mild or moderate for both Treatment Areas in the 0.1% and 0.2% groups with somewhat greater directional severity in the 0.2% group. In Part 1 for both treatment groups, there was a modest increase over time in LSRs in the Treatment Area that received Active compared with the Treatment Area that received vehicle, particularly for pruritus. In Part 2, subjects who continued to apply active test article did not generally have increased LSRs, however, there was a modest increase in the proportion of subjects that received vehicle in Part 1 who reported pruritus at Day 84 in both treatment groups. Reports of severe LSRs were low, but slightly higher in the areas that were treated with Active for 12 weeks. Pruritus was the most commonly reported LSR at Baseline and post-Baseline visits. In the 0.2% group, one subject had a serious adverse event ("SAE"), namely severe mental status change and 2 TEAEs (moderate gastroenteritis norovirus and moderate Clostridium difficile colitis) that led to study discontinuation, but recovered/resolved by end of study and the adverse events were all deemed not related to test article. There were no clinically significant changes from Baseline in laboratory test results and vital signs to end of study ("EOS") laboratory test results and vital signs, save for the one subject who discontinued due to an SAE (deemed unrelated to test article; mental status change due to acute encephalopathy, most likely secondary to the side effects of multiple medications with sedative side effects) and had an increase in blood triglycerides that were deemed clinically significant at the end of the study.

The secondary objective of the study was to explore evidence of a potential efficacy signal of the active test article compared to vehicle and to explore the plasma levels of isotretinoin and tretinoin from topically applied TMB-001 with comparison to background systemic retinoid levels pre- and post-treatment. Efficacy endpoints were assessed using the IGA scale where the overall severity was assessed using a 5-point IGA scale where 0 was clear, 1 was almost clear, 2 was mild, 3 was moderate, and 4 was severe and individual clinical signs and symptoms where the overall severity of erythema, scaling, fissuring, and papulation/lichenification was graded using a 5-point scale where 0 was clear, 1 was almost clear, 2 was mild, 3 was moderate, and 4 was severe.

The below graph represents the primary measures of the change in IGA and scaling relative to baseline at Day 57 for the 0.1% concentration.

A favorable efficacy signal was further supported in Part 2 of the study where overall IGA and scaling improvement was observable in about half of the subjects initially treated with vehicle after receiving 4 weeks of treatment with TMB-001 Ointment. For the majority of subjects in both treatment groups, the active arms maintained the same IGA score at Day 84 as was observed at Day 57.

Plasma concentrations of isotretinoin and tretinoin indicated that systemic exposure was minimal within the four hours following initial application. Trough concentrations measured on Days 8, 29, 57 and 84 approximately 12 hours following the preceding dose indicated that systemic concentrations of isotretinoin and tretinoin were within range of the endogenous levels measured at Baseline prior to the first application.

Completed Pre-Clinical Study

Dermal pharmacokinetic/toxicokinetic ("PK/TK") and dermal toxicity studies for TMB-001 have been completed. The initial preclinical studies were completed with a slightly different formulation, PATP03 AN. However, following these studies, the formulation was modified and formulation PATPO3 ANR was selected for further clinical development. The permeability potential of these

2 formulations of TMB-001 Ointment, 0.2% (PATPO3 AN [prior formulation] and PATPO3 ANR [clinical formulation]) was assessed in an in vitro Franz cell assay using skin from a single volunteer and showed no significant differences in many parameters. To date, all nonclinical studies have been conducted using the PATPO3 AN formulation. The differences between PATPO3 AN and PATP03 ANR are minor and, predominantly, include the removal of ethanol and water and an adjustment of average PEG molecular weight in the clinical formulation. These changes do not represent a safety concern as the safety of high molecular weight PEGs, including those used in the clinical formulation, is well established. A series of nonclinical studies have been conducted using TMB-001 Ointment with concentrations ranging from 0.025% to 0.2% to support later stages of development (e.g., Phase 3 clinical studies) and an eventual New Drug Application. Information on all aspects of the pharmacological activity of isotretinoin is available in published literature. The PK of isotretinoin following systemic administration have been well characterized. Absorption tends to be fairly rapid with high distribution to the liver. Transplacental distribution of isotretinoin has been established in all nonclinical species.

The repeat-dose toxicity and local tolerance of TMB-001 Ointment have been evaluated in minipigs, bovine cornea, guinea pigs, and rabbits using formulation PATPO3 AN. Topical application of the formulated product (ranging from 0.05% to 0.2%) in minipigs for 90 days produced changes at the site of application only including irritation and microscopic alterations. The severity increased with increasing concentration. These types of dermal changes are consistent with those observed in patients administered a topical formulation of isotretinoin. TMB-001 Ointment did not produce serious eye damage, sensitization in guinea pigs, or phototoxicity in rabbits. As noted previously, the formulation used in the toxicity studies (PATPO3 AN) is different than the one selected for clinical development (PATPO3 ANR). The toxicity profile of isotretinoin administered via oral or other systemic routes of dosing is well characterized. Of particular concern from a safety perspective is its teratogenicity. It is important to differentiate the toxicity of isotretinoin observed following systemic (oral) dosing with that noted following topical administration. The pre-clinical data demonstrates that the low exposures to isotretinoin achieved with TMB-001 Ointment correlate with no adverse systemic effects. In comparison, the toxicity reported in the literature following oral administration, including teratogenicity, is associated with markedly higher exposures. Overall, there are no new or unique toxicities observed in animals treated with TMB-001 Ointment, 0.2%. The observations are consistent with the effects of isotretinoin.

Ongoing Phase 2b Study Design

Timber initiated a Phase 2b randomized, parallel, double-blind, vehicle-controlled study in December 2019. The purpose of this study is to investigate the efficacy and safety of two concentrations of topically applied TMB-001 in subjects nine years of age and older. Patients will have clinical diagnosis of CI and a genetic confirmation of either ARCI-LI (e.g., transglutaminase 1-deficient) or RXLI (e.g., deletion of steroid sulfatase gene) subtypes of CI. Patients will have, at baseline, an affected body surface area between a minimum of 10% and maximum of 90% that will be treated.

The study plans to enroll 45 eligible patients that will be randomized (1 : 1 : 1) to one of three treatment groups; (1) TMB-001, 0.1%, bid,(2) TMB-001, 0.05%, bid or (3) a vehicle control ointment, bid. Approximately 10 study centers in the U.S. and Australia are expected to participate in this global study. The duration of treatment will be 12 weeks. Each subject will participate in the study for up to 24 weeks (including up to a 90-day Screening period).

In order to generate high quality data that will allow the appropriate Phase 3 dose selection in the ongoing Phase 2b dose ranging study, Timber is working with leading experts in the field. Timber plans to analyze the primary endpoint using a validated tool called the Visual Index of Ichthyosis Severity ("VIIS") that has been shared with the FDA. Common tools used to measure CI severity have either not been validated or if validated have used a very limited number of subjects and few expert graders.

However, the VIIS is a tool validated and published by Yale researchers for scaling and erythema. It provides detailed written descriptions for both features based on the level of severity, visual standards for 4 body sites (upper back, upper arm, lower leg/shin, and dorsal foot) in CI patients, with two distinct standards that account for different types of scale. Based on the high concordance between expert graders for the scaling score during the VIIS validation process, the primary efficacy endpoint for the proposed Phase 2b study is the change in VIIS scaling score relative to Baseline. The proportion of subjects with treatment success (VIIS-50) is defined as a 50% or greater decrease in the VIIS scaling score relative to baseline at the end of study calculated in patients that have a baseline score of 3 or higher. These patients represent moderate to severe disease phenotype.

Given the FDA's historical interest in IGA, and in agreement with FDA, Timber will also use IGA as key secondary endpoint to determine overall diseases severity at baseline, throughout the study and at the end of study visit. IGA scores, dichotomized to "treatment success" or "treatment failure" where "treatment success" is defined as at least a 2-grade decrease in severity score relative to baseline at the end of study. The key characteristics of the study that Timber designed includes measuring the efficacy of TMB-001 on two scales, the VIIS and the IGA. The VIIS will assess improvements in well-defined, affected areas to allow unambiguous dose selection for the pivotal Phase 3 trial(s) and the IGA will provide a broader perspective of the disease severity and therapeutic response. The VIIS areas are included in IGA assessment so that concordance between the two end points will result in further validation of VIIS to be used uniquely in Phase 3 with the added knowledge of its fidelity and reproducibility, if successful.

Another key aspect of the Phase 2b study is that emollients and keratolytics are not allowed in the VIIS area, or any other area where the subject is applying the study drug. This can be accomplished because TMB-001 has demonstrated good skin occlusion, hydration and lubrication so that patients will not find the need to use other emollients in the treated areas during the study. This is important as the use of these agents can confound the results.

In addition, Timber intends to generate some additional preliminary data to assess the impact of TMB-001 treatment on quality of life of CI patients and generate preliminary data to support clinical meaningfulness of TMB-001 in the lives of CI patients. To that end, an age appropriate Dermatology Quality of Life Index ("DLQI"), which is a dermatology-specific Quality of Life instrument will be used. Itch is a prominent feature in CI patients, so additionally pruritus will be assessed with a self-administered Patient Reported Outcome questionnaire using the I-NRS at various visits.

Topical Rapamycin (TMB-002 / Pascomer®)

We are developing a treatment for Facial Angiofibromas with our product TMB-002, a topical rapamycin cream.

Tuberous Sclerosis Complex with Facial Angiofibromas

TSC is a rare autosomal dominant inherited neurocutaneous disorder that causes tumors to form in many different organs, usually observed in the brain, eyes, heart, kidney, skin and lungs. According to the Tuberous Sclerosis Alliance, one in 6,000 babies are born with TSC and it is estimated that nearly one million people are currently living with TSC globally (50,000 in the U.S.). Common symptoms include skin lesions, cerebral pathology, seizures, renal pathology and retinal hamartomas. TSC is caused by mutations on two genes TSC1 and TSC2. Only one of the genes needs to be affected for TSC to be present. The TSC1/2 genes encode the proteins hamartin and tuberin, respectively. These two proteins create a complex that regulates the mammalian target of rapamycin ("mTOR"). mTOR is a key modulator in multiple processes including the cellular cycle, cellular growth, proliferation and migration. Mutations in the TSC1 and TSC2 genes result in dysregulation of mTOR, leading to abnormal growth and proliferation via mTOR's downstream effectors.

FAs are a serious dermatologic manifestation prevalent in patients diagnosed with TSC. The incidence of FAs increases markedly with age, is higher in patients with a TSC2 mutation, and may be more common in male TSC patients than female. FAs present as a facial vesicopapular rash with pink or bright red papules formed across the medial region of the cheeks and nasolabial folds, with benign growths that are difficult to treat, often bleed and can be disfiguring. In some cases, FAs may extend to the lateral cheeks, forehead and eyelids. Spontaneous and uncontrolled bleeding is frequent, and infections are common when the lesions are present around the eyes, nose and mouth. Due to progressive growth, over time FAs can impair vision and breathing and have psychological consequences (emotional, social and self-image disorders).

Typically, FAs do not improve spontaneously and are frequently treated for disfigurement with invasive treatment options, making it critical that healthcare providers intervene early. Currently, vascular lasers, ablative lasers, and physically destructive techniques, such as shave excision and electrodessication are the treatment options patients may receive. Pharmacologic treatment options include oral rapamycin (sirolimus) for the treatment of renal and neurological manifestations of TSC, which has also been used for the treatment of FAs in TSC as well. Sometimes topical formulations of rapamycin are compounded from the oral agent, which often results in issues of stability and quality (i.e. poor stability, a lack of content uniformity and variable efficacy).

Background of Rapamycin

Rapamycin is a macrolide antibiotic compound from Streptomyces hygroscopicus. Currently manufactured as an oral tablet or solution (e.g. Rapamune®), the drug is indicated for the prophylaxis of organ rejection in patients aged ≥ 13 years receiving renal transplants (maintenance immunotherapy) and for the treatment of patients with lymphangioleiomyomatosis (LAM), a rare, cystic lung disease (Pfizer, 2018). The only commercially approved topical rapamycin product for the same indications as we are seeking for TMB-002 is available in Japan and was approved in 2018 based on trials conducted, exclusively, in Japanese patients. Rapamycin inhibits the highly conserved protein kinase target of rapamycin (TOR) by forming a complex with the immunophilin, FK506 binding protein-12 ("FKBP-12") which then binds directly to mammalian TOR complex 1 ("mTORC1"), a key regulatory kinase. Rapamycin inhibits the activity of mTORC1 towards certain substrates, thereby inhibiting the dysregulated growth and differentiation observed in FAs. Since the first report of using rapamycin topically for the treatment of FAs was published in 2008, a number of studies have been conducted using compounded topical rapamycin of various concentrations and formulations, including 11 clinical studies (with 379 subjects) and 20 individual case reports (with 35 subjects). All these published studies and individual case reports (414 subjects in total) support the clinical efficacy and the good tolerability of topical rapamycin in the treatment of facial angiofibromas.

The rationale for developing a topical rapamycin in a condition like FAs in TSC is that topical application of rapamycin will minimize the systemic absorption risks compared to the oral product and will provide effective treatment to the affected area. From the published studies and case reports, including 11 studies and 20 case reports, (414 subjects in total), topical application of rapamycin demonstrates a positive efficacy and tolerability profile for the treatment of FAs associated with TSC. Topical rapamycin application is expected to have lower toxicity than oral rapamycin and is expected to provide effective treatment of FAs associated with TSC. This safety and efficacy is being further investigated in the ongoing Phase 2b dose ranging clinical trial of TMB-002.

Ongoing Phase 2b Study

Currently a robust Phase 2bb dose-ranging study evaluating the safety and efficacy of 0.5% and 1.0% TMB-002 (Pascomer®) in FAs associated with TSC is currently underway. This Phase 2 multi-center, double-blind, placebo-controlled, randomized, parallel-group, is focused on a dose-response comparison of the efficacy and safety of TMB-002 in male and female patients aged between six years and 65 years.

The study is recruiting 120 subjects across approximately 20 sites globally and is expected to release data in the first half of 2021.

Eligible patients will be diagnosed with TSC based on the clinical diagnostic criteria of International Tuberous Sclerosis Complex Consensus Conference 2012 and presenting visible facial angiofibroma, with a FA severity score of 2 or 3 on the IGA.

The efficacy and safety assessments will be made at clinical visits, at baseline, through 26 weeks, and at 4 weeks after the last dose of study drug. The primary endpoint of the study will be the percentage of patients obtaining successful treatment based on Investigator blinded assessment using the IGA scale after 26 weeks of treatment. The study also includes some relevant secondary endpoints such as time to treatment success. The time-to-treatment success will be determined using Kaplan-Meier analyses and compared between each dose group and vehicle. Also, the secondary endpoints will assess change from baseline in IGA after 26 weeks of treatment and change from baseline in FA severity index (FASI) after 26 weeks of treatment.

To understand the patients' or caregiver's perception of a therapeutic response, a patient or parent/caregiver's improvement rating assessment from the first visit after the 26 weeks treatment will be determined.

The study is expected to generate high quality data to permit appropriate dose selection for phase 3.

Completed Studies

Since this product development program started, Timber's partner, AFT, has sponsored two in vitro studies and two animal studies. The results of these studies indicate that topical rapamycin cream has an efficient skin absorption and penetrability profile and does not result in irritation upon ocular contact nor is classified as "a contact sensitizer". The long-term toxicity pre-clinical study found that rapamycin creams at concentrations of 0.1%, 1%, and 5% were well tolerated in minipigs and the no-observed-adverse-effect-level ("NOAEL") was 5%. Mean blood concentrations generally increased with daily application, with increasing cream concentrations but the increases were not consistently dose proportional. The lower strength topical rapamycin formulations (1.0% and 0.5%) are being investigated in the ongoing Phase 2b clinical trial.

Locally Applied Sitaxsentan (TMB-003)

We are developing a treatment for Localized Scleroderma with our product TMB-003, locally applied sitaxsentan.

Localized Scleroderma

Scleroderma is a chronic connective tissue disease that is generally classified as one of the autoimmune rheumatic diseases. There are two major classifications of scleroderma: Localized Scleroderma and Systemic Sclerosis. While both types of scleroderma will have cutaneous symptoms, systemic sclerosis will affect other organ systems too. Localized Scleroderma manifests as an excess production of collagen resulting in a thickening of the skin and connective tissue affecting approximately 90,000 people in the United States and an estimated two million globally according to the Scleroderma Foundation. One of the most commonly visible symptoms of the disease is hardening of the skin and symptoms can vary from patient-to-patient, ranging from very mild to very severe. The severity will depend on which part, or parts, of the body is affected and to what extent. If not treated timely and properly, a mild case can become more serious. Localized scleroderma is more common in children and can be considered a pediatric condition. Currently, there are no approved treatments for the cutaneous symptoms of either type of scleroderma.

In-Vitro, Pre-Clinical Studies

Investigative studies of the effects of endothelin receptor selectivity on cutaneous fibrosis and pigmentation were completed in January 2018. Sitaxsentan is a highly selective endothelin-A ("ET-A") receptor antagonist developed for systemic use but never as a topical agent. Bosentan is a dual endothelin-A / endothelin-B ("ET-B" and together with ET-A, "ET-A/ ET-B") receptor antagonist developed and available for systemic use but not as a topical agent. In a series of studies, male and female normal human dermal fibroblasts ("HDFs") were induced with TGF-b1 to simulate scleroderma like phenotypes. In a 2D Scratch Assay, cells were treated for 24 to 48 hours with increasing concentrations of either Vehicle ("VC"), Sitaxsentan (SIT), or Bosentan ("BOS") in the presence of 50ng/mL of TGF-b1(p<0.05) to vehicle control (p<0.05) between experimental groups. Changes in collagen levels were measured by AlphaLISA for hPIP (Human Procollagen Type 1 C-peptide) after male HDFs were treated for 48 hours with increasing concentrations of either VC, SIT, or BOS in the presence of 50ng/mL of TGF-b1. Viability, cytotoxicity, and apoptosis were measured in male HDFs after they were treated for 48 hours with increasing concentrations of either VC, SIT, or BOS in the presence of 50ng/mL of TGF-b1. Changes in melanin content were measured after primary normal human adult melanocytes were treated for 24 hours with either 30 or 100 µM of VC, SIT, and BOS.

The endothelins, ET-1, ET-2 and ET-3, are a group of peptides that act on two distinct receptor subtypes, ET-A and ET-B. Of these three peptides, ET-1 has been the most studied. ET-1 stimulates cardiac contraction and the growth of cardiac muscle cells, regulates the release of substances that affect the blood vessels, stimulates smooth muscle cell division, and may control inflammatory responses by stimulating the production of pro-inflammatory cytokines.

Sitaxsentan was found to have a significant effect on several important mechanisms of cutaneous fibrosis including its ability to reduce fibroblast migration, induce apoptosis, and reduce the amount of collagen produced. Further, sitaxsentan outperformed Bosentan in several important mechanisms of cutaneous fibrosis. This is notable in the reduction of the amount of collagen produced in induced cells which can be compared back to un-induced controls. This suggests an inhibition in the development of a pro-fibrotic phenotype. Furthermore, enhanced apoptosis in a pro-fibrotic environment is likely beneficial, as resistance to apoptosis has been reported to be a characteristic of scleroderma fibroblasts. The results suggest that both drugs increase apoptosis compared to the control, whereby Sitaxsentan is more effective than Bosentan in stimulating apoptosis and the clearance of fibrosis-inducing cells. In both scratch assays, Sitaxsentan was superior to Bosentan in preventing closure of the scratch, suggesting that hypermotility and proliferation, characteristic of scleroderma fibroblasts, could be reduced. Sitaxsentan was also found to decrease the production of melanin, suggesting that it could be useful in treating hyperpigmentation. The effect of Sitaxsentan in in these studies suggest it could be a useful agent in addressing conditions of cutaneous fibrosis and hyperpigmentation through a selective targeting of the Endothelin-A receptors

Intellectual Property and Market Protection

Our commercial success depends in part on our ability to obtain and maintain proprietary protection for product candidates and any of our future product candidates, novel discoveries, product development technologies and know-how; to operate without infringing on the proprietary rights of others; and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing or in-licensing U.S. and foreign patents and patent applications related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. We also rely on trademarks, trade secrets, know-how, continuing technological innovation, orphan drug exclusivity and potential in-licensing opportunities to develop and maintain our proprietary position.

As of December 2019, we own or have licensed rights to at least 12 patent applications, including at least 4 U.S. patent applications, and at least 9 international patent applications. All of our current patent applications related to our product candidates currently in development are projected to expire between 2031 and 2038, subject to any PTE that might be available in a particular jurisdiction.

While we seek broad coverage under our existing patent applications, there is always a risk that an alteration to the products or processes may provide sufficient basis for a competitor to avoid infringing our patent claims. In addition, patents, if granted, expire and we cannot provide any assurance that any patents will be issued from our pending or any future applications or that any potentially issued patents will adequately protect our products or product candidates.

Individual patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, patents issued for regularly filed applications in the United States are granted a term of 20 years from the earliest effective non-provisional filing date. In addition, in certain instances, a patent term can be extended to recapture a period due to delay by the USPTO in issuing the patent as well as a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following FDA approval. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective non-provisional filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country to country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.

Our commercial success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies for our products or processes, or to obtain licenses or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future products may have an adverse impact on us. If third parties prepare and file patent applications in the United States that also claim technology to which we have rights, we may have to participate in interference or derivation proceedings in the USPTO to determine priority of invention. For more information, please see "Risk Factors—Risks Related to Our Intellectual Property."

Government Regulation and Product Approval

Government authorities in the United States, at the federal, state and local levels, and in other countries, extensively regulate, among other things, the research, development, testing, manufacture, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, import and export of pharmaceutical products, such as those we are developing. We, along with third-party contractors, will be required to navigate the various preclinical, clinical and marketing approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval of our product candidates. The processes for obtaining regulatory approvals in the United States and in foreign countries, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.

United States Government Regulations

In the United States, the FDA regulates drugs under the FDCA and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the drug development process, approval process or after approval, may subject an applicant to a variety of administrative or judicial sanctions, such as the FDA's refusal to approve pending new drug applications, or NDAs, withdrawal of an approval, imposition of a clinical hold, issuance of warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties.

The process required by the FDA before a drug may be marketed in the United States generally involves:

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Completion of preclinical laboratory tests, animal studies and formulation studies in compliance with the FDA's good laboratory practice, or GLP, regulations;

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Submission to the FDA of an IND , which must become effective before human clinical trials may begin;

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Approval by an independent institutional review board, or IRB, at each clinical site before each trial may be initiated;

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Performance of adequate and well-controlled clinical trials in accordance with good clinical practice, or GCP, requirements to establish the safety and efficacy of the proposed drug for each indication

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Submission to the FDA of an NDA;

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Satisfactory completion of an FDA advisory committee review, if applicable;

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Satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with cGMP requirements, and to assure that the facilities, methods and controls are adequate to preserve the drug's identity, strength, quality and purity;

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Satisfactory completion of an FDA inspection of selected clinical sites to assure compliance with GCPs and the integrity of the clinical data;

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Payment of user fees; and

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FDA review and approval of the NDA.

Preclinical Studies

Preclinical studies include laboratory evaluation of product chemistry, toxicity and formulation, as well as animal studies to assess potential safety and efficacy. An IND sponsor must submit the results of the nonclinical tests, together with manufacturing information, analytical data and any available clinical data or literature, among other things, to the FDA as part of an IND. Some nonclinical testing may continue even after the IND is submitted. An IND automatically becomes effective and a clinical trial proposed in the IND may begin 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.

Clinical Trials

Clinical trials involve the administration of the investigational new drug to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, an IRB at each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution, and the IRB must continue to oversee the clinical trial while it is being conducted. Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health, or NIH, for public dissemination on their ClinicalTrials.gov website.

Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined. In Phase 1, the drug is initially introduced into healthy human subjects or patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an initial indication of its effectiveness. In Phase 2, the drug typically is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage. In Phase 3, the drug is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to statistically evaluate the safety and efficacy of the product for approval, to establish the overall risk-benefit profile of the product and to provide adequate information for the labeling of the product.

In some cases, the FDA may condition approval of an NDA for a product candidate on the sponsor's agreement to conduct additional clinical trials after NDA approval. In other cases, a sponsor may voluntarily conduct additional clinical trials post approval to gain more information about the drug. Such post approval trials are typically referred to as Phase 4 clinical trials.

Progress reports detailing the results of the clinical trials must be submitted, at least annually, to the FDA, and more frequently if serious adverse events occur. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, or at all. Furthermore, the FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB's requirements, or if the drug has been associated with unexpected serious harm to patients.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

Orphan Drug Pathway

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making the product available in the United States for this type of disease or condition will be recovered from sales of the product in the United States. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. Orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity by means of greater effectiveness, greater safety, by providing a major contribution to patient care or in instances of drug supply issues. Competitors, however, may receive approval of either a different product for the same indication or the same product for a different indication that could be used "off-label" by physicians in the orphan indication, even though the competitor's product is not approved in the orphan indication. Orphan drug exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval before we do of the same product, as defined by the FDA, for the same indication we are seeking, or if our product candidate is determined to be contained within the scope of the competitor's product for the same indication or disease. If one of our products designated as an orphan drug receives marketing approval for an indication broader than that which is designated, it may not be entitled to orphan drug exclusivity. Orphan drug status in the European Union has similar, but not identical, requirements and benefits.

Expedited Review and Approval

The FDA has various programs, including fast track designation, breakthrough therapy designation, accelerated approval and priority review, which are intended to expedite or simplify the process for the development and FDA review of drugs that are intended for the treatment of serious or life-threatening diseases or conditions and demonstrate the potential to address unmet medical needs. The purpose of these programs is to provide important new drugs to patients earlier than under standard FDA review procedures.

To be eligible for a fast track designation, the FDA must determine, based on the request of a sponsor, that a product is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address an unmet medical need by providing a therapy where none exists or a therapy that may be potentially superior to existing therapy based on efficacy or safety factors. Fast track designation provides opportunities for more frequent interactions with the FDA review team to expedite development and review of the product. The FDA may also review sections of the approval application for a fast track product on a rolling basis before the complete application is submitted, if the sponsor and the FDA agree on a schedule for the submission of the application sections, and the sponsor pays any required user fees upon submission of the first section of the approval application.

In addition, under the provisions FDASIA, passed in July 2012, a sponsor can request designation of a product candidate as a "breakthrough therapy." A breakthrough therapy is defined as a drug or biologic that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug or biologic may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Drugs or biologics designated as breakthrough therapies are also eligible for accelerated approval. The FDA must take certain actions with respect to breakthrough therapies, such as holding timely meetings with and providing advice to the product sponsor, intended to expedite the development and review of an application for approval of a breakthrough therapy.

Products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may be eligible for accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than an irreversible effect on morbidity or mortality, or IMM, that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require a sponsor of a product receiving accelerated approval to perform post-marketing trials to verify and describe the predicted effect on IMM or other clinical endpoint, and the product may be subject to expedited withdrawal procedures.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. Furthermore, fast track designation, breakthrough therapy designation, accelerated approval and priority review do not change the standards for approval and may not ultimately expedite the development or approval process.

Marketing Approval

Assuming successful completion of the required clinical testing, the results of the preclinical studies and clinical trials, together with detailed information relating to the product's chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA requesting approval to market the product for one or more indications. In most cases, the submission of an NDA is subject to a substantial application user fee. Under the Prescription Drug User Fee Act, or PDUFA, guidelines that are currently in effect, the FDA has a goal of ten months from the date of "filing" of a standard NDA for a new molecular entity to review and act on the submission. This review typically takes twelve months from the date the NDA is submitted to the FDA because the FDA has sixty days from receipt to make a decision as to whether the application has been accepted for filing.

In addition, under the Pediatric Research Equity Act of 2003 as amended and reauthored, certain NDAs or supplements to an NDA must contain data that are adequate to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements.

The FDA also may require submission of a risk evaluation and mitigation strategy, or REMS, plan to ensure that the benefits of the drug outweigh its risks. The REMS plan could include medication guides, physician communication plans, assessment plans, and/or elements to assure safe use, such as restricted distribution methods, patient registries or other risk minimization tools.

The FDA conducts a preliminary review of all NDAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA reviews an NDA to determine, among other things, whether the drug is safe and effective and whether the facility in which it is manufactured, processed, packaged or held meets standards designed to assure the product's continued safety, quality and purity.

The FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical trial sites to assure compliance with GCP requirements.

The testing and approval process for an NDA requires substantial time, effort and financial resources, and each may take several years to complete. Data obtained from preclinical and clinical testing are not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. The FDA may not grant approval of an NDA on a timely basis, or at all.

After evaluating the NDA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a complete response letter. A complete response letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA and may require additional clinical or preclinical testing in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA's satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.

Even if the FDA approves a product, it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a drug's safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Manufacturing

Manufacturing of any product candidate is subject to extensive regulations that impose various procedural and documentation requirements, which govern recordkeeping, manufacturing processes and controls, personnel, quality control and quality assurance, among others. We currently have no plans to establish a manufacturing capability, but rather plan to continue to rely on third-party cGMP-compliant manufacturers for future clinical trials and commercialization of any approved product. We expect that all of our contract manufacturing organizations will manufacture our product candidates under cGMP conditions. cGMPs are a regulatory standard for the production of pharmaceuticals to be used in humans.

Sales and Marketing

Our leadership team has a track record of successful new product commercialization including the development, approval and commercial launch of dermatology products. If approved, we intend to commercialize TMB-001 and TMB-002 or any other product candidate that we successfully develop by building a highly specialized sales force and managed care and access organization. We plan to focus on dermatologists and to pursue collaboration opportunities with third parties in select sales channels and geographies and maximize the global potential of our portfolio.

Employees

As of December 31, 2019, Timber had 3 employees, all located in our principal location.

Property & Facilities

Our principal locations is at 50 Tice Blvd, Suite A26, Woodcliff Lake, NJ 07677. We intend to add new facilities or expand our existing facilities as we add employees, and we believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

Legal Proceedings

We are not currently a party to any material legal proceedings, and we are not aware of any pending or threatened legal proceeding against us that we believe could have an adverse effect on our business, operating results or financial condition.

BIOPHARMX MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with BioPharmX's financial statements and related notes included elsewhere in this proxy statement/prospectus/information statement. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. BioPharmX's actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set out under "Risk Factors" and elsewhere in this proxy statement/prospectus/information statement. See "Special Note Regarding Forward-Looking Statements" elsewhere in this proxy statement/prospectus/information statement.

The following discussion is presented on a consolidated and unaudited basis and analyzes our financial condition and results of operations for the three and nine months ended October 31, 2019 and 2018. Unless the context indicates or suggests otherwise, reference to "we", "our", "us" and the "Company" in this section refers to the consolidated operations of BioPharmX Corporation.

The following Management's Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, is intended to help the reader understand our results of operations and financial condition. MD&A is provided as a supplement to, and should be read in conjunction with, our financial statements and the accompanying notes to the financial statements and other disclosures included in this proxy statement/prospectus/information statement. Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles and are presented in U.S. dollars.

Overview

We are a specialty pharmaceutical company focused on the dermatology market. Our focus is to develop products that treat dermatologic conditions that are not being adequately addressed or those where current therapies and approaches are suboptimal. Our strategy is to bring new products to market by improving delivery mechanisms and/or identifying alternative applications for FDA approved or well characterized active pharmaceutical ingredients, or APIs. Our goal is to reduce the time, cost and risks typically associated with new product development by utilizing APIs with demonstrated safety profiles and, when applicable, taking advantage of the regulatory approval pathway under Section 505(b)(2) of the FDCA. Section 505(b)(2) permits an applicant for a new product, such as a new or improved formulation or a new use of an approved product, to rely in part, on literature and/or on the FDA's findings of safety and/or effectiveness for a similar previously-approved product. Our approach is to identify the limitations of current treatment options and work to develop novel products using our proprietary HyantXTM topical drug delivery system.

We have developed our product portfolio using our HyantX topical drug delivery system, which is an anhydrous, hydrophilic, non-oily, non-occlusive gel vehicle that allows for the stabilization and solubilization of APIs with the aim to improve bioavailability and therefore lower the required dose of the drug. The system is designed for rapid absorption of API into the skin rather than remaining on the surface as this may cause irritation, a common problem with oil-based ointments and suspensions. The delivery system is particularly suitable for APIs, or a combination of APIs, that undergo degradation by hydrolysis or oxidation. Our lead product candidates are minocycline formulations delivered topically using the HyantX system.

Our current portfolio includes two clinical-stage product candidates: BPX-01 is a 2% minocycline gel for the treatment of inflammatory lesions of acne vulgaris and BPX-04 is a 1% minocycline gel for the treatment of papulopustular rosacea. We have presented a comprehensive overview of the positive clinical results from our Phase 2b trial of BPX-01 for the treatment of moderate-to-severe inflammatory lesions of acne vulgaris and received positive feedback from the FDA regarding our Phase 3 clinical trial plans. We also announced positive topline results from our Phase 2b trial of BPX-04 for the treatment of moderate-to-severe papulopustular rosacea. BPX-04 successfully met both the primary and secondary endpoints of the trial in demonstrating a statistically significant mean change in the number of facial inflammatory lesions and a two-grade improvement to clear or almost clear on the IGA scale from baseline to week 12.

Critical Accounting Policies

Our condensed consolidated financial statements and related public financial information are based on the application of U.S. GAAP. U.S. GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to U.S. GAAP and are consistently applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our condensed consolidated financial statements.

On February 1, 2019, we adopted Accounting Standards Update, or ASU, No. 2016-02, Leases, and ASU No. 2018-11, Targeted Improvements, using the modified retrospective transition method. Adoption of the new standard resulted in the recording of an operating lease right-to-use asset of $1.2 million and operating lease liability of $1.3 million. The adoption did not have an impact on our condensed statement of operations and comprehensive loss or cash flows.

Our significant accounting policies are summarized in Note 1 of our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended January 31, 2019. While all of these significant accounting policies impact our financial condition and results of operations, we view the warrant liability and stock-based compensation policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause an effect on our results of operations, financial position or liquidity for the periods presented in this proxy statement/prospectus/information statement.

Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming we will continue as a going concern, meaning we will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations. As of October 31, 2019, we had cash and cash equivalents of $1.4 million and a working capital of $0.3 million.

We have incurred recurring losses and negative cash flows from operations since inception and have funded our operating losses through the sale of common stock in public and private offerings and the issuance of convertible notes, Series A convertible preferred stock and warrants. We incurred a net loss of $2.1 million and $4.4 million for the three months ended October 31, 2019 and 2018, respectively, and a net loss of $8.4 million and $13.2 million for the nine months ended October 31, 2019 and 2018, respectively. We had an accumulated deficit of $86.9 million as of October 31, 2019.

We have a limited operating history and our prospects are subject to risks, expenses and uncertainties frequently encountered by companies in our industry. We have taken steps to reduce our cash outflow by reducing headcount and curtailing certain research and development activities. We have retained a transaction advisory firm to assist with the evaluation of strategic alternatives. Strategic alternatives that have been or are being considered include a license or sale of late-stage topical minocycline product candidates, a sale of BioPharmX, a strategic business combination and raising additional capital. If we are unable to enter into a strategic transaction or obtain additional financing in the near-term, there may be a negative impact on our financial viability. We plan to increase working capital by managing our cash flows and expenses and raising additional capital through either private or public equity or debt financing. Risks include, but are not limited to, the uncertainty of availability of additional financing and the uncertainty of achieving future profitability. We filed a shelf registration statement with the SEC to allow us to sell $100 million of our securities from time to time prior to February 2022, of which $87.6 million remains available on this effective registration statement as of October 31, 2019, subject to regulatory limitations. For example, pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities pursuant to the shelf registration statement with a value of more than one third of the aggregate market value of our common stock held by non-affiliates in any 12 month period, so long as the aggregate market value of our common stock held by non-affiliates is less than $75.0 million. There can be no assurance that such financing will be available or on terms which are favorable to us. While our management believes that we have a plan to fund ongoing operations, there is no assurance that our plan will be successfully implemented. Failure to raise additional capital through one or more financings, enter into a strategic partnership or reduce certain discretionary spending could have a material adverse effect on our ability to achieve our intended business objectives. These factors raise substantial doubt about our ability to continue as a going concern. The condensed consolidated financial statements do not contain any adjustments that might result from the resolution of any of the above uncertainties.

Results of Operations

Three and nine months ended October 31, 2019 and 2018 (Unaudited)

Research and Development Expenses

Three months ended October 31,				Nine months ended October 31,
2019	2018	Change	%	2019	2018	Change	%
($ in thousands)				($ in thousands)
$740	$2,228	$(1,488)	(67)%	$4,314	$7,285	$(2,971)	(41)%

Research and development expenses primarily include headcount-related costs, stock-based compensation and both internal and external research and development expenses. Research and development expenses are expensed as incurred. Research and development expenses decreased $1.5 million for the third quarter of fiscal year 2020 compared to the prior year period primarily due to lower headcount-related, clinical study, product development and stock-based compensation costs. Research and development expenses decreased $3.0 million for the first nine months of fiscal year 2020 compared to the prior year period primarily due to lower headcount-related, product development, stock-based compensation and consulting costs.

Sales and Marketing Expenses

Three months ended October 31,				Nine months ended October 31,
2019	2018	Change	%	2019	2018	Change	%
($ in thousands)				($ in thousands)
$139	$550	$(411)	(75)%	$572	$1,717	$(1,145)	(67)%

Sales and marketing expenses primarily include headcount-related costs, stock-based compensation and market development costs related to product candidates. Sales and marketing expenses are expensed as incurred. Sales and marketing expenses decreased $0.4 million and $1.1 million for the three and nine months ended October 31, 2019 compared to the prior year periods, respectively, primarily due to lower headcount-related and stock-based compensation costs.

General and Administrative Expenses

Three months ended October 31,				Nine months ended October 31,
2019	2018	Change	%	2019	2018	Change	%
($ in thousands)				($ in thousands)
$1,241	$1,624	$(383)	(24)%	$3,534	$4,252	$(718)	(17)%

General and administrative expenses primarily include headcount-related costs, stock-based compensation and costs of our executive, finance and other administrative functions. General and administrative expenses decreased $0.4 million for the third quarter of fiscal year 2020 compared to the prior year period primarily due to lower headcount-related and stock-based compensation costs. General and administrative expenses decreased $0.7 million for the first nine months of fiscal year 2020 compared to the prior year period primarily due to lower stock-based compensation and legal costs.

Change in Fair Value of Warrant Liability

Three months ended October 31,				Nine months ended October 31,
2019	2018	Change	%	2019	2018	Change	%
($ in thousands)				($ in thousands)
$—	$42	$(42)	(100)%	$11	$(1)	$12	nm

The change in fair value of the warrant liability reflects the fair value re-measurement of certain warrants granted in 2017 that are accounted for as derivative liabilities.

Other Income, Net

Three months ended October 31,				Nine months ended October 31,
2019	2018	Change	%	2019	2018	Change	%
($ in thousands)				($ in thousands)
$7	$20	$(13)	(65)%	$29	$83	$(54)	(65)%

Other income, net primarily includes interest income earned on our cash and cash equivalents. The decrease for the three and nine months ended October 31, 2019 compared to the prior year periods was primarily due to lower interest income earned.

Liquidity and Capital Resources

Historically, we have financed our operations primarily through the sale of debt and equity securities. The accompanying condensed consolidated financial statements for the three and nine months ended October 31, 2019 have been prepared assuming that we will continue as a going concern, meaning we will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations. As of October 31, 2019, we had cash and cash equivalents of $1.4 million and a working capital of $0.3 million. In March 2019, we sold common stock for net proceeds of $3.6 million in a registered direct offering. In addition, common stock with an aggregate offering price of up to $8.5 million may be issued and sold pursuant to an at-the-market sales agreement entered into with JonesTrading in May 2019. As of October 31, 2019, we received aggregate net proceeds of $3.6 million under this at-the-market sales agreement. No additional amounts were raised under the sales agreement after October 31, 2019 through the filing of this proxy statement/prospectus/information statement.

We will require significant additional financing in the future. There can be no assurance that such financing will be available or on terms which are favorable to us. While our management believes that we have a plan to fund ongoing operations, there is no assurance that our plan will be successfully implemented. Failure to generate sufficient cash flows from operations, raise additional capital through one or more financings, enter into a strategic partnership, or reduce certain discretionary spending could have a material adverse effect on our ability to achieve our intended business objectives. These factors raise substantial doubt about our ability to continue as a going concern.

Our primary capital requirements are to fund working capital, including the development of our products and product candidates, and any acquisitions or investments in businesses, products or technologies that are complementary to our own that we make that require cash consideration or expenditures.

Net cash used for operating activities for the nine months ended October 31, 2019 was $8.8 million, which primarily resulted from a net loss of $8.4 million and changes in operating assets and liabilities of $1.0 million, partially offset by non-cash expenses of $0.6 million. Changes in operating assets and liabilities was primarily attributable to timing of payments to vendors and lower operating expenses levels.

Net cash used for operating activities for the nine months ended October 31, 2018 was $11.5 million, which primarily resulted from a net loss of $13.2 million and changes in operating assets and liabilities of $0.1 million, partially offset by non-cash expenses of $1.8 million. Changes in operating assets and liabilities was primarily attributable to timing of payments to vendors.

Net cash used in investing activities for the nine months ended October 31, 2019 and 2018 was approximately $30,000 and $13,000, respectively, resulting from the purchase of property and equipment.

Net cash provided by financing activities for the nine months ended October 31, 2019 was $7.2 million, primarily resulting from the proceeds from our registered direct offering and at-the-market sales offering.

Net cash provided by financing activities for the nine months ended October 31, 2018 was $6.9 million, primarily resulting from the proceeds from the exercise of warrants.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as "special purpose entities."

TIMBER MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Timber's financial condition and results of operations together with its consolidated financial statements and the related notes and other financial information included elsewhere in this proxy statement/prospectus/information statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus/information statement, including information with respect to Timber's plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section of this proxy statement/prospectus/proxy statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Timber is a clinical-stage biopharmaceutical company focused on the development and commercialization of treatments for orphan dermatologic diseases. Timber's lead programs are TMB- 001, TMB- 002 and TMB- 003.

TMB-001, a proprietary topical formulation of isotretinoin is currently being evaluated in a Phase 2b clinical trial for the treatment of moderate to severe subtypes of congenital ichthyosis ("CI"), a group of rare genetic keratinization disorders that lead to dry, thickened, and scaling skin. A prior Phase 1/2 study involving 19 patients with CI demonstrated safety and preliminary efficacy of TMB-001, as well as minimal systemic absorption. In 2018, the FDA awarded $1.5 million to support clinical trials evaluating TMB-001 through its Orphan Products Grant program.

TMB-002, a proprietary topical formulation of rapamycin is currently being evaluated in a Phase 2b clinical trial for the treatment of facial angiofibromas ("FAs") in tuberous sclerosis complex ("TSC"), a multisystem genetic disorder resulting in the growth of hamartomas in multiple organs. TSC results from dysregulation in the mTOR pathway, and as a topical mTOR inhibitor, TMB-002 may address FAs in TSC without the systemic absorption of an oral agent.

TMB-003, a proprietary formulation of sitaxsentan, a new chemical entity in the U.S., which is a selective endothelin-A receptor antagonist, is currently in preclinical development as a locally applied formulation for the treatment of localized scleroderma, a rare autoimmune connective tissue disorder ("CTD") that leads to inflammation and thickening of the skin.

On January 28, 2020 Timber entered into the Merger Agreement with BioPharmX and Merger Sub. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Timber, with Timber continuing as a wholly-owned subsidiary of BioPharmX and the surviving entity of the Merger. As a condition to the closing of the Merger, Timber has agreed to secure not less than $20 million of financing for the combined company.

In connection with the Merger Agreement, on January 28, 2020, Timber entered into a Credit Agreement with BioPharmX pursuant to which Timber agreed to make a bridge loan to BioPharmX (the "Bridge Loan") in an aggregate amount of $2.25 million (the "Credit Agreement"). The Bridge Loan will bear interest at a rate of 12% per annum and is repayable upon the earlier of maturity thereof, the termination (without completion) of the Merger or upon a liquidity event, as defined in the Credit Agreement. BioPharmX has also issued to Timber a promissory note setting forth the terms of repayment. The Bridge Loan is secured by a lien on all of BioPharmX's assets. Further, in connection with the Bridge Loan, on January 28, 2020 BioPharmX issued to Timber a warrant to purchase approximately 2.3 million shares of Common Stock at a nominal exercise price (the "Bridge Warrant"). The Bridge Warrant was exercised on a cashless basis on February 10, 2020 for a total amount of 2,200,328 shares of BioPharmX.

In connection with the Merger Agreement and the Credit Agreement, Timber entered into a securities purchase agreement, dated as of January 28, 2020 (the "SPA") with certain institutional investors (the "Buyers"), pursuant to which the Buyers have agreed to purchase, and Timber has agreed to issue, senior secured promissory notes (the "Timber Bridge Notes") from Timber in the aggregate principal amount of $5 million, in exchange for an aggregate purchase price of $3.75 million, representing aggregate OID of $1.25 million. The Timber Bridge Notes bear interest at a rate of 15% per annum (25% upon the occurrence of an event of default thereunder) and are repayable upon the earlier of (i) the closing of a fundamental transaction of Timber, (ii) the date on which Timber's equity is registered under the Securities Exchange Act of 1934, as amended or is exchanged for equity so registered (the "Public Company Date") or (iii) July 28, 2020. The Timber Bridge Notes are secured by a lien on all of Timber's assets.

Timber has a limited operating history as it was formed on February 26, 2019. Since inception, Timber's operations have focused on establishing its intellectual property portfolio, including acquiring rights to the proprietary formulations of isotretinoin, rapamycin and sitaxsentan, as described above, organizing and staffing the company, business planning, raising capital, and conducting clinical trials. Prior to issuing the Timber Bridge Notes described above, Timber funded its operations primarily through member contributions. From inception through December 31, 2019, members contributed an aggregate of $1.4 million.

Since inception, Timber has incurred significant operating losses. For the period from February 26, 2019 (inception) to December 31, 2019, Timber's net loss was $3.0 million. As of December 31, 2019, Timber had an accumulated deficit of $3.1 million. Timber expects to continue to incur significant expenses and operating losses for the foreseeable future. Timber anticipates that its expenses will increase significantly in connection with its ongoing activities, as it continues to develop the pipeline of programs.

Asset Purchase Agreements with Patagonia Pharmaceuticals LLC ("Patagonia")

On February 28, 2019, Timber acquired the intellectual property rights for a topical formulation of isotretinoin for the treatment of CI and identified as TMB-001, formerly PAT-001, from Patagonia (the "TMB-001 Acquisition").

Under the terms of the TMB-001 Acquisition, Timber paid a one-time upfront payment of $50,000 to Patagonia. Patagonia is entitled to up to $27.0 million of cash milestone payments relating to certain regulatory and commercial achievements of the TMB-001 Acquisition, with the first being $4.0 million from the initiation of a Phase 3 pivotal trial, as agreed with the FDA. In addition, Patagonia is entitled to net sales royalties ranging from low single digits to mid-double digits for the program licensed. Timber is responsible for all development activities under the license. The potential regulatory and commercial milestones are not yet considered probable, and no milestone payments have been accrued at December 31, 2019.

On June 26, 2019 Timber acquired the intellectual property rights for a locally administered formulation of sitaxsentan for the treatment of cutaneous fibrosis and/or pigmentation disorders, and identified as TMB-003, formerly PAT-S03, from Patagonia (the "TMB-003 Acquisition").

Upon closing of the TMB-003 Acquisition, Timber paid a one-time upfront payment of $20,000 to Patagonia. Patagonia is entitled to up to $10.25 million of cash milestone payments relating to certain regulatory and commercial achievements of the TMB-003 License, with the first being a one-time payment of $250,000 upon the opening of an IND with the FDA. In addition, Patagonia is entitled to net sales royalties ranging from low to mid-single digits for the program licensed. Timber is responsible for all development activities under the license. The potential regulatory and commercial milestones are not yet considered probable, and no milestone payments have been accrued at December 31, 2019.

Acquisition of License from AFT Pharmaceuticals Limited ("AFT")

On July 5, 2019, Timber entered into a license agreement with AFT Pharmaceuticals Limited ("AFT") which provides it with (i) an exclusive license to certain licensed patents, licensed know-how and AFT trademarks to commercialize the Pascomer® product in the United States, Canada and Mexico and (2) a co-exclusive license to develop the Pascomer® product in this territory. Concurrently, Timber granted to AFT an exclusive license to commercialize the Pascomer® product outside of its territory and co-exclusive sublicense to develop and manufacture the licensed product for commercialization outside of its territory (the "AFT License Agreement").

The AFT License Agreement also provides for the formation of a joint steering committee to oversee, coordinate and review recommendations and approve decisions in respect of the matters the development and commercialized of the Pascomer® product. The committee will be comprised of four members, and both the Company and AFT shall each have the right to appoint two members. Timber shall have final decision making authority on all matters relating to the commercialization of the Pascomer® product in its territory and on all matters related to the development (and regulatory approval) of the Pascomer® product, with certain exceptions.

The development of the Pascomer® product shall be conducted pursuant to a written development plan, written by AFT and approved by the joint steering committee. AFT shall perform clinical trials of the Pascomer® product in Timber's territory and shall perform all CMC (chemistry, manufacturing and controls) and related activities to support regulatory approval. Timber is responsible for all expenses incurred by AFT during the term of the AFT License Agreement and shall equally share all costs and expenses with AFT, incurred by AFT for development and marketing work performed in furtherance of regulatory approval and commercialization worldwide, outside of Timber's territory.

Upon closing of the AFT License Agreement, Timber was obligated to reimburse AFT for previously spent development costs, subject to certain limitations and was obligated to pay a one-time, irrevocable and non-creditable upfront payment to AFT, payable in scheduled installments. AFT is entitled to up to $25.5 million of cash milestone payments relating to certain regulatory and commercial achievements of the AFT License. In addition, AFT is entitled to net sales royalties ranging from high single digits to low double digits for the program licensed. The potential regulatory and commercial milestones are not yet considered probable, and no milestone payments have been accrued at December 31, 2019.

Components of results of operations

The following table sets forth Timber's selected statement of operations data for the period from February 26, 2019 (inception) through December 31, 2019:

For the Period from February 26, 2019 (Inception) through December 31, 2019
Grant revenues	$270,538
Operating costs and expenses
Research and development	1,748,887
Research and development—license acquired	1,070,000
Selling, general and administrative	488,799
Other expense
Loss on foreign currency exchange	130
Net loss	$3,037,278

Grant revenue

During the period from February 26, 2019 (inception) through December 31, 2019, Timber recognized grant revenue of $0.3 million, which was received from the FDA's Orphan Products Grant program to support its Phase 2a and Phase 2b clinical trials evaluating TMB-001. In 2018, the TMB-001 program, formerly known as PAT-001, was the recipient of the Clinical Trials Grant from the FDA and awarded $1.5 million (of which Timber received $0.3 million as of December 31, 2019).

Operating costs and expenses

Research and development expense

Research and development expenses were $1.7 million for the period from February 26, 2019 (inception) though December 31, 2019, and were primarily attributable to costs incurred in connection with Timber's research activities and include costs associated with clinical trials, consultants, clinical trial materials, regulatory filings, facilities, laboratory expenses and other supplies.

Research and development costs are expensed as incurred. Costs for certain activities, such as preclinical studies and clinical trials, are generally recognized based on an evaluation of the progress to completion of specific tasks using information and data provided to it by Timber's vendors and collaborators.

Certain research and development expenses have been allocated by TardiMed. These expenses are primarily comprised of TardiMed personnel and related expenses. Timber considers the allocation methodologies used to allocate expenses as reasonable and appropriate based on historical TardiMed expenses attributable to Timber and its operations. From February 26, 2019 to December 31, 2019, $0.1 million was allocated to research and development expenses.

Research and development expense- license acquired

Research and development expense- license acquired was $1.1 million for the period from February 26, 2019 (inception) through December 31, 2019, and was attributable to the upfront payments made to AFT and Patagonia in connection with Timber's license agreements.

General and administrative expense

General and administrative expenses were $0.5 million for the period from February 26, 2019 (inception) through December 31, 2019 and were primarily attributable to professional fees for accounting and legal services, employee and general business-related expenses.

Certain General and administrative expenses have been allocated by TardiMed. These expenses are primarily comprised of TardiMed personnel and related expenses, rent and other office expenses. Timber considers the allocation methodologies used to allocate expenses as reasonable and appropriate based on historical TardiMed expenses attributable to Timber and its operations. From February 26, 2019 to December 31, 2019, $0.1 million was allocated to general and administrative expenses.

Other expense

Other expense was nominal from February 26, 2019 (inception) through December 31, 2019.

Liquidity and capital resources

Since inception, Timber has not generated revenue from product sales and has incurred net losses and negative cash flows from its operations. From inception through December 31, 2019, Timber has funded its operations through member contributions. Timber raised an aggregate of $1.4 million from member contributions from inception through December 31, 2019.

As of December 31, 2019, Timber had approximately $57,000 in cash.

The following table shows a summary of Timber's cash flows for the period from February 26, 2019 (inception) through December 31, 2019:

For the Period from February 26, 2019 (Inception) through December 31, 2019
Net cash used in operating activities	$(1,022,927)
Net cash used in investing activities	(320,000)
Net cash provided by financing activities	1,400,000

Net increase in cash	$57,073

Operating activities

Operating activities used $1.0 million of cash during the period from February 26, 2019 (inception) through December 31, 2019, resulting from a net loss of approximately $3.0 million, partially reduced by research and development- licenses acquired and expensed of $1.1 million and partially reduced by changes in operating assets and liabilities of approximately $0.7 million.

Investing Activities

Investing activities used $0.3 million of cash during the period from February 26, 2019 (inception) through December 31, 2019, primarily for the cash payments made pursuant to the AFT and Patagonia license agreements.

Financing activities

Financing activities provided $1.4 million of cash during the period from February 26, 2019 (inception) through December 31, 2019 from member contributions.

Funding requirements

Timber expects its expenses to increase in connection with its ongoing activities, particularly as Timber continues the research and development of its pipeline of programs. Furthermore, following the completion of the Merger, Timber expects to incur additional costs as a public company. Accordingly, Timber will need to obtain additional funding. If Timber are unable to raise capital or otherwise obtain funding when needed or on attractive terms, Timber could be forced to delay, reduce or eliminate its research and development programs or future commercialization efforts.

In connection with the Merger Agreement and the Credit Agreement, Timber entered the SPA with certain Buyers, pursuant to which the Buyers have agreed to purchase, and Timber has agreed to issue, senior secured promissory notes (the "Timber Bridge Notes") from Timber in the aggregate principal amount of $5 million, in exchange for an aggregate purchase price of $3.75 million, representing aggregate OID of $1.25 million. The Timber Bridge Notes bear interest at a rate of 15% per annum (25% upon the occurrence of an event of default thereunder) and are repayable upon the earlier of (i) the closing of a fundamental transaction of Timber, (ii) the date on which Timber's equity is registered under the Securities Exchange Act of 1934, as amended or is exchanged for equity so registered (the "Public Company Date") or (iii) July 28, 2020. The Timber Bridge Notes are secured by a lien on all of Timber's assets.

While Timber has no commitment yet with respect to the $20 million Timber Funding that is a condition precedent for the Merger, it has received a non-binding term sheet pursuant to which certain institutional investors would invest a total of $20 million in Timber immediately prior to the Merger. In return, the investors would receive a portion of the Merger consideration based on an agreed upon pre-money valuation of $100 million for the combined company. The value of the shares to be received by the investors would be subject to certain protections post-closing pursuant to a short term escrow arrangement and a medium term Series B warrant to be issued by BioPharmX shortly after closing, which would be dilutive to the post-Closing securityholders. BioPharmX would also be required to issue to the investors a five year Series A warrant with 75% warrant coverage. No assurances can be given at this time that the financing in the current non-binding term sheet will be consummated on these general terms or at all. If the Timber Funding is consummated, Timber believes this will allow it to continue operations through the fourth quarter of 2021. Timber's consolidated financial statements appearing elsewhere in this prospectus have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty. Timber anticipates incurring additional losses for the foreseeable future and may never become profitable. Timber will need substantial additional financing to fund its operations and to develop and commercialize its drug candidate. These factors raise substantial doubt about Timber's ability to continue as a going concern.

Timber will seek to obtain additional capital through the sale of debt or equity financings or other arrangements such as, collaborations, strategic alliances and licensing arrangements to fund operations; however, there can be no assurance that Timber will be able to raise needed capital under acceptable terms, if at all. The sale of additional equity may dilute existing members capital and newly issued members units may contain senior rights and preferences compared to currently outstanding shares of common and preferred members units. Debt securities issued or other debt financing incurred may contain covenants and limit Timber's ability to pay dividends or make other distributions to stockholders. If Timber is unable to obtain such additional financing, future operations would need to be scaled back or discontinued.

Contractual obligations and commitments

The commitment amounts in the table below are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that Timber can cancel without a significant penalty.

The following table summarizes Timber's commitments to settle contractual obligations at December 31, 2019:

Contractual obligations	Total	Less than 1 year	1 to 3 years	4 to 5 years	After 5 years
Purchase obligations(1)(2)	$2,627,505	$2,627,505	$—	$—	$—

Total contractual obligations	$2,627,505	$2,627,505	$—	$—	$—

(1)
These obligations are not reflected in the accompanying balance sheets.

(2)
Timber has open purchase orders for $2,627,505. Substantially all of Timber's purchase orders may be canceled without significant penalty to it.

Off-balance sheet arrangements

Timber does not have any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Timber does not engage in off-balance sheet financing arrangements. In addition, Timber does not engage in trading activities involving non-exchange traded contracts. Timber therefore believe that Timber is not materially exposed to any financing, liquidity, market or credit risk that could arise if it had engaged in these relationships.

Critical accounting policies and significant judgments and estimates

Timber's management's discussion and analysis of its financial condition and results of operations is based on its consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires Timber to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported amounts of expenses during the reporting period. In accordance with U.S. GAAP, Timber evaluates its estimates and judgments on an ongoing basis. The most significant estimates relate to the valuation of equity-based awards and valuation of member units. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, Timber's future results of operations will be affected.

Timber defines its critical accounting policies as those accounting principles that require it to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on its financial condition and results of operations, as well as the specific manner in which it applies those principles. While Timber's significant accounting policies are more fully described in Note 2 to its consolidated financial statements appearing elsewhere in this proxy statement/prospectus/information statement, Timber believes the following are the critical accounting policies used in the preparation of its consolidated financial statements that require significant estimates and judgments:

Fair value of Value Appreciation Rights ("VARs")

In order to determine the fair value of Timber's VARs the Timber Board considered, among other things, contemporaneous valuations of the common and preferred member units. Given the absence of a public trading market of the VARs, the Timber Board has exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of VARs, including:

•
contemporaneous third-party valuations of Timber's VARs;

•
the prices, rights, preferences and privileges of Timber's preferred member units compared to its common member units;

•
Timber's business, financial condition and results of operations, including related industry trends affecting its operations;

•
the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or sale of Timber's company, given prevailing market conditions;

•
the lack of marketability of Timber's VARs;

•
the market performance of comparable publicly traded companies; and

•
U.S. and global economic and capital market conditions and outlook.

In estimating the fair market value of Timber's VARs, the Timber Board first determined the equity value of its business using accepted valuation methods.

Recent accounting pronouncements

See Note 2 to Timber's consolidated financial statements beginning on page F-47 of this proxy statement/prospectus/information statement for a description of recent accounting pronouncements applicable to its consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

BioPharmX is a smaller reporting company, as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and is not required to provide the information required by this item.

 MANAGEMENT PRIOR TO AND FOLLOWING THE MERGER

Named Executive Officers and Directors of BioPharmX Prior to the Merger

Steven M. Bosacki

Steven M. Bosacki has served as BioPharmX's Chief Executive Officer and Principal Financial Officer since January 2020. Prior to that, Mr. Bosacki had served as BioPharmX's Chief Operating Officer since July 2019. Mr. Bosacki has also served as a Member with On Target Consulting LLC, a pharmaceutical consulting company, with David S. Tierney, M.D., BioPharmX's Chief Executive Officer, since October 2018. Prior to joining BioPharmX, Mr. Bosacki served as a Member with Fairway Pharmaceuticals, LLC, a pharmaceutical and medical device consulting company, from July 2017 to October 2018. From May 2016 to June 2017, Mr. Bosacki served as an Executive Director at Mission Pharmacal Company, a pharmaceutical company. From August 2013 to May 2016, Mr. Bosacki was President and Chief Executive Officer of Lautus Pharmaceuticals, LLC, a pharmaceutical company focused on dermatology and aesthetics markets. From April 2008, Mr. Bosacki served as Senior Vice President and General Counsel of Oceana Therapeutics, Inc., a specialty pharmaceutical company through its sale to Salix Pharmaceuticals, Ltd. in December 2011. Prior to Oceana Therapeutics, Mr. Bosacki served as Senior Vice President and General Counsel for Esprit Pharma, Inc., a pharmaceutical company, which was acquired by Allergan, Inc., a pharmaceutical company, in 2007. Earlier in his career, Mr. Bosacki served in a variety of management positions at Cardinal Health, Inc., a healthcare services company. Mr. Bosacki holds a law degree from the University of Detroit School of Law, and a law degree, a Master of Business Administration and a Bachelor of Commerce degree from the University of Windsor in Canada.

Michael Hubbard

Michael Hubbard has served as the Chairman of the Board since May 2016 and has served as a director since January 2015. Mr. Hubbard served as a senior audit partner at Deloitte & Touche LLP from August 2007 until retiring in June 2014 and also at PricewaterhouseCoopers LLP from September 1986 to July 2007. In these roles, he served private and publicly-held clients across the life sciences, waste management, construction, and technology sectors, advising domestic and international issuer companies on complex transactions, including nineteen initial public offerings and numerous follow-on equity and debt offerings. Mr. Hubbard holds a BA degree in Business Administration with a concentration in Accounting and an MBA degree from Washington State University. He is a licensed certified public accountant in the states of Washington (retired) and California (retired) and is a certified practitioner of international financial reporting standards.

David S. Tierney

David S. Tierney, MD has served as a director since September 2018. Prior to his resignation on January 30, 2020, Dr. Tierney served as our President and Chief Executive Officer. Dr. Tierney was the President, Chief Executive Officer and director of Icon Biosciences, Inc., a privately held ophthalmic drug delivery company, from January 2014 to March 2018. From January 2013 to March 2014, he was a venture partner at Signet Healthcare Partners, a New York City based life science private equity fund. He served as President and Chief Operating Officer of Oceana Therapeutics, Inc., a specialty therapeutic company he co-founded in 2008 and was later acquired by Salix Pharmaceuticals, Ltd. in December 2011. Dr. Tierney served as the President, Chief Executive Officer and director of Valera Pharmaceuticals, Inc., a specialty pharmaceutical company, between August 2000 and April 2007, when Valera completed a merger with Indevus Pharmaceuticals, Inc. Dr. Tierney serves on the board of directors of Catalyst Pharmaceuticals, Inc., Kempharm, Inc., and Bimeda. Dr. Tierney received his medical degree from the Royal College of Surgeons in Dublin, Ireland and was subsequently trained in internal medicine.

Stephen Morlock

Stephen Morlock has served as a director since March 2015. Mr. Morlock served as Executive Vice President and Chief Financial Officer at Otis Spunkmeyer, Inc. from May 1994 until his retirement in June 2004. He also served as Controller at Otis Spunkmeyer, Inc. from August 1992 to April 1994. Prior to that, he held various management positions in accounting, financial planning and internal audit at Westinghouse Electric Supply Company from November 1977 to July 1992. Since his retirement in June 2004, Mr. Morlock has not been active in any business activities. Mr. Morlock holds a BS degree in Accounting from San Diego State University.

R. Todd Plott

R. Todd Plott, MD has served as a director since February 2019. Dr. Plott currently serves as Chief Medical Officer for Epiphany Dermatology, P.A., a private practice dermatology group based in Austin, Texas, where he has held various positions since November 2017. Prior to Epiphany Dermatology's acquisition of his practice, Dr. Plott served as the owner of Dermatology Alliance-Keller, P.A., a private practice, from April 2011 to November 2017. Prior to building his own private practice, Dr. Plott served as Chief Medical Officer at Revance Therapeutics, Inc., a biotechnology company, from December 2007 to January 2009, and as Vice President of Clinical and Regulatory Affairs at Medicis Pharmaceutical Company, a medical-cosmetic dermatology pharmaceutical company, from September 2001 to December 2007. Dr. Plott has been appointed to the FDA Dermatologic and Ophthalmic Drug Advisory Committee. Dr. Plott holds a BS degree from South Nazarene University and a MD degree from the University of Texas Medical Branch, Galveston, Texas.

Resignation of Current Executive Officers of BioPharmX

Pursuant to the Merger Agreement, all of the current executive officers of BioPharmX will resign immediately prior to the completion of the Merger.

Executive Officers and Directors of the Combined Organization Following the Merger

Pursuant to the Merger Agreement, prior to the Effective Time, it is expected that the Timber Board will set the size of the board of directors at 7 and appoint the current board of managers of Timber, John Koconis, Michael Derby and Zachary Rome, to the BioPharmX Board. It is the current intent of the parties that Jon Burrows, Ph.D., Michael Stocum and Linda Broenniman will be named to the BioPharmX Board as independent directors and one additional individual who will be an independent director will be added to the BioPharmX Board by Timber. Collectively the reconstituted board is expected to satisfy the requisite independence requirements for the combined company's board of directors, as well as the sophistication and independence requirements for the required committees pursuant to NYSE listing requirements.

The following table lists the names and positions of the individuals currently identified to serve as executive officers and directors of the combined company upon the completion of the Merger:

Name	Age	Combined Company Position(s)	Current Position(s)
John Koconis	50	Chief Executive Officer and Director	Chief Executive Officer of Timber
Zachary Rome	36	President and Director	President of Timber
Michael Derby	46	Executive Chairman of the Board of Directors	Executive Chairman of Timber Board
Joseph Lucchese	53	Chief Financial Officer	Chief Financial Officer of Timber
Amir Tavakkol, Ph.D.	65	Chief Scientific Officer	Chief Scientific Officer of Timber
Jon Burrows, Ph.D.	57	Director
Michael Stocum	54	Director
Linda Broenniman	63	Director

John Koconis

John Koconis, 50, has served as Timber's Chief Executive Officer since June 2019 and has served on Timber's board of managers since July 2019. From July 2016 to January 2019 Mr. Koconis served as Executive Vice President and Chief Commercial Officer at Castle Creek Pharmaceuticals LLC, a biopharmaceutical company. Prior to that, Mr. Koconis served as Global Lead for Dermatology & Respiratory at Sanofi Genzyme, a biotechnology company, from January 2016 to July 2016. Mr. Koconis served as President and Chief Executive Officer of LEO Pharma Inc., a specialty pharmaceutical company, from 2009 to 2014. Mr. Koconis received a Bachelor of Science in Biology from Loyola University Chicago and an MBA from the Quinlan School of Business at Loyola University Chicago. Mr. Koconis' healthcare industry and executive business experience qualifies him to serve on the BioPharmX Board.

Zachary Rome

Zachary Rome, 36, has served as Timber's President and has served on Timber's board of managers since February 2019. Since January 2020, Mr. Rome has been a Partner at TardiMed Sciences LLC, a life sciences company creation firm and an affiliate of Timber, where he has co-founded and/or played an operating role in several life science startup companies. Mr. Rome served as a Principal at TardiMed from March 2019 to December 2019. Since August 2017, Mr. Rome has served as President of Patagonia Pharmaceuticals LLC, a specialty pharmaceutical company and an affiliate of Timber. Prior to that, Mr. Rome served as Patagonia Pharmaceuticals LLC's Executive Vice President from August 2015 to August 2017 and its Vice President, Business Development from December 2013 to April 2015. Mr. Rome received a Bachelor of Science in Marine Science and Biology from the University of Miami and a Master of Science for Teachers in Adolescent Science Biology from Pace University. Mr. Rome's scientific knowledge, industry and executive business experience qualifies him to serve on the BioPharmX Board.

Michael Derby

Michael Derby, 46, has served as the Executive Chairman of Timber's board of managers since February 2019. Since January 2019, Mr. Derby has served as Managing Partner of TardiMed Sciences LLC, an affiliate of Timber. From August 2015 to January 2019, Mr. Derby served as Co-Founder and Chief Executive Officer of Castle Creek Pharmaceuticals LLC. Prior to that, Mr. Derby served in executive roles at Marathon Pharmaceuticals LLC, a biopharmaceutical company, and was previously the Founder and Chief Executive Officer of Norphan Pharmaceuticals LLC, a specialty pharmaceutical company. Earlier in his career, Mr. Derby worked as a venture capitalist and served in commercial roles at Merck & Co., Inc. (NYSE: MRK). Mr. Derby received a Bachelor of Science in Biomedical Engineering from Johns Hopkins University, a Master of Science in Neuroscience from the University of Rochester, and a Master of Business Administration in Finance from New York University's Stern School of Business. Mr. Derby's financial, healthcare industry and executive business experience qualifies him to serve on the BioPharmX Board.

Joseph Lucchese

Joseph Lucchese, 53, has served as the Chief Financial Officer of Timber since January 2020. Mr. Lucchese has also served as a Partner at TardiMed Sciences since January 2020. Prior to joining TardiMed, he was a founding member and Managing Director of Oncology Partners LLC, a boutique financial advisory firm serving development stage biotechnology companies and investors, from July 2015 to February 2020. Mr. Lucchese also served as the Managing Director of The ASR Group, a division of Oncology Partners which focuses on value maximization of biotechnology assets via M&A or licensing transactions, from January 2019 to February 2020. Prior to founding Oncology Partners LLC, Mr. Lucchese was a Managing Partner of Foundation Ventures, an investment banking firm servicing early stage life sciences companies, from January 2003 to October 2014. Mr. Lucchese also served as President and Chief Financial Officer of Chess Therapeutics, LLC, an oncology focused biotechnology company, from December 2016 to February 2020. Mr. Lucchese currently serves on the board of directors of Chess Therapeutics, LLC, since December 2016, and Garuda Bio, LLC, an oncology focused biotechnology company, since September 2017. Mr. Lucchese has a Bachelor of Science in Finance from Fordham University.

Amir Tavakkol, Ph.D.

Amir Tavakkol, Ph.D., 65, serves as Timber's Chief Scientific Officer in his capacity as consultant. Dr. Tavakkol has served as the Chief Scientific Officer of Timber since March 2019. Prior to joining Timber, Dr. Tavakkol worked at Castle Creek Pharmaceuticals, LLC as the Chief Development Officer from October 2017 to September 2018. Prior to Castle Creek Pharmaceuticals LLC, Dr. Tavakkol was the Chief Development Officer at Viamet Pharmaceuticals, Inc., a pharmaceutical company focused on antifungal drugs, from July 2014 to October 2017. Previously, from December 2011 to July 2014, Dr. Tavakkol was the Senior Vice President and Head of Clinical Development & Operations at Topica Pharmaceuticals, Inc., a clinical stage research company. Dr. Tavakkol holds a Ph.D. in Bacteriology & Virology from University of Manchester, United Kingdom, and has a Postgraduate Diploma in Infectious Disease from the University of Manchester, United Kingdom. He spent a year of internship in Infectious Diseases at PHLS, Leeds Seacroft Hospital, United Kingdom, holds a Bachelor of Science in Medical Technology and is a Certified Project Manager with Six Sigma training.

Jon Burrows, Ph.D.

Jon Burrows, Ph.D., 57, is expected to serve on the BioPharmX Board as of the Effective Time. Since July 2015, Dr. Burrows has served as Managing Partner at Oncology Partners, LLC, where he provides strategic consulting advisory services to a number of pharmaceutical, biotechnology, medical devices and diagnostic companies. Dr. Burrows served as President and Chief Executive Officer of Expression Pathology, Inc., d/b/a OncoPlex Diagnostics Inc., a biotechnology company, from January 2012 to June 2015. Since December 2016, Dr. Burrows has served as a Director of Chess Therapeutics, LLC, an oncology focused biotechnology company. Dr. Burrows has also served as a Director at Garuda Bio, LLC, a biotechnology company, from September 2017 to December 2019. Dr. Burrows received his Bachelor of Science (Hons) degree in Industrial Chemistry from Leeds University in England. He received a Master's degree in Physical Chemistry from the University of Nevada and a Ph.D. in Cell & Molecular Biology from the University of Nevada. Dr. Burrows was also a Postdoc and Fellow in the lab of Dr. David Perlmutter (Washington University St Louis). Dr. Burrows's industry and executive business experience qualifies him to serve on the BioPharmX Board.

Michael Stocum

Michael Stocum, 54, is expected to serve on the BioPharmX Board at of the Effective Time. Since June 2004, Mr. Stocum has served as the President and Founder of Personalized Medicine Partners, LLC, a consulting company. Mr. Stocum also served as the Chief Executive Officer of Inivata Limited, a cancer genomics company, from July 2014 to May 2018. Mr. Stocum received a dual Bachelor of Science degree in Biochemistry and Microbiology from North Carolina State University, with a minor in Genetics and a Master's degree in Biotech Management. Mr. Stocum's industry and executive business experience qualifies him to serve on the BioPharmX Board.

Linda A. Broenniman

Linda Broenniman, 63, is expected to serve on the BioPharmX Board as of the Effective Time. Ms. Broenniman has served as President/CFO of RadiateBuzz, Inc., a technology start-up, since 2016. Prior to that, Ms. Broenniman served as Chief Financial Officer of Expression Pathology, Inc. d/b/a

OncoPlex Diagnostics, Inc., a biotechnology company from 2005 to 2016 and as Chief Financial Officer of XFI Corporation, a customer relationship management company, from 2003 to 2016. Ms. Broenniman has leadership experience in a number of different industries, including biotech, health care technology, computer/IT services, and sales performance software. Ms. Broenniman received an MBA degree from Carnegie Mellon University and a Bachelor of Arts from Swarthmore College. Ms. Broenniman's operating and executive business experience qualifies her to serve on the BioPharmX Board.

Director Independence

As required under the NYSE American listing standards, a majority of the members of a listed company's board of directors must qualify as "independent", as affirmatively determined by the board of directors. The BioPharmX Board has determined that after the completion of the Merger, a majority of the combined company's directors are expected to be independent within the meaning of the applicable listing standards.

Committees of the Board of Directors Prior to and Following the Merger

The BioPharmX Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charters for each committee are available on BioPharmX's website (biopharmx.investorroom.com) under "Investors" at "Corporate Governance". The anticipated membership prior to and after the Merger of each committee are shown below. Information about the duties and responsibilities of each committee are provided below. After the Merger, each of these committees are expected to retain these duties.

Audit Committee

The Audit Committee is directly responsible for, among other things:

•
selecting a firm to serve as the independent registered public accounting firm to audit BioPharmX's financial statements;

•
ensuring the independence of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, BioPharmX's interim and year-end operating results;

•
establishing procedures for employees to submit anonymously concerns about questionable accounting or audit matters;

•
considering the adequacy of our internal controls and internal audit function;

•
reviewing material related party transactions or those that require disclosure; and

•
approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Prior to the Merger

Currently, BioPharmX's Audit Committee is comprised of Mr. Hubbard and Mr. Stephen Morlock. Mr. Hubbard is the chairman of the Audit Committee. The composition of the Audit Committee meets the requirements for independence under the current NYSE American and SEC rules and regulations. Each member of the Audit Committee is financially literate. In addition, the BioPharmX Board has determined that Mr. Hubbard is an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on him any duties, obligations or liabilities that are greater than are generally imposed on members of the Audit Committee and the BioPharmX Board.

Following the Merger

Timber is in the process of identifying which of the individuals that will serve as independent directors of the combined company following the Merger will serve on the Audit Committee as appropriate and as designated by the post-Merger board of directors.

Compensation Committee

The Compensation Committee is responsible for, among other things:

•
reviewing and approving, or recommending that the Board of Directors approve, the compensation of executive officers;

•
reviewing and approving, or recommending that the Board of Directors approve, the compensation of directors;

•
reviewing and recommending to the Board of Directors the terms of any compensatory agreements with executive officers;

•
reviewing and approving, or making recommendations to the Board of Directors with respect to, incentive compensation and equity plans; and

•
reviewing the overall compensation philosophy.

Prior to the Merger

Currently, BioPharmX's Compensation Committee is comprised of Mr. Hubbard, Mr. Morlock and Dr. Plott. Mr. Morlock is the chairman of the Compensation Committee. Each member of the Compensation Committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act.

Following the Merger

Timber is in the process of identifying which of the individuals that will serve as independent directors of the combined company following the Merger will serve on the Compensation Committee as appropriate and as designated by the post-Merger board of directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things:

•
identifying and recommending candidates for membership on the Board of Directors;

•
recommending directors to serve on board committees;

•
reviewing and recommending corporate governance guidelines and policies;

•
reviewing proposed waivers of the code of conduct for directors and executive officers;

•
evaluating, and overseeing the process of evaluating, the performance of the Board of Directors; and

•
assisting the Board of Directors on corporate governance matters.

Prior to the Merger

Currently, the BioPharmX Nominating and Corporate Governance Committee is comprised of Mr. Hubbard, Mr. Morlock and Dr. Plott. Mr. Morlock is the chairman of our Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee meets the requirements for independence under the current NYSE American rules.

Following the Merger

Timber is in the process of identifying which of the individuals that will serve as independent directors of the combined company following the Merger will serve on the Nominating and Corporate Governance Committee as appropriate and as designated by the post-Merger board of directors.

Compensation Committee Membership, Interlocks and Insider Participation

Prior to the Merger

The members of BioPharmX's Compensation Committee during fiscal year 2019 were Mr. Hubbard and Mr. Morlock. No member of the BioPharmX Compensation Committee in fiscal year 2019 was at any time during fiscal year 2019 or at any other time an officer or employee of BioPharmX Corporation or any of its subsidiaries, and none had or have any relationships with BioPharmX Corporation that are required to be disclosed under Item 404 of Regulation S-K. None of BioPharmX's executive officers has served as a member of the BioPharmX Board, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on the BioPharmX Board or Compensation Committee during fiscal year 2019.

Following the Merger

Timber is in the process of identifying which of the individuals that will serve as independent directors of the combined company following the Merger will serve on the Compensation Committee. Each member of the Compensation Committee is expected to be a "non-employee" director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act, and independent within the meaning of the independent director guidelines of the NYSE American and the SEC. None of the proposed executive officers of the combined organization serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the combined organization's board of directors or Compensation Committee following the Merger.

Compensation Committee Matters

Scope of Authority. The BioPharmX Compensation Committee acts on behalf of the BioPharmX Board to establish the compensation of executive officers of BioPharmX and provides oversight of BioPharmX's compensation philosophy. The BioPharmX Compensation Committee also acts as the oversight committee with respect to BioPharmX's benefit plans, stock plans and bonus plans covering executive officers and other senior management. In overseeing those plans, the BioPharmX Compensation Committee has the sole authority for the day-to-day administration and interpretation of the plans. The BioPharmX Compensation Committee retains the authority for establishing all matters with respect to the compensation of the BioPharmX executive officers, although the BioPharmX Compensation Committee may recommend to the full BioPharmX Board that it take action with respect to such compensation matters. Under its charter, the BioPharmX Compensation Committee has the authority, in its sole discretion, to retain (or obtain the advice of) any compensation consultant, legal counsel or other adviser to assist it in the performance of its duties. The BioPharmX Compensation Committee also has the direct responsibility for the appointment, compensation and oversight of the work of any advisers retained or engaged by the BioPharmX Compensation

Committee. Finally, the BioPharmX Compensation Committee has the sole authority to approve the reasonable fees and the other terms and conditions of the engagement of any such advisor, including authority to terminate the engagement. BioPharmX must provide for appropriate funding, as determined by the BioPharmX Compensation Committee, for the payment of reasonable compensation to any such adviser retained by the BioPharmX Compensation Committee.

Director Compensation.    The BioPharmX Board sets non-employee directors' compensation at the recommendations of both the Nominating and Corporate Governance Committee and the BioPharmX Compensation Committee. The BioPharmX Compensation Committee and the BioPharmX Board believe that: director compensation should fairly compensate directors for work required in a company of BioPharmX's size and scope; the compensation should align directors' interests with the long-term interest of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. BioPharmX's non-employee director compensation program has typically consisted of a combination of a cash retainer and initial and annual stock option grants, with the number of shares subject to the annual stock option grant based on providing eligible directors aggregate equity grants in line with the 50th percentile of the equity granted to non-employee directors of BioPharmX's peers.

Compensation Committee Charter.    The BioPharmX Compensation Committee reviews its charter on an annual basis and, if necessary, recommends changes to the BioPharmX Board for its approval. A copy of the BioPharmX Compensation Committee's charter can be found on BioPharmX's corporate website at https://biopharmx.investorroom.com/corporate-governance.

Nominating and Corporate Governance Committee Matters

Candidates for nomination to the Board of Directors are selected by the Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee in accordance with the Nominating and Corporate Governance Committee's charter, the certificate of incorporation and bylaws. In recommending candidates for nomination, the Nominating and Corporate Governance Committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to all candidates. Evaluations of candidates generally involve, among other things, a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

The goal of the Nominating and Corporate Governance Committee is to ensure that the Board of Directors possesses a evaluate variety of perspectives and skills derived from high-quality business and professional experience. The Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors. To this end, the Nominating and Corporate Governance Committee seeks nominees on the basis of, among other things, independence, integrity, diversity, skills, financial and other expertise, breadth of experience, knowledge about BioPharmX's business or industry and willingness and ability to devote adequate time and effort to Board of Directors responsibilities in the context of the existing composition, other areas that are expected to contribute to the Board of Directors' overall effectiveness and needs of the Board of Directors and its committees. Although the Nominating and Corporate Governance Committee uses these and other criteria to evaluate potential nominees, there is no stated minimum criteria for nominees. In addition, while the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it values members who represent diverse viewpoints. The Nominating and Corporate Governance Committee does not use different standards to evaluate nominees depending on whether they are proposed by directors and management or by stockholders. When appropriate, it may retain executive recruitment firms to assist it in identifying suitable candidates. After its evaluation of potential nominees, the Nominating and Corporate Governance Committee submits its chosen nominees to the Board of Directors for approval.

BIOPHARMX EXECUTIVE COMPENSATION

The following table presents summary information regarding the total compensation awarded to, earned by or paid to each of the named executive officers for services rendered in all capacities during fiscal years 2019 and 2018. Mr. Bosacki is the only executive officer of BioPharmX as of January 31, 2020.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(4)	Total ($)
David S. Tierney, MD	2019	168,750	—	957,723	—	1,126,473
Former Chief Executive Officer, Former
President and Director(2)
Steven M. Bosacki	2019
Chief Executive Officer	2018	—	—	—	—	—
Anja Krammer	2019	248,803	—	102,671	238,875	590,349
Former President and Director(3)	2018	310,000	72,917	835,168	9,000	1,227,085
Kin F. Chan, Ph.D.	2019	270,000	—	—	—	270,000
Former Executive Vice President of	2018	270,000	36,250	341,777	—	648,027
Research and Technology(5)
Greg Kitchener	2019	173,769	—	—	—	173,769
Former Executive Vice President and	2018	237,000	19,875	258,961	—	515,836
Chief Financial Officer(6)

(1)
Amounts represent the aggregate fair value amount computed as of the grant date of each award during fiscal year 2019 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculation of these amounts are included in Note 7 to our consolidated financial statements contained in this proxy statement/prospectus/information statement.

(2)
Effective as of January 30, 2020, Dr. Tierney resigned from his role as President and Chief Executive Officer. He remains as a member of the board of directors.

(3)
Effective as of October 10, 2018, Ms. Krammer was terminated from her roles as President and Secretary. Effective as of March 24, 2019, Ms. Krammer resigned from the BioPharmX Board.

(4)
Amount for fiscal year 2019 includes termination benefits of $232,500 and $6,375 for the reimbursements of self-sourced health care insurance premiums. Amount for fiscal year 2018 includes reimbursement for self-sourced health care insurance premiums.

(5)
Effective as of July 26, 2019, Dr. Chan resigned from his position as Executive Vice President of Research and Technology.

(6)
Effective as of October 10, 2018, Mr. Kitchener resigned from his roles as Executive Vice President and Chief Financial Officer.

Narrative Disclosure to Summary Compensation Table

Employment Arrangements with Our Named Executive Officers

BioPharmX have entered into employment offer letters with each of the named executive officers in connection with his commencement of employment. These offers of employment were each subject to execution of BioPharmX's standard confidential information and invention assignment agreement.

Steven M. Bosacki's Employment Agreement

On July 16, 2019, BioPharmX entered into an employment agreement with Steven M. Bosacki as Chief Operating Officer. On January 30, 2020, Mr. Bosacki was named Chief Executive Officer and Principal Financial Officer. The offer letter provides the following:

•
A base salary of $300,000 per year.

•
An initial annual bonus target of 40% of base salary.

•
Eligibility to participate in BioPharmX's employee benefit plans and entitled to paid vacation in accordance with BioPharmX's vacation policy on the same basis as other executive employees.

•
An incentive stock option to purchase 91,000 shares of BioPharmX's common stock with an exercise price equal to $0.44, which was equal to the closing price of BioPharmX's common stock on the NYSE American on the date of grant. The option will vest as to one thirty-sixth (1/36) of the shares subject to this option on the last day of each calendar month until all such shares have vested, subject to Mr. Bosacki's continued employment or service with BioPharmX. If the option or any other then-outstanding equity awards are not assumed, continued or substituted in a Change in Control (as defined in the Offer Letter), then such unvested equity awards shall accelerate and become vested and exercisable (to the extent applicable) as to 100% of the then-unvested shares subject to the equity awards in effect immediately prior to the Change in Control.

•
Under the terms of the Offer Letter, Mr. Bosacki will receive the following payments in event of a separation from BioPharmX:

  •
  In the event of Mr. Bosacki's termination of employment (a) by BioPharmX (i) on account of Mr. Bosacki's death, (ii) on account of Mr. Bosacki's disability, (iii) for Cause (as defined in the Offer Letter or (b) by Mr. Bosacki without Good Reason (as defined in the Offer Letter), BioPharmX is obligated to pay Mr. Bosacki (1) any unpaid salary through the date of termination; (2) the amount of any actual bonus earned and payable from a prior period which remains unpaid by BioPharmX as of the date of termination, (3) reimbursement for any unreimbursed expenses incurred through the date of termination; and (3) all other payments and benefits to which Mr. Bosacki is entitled upon a termination of employment under the terms of any applicable compensation arrangement or benefit or equity plan or program (collectively, the "Accrued Compensation").

  •
  In the event of Mr. Bosacki's termination of employment by BioPharmX without Cause or is terminated by Mr. Bosacki due to his resignation by Good Reason, (as defined in the Offer Letter), in either case more than one month before or more than twelve months following a Change in Control, and provided that Mr. Bosacki delivers a signed Release (as defined in the Offer Letter) and satisfies all conditions to make the Release effective, Mr. Bosacki will be entitled to receive (1) the Accrued Compensation, (2) a lump sum cash payment in an amount equal to nine months of Mr. Bosacki's then current annual base salary, and (3) payment of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") premiums (provided Mr. Bosacki timely elect COBRA coverage) for continued health coverage until the earlier of (a) nine months and (b) the date that Mr. Bosacki is covered under the health plan of another employer.

  •
  In the event a Change in Control occurs and if BioPharmX terminates Mr. Bosacki's employment without Cause or if Mr. Bosacki resigns for Good Reason, in each case within the period beginning one month before, and ending twelve months following, such Change in Control, and provided that Mr. Bosacki delivers a signed Release and satisfies all conditions to make the Release effective, Mr. Bosacki will be entitled to receive (1) the Accrued Compensation, (2) a lump sum cash payment in an amount equal to eighteen (18)

      months of Mr. Bosacki's then current base salary, (3) payment of COBRA premiums (provided Mr. Bosacki timely elect COBRA coverage) for continued health coverage until the earlier of (a) eighteen months and (b) the date that Mr. Bosacki is covered under the health plan of another and (4) full acceleration of all outstanding equity awards.

Notwithstanding the forgoing, Mr. Bosacki has agreed to waive any change of control payments that would have been due to him pursuant to the Offer Letter upon closing of the Merger.

Outstanding Equity Awards

The following table includes information as of January 31, 2019 for outstanding equity awards held by BioPharmX's named executive officers:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Steven M. Bosacki	—		—		—	—	—
David S. Tierney, MD	—		296,001	(1)	—	5.50	9/11/2028
Kin F. Chan, PhD	1,375	(2)	825		—	16.25	7/1/2026
	6,800	(3)	—		—	15.50	7/21/2026
	3,125	(4)	2,875		—	10.50	12/8/2026
	7,613	(5)	9,788		—	18.50	4/18/2027
	13,000	(6)	23,000		—	2.50	12/20/2027
	5,980	(6)	10,580		—	5.00	12/20/2027
Anja Krammer	—		—		—	—	—
Greg Kitchener	—		—		—	—	—

(1)
The stock option was granted on September 11, 2018, and the shares subject to this option vest one fourth on the one year anniversary of the grant date and 1/36 of the remaining shares vest each month thereafter.

(2)
The stock option was granted on July 1, 2016, and the shares subject to this option vest one fourth on the one year anniversary of the grant date and 1/36 of the remaining shares vest on the last day of each full calendar month thereafter.

(3)
The stock option was granted on July 21, 2016, and the shares subject to this option vest one half on the grant date and 1/12 of the remaining shares vest on the last day of each full calendar month thereafter.

(4)
The stock option was granted on December 8, 2016, and the shares subject to this option vest one fourth on the one year anniversary of the grant date and 1/36 of the remaining shares vest on the last day of each full calendar month thereafter.

(5)
The stock option was granted on April 18, 2017, and the shares subject to this option vest one fourth on the one year anniversary of the grant date and 1/36 of the remaining shares vest on the last day of each full calendar month thereafter.

(6)
The stock option was granted on December 20, 2017, and the shares subject to this option vest 1/36 of the shares on the last day of each full calendar month.

Equity Compensation Plan Information

The following table includes information as of January 31, 2019 for BioPharmX's equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	917,915	$9.01	2,107,575	(1)
Equity compensation plans not approved by security holders(2)	31,000	$17.86	—

(1)
Includes shares of common stock that remain available for purchase under the 2016 Equity Incentive Plan.

(2)
Includes shares outstanding under inducement option grants to two employees. All of these grants were made outside of a stockholder approved plan, pursuant to the exemption for inducement grants under the listing rules of the NYSE American, and have the same material terms as the options granted under the 2016 Equity Incentive Plan.

Director Compensation

The Compensation of BioPharmX's directors is set forth above under the caption "The Merger—Director Compensation"

TIMBER EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation information for the year ended December 31, 2019 for Timber's chief executive officer, our two most highly compensated executive officers other than our chief executive officer who were serving as executive officers as of the end of 2019 and up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer as of December 31, 2019. The persons listed in the following table are referred to herein as the "named executive officers". No named executive officers received compensation in 2018 as Timber was formed on February 26, 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)(1)	Total ($)
John Koconis,	2019	$100,000	$50,000	$150,343	$300,343
Chief Executive Officer
Amir Tavakkol,	2019	$93,750	$27,083	$66,870	$148,121
Chief Scientific Officer
Zachary Rome(2),	2019	$93,750	$33,750	$67,669	$195,169
President

(1)
Represents the dollar value of the VARs granted to each named executive officer.

(2)
Represents 75% of Mr. Rome's salary which is paid by TardiMed.

Narrative Disclosure to Summary Compensation Table

  Agreements with our Named Executive Officers

Timber extended an offer letter agreement to Mr. Koconis on June 20, 2019 in connection with his position as Chief Executive Officer. Mr. Koconis is entitled to, among other things, (i) an annual gross base salary of $200,000 (which annual base salary will be increased to $350,000 immediately after the Effective Time and to $400,000 upon the commercialization of Timber's first product); and (ii) eligibility for a bonus up to 50% of his base salary. The offer constitutes an at-will employment agreement.

Timber entered into a consulting services agreement (the "Consulting Agreement") with AT Consulting LLC, in which Dr. Tavakkol is the sole member, on January 8, 2020 in connection with Dr. Tavakkol's position as Chief Scientific Officer. Under the Consulting Agreement, Dr. Tavakkol agreed to serve as a consultant on product development, pre-clinical development, clinical development and regulatory matters with respect to Timber's products. The Consulting Agreement provides for Dr. Tavakkol to perform approximately ten hours of service per week, on average, and be compensated $300 per hour, subject to certain adjustments. The Consulting Agreement is for a term of one year unless terminated for a breach by either party.

Outstanding Equity Awards

The following table summarizes, for each of the named executive officers and managers, the number of units underlying outstanding VARs held as of December 31, 2019.

	Number of Units Underlying Unexercised VARs
			Expiration Date
Name	Exercisable	Unexercisable
John Koconis (Chief Executive Officer)	0	333	7/1/2029
Michael Derby (Executive Chairman)	—	—	—
Zachary Rome (President)	0	210	3/1/2029
Amir Tavakkol, Ph.D. (Chief Scientific Officer)	13	111	3/1/2029

Equity Incentive Plan

Certain of the named executive officers were granted value appreciation right awards in 2019 under the terms of an individual award agreement and the TardiMed Sciences, LLC 2019 Equity Incentive Plan. Generally, the VARs entitle a participant upon exercise to an amount (in cash or Timber common units, as determined by the committee responsible for administering the plan) equal to the product of (i) the excess of (A) the fair market value on the exercise date of one Timber common unit over (B) the exercise price per unit times (ii) the number of units being exercised under the VAR. The VARs vest in time-based increments based on continued service and vest in full upon a change in control that meets the plan definition. Exercise of vested VARs occurs automatically and only upon the first to occur of a change in control that meets the plan definition, the participant's death or disability or the participant's separation from service due to a termination without cause by Timber. The VARs expire if not exercised within 10 years of grant.

Pension Benefits

None of our named executive officers is covered by a pension plan or other similar benefit plan that provides for payments by Timber or other benefits from Timber at, following, or in connection with retirement.

Nonqualified Deferred Compensation

None of our named executive officers is covered by a nonqualified defined contribution or other nonqualified deferred compensation plan.

Manager Compensation

Timber currently pays no cash compensation to its managers in respect of their service on the board. All of Timber's managers are entitled to reimbursement of expenses incurred in connection with their service. Timber did not award options or pay any other compensation to the Timber Board for services as managers rendered.

Timber plans to adopt compensation policies for service on the board comparable to peer companies following consummation of the Merger.

 RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF TIMBER

Timber

Timber was formed on February 26, 2019. The following is a summary of transactions since inception and all currently proposed transactions, to which Timber has been a participant, in which:

•
the amounts exceeded or will exceed the lesser of $120,000 or one percent of the average of Timber's total assets at year-end for the last two completed fiscal years; and

•
any of its current managers, executive officers or holders of more than 5% of the units, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Acquisition of Intellectual Property Rights from Patagonia Pharmaceuticals LLC ("Patagonia")

On February 28, 2019, Timber acquired the intellectual property rights to a topical formulation of isotretinoin for the treatment of CI and identified as TMB-001, formerly PAT-001, from Patagonia (the "TMB-001 Acquisition").

Upon closing of the TMB-001 Acquisition, Timber paid a one-time upfront payment of $50,000 to Patagonia. Patagonia is entitled to up to $27.0 million of cash milestone payments relating to certain regulatory and commercial achievements of TMB-001, with the first being $4.0 million from the initiation of a Phase 3 pivotal trial, as agreed with the FDA. In addition, Patagonia is entitled to net sales earn-out payments ranging from low single digits to mid-double digits. Timber is responsible for all development activities. The potential regulatory and commercial milestones are not yet considered probable, and no milestone payments have been accrued at December 31, 2019.

On June 26, 2019, Timber acquired the intellectual property rights to a locally administered formulation of sitaxsentan for the treatment of cutaneous fibrosis and/or pigmentation disorders, and identified as TMB-003, formerly PAT-S03, from Patagonia (the "TMB-003 Acquisition").

Upon closing of the TMB-003 Acquisition, Timber paid a one-time upfront payment of $20,000 to Patagonia. Patagonia is entitled to up to $10.25 million of cash milestone payments relating to certain regulatory and commercial achievements of TMB-003, with the first being a one-time payment of $250,000 upon the opening of an IND with the FDA. In addition, Patagonia is entitled to net sales earn-out payments ranging from low to mid-single digits. Timber is responsible for all development activities. The potential regulatory and commercial milestones are not yet considered probable, and no milestone payments have been accrued at December 31, 2019.

Management Services Agreement with TardiMed Sciences LLC

On January 1, 2020, Timber entered into a management services agreement with TardiMed Science LLC, or TardiMed, a 90% unitholder in Timber (the "Management Services Agreement"). One of the members of Timber's board of managers, Michael Derby, is the Managing Partner of TardiMed and two of Timber's officers, Zachary Rome and Joseph Lucchese, are Partners of TardiMed. Pursuant to the Management Services Agreement, TardiMed is entitled to a quarterly management fee of $180,000 in exchange for certain services, including advisory and management services, provided to Timber in connection with the development registration, financing and commercialization of Timber's pharmaceutical products. In addition, TardiMed is entitled to be reimbursed by Timber for any expenses incurred in connection with providing such services. The initial term of the Management Services Agreement expires on January 1, 2023 and is renewable annually thereafter as mutually agreed upon by Timber and TardiMed. As of February 14, 2020, Timber has paid to TardiMed $90,000 in fees pursuant to the Management Services Agreement.

Consulting Agreement with Dr. Tavakkol

Timber entered into the Consulting Agreement with AT Consulting LLC, in which Dr. Tavakkol is the sole member, on January 8, 2020 in connection with Dr. Tavakkol's position as Chief Scientific Officer. Under the Consulting Agreement, Dr. Tavakkol agreed to serve as a consultant on product development, pre-clinical development, clinical development and regulatory matters with respect to Timber's products. The Consulting Agreement provides for Dr. Tavakkol to perform approximately ten hours of service per week, on average, and be compensated $300 per hour, subject to certain adjustments. The Consulting Agreement is for a term of one year unless terminated for a breach by either party.

Preferred Units

Pursuant to Timber's Amended and Restated Limited Liability Company Agreement, TardiMed, one of Timbers 5% holders, has committed $2.5 million of capital to Timber in exchange for Preferred Units of Timber at a purchase price of $1.00 per Preferred Unit for working capital purposes, or other business purposes, in each case only when and as approved by Timber's board of managers. As of March 31, 2020, TardiMed is expected to hold 1,661,559 Preferred Units, representing $1,586,493 of contributions by TardiMed plus accrued dividends. TardiMed is entitled to an 8% cumulative annual dividend, which accrues and compounds annually. The Preferred Units are non-voting and non-convertible. In the event of a winding up of Timber, the holders of such Preferred Units will be entitled to receive, in preference to the holders of Timber's Units, their unpaid dividends and any unreturned capital with respect to such holders' Preferred Units. In the event that there is a sale of Timber, structured as a merger, consolidation, sale of the all of the units of Timber or other change of control transaction, each holder of Preferred Units will receive consideration that such holder would have received if such consideration had been distributed in a complete liquidation of the Timber.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma net loss and book value per share does not give effect to the BioPharmX Reverse Stock Split described in Proposal No. 2 in this proxy statement/prospectus/information statement.

The following unaudited pro forma condensed combined financial information was prepared under United States generally accepted accounting principles ("U.S. GAAP"), and gives effect to the transaction between BioPharmX, Merger Sub and Timber, expected to be accounted for as a reverse asset acquisition under U.S. GAAP (the "Merger"). In addition, the pro forma condensed combined financial information gives effect to the securities purchase agreement, dated as of January 28, 2020 (the "SPA") with certain institutional investors (the "Buyers"), pursuant to which the Buyers have agreed to purchase, and Timber agreed to issue, senior secured promissory notes (the "Timber Bridge Notes") from Timber in the aggregate principal amount of $5 million, in exchange for an aggregate purchase price of $3.75 million, representing aggregate OID of $1.25 million. Pursuant to the terms of the SPA, the Buyers will purchase the Timber Bridge Notes in three closings. The Timber Bridge Notes bear interest at a rate of 15% per annum (25% upon the occurrence of an event of default thereunder) and are repayable upon the earlier of certain events and transactions as defined in the SPA or July 28, 2020. The Timber Bridge Notes are secured by a lien on all of Timber's assets. Further, pursuant to the SPA, Timber agreed that it will cause BioPharmX to issue to each Buyer warrants to purchase a number of shares of BioPharmX common stock, within five trading days immediately following the consummation of the first capital raising transaction by Timber occurring on or following the date on which Timber's equity is registered under the Securities Exchange Act of 1934, as amended, or is exchanged for equity so registered, equal to (i) the aggregate principal amount of all of the Buyer's Timber Bridge Notes upon their issuance, divided by (ii) the lowest price at which new equity is invested in the first capital raising transaction by Timber. The warrants will have a five year term and the exercise price will be equal to the lowest price at which new equity is invested in the first financing immediately after the close of the Merger.

One of the conditions to the obligations of BioPharmX under the Merger Agreement is that on or immediately prior to the closing of the Merger, Timber consummate a financing whereby Timber receives gross proceeds of no less than twenty million dollars ($20,000,000) (the "Timber Funding"). Timber has no commitment yet with respect to the $20 million Timber Funding, although Timber has received a non-binding term sheet from certain institutional investors. The following unaudited proforma condensed combined financial statements give no effect to such Timber Funding.

The Merger is expected to be accounted for as a reverse asset acquisition under U.S. GAAP. Timber was determined to be the accounting acquirer based upon the terms of the Merger and other factors including: (i) Timber stockholders and other persons holding securities convertible, exercisable or exchangeable directly or indirectly for Timber common stock are expected to own approximately 88.5% of BioPharmX immediately following the effective time of the Merger, (ii) Timber will hold the majority of the board seats of the combined company and (iii) Timbers' management will hold all key positions in the management of the combined company.

The following unaudited pro forma condensed combined financial statements are based on Timber's historical financial statements and BioPharmX's historical financial statements, as adjusted, to give effect to the transactions. The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2019 is comprised of Timber's audited statement of operations for the period from February 26, 2019 (inception) to December 31, 2019, BioPharmX's unaudited condensed consolidated statement of operations for the twelve months ended October 31, 2019 and gives effect to these transactions as if they had occurred on February 26, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 is comprised of Timber's audited balance sheet as of December 31, 2019, BioPharmX's unaudited condensed consolidated balance sheet as of October 31, 2019 and gives effect to these transactions as if they had occurred on December 31, 2019. Subsequent to the Merger, BioPharmX will change its year end to December 31.

BioPharmX's assets and liabilities will be measured and recognized at their relative fair values allocation as of the transaction date with any value associated with IPR&D being expensed as there is no alternative future use, and combined with the assets, liabilities and results of operations of Timber after the consummation of the Merger.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The accounting for the transaction as an asset acquisition is dependent upon the valuation of the IPR&D, which has yet to be completed. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing of the transaction, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined organization's future results of operations and financial position. In addition, differences between the preliminary and final amounts will likely occur as a result of the changes in the fair value of BioPharmX common stock, and other changes in BioPharmX's assets and liabilities.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had BioPharmX and Timber been a combined organization during the specified periods. The actual results reported in periods following the transaction may differ significantly from those reflected in the pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this pro forma condensed combined financial information.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with BioPharmX's historical financial statements, which are included in BioPharmX's latest Annual Report for the year ended January 31, 2019 on Form 10-K filed with the Securities and Exchange Commission ("SEC") on March 14, 2019, the results for the nine months ended October 31, 2019 included in BioPharmX's report on Form 10-Q filed with the SEC on December 10, 2019, the results for the nine months ended October 31, 2018 included in BioPharmX's report on Form 10-Q filed with the SEC on December 7, 2018 and Timber's historical information included herein.

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2019
(in thousands, except share and per share amounts)

	Timber(1)	BioPharmX(2)	Pro Forma Adjustments	Note 3	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$57	$1,427	$3,750	(e)	$5,234
Prepaid expense and other current assets	33	391	—		424

Total current assets	90	1,818	3,750		5,658
Property and equipment	—	186	—		186
Other long-term assets	—	1,123	—		1,123

Total assets	$90	$3,127	$3,750		$6,967

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$501	$687	$—		$1,188
Accrued expenses	215	863	1,875	(c)	4,604
			1,651	(d)
License payable	750	—	—		750
Short-term bridge notes payable	—	—	99	(e)	99

Total current liabilities	1,466	1,550	3,625		6,641
Other long-term liabilities	—	860	—		860

Total liabilities	1,466	2,410	3,625		7,501
Commitments and contingencies
Stockholders' equity (deficit)
Members' equity	1,699	—	(1,699)	(a)	—
Preferred stock	—	—	2	(a)	2
Common Stock, $0.001 par value	—	15	125	(a)	140
			(15)	(b)
			15	(c)
Additional paid-in capital	—	87,618	1,572	(a)	11,195
			(87,618)	(b)
			5,972	(c)
			3,651	(e)
Accumulated deficit	(3,075)	(86,916)	86,916	(b)	(11,871)
			(7,145)	(c)
			(1,651)	(d)

Total stockholders' equity (deficit)	(1,376)	717	125		(534)

Total liabilities and stockholders' equity (deficit)	$90	$3,127	$3,750		$6,967

(1)
Derived from the Timber audited balance sheet as of December 31, 2019.

(2)
Derived from the BioPharmX unaudited balance sheet as of October 31, 2019.

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations—Twelve Months Ended December 31, 2019
(in thousands, except share and per share amounts)

	Timber(1)	BioPharmX(2)	Pro Forma Adjustments	Note 3	Pro Forma Combined
Revenue	$271	$5	$—		$276
Cost of goods sold	—	3	—		3

Gross margin	271	2	—		273
Operating expenses
Research and development	1,749	6,108	—		7,857
Research and development—license acquired	1,070	—			1,070
Selling, general and administrative	489	5,538	—		6,027

Total operating expenses	3,308	11,646	—		14,954
Loss from operations	(3,037)	(11,644)	—		(14,681)
Change in fair value of warrant liability	—	40			40
Other expense, net	—	(832)	(5,534)	(f)	(6,366)

Total other expense	—	(792)	(5,534)		(6,326)

Loss from continuing operations	$(3,037)	$(12,436)	$(5,534)		$(21,007)

Loss from continuing operations per share:
Basic and diluted		(1.22)			(0.16)
Weighted average number of shares		10,217,046	124,598,512	(g)	134,815,558

(1)
Derived from the Timber audited statement of operations for the period from February 26, 2019 (inception) through December 31, 2019.

(2)
Derived from the BioPharmX unaudited condensed consolidated statement of operations for the twelve months ended October 31, 2019 (derived from amounts in BioPharmX's consolidated statement of operations included in its Annual Report on Form 10-K for the year ended January 31, 2019, minus amounts in BioPharmX's condensed consolidated statement of operations included its Form 10-Q for the nine months ended October 31, 2018, plus amounts in BioPharmX's condensed consolidated statement of operations included its Annual Report on Form 10-Q for the nine months ended October 31, 2019).

See accompanying notes to the unaudited pro forma condensed combined financial statements

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1—Description of Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X and presents the pro forma financial position and results of operations of the combined companies based upon the historical data of BioPharmX and Timber.

For the purposes of the unaudited pro forma condensed combined financial information, the accounting policies of BioPharmX and Timber are aligned with no differences. Accordingly, no effect has been provided for the pro forma adjustments described in Note 3, "Pro forma adjustments."

Description of Transaction

On January 28, 2020, BioPharmX and Timber, entered into the Merger Agreement, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Timber, with Timber continuing as a wholly-owned subsidiary of BioPharmX and the surviving corporation of the Merger. The Merger is intended to be a tax-deferred transaction as described in section 351(a) of the Internal Revenue Code of 1986, as amended.

Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger, each outstanding preferred membership unit of Timber will be converted into the right to receive a number of shares of a class of newly issued BioPharmX preferred stock which shall not be convertible into BioPharmX common stock but which shall have economic terms which are substantially the same as the economic terms of the Timber preferred membership unit Units outstanding. Each outstanding Timber common unit together with the Timber VARs outstanding immediately prior to the Merger shall be automatically converted into the right to receive a number of shares of BioPharmX stock and/or rights to receive BioPharmX common stock equal in aggregate to the Timber Allocation Number, such that, immediately following the Effective Time, and after giving effect to the pre-merger financing, preexisting BioPharmX stockholders are expected to own approximately 11.5% of the outstanding capital stock of BioPharmX on a fully diluted basis, and preexisting Timber stockholders are expected to own approximately 88.5% of the outstanding capital stock of BioPharmX on a fully diluted basis, subject to adjustments for net cash held by BioPharmX at the time of closing the Merger. These estimates are subject to adjustment prior to closing of the Merger, including an upward adjustment to the extent that BioPharmX's real estate lease obligations are not fully discharged, then the Timber percentage shall be increased by 0.1% for each full interval of $100,000 of remaining liability under the real estate lease, up to a maximum of 1.5% (and as a result, BioPharmX's stockholders could own less, and Timber's stockholders could own more, of the combined organization), or a downward or upward adjustment to the extent that BioPharmX's net cash at the Effective Time is more or less than the amount projected for such date (and as a result, BioPharmX's stockholders could own more or less, and Timber's stockholders could own less or more, of the combined organization).

Consummation of the Merger is subject to certain closing conditions, including, among other things, approval by the stockholders of BioPharmX and Timber. In accordance with the terms of the Merger Agreement, certain executive officers and directors of BioPharmX (solely in their respective capacities as BioPharmX stockholders) have entered into support agreements. The support agreements include covenants with respect to the voting of shares of BioPharmX's capital stock in favor of adoption and approving the transactions contemplated by the Merger Agreement and against any competing acquisition proposals.

The Merger Agreement contains certain termination rights for both BioPharmX and Timber, and further provides that, upon termination of the Merger Agreement under specified circumstances, either party may be required to pay the other party a termination fee of the greater of $1,250,000 or the amount due to Timber under the bridge financing agreement between BioPharmX and Timber. Upon termination of the Merger Agreement under specified circumstances, the termination fee is also adjusted for obligations outstanding under the bridge financing agreement between BioPharmX and Timber.

In connection with the Merger Agreement, BioPharmX and Timber entered into a Credit Agreement, dated as of January 28, 2020 (the "Credit Agreement"), pursuant to which Timber has agreed to make a bridge loan to BioPharmX (the "Bridge Loan") in an aggregate amount of $2.25 million ($2.5 million less $250,000 of OID). Pursuant to the terms of the Credit Agreement, Timber will make the Bridge Loan to BioPharmX in three tranches: (i) a $625,000 initial advance ($700,000 less $75,000 of "OID") made on the closing date of the Credit Agreement; (ii) $625,000 ($700,000 less $75,000 of OID) 30 days thereafter; and (iii) $1,000,000 ($1,100,000 less $100,000 of OID) upon the closing of the Merger. The Bridge Loan will bear interest at a rate of 12% per annum and is repayable upon the earlier of maturity thereof, the termination (without completion) of the Merger or upon a liquidity event, as defined in the Credit Agreement. BioPharmX has also issued to Timber a promissory note setting forth the terms of repayment.

The Bridge Loan is secured by a lien on all of BioPharmX's assets. Further, in connection with the Bridge Loan, on January 28, 2020 BioPharmX issued to Timber a warrant to purchase approximately 2.3 million shares of Common Stock at a nominal exercise price (the "Bridge Warrant"). The Bridge Warrant is exercisable commencing on its issuance and expires 30 months thereafter.

The Bridge Loan pursuant to the Credit Agreement between BioPharmX and Timber is not reflected as an adjustment in the unaudited proforma combined financing statements as the transaction would be eliminated on a pro forma combined basis.

Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC Regulation S-X. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 is presented as if the Merger had been completed on December 31, 2019 and is comprised of Timber's audited balance as of December 31, 2019 together with BioPharmX's unaudited balance sheet as of October 31, 2019. The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2019 has been derived from the application of proforma adjustment to Timber's audited statement of operations for the period from February 26, 2019 (inception) to December 31, 2019, together with BioPharmX's unaudited condensed consolidated statement of operations for the twelve months ended October 31, 2019 (derived from BioPharmX's consolidated statement of operations for the twelve months ended January 31, 2019, minus BioPharmX's condensed consolidated statement of operations for the nine months ended October 31, 2018 plus BioPharmX's condensed consolidated statement of operations for the nine months ended October 31, 2019) and assumes that the Merger occurred on February 26, 2019.

For accounting purposes, Timber is considered to be the acquiring company and the Merger will be accounted for as an asset acquisition by Timber. BioPharmX's assets and liabilities will be measured and recognized at their relative fair value allocation as of the transaction date with any value associated with IPR&D being expensed as there is no alternative future use, and combined with the assets, liabilities and results of operations of Timber after the consummation of the Merger. The reported consolidated financial condition and results of operations of Timber after completion of the Merger will reflect these fair values.

The historical financial statements of BioPharmX and Timber, which are provided elsewhere in this registration statement, have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

To the extent there are significant changes to the business following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial statements could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

Note 2—Preliminary Fair value of the Assets Acquired and the Liabilities Assumed

The accompanying unaudited pro forma condensed combined financial statements reflect an estimated reverse asset acquisition price of approximately $7.9 million. Given that the estimated purchase price is variable depending upon BioPharmX's stock price, management performed a sensitivity analysis over the change in purchase consideration based on +/– 10% volatility in BioPharmX' stock price. An increase or decrease in BioPharmX's stock price by 10% would increase or decrease the purchase consideration by approximately $0.6 million. Under certain circumstances further described in the Merger Agreement, the ownership percentages may be adjusted upward or downward based on the net cash level and the settlement or discharge of certain obligations of BioPharmX at the closing of the Merger.

The total estimated purchase price is summarized as follows (in thousands, except share and per share amounts):

Estimated number of shares of the combined company to be owned by BioPharmX stockholders(i)	15,557,907
Multiplied by the fair value per share of BioPharmX common stock(ii)	$0.3848

Total	5,987
Estimated transaction costs	1,875

Total estimated purchase price	$7,862

The following is the preliminary estimate of the fair value of the assets acquired and the liabilities to be assumed by Timber in the Merger (in thousands):

Dr (Cr.)
Cash and cash equivalents	$1,427
Other net working capital acquired	(710)
In-process research and development(iii)	7,145

Total estimated purchase price	$7,862

(i)
The final purchase price will be determined based on the number of shares of common stock of the combined company that BioPharmX's stockholders own as of the closing date of the Merger. For purposes of this unaudited pro forma condensed combined financial information, the estimated number of shares represents 15,227,891 shares of BioPharmX's common stock outstanding as of December 31, 2019 and 330,016 restricted shares to be issued at the closing of the Merger in settlement of BioPharmX's obligation to a third party. Consideration related to the fair value of BioPharmX's stock options vested and outstanding at the date of the closing of the Merger has been excluded from the calculation as the amount allocated to the acquisition and the post-merger expense that will have a continuing impact to the combined company is not considered to be material.

(ii)
The estimated purchase price was based on the closing price as reported on the NYSE American on February 11, 2020. The final purchase price arising from the actual transaction costs as well as the number of shares and fair market value of BioPharmX common stock outstanding immediately prior to the closing of the Merger could result in a total purchase price different from that assumed in this unaudited pro forma condensed combined financial information, and that difference may be material. Therefore, the estimated consideration expected to be transferred reflected in this unaudited pro forma condensed combined financial information does not purport to represent what the actual consideration transferred will be when the Merger is completed. The actual purchase price will fluctuate until the closing date of the Merger, and the final valuation of the purchase consideration could differ significantly from the current estimate.

(iii)
IPR&D represents the research and development activities of BioPharmX which were in-process, but not yet completed, and which Timber plans to advance. This includes the development of BioPharmX's Phase 3 ready proprietary topical minocycline gel programs. Current accounting standards require that the fair value of IPR&D projects acquired in an asset acquisition with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date. The acquired assets did not have outputs or employees. The actual purchase price allocated to IPR&D will fluctuate until the closing date of the Merger, and the final valuation of the IPR&D consideration could differ significantly from the current estimate.

Note 3—Pro forma adjustments

The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)
Represents the issuance of 124,598,513 shares of common stock and 1,661,559 shares of preferred stock of BioPharmX and its effect on the shares of common stock, preferred stock and additional paid in capital accounts (in thousands).

	Members' equity	Preferred Shares	Common Shares	Additional Paid-in Capital
Issuance of 124,598,513 common shares	$—	$—	$125	$(125)
Issuance of 1,661,559 preferred shares	—	2	—	(2)
Adjustments due to conversion of Timber's member equity to BioPharmX common and preferred shares	(1,699)	—	—	1,699

	$(1,699)	$2	$125	$1,572

(b)
Represents the elimination of the historical equity of BioPharmX (in thousands):

Common Stock, $0.001 par value	$(15)
Additional paid-in capital	(87,618)
Accumulated deficit	86,916

(c)
Reflects an adjustment for the estimated transaction price, including the fair value of common stock retained by BioPharmX stockholders, and the estimated purchase price allocated to IPR&D (in thousands).

	Accrued Expenses	Common Shares	Additional Paid-in Capital	Accumulated Deficit
Estimated fair value of BioPharmX common stock to be retained by BioPharmX stockholders	$—	$15	$5,972	$—
In-process research and development	—	—	—	(7,145)
Estimated Timber transaction costs	1,875

	$1,875	$15	$5,972	$(7,145)

(d)
Reflects an adjustment of approximately $1.65 million for the estimated transaction costs for BioPharmX and Timber, such as adviser fees, legal and accounting expenses that were not incurred as of December 31, 2019.

(e)
Reflects an adjustment for the Timber Bridge Notes issued pursuant to the SPA. The Timber Bridge Notes provide for six month senior secured promissory notes to be issued in three equal tranches with a 25% original issue discount and 15% annual interest rate. Further, pursuant to the SPA, Timber agreed that it will cause BioPharmX to issue to warrants to purchase a number of shares of BioPharmX common stock equal to 100% of the as converted shares as if the Timber Bridge Notes were convertible at the lowest price any securities are sold, convertible or exercisable in the primary financing entered into in connection with the Merger will be issued. The warrants have a five year term and the exercise price is equal to the valuation of the financing prior to or immediately after the close of the Merger. Inputs used to determine the preliminary fair value of the warrants include: risk free rate—1.69%, expected volatility—95.4%, effective life—5.0 years and dividend yield—N/A. Timber has preliminarily determined that the exercise features of certain of these warrants are indexed to Timbers' own stock and is therefore afforded equity treatment. The estimated allocation of proceeds of the Timber Bridge Notes is as follows (in thousands):

Net cash proceeds	$3,750
Fair value of warrant	(3,651)

Pro forma bridge notes payable	$99

(f)
Reflects an adjustment for interest expense to be incurred in connection with the Timber Bridge Notes. The adjustment assumes that the Timber Bridge Notes was obtained on February 26, 2019 and was outstanding for the entire period. The Timber Bridge Notes provide for a 25% original issue discount and 15% annual interest rate. The proforma adjustment for interest expense and the amortization of the debt discount is as follows (in thousands):

Amortization of debt discount	$4,901
Interest expense	633

Pro forma interest expense	$5,534

(g)
Represents the increase in the weighted average shares due to the issuance of 124,598,513 shares of BioPharmX's common stock in connection with the Merger.

Historical BioPharmX— Basic and diluted weighted average number of shares	10,217,046
Shares issued to Timber	124,598,513

Pro forma—Basic and diluted weighted average number of shares	134,815,558

DESCRIPTION OF BIOPHARMX'S CAPITAL STOCK

The following description of BioPharmX's capital stock is not complete and may not contain all the information you should consider before investing in BioPharmX capital stock. This description is summarized from, and qualified in its entirety by reference to, BioPharmX's certificate of incorporation, which has been filed with the SEC. See "Where You Can Find More Information." The following information does not give effect to the BioPharmX Reverse Stock Split described in Proposal No. 2 in this proxy statement/prospectus/information statement.

General

BioPharmX is authorized to issue 460,000,000 shares of all classes of capital stock, of which 450,000,000 shares is common stock, $0.001 par value per share, and 10,000,000 shares are undesignated preferred stock, $0.001 par value per share. As of February 14, 2020, BioPharmX had 18,278,219 outstanding shares of common stock and no outstanding shares of preferred stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of BioPharmX common stock are entitled to receive dividends out of funds legally available if the board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of BioPharmX common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. BioPharmX has not provided for cumulative voting for any matter in its certificate of incorporation. Accordingly, pursuant to the certificate of incorporation, holders of a majority of the shares of our common stock will be able to elect all of BioPharmX's directors.

No Preemptive or Similar Rights

BioPharmX common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon liquidation, dissolution or winding-up, the assets legally available for distribution to BioPharmX stockholders would be distributable ratably among the holders of the common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Options

As of February 14, 2020, BioPharmX had outstanding options to purchase an aggregate of 1,241,159 shares of common stock, with a weighted-average exercise price of $4.02 per share.

Warrants

As of February 14, 2020, BioPharmX had outstanding warrants to purchase an aggregate 2,644,708 shares of common stock, with a weighted-average exercise price of $7.98 per share.

Registration Rights

In connection with BioPharmX's August 2016 private placement offering and issuance of convertible notes, the holders of common stock underlying such convertible notes (the "2016 Shares") were entitled to rights with respect to the registration of such 2016 Shares under the Exchange Act. In connection with BioPharmX's September 2016 public offering of warrants, or the 2016 Warrants, to Roth Capital Partners and certain designees of Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, the holders of common stock underlying such warrants were entitled to rights with respect to the registration of such shares under the Securities Act. In January 2017, BioPharmX issued additional warrants, or the 2017 Warrants, to Rodman & Renshaw pursuant to a letter agreement. In September 2016, a shelf registration statement with respect to the 2016 Shares was filed and declared effective by the SEC. In August 2017, a shelf registration statement with respect to the 2017 Warrants was filed and declared effective by the SEC.

We are required to use commercially reasonable efforts to cause such registration statements to remain continuously effective for a period that will terminate upon the earlier of (i) the date on which all such common stock has been disposed of pursuant to such registration statement, or (ii) the date on which all such common stock is sold in a transaction that is exempt from registration pursuant to Rule 144 or a transaction in which such selling stockholders' rights under the registration rights agreement are not assigned; provided, however, that such requirement shall not apply during any period in which all the shares of common stock then outstanding and held by selling stockholders may be sold under Rule 144 without restriction, including volume limitations or manner of sale restrictions.

Preferred Stock

As of February 14, 2020, no shares of BioPharmX preferred stock are issued and outstanding and no such shares were subject to outstanding options or other rights to purchase or acquire. However, shares of preferred stock may be issued in one or more series from time to time by our board of directors, and the board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of preferred stock. Subject to the determination of our board of directors, any shares of our preferred stock that may be issued in the future would generally have preferences over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up.

Anti-Takeover Effect of Unissued Shares of Capital Stock

Common Stock.    Shares of BioPharmX's authorized and unissued common stock are available for future issuance without additional stockholder approval. While these additional shares are not designed to deter or prevent a change of control, under some circumstances BioPharmX could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

Preferred Stock.    BioPharmX's certificate of incorporation grants our board of directors the authority, without any further vote or action by its stockholders, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preferred stock could reduce BioPharmX's attractiveness as a target for an unsolicited takeover bid since it could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Anti-Takeover Provisions

The provisions of Delaware law, BioPharmX's certificate of incorporation and its bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. BioPharmX believes that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire BioPharmX because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

BioPharmX is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

•
Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
The interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
At or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting stock. BioPharmX expects the existence of this provision to have an anti-takeover effect with respect to transactions its board of directors does not approve in advance. BioPharmX also anticipates that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Certificate of Incorporation and Bylaw Provisions

BioPharmX's certificate of incorporation and its bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of BioPharmX, including the following:

•
Board of Directors Vacancies. The bylaws authorize the board of directors to fill vacant directorships, including newly created seats. This provision could prevent a stockholder from gaining control of our board of directors by filling vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

•
Special Meetings of Stockholders. The bylaws provide that special meetings of our stockholders may be called only by a majority of the board of directors or an officer instructed by the directors to call a special meeting, thus prohibiting a stockholder from calling a special meeting. This provision might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•
No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation's certificate of incorporation provides otherwise. BioPharmX's certificate of incorporation and bylaws do not provide for cumulative voting.

•
Amendment of Bylaw Provisions. Any of the above provisions in our bylaws may be amended or repealed by unanimous written consent of BioPharmX's board of directors.

•
Issuance of Undesignated Preferred Stock. BioPharmX's board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables the board of directors to render more difficult or to discourage an attempt to obtain control by merger, tender offer, proxy contest or other means.

Transfer Agent and Registrar

The transfer agent and registrar for BioPharmX common stock is Computershare Trust Company, N.A.

Listing

BioPharmX common stock is listed on the NYSE American market under the trading symbol "BPMX".

COMPARISON OF RIGHTS OF HOLDERS OF
BIOPHARMX COMMON STOCK AND TIMBER SECURITIES

BioPharmX is incorporated under the laws of the state of Delaware and Timber is formed as a limited liability company under the laws of the state of Delaware and, accordingly, the rights of the securityholders of each are currently governed by the DGCL and DLLCA, respectively. If the Merger is completed, Timber's securityholders will become stockholders of BioPharmX and their rights will be governed by the DGCL, the Bylaws of BioPharmX and, assuming Proposal Nos. 2 and 3 are approved by BioPharmX's stockholders at the special meeting, the certificate of incorporation of BioPharmX as amended by the amendments thereto attached to this proxy statement/prospectus/information statement as Annex B and Annex C.

The table below summarizes the material differences between the current rights of Timber's securityholders under Timber's certificate of formation and limited liability company agreement, as amended ("LLCA"), and the rights of BioPharmX's stockholders, post-Merger, under BioPharmX's certificate of incorporation and bylaws, each as amended, as applicable, and in effect immediately following the Merger.

While BioPharmX and Timber believe that the summary tables cover the material differences between the rights of their respective securityholders prior to the Merger and the rights of BioPharmX's stockholders following the Merger, these summary tables may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of BioPharmX's and Timber's securityholders and are qualified in their entirety by reference to the DGCL, the DLLCA, and the various documents of BioPharmX and Timber that are referred to in the summaries. You should carefully read the entire proxy statement/prospectus/information statement for a more complete understanding of the differences between being a securityholder of BioPharmX or Timber before the Merger and being a stockholder of BioPharmX after the Merger. BioPharmX has filed copies of its current certificate of incorporation and bylaws with the SEC and will send copies of the documents referred to in this proxy statement/prospectus/information statement to you upon your request. Timber will also send copies of its documents referred to in this proxy statement/prospectus/information statement to you upon your request. See the section entitled "Where You Can Find More Information" in this proxy statement/prospectus/information statement.

Current Timber Rights Versus Post-Merger BioPharmX Rights

Provision	Timber (Pre-Merger)	BioPharmX (Post-Merger)
Authorized Capital Stock	The LLCA authorizes the Timber Board to issue additional units or other interests in Timber in such amounts and in exchange for such consideration as may be determined by the Timber Board.

The LLCA authorizes the issuance of common units and non-voting, non-convertible preferred units.

The certificate of incorporation of BioPharmX authorizes the issuance of up to 450,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Provision	Timber (Pre-Merger)	BioPharmX (Post-Merger)
Number of Managers/Directors

The LLCA provides that the number of managers on the Timber Board (each, a "Manager") shall be set forth from time by a majority of the outstanding common units, but in no case less than one (1) Manager. Patagonia shall have the right to appoint one Manager on the Board for a period of three (3). Until March 20, 2022, Patagonia shall have the right to appoint one Manager

The Bylaws of BioPharmX currently constitute that the number of directors shall be set forth from time to time by action of the stockholders or of the directors, or, if the number is not fixed, the number shall be two (2).

Timber currently has three (3) Managers.
Member/Stockholder Nominations and Proposals	The LLCA does not provide for member nominations or proposals.	BioPharmX stockholders may make nominations to the Board of Directors or proposals to be included in BioPharmX's proxy statement as set forth in the DGCL.
Removal of Directors	The LLCA provides that managers shall serve until their resignation, death or removal or the appointment of their successors. Neither the LLCA nor the DLLCA provide for the removal of a Manager.

BioPharmX directors shall serve until the next annual meeting, resignation or removal.

Except as may otherwise be provided by the DGCL, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

Special Meetings of Members/Stockholders

The LLCA provides that a meeting of the members of Timber (each, a "Member" and collectively, the "Members") shall be called by the Timber Board or Members holding at least a majority of the aggregate the common units then outstanding.

A special meeting of stockholders shall be held at a date and at a time fixed by the directors.
Cumulative Voting	The LLCA does not have a provision granting cumulative voting rights in the election of its managers.	The certificate of incorporation of BioPharmX does not have a provision granting cumulative voting rights in the election of its directors.

Provision	Timber (Pre-Merger)	BioPharmX (Post-Merger)
Vacancies	Vacancies may be filled by the affirmative consent of the Members who have the right to elect such manager pursuant to the terms of the LLCA.

Any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause or without cause, may be filled by the move of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

Voting Securities

Under the LLCA, each holder of the common units shall be entitled one vote for each common unit held thereby.

Under the LLCA, the holders of the preferred units are not entitled to vote on any matters.

Under the certificate of incorporation and bylaws of BioPharmX, each outstanding share of common stock shall entitle the holder thereof to one vote in person or by proxy on each matter properly submitted to the stockholders at a meeting of the stockholders.

Members/Stockholders Agreement; Voting Agreement	Timber does not have any member agreements with any of its Members in place.	BioPharmX does not have a stockholders agreement with any of its stockholders in place.
Drag Along/Tag Along Sales

Pursuant to the LLCA, the Timber Board shall not approve a sale of Timber without the prior written consent of Patagonia. Upon approval by Patagonia, if the Timber Board proceeds with the sale then each common unit holder shall raise no objections against such sale.

BioPharmX does not have drag along or tag along terms in place.
Securityholder Action by Written Consent

According to the LLCA, actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent at a meeting or by written consent (without a meeting and without a vote) so long as such consent is signed by the Members having not less than the minimum number of units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present (whether in person, by electronic means or by proxy) and voted. Prompt notice of the action so taken without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing.

Subject to Section 228 of the DGCL, action required by the DGCL to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action by less than a unanimous written consent shall be given to those stockholders who have not consented in writing.

Provision	Timber (Pre-Merger)	BioPharmX (Post-Merger)
Notice of Member/Stockholder Meeting

According to the LCCA, actions by the members may be taken at a meeting called by the Timber Board or Members holding at least a majority of the aggregate the common units then outstanding on at least five (5) days' prior written notice to the other members entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called.

Written notice of all meetings shall be given, stating the time, place, date, and hour of the meeting and stating the place within the city or other municipality or community at which the list of stockholders of the corporation may be examined. The notice of an annual meeting shall state that the meeting is called for the election of directors and for the transaction of other business which may properly come before the meeting and shall (if any other action which could be taken at a special meeting is to be taken at such annual meeting) state the purpose or purposes. The notice of a special meeting shall in all instances state the purpose or purposes for which the meeting is called. The notice of any meeting shall also include, or be accompanied by, any additional statements, information, or documents prescribed by DGCL. Except as otherwise provided by the DGCL, a copy of the notice of any meeting shall be given, personally or by mail, not less than ten days nor more than sixty days before the date of the meeting, unless the lapse of the prescribed period of time shall have been waived, and directed to each stockholder at his record address or at such other address which he may have furnished by request in writing to the Secretary of the corporation. Notice by mail shall be deemed to be given when deposited, with postage thereon prepaid, in the United States Mail. If a meeting is adjourned to another time, not more than thirty days hence, and/or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting unless the directors, after adjournment, fix a new record date for the adjourned meeting. Notice need not be given to any stockholder who submits a written waiver of notice signed by him before or after the time stated

Provision	Timber (Pre-Merger)	BioPharmX (Post-Merger)

therein. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, not the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

Conversion Rights and Protective Provisions

The LLCA does not provide for conversion rights.

Subject to certain limitations, Members have a preemptive right, to the extent set forth in the LLCA, to purchase a pro rata share of new units issued by Timber.

The certificate of incorporation of BioPharmX does not provide that holders of BioPharmX stock shall have preemptive, conversion or other protective rights.
Right of First Refusal	Timber does not have a right of first refusal in place.	BioPharmX does not have a right of first refusal in place.
Right of Co-Sale	Timber does not have a right of co-sale in place.	BioPharmX does not have a right of co-sale in place.
Pro Rata Rights	Timber does not have a pro rata rights provision in place.	BioPharmX does not have a pro rata rights provision in place.

Provision	Timber (Pre-Merger)	BioPharmX (Post-Merger)
Indemnification of Officers and Directors and Advancement of Expenses; Limitation on Personal Liability
Indemnification

Pursuant to the LLCA, Timber shall indemnify and hold harmless any person (each an "Indemnified Person") to the fullest extent permitted under the DLLCA, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such person (or one or more of such person's affiliates) by reason of the fact that such person is or was a Manager; provided that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person's or its affiliates' gross negligence, bad faith, willful misconduct or knowing violation of law. Expenses, including attorneys' fees and expenses, incurred by any such Indemnified Person in defending a proceeding shall be paid by Timber in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by Timber.

No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of the article of the certificate of incorporation setting forth such indemnification provisions shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

BioPharmX shall also indemnify, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person that such section grants a corporation the power to indemnify.

Provision	Timber (Pre-Merger)	BioPharmX (Post-Merger)
Advancement of Expenses

Timber shall indemnify and advance expenses to any officer of Timber, and, at the direction of the Timber Board, may indemnify and advance expenses to any employee or agent of Timber to the same extent and subject to the same conditions under which it is obligated to indemnify, and advance expenses to, an Indemnified Person.

There is no provision in the BioPharmX certificate of incorporation or bylaws regarding the advancement of expenses.
Distribution Rights/Dividends
Declaration and Payment of Distributions/Dividends

Pursuant to the terms contains in the LLCA, the Timber Board shall cause, to the extent funds of Timber are available, quarterly tax distributions to the holders of common and preferred units.

Any further distributions are at the sole discretion of the Timber Board.

Holders of preferred units are entitled to an eight percent (8%) cumulative annual return.

The Board of Directors has the right to declare dividends as provided under the DGCL. No holder of any shares of stock of any class shall be entitled to, as a matter of right, to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock or any class, whether now or hereafter authorized or whether issued for money, for consideration other than money, or by way of dividends.

Amendments to Organizational Documents
General Provisions

The LLCA may be amended with the written consent of the Members holding a majority of the common units; provided, however, an amendment or modification that would (a) affect Patagonia in a manner materially and disproportionally adverse to any other Member or member in existence immediately prior to such amendment or modification; or (b) adversely affect the rights specifically granted to Patagonia, in each case, shall require the prior written consent of Patagonia.

The certificate of incorporation of BioPharmX may be amended in any manner otherwise permitted by law. The Board of Directors shall have the power to adopt, amend, or repeal the by-laws.

PRINCIPAL STOCKHOLDERS OF BIOPHARMX

The following table sets forth certain information with respect to the beneficial ownership of BioPharmX common stock as of February 14, 2020 by:

•
each person, or group of affiliated persons, known to BioPharmX of more than 5% of the BioPharmX common stock;

•
each of BioPharmX's directors or director nominees;

•
each of BioPharmX's named executive officers; and

•
all of BioPharmX's directors and executive officers as a group.

Percentage ownership of BioPharmX common stock is based on 18,278,219 shares of common stock outstanding as of February 14 2020. BioPharmX has determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to BioPharmX's securities. Unless otherwise indicated below, the persons and entities named in the table below have sole voting and investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. BioPharmX has deemed shares of its common stock subject to options and warrants that are currently exercisable or exercisable within 60 days of February 14, 2020 to be outstanding and to be beneficially owned by the person holding the option and warrant for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the individuals and entities named below is c/o BioPharmX Corporation, 900 E. Hamilton Ave., Suite 100, Campbell, California 95008

	Shares Beneficially Owned
Name of Beneficial Owner	Shares of Common Stock	%
Directors and Named Executive Officers:
Steven M. Bosacki(1)	20,223	*
David S. Tierney(2)	211,167	1.1%
Michael Hubbard(3)	75,250	*
Stephen Morlock(4)	100,506	*
R. Todd Plott(5)	39,787	*
All executive officers and directors as a group (5 persons)(6)	446,933	2.4%
5% or Greater Stockholders
Timber Pharmaceuticals LLC(6)	2,200,328	12.0%

*
Represents holdings of less than one percent.

(1)
Includes options exercisable for 20,223 shares of common stock within 60 days of February 14, 2020.

(2)
Includes options exercisable for 207,167 shares of common stock within 60 days of February 14, 2020.

(3)
Includes options exercisable for 74,450 shares of common stock within 60 days of February 14, 2020 and warrants exercisable for 26,056 shares of common stock within 60 days of February 14, 2020.

(4)
Includes options exercisable for 39,787 shares of common stock within 60 days of February 14, 2020.

(5)
Includes options exercisable for 416,877 shares of common stock within 60 days of February 14, 2020 and warrants exercisable for 26,056 shares of common stock within 60 days of February 14, 2020.

(6)
The shares of common stock held by Timber will become treasury stock of BioPharmX if the Merger is consummated.

 PRINCIPAL SECURITYHOLDERS OF TIMBER

The following table sets forth information with respect to the beneficial ownership of Timber common units as of December 31, 2019 by:

each person, entity or group of affiliated persons, known by Timber to beneficially own more than 5% of its units;

each of Timber's named executive officers;

each of Timber's managers; and

all of Timber's current executive officers and managers as a group.

The percentage of common units beneficially owned is based on 10,000 membership interests outstanding as of December 31, 2019.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are exercisable within 60 days of December 31, 2019. Except as indicated by the footnotes below, Timber believes, based on the information furnished to it, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o 50 Tice Boulevard, Suite A26, Woodcliff Lake, NJ 07677.

Beneficial Ownership
Name of Beneficial Owner	Units	%
Greater than 5% Unit Holders:
TardiMed Sciences LLC(1)	9,000	90%
Patagonia Pharmaceuticals LLC(2)	1,000	10%
Current Executive Officers and Managers:
John Koconis(3)	—	—
Zachary Rome(4)	—	—
Michael Derby	—	—
Joseph Lucchese	—	—
Amir Tavakkol(5)	—	—
All current executive officers and managers as a group (5 persons)	—	—

(1)
Michael Derby is the Managing Partner of TardiMed. Mr. Derby disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(2)
Zachary Rome is the President of Patagonia and a Partner of TardiMed. Mr. Rome disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(3)
Does not include 333 VARs that are not exercisable within sixty days of December 31, 2019.

(4)
Does not include 210 VARs that are not exercisable within sixty days of December 31, 2019.

(5)
Does not include 52 VARs that are not exercisable within sixty days of December 31, 2019.

PRINCIPAL STOCKHOLDERS OF THE COMBINED ORGANIZATION

Except where specifically noted, the following information does not give effect to the BioPharmX Reverse Stock Split described in BioPharmX Proposal No. 2.

The following table and the related notes present certain information with respect to the beneficial ownership of the common stock of the combined company upon consummation of the Merger, assuming the Merger closed on March 24, 2020, by:

•
each director and named executive officer of the combined organization;

•
all of the combined organization's directors and executive officers as a group; and

•
each person or group who is known to the management of Timber or BioPharmX to become the beneficial owner of more than 5% of the common stock of the combined organization following the consummation of the Merger.

Unless otherwise indicated in the footnotes to this table, Timber and BioPharmX believe that each of the persons named in this table have sole voting and investment power with respect to the shares indicated as being beneficially owned.

The following table assumes that the closing of the Merger occurred on March 24, 2020. Immediately prior to the Merger and after the conversion of Timber securities, BioPharmX will have 145,857,098 shares of common stock outstanding, with former BioPharmX stockholders owning 17,152,287 shares and former Timber securityholders owning 128,704,812 shares. Shares of BioPharmX's common stock that may be acquired by an individual or group within 60 days of March 24, 2020, pursuant to the exercise of options or warrants, are deemed to be outstanding for purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for purposes of computing the percentage ownership of BioPharmX common stock of any other person shown in the table.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares of Common Stock	Percentage (%)
Directors and Named Executive Officers:
John Koconis	—	—
Zachary Rome(1)	517,778	2.9%
Michael Derby	—	—
Joseph Lucchese	—	—
Amir Tavakkol, Ph.D.(2)	160,263	*
Jon Burrows, Ph.D.	—	—
Michael Stocum	—	—
Linda Broenniman	—	—
All executive officers and directors as a group (8 persons)(3)	678,041	4.6%
5% or Greater Stockholders
TardiMed Sciences LLC(4)	110,952,424	76.1%
Patagonia Pharmaceuticals LLC(4)	12,328,047	8.5%

*
Represents holdings of less than one percent.

(1)
Includes VARs denoted in (and payable in) 517,778 shares of common stock within 60 days of March 24, 2020. Does not include VARs denoted in (and payable in) 2,071,090 shares of common stock within 60 days of March 24, 2020.

(2)
Includes VARs denoted in (and payable in) 160,263 shares of common stock within 60 days of March 24, 2020.

(3)
Includes VARs denoted in (and payable in) 678,041 shares of common stock within 60 days of March 24, 2020, options exercisable for 416,877 shares of common stock within 60 days of March 24, 2020 and warrants exercisable for 26,056 shares of common stock within 60 days of March 24, 2020.

(4)
Percentage of ownership will be decreased upon consummation of the Timber Funding.

 LEGAL MATTERS

Akerman LLP will pass on the validity of BioPharmX's common stock offered by this proxy statement/prospectus/information statement. Lowenstein Sandler LLP will pass on the validity of certain matters by Timber. The material U.S. federal income tax consequences of the Merger will be passed upon by Akerman LLP and Lowenstein Sandler LLP.

EXPERTS

The consolidated financial statements of BioPharmX included in this proxy statement/prospectus/information statement of BioPharmX, which is referred to and made a part of this Registration Statement, have been so included in reliance on the report (which contains an explanatory paragraph relating to BioPharmX's ability to continue as a going concern as described in Note 2 to the consolidated financial statement) of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Timber Pharmaceuticals LLC as of December 31, 2019, and for the period from February 26, 2019 (inception) through December 31, 2019, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 consolidated financial statements contains an explanatory paragraph that states that Timber's loss from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

BioPharmX is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is required to file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and various other information about BioPharmX. You may also inspect the documents described herein at BioPharmX's headquarters, 900 E. Hamilton Ave., Suite 100, Campbell, California 95008, during normal business hours.

Information about BioPharmX is also available at its website at www.biopharmx.com. However, the information on the website is not a part of this prospectus and is not incorporated by reference into this prospectus.

Information about Timber is available on its website at www.timberpharma.com. However, the information on the website is not a part of this prospectus and is not incorporated by reference into this prospectus.

 ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires BioPharmX's directors, executive officers and any persons who own more than 10% of its common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish BioPharmX with copies of all Section 16(a) forms that they file. Based solely upon the review of the copies of such forms provided to BioPharmX and written representations from our named executive officers and directors with respect to fiscal year 2019, BioPharmX believes that all Section 16(a) filing requirements during fiscal year 2019 were complied with.

Available Information

BioPharmX will mail without charge, upon written request, a copy of its Annual Report on Form 10-K for the year ended January 31, 2019, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Investor Relations
BioPharmX Corporation
900 E. Hamilton Ave., Suite 100
Campbell, California 95008

The Annual Report is also available on the Investor Relations section of BioPharmX's website, which is located at http://biopharmx.investorroom.com/overview.

"Householding"—Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called "householding." Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees and helps protect the environment as well.

With regard to this special meeting of stockholders, a number of brokers with account holders who are BioPharmX Corporation stockholders will be "householding" our annual report and proxy materials. A single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Computershare Trust Company, N.A. by email through their website at www.computershare.com/contactus or by phone at (877) 373-6374.

Upon written or oral request, BioPharmX will promptly deliver a separate copy of the annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the annual report and other proxy materials, you may write or call the Investor Relations department at BioPharmX Corporation, 900 E. Hamilton Ave., Suite 100, Campbell, California 95008, Attn: Investor Relations, telephone number (650) 889-5020.

Any stockholders who share the same address and currently receive multiple copies of BioPharmX's annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or the Investor Relations department at the address or telephone number listed above.

 STOCKHOLDER COMMUNICATIONS

Any stockholder wishing to communicate with the Board of Directors may write to the Board of Directors at BioPharmX Corporation, 900 E. Hamilton Ave., Suite 100, Campbell, California 95008. The Corporate Secretary will forward these letters and emails directly to our Board of Directors. Stockholders may indicate in their letters and email messages if their communication is intended to be provided to certain director(s) only. BioPharmX reserves the right not to forward to the Board of Directors any abusive, threatening or otherwise inappropriate materials.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
BioPharmX Corporation

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of BioPharmX Corporation and its subsidiary (the "Company") as of January 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders' equity, and cash flows for each of the two years in the period ended January 31, 2019, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended January 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that BioPharmX Corporation and its subsidiary will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's recurring losses from operations, available cash and accumulated deficit raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BPM LLP

We have served as the Company's auditor since 2014.

San Jose, California
March 14, 2019

BIOPHARMX CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	January 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$3,069	$7,576
Accounts receivable, net	4	7
Inventories	—	10
Prepaid expenses and other current assets	312	388

Total current assets	3,385	7,981
Property and equipment, net	148	109
Other assets	121	—

Total assets	$3,654	$8,090

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,363	$1,376
Accrued expenses and other current liabilities	934	1,603

Total current liabilities	2,297	2,979
Long-term liabilities:
Long-term liabilities	59	39

Total liabilities	2,356	3,018

Commitments and contingencies (Note 5)
Stockholders' equity:
Series A convertible preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding as of January 31, 2019 and 2018, respectively	—	—
Common stock, $0.001 par value; 450,000,000 shares authorized; 218,315,296 and 160,062,509 shares issued and outstanding as of January 31, 2019 and 2018, respectively	218	160
Additional paid-in capital	79,614	66,190
Accumulated deficit	(78,534)	(61,278)

Total stockholders' equity	1,298	5,072

Total liabilities and stockholders' equity	$3,654	$8,090

The accompanying notes are an integral part of these consolidated financial statements.

BIOPHARMX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	Year ended January 31,
	2019	2018
Revenues, net	$57	$73
Cost of goods sold	83	250

Gross margin	(26)	(177)

Operating expenses:
Research and development	9,079	9,140
Sales and marketing	2,157	2,415
General and administrative	5,244	5,144

Total operating expenses	16,480	16,699

Loss from operations	(16,506)	(16,876)
Change in fair value of warrant liability	28	364
Other expense, net	(778)	(126)

Loss before provision for income taxes	(17,256)	(16,638)
Provision for income taxes	2	2

Net loss and comprehensive loss	$(17,258)	$(16,640)

Basic and diluted net loss per share	$(0.09)	$(0.19)

Shares used in computing basic and diluted net loss per share	193,178,000	85,900,000

The accompanying notes are an integral part of these consolidated financial statements.

BIOPHARMX CORPORATION

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

(in thousands, except share data)

	Series A Convertible Preferred Stock
			Common Stock
					Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balance as of February 1, 2017	1,515	$1,515	67,719,577	$68	$46,026	$(44,638)	$2,971
Issuance of common stock, net of expenses of $1,907	—	—	57,185,258	57	15,992	—	16,049
Issuance of common stock due to exercise of options	—	—	40,000	—	10	—	10
Issuance of common stock due to exercise of warrants	—	—	30,789,103	31	613	—	644
Conversion of Series A convertible preferred stock to common stock	(1,515)	(1,515)	4,328,571	4	1,511	—	—
Stock-based compensation expense	—	—	—	—	1,887	—	1,887
Fair value of modification of warrants	—	—	—	—	151	—	151
Net and comprehensive loss	—	—	—	—	—	(16,640)	(16,640)

Balance as of January 31, 2018	—	—	160,062,509	160	66,190	(61,278)	5,072
Cumulative effect adjustment from adoption of new accounting pronouncement	—	—	—	—	—	2	2
Issuance of common stock due to exercise of options	—	—	140,039	—	1	—	1
Issuance of common stock due to exercise of warrants	—	—	58,112,748	58	10,488	—	10,546
Stock-based compensation expense	—	—	—	—	2,061	—	2,061
Fair value of modification of warrants	—	—	—	—	874	—	874
Net and comprehensive loss	—	—	—	—	—	(17,258)	(17,258)

Balance as of January 31, 2019	—	$—	218,315,296	$218	$79,614	$(78,534)	$1,298

The accompanying notes are an integral part of these consolidated financial statements.

BIOPHARMX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended January 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(17,258)	$(16,640)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	2,061	1,887
Fair value of modification of warrants	874	151
Depreciation expense	62	52
Change in fair value of warrant liability	(28)	(364)
Other non-cash expense	3	—
Changes in assets and liabilities:
Prepaid expenses and other assets	(32)	75
Accounts payable	(13)	(1,175)
Accrued expenses and other liabilities	(661)	427

Net cash used in operating activities	(14,992)	(15,587)

Cash flows from investing activities:
Purchases of property and equipment	(43)	(41)

Net cash used in investing activities	(43)	(41)

Cash flows from financing activities:
Proceeds from the issuance of common stock, preferred stock and warrants, net of issuance costs	—	16,049
Proceeds from exercises of common stock warrants	10,546	644
Proceeds from exercises of stock options	1	10
Payments on capital lease obligation	(19)	—

Net cash provided by financing activities	10,528	16,703

Net increase (decrease) in cash and cash equivalents	(4,507)	1,075
Cash and cash equivalents as of beginning of period	7,576	6,501

Cash and cash equivalents as of end of period	$3,069	$7,576

Non-cash investing and financing activities:
Purchase of property and equipment through capital lease	$61	$—

Conversion of Series A convertible preferred stock to common stock	$—	$1,515

Supplemental disclosures:
Income taxes paid	$2	$2

The accompanying notes are an integral part of these consolidated financial statements.

BIOPHARMX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

BioPharmX Corporation (the "Company") is incorporated under the laws of the state of Delaware and originally incorporated on August 30, 2010 in Nevada under the name Thompson Designs, Inc. The Company has one wholly-owned subsidiary, BioPharmX, Inc., a Nevada corporation. The Company is a specialty pharmaceutical company focused on the dermatology market. Its focus is to develop products that treat dermatologic conditions that are not being adequately addressed or those where current therapies and approaches are suboptimal. Its strategy is to bring new products to market by identifying optimal delivery mechanisms and/or alternative applications for United States Food and Drug Adminstration (FDA) approved or well characterized active pharmaceutical ingredients, or APIs. The Company aims to reduce the time, cost and risks typically associated with new product development by utilizing APIs with demonstrated safety profiles and, when applicable, taking advantage of the regulatory approval pathway under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act. Section 505(b)(2) permits an applicant for a new product, such as a new or improved formulation or a new use of an approved product, to rely in part on literature and/or the FDA's findings of safety and/or effectiveness for a similar previously-approved product. The Company's approach is to identify the limitations of current treatment options and work to develop novel products using our proprietary HyantX™ topical drug delivery system.

The Company commercially launched its iodine breast health supplement, VI2OLET, in December 2014. In November 2018, the Company divested the rights to develop, manufacture, market and sell its molecular iodine technology, including VI2OLET. This divestiture resulted in a de minimis loss, which is included in general and administrative expenses in the consolidated statements of operations and comprehensive loss. All tangible and intangible assets related to VI2OLET, including but not limited to existing customer and vendor arrangements, were included in this divestiture.

Since the Company's inception, substantially all of the Company's efforts have been devoted to developing its product candidates, including conducting preclinical and clinical trials, and providing general and administrative support for its operations. The Company has financed its operations primarily through the sale of equity and convertible notes.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (GAAP). The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses recognized during the reported period. Actual results could differ from those estimates.

BIOPHARMX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable, net

Accounts receivable are related to the sale of the iodine dietary supplement, VI2OLET, which was divested in November 2018. Accounts receivable were recorded net of cash discounts for prompt payment and return allowances. The allowance for doubtful accounts receivable recorded as of January 31, 2019 and 2018 was immaterial.

Inventories

Inventories as of January 31, 2018 were related to the iodine dietary supplement, VI2OLET, which was divested in November 2018. Inventories were stated at the lower of cost or net realizable value. Cost was determined using the standard cost method which approximated actual cost on a first-in, first-out basis. The Company regularly reviewed inventory quantities in consideration of actual loss experiences, projected future demand and remaining shelf life to record a provision for inventory, which may have become obsolete or are in excess of anticipated demand or net realizable value.

Fair Value of Financial Instruments

Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, prepaid and other current assets, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities.

Property and Equipment, net

Property and equipment is stated at cost less accumulated depreciation. Depreciation is recognized using the straight-line method. Repairs and maintenance costs are expensed as incurred. Estimated useful lives in years are as follows:

Description	Estimated Useful Life
Furniture	5 - 7
Laboratory equipment	3 - 5
Computer and equipment	3 - 5

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, management determines whether there has been an impairment by comparing the anticipated undiscounted future net cash flows to the related asset's carrying value. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised value, depending on the nature of the asset. The Company did not identify any impairment losses for the years ended January 31, 2019 or 2018.

BIOPHARMX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Warrant Liability

The Company accounts for certain of its warrants as derivative liabilities based on provisions relating to cash settlement options. The Company recorded a liability for the fair value of the warrants at the time of issuance, and at each reporting date the warrants are revalued to the instrument's fair value. The fair value of the warrants are estimated using the Black-Scholes pricing model. This liability is subject to fair value re-measurement until the warrants are exercised or expired, and any change in fair value is recognized as other income or expense in the consolidated statements of operations and comprehensive loss.

Revenue Recognition

Revenue is related to the iodine dietary supplement, VI2OLET, which was divested in November 2018. Effective February 1, 2018, the Company adopted Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606), using the modified retrospective transition method. The cumulative effect of the initial application of ASC 606 of approximately $2,000 was recognized as an adjustment to accumulated deficit and a decrease to deferred revenue as of February 1, 2018. The adoption of ASC 606 did not have a material impact on the Company's consolidated balance sheet, statement of operations and comprehensive loss and statement of cash flows for the year ended January 31, 2019.

Revenue is recognized when control is transferred to the customer, which is typically upon shipment. There are no significant post-shipment obligations. Revenue is recognized at the transaction price, which includes estimates of variable consideration for reserves related to estimated product returns, pricing discounts or other concessions. These estimates are based on estimates of the amount earned or to be claimed on the related sales and are based on historical information and current contractual requirements.

The Company evaluated whether the revenue generating activities and advanced payment arrangements with customers result in the recognition of contract assets or liabilities. No such assets existed as of January 31, 2019 or February 1, 2018. As of February 1, 2018, deferred revenue was immaterial. The Company applies the practical expedient to make adjustments for a significant financing component unnecessary if, at contract inception, the Company does not expect the period between customer payment and transfer of control of the promised goods or services to the customer to exceed one year. During the year ended January 31, 2019, the Company did not have any contracts for the sale of its products with its customers with a significant financing component. The Company has elected the practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less. During the year ended January 31, 2019, the Company expensed the incremental costs of obtaining the contract as an expense when incurred as the amortization period was one year or less. Shipping costs billed to customers are recorded as revenue. Shipping and handling expense related to costs incurred to deliver product are recognized within cost of goods sold. The Company accounts for shipping and handling activities that occur after control has transferred as a fulfillment cost as opposed to a separate performance obligation, and the costs of shipping and handling are recognized concurrently with the related revenue.

BIOPHARMX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cost of Good Sold

Cost of goods sold is related to the iodine dietary supplement, VI2OLET, which was divested in November 2018. Cost of good sold includes direct costs related to the sale of VI2OLET, write-downs of excess and obsolete inventories and amortization of intangible assets.

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred and are included in cost of goods sold.

Research and Development Expenses

Research and development expenses are expensed as incurred and consist primarily of personnel costs, including salaries, benefits and stock-based compensation, clinical studies performed by contract research organizations, product development, consulting, materials, supplies, and facilities and other overhead allocations.

Advertising Expenses

The Company expenses the costs of advertising, including promotional expenses, as incurred. Advertising expenses were approximately $10,000 and $29,000 for the years ended January 31, 2019 and 2018, respectively.

Income Taxes

The Company accounts for income taxes using the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established to reduce deferred tax assets when management estimates, based on available objective evidence, that it is more likely than not that the benefit will not be realized for the deferred tax assets.

The Company's policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. No interest expense was recognized during the periods presented.

Stock-Based Compensation

The Company recognizes stock-based compensation for equity awards on a straight-line basis over their vesting periods based on the grant date fair value. The Company estimates the fair value of stock options granted using the Black-Scholes pricing model. This model also requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. Equity instruments issued to non-employees are recorded at their fair value on the measurement date and are subject to periodic adjustment as the underlying equity instruments vest.

BIOPHARMX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Loss

Comprehensive loss is the change in equity of an enterprise, except those resulting from stockholder transactions. Accordingly, comprehensive loss includes certain changes in equity that are excluded from net loss. For the years ended January 31, 2019 and 2018, the Company's comprehensive loss is equal to its net loss. There were no components of other comprehensive loss for any of the periods presented.

Net Loss Per Share

Basic net loss per share attributable to common stockholders is calculated based on the weighted average number of shares of the Company's common stock outstanding during the period. The weighted average shares outstanding for the years ended January 31, 2019 and 2018 exclude 193,333 shares of unvested restricted common stock. Diluted net loss per share attributable to common stockholders is calculated based on the weighted average number of shares of the Company's common stock outstanding and other dilutive securities outstanding during the period.

As of January 31, 2019 and 2018, approximately 182,702,000 and 215,810,000, potentially dilutive securities, respectively, were excluded from the computation of diluted loss per share because their effect on net loss per share would be anti-dilutive.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (ASU) 2016-02, Leases, and in July 2018, ASU No. 2018-11, Targeted Improvements, which requires entities to recognize assets and liabilities for leases with lease terms greater than twelve months. The new guidance also requires quantitative and qualitative disclosures regarding the amount, timing and uncertainty of cash flows arising from leases. The standard is effective for annual and interim periods beginning after December 15, 2018, with early adoption permitted upon issuance. The Company does not expect a material impact on the statement of operations and comprehensive loss or cash flows from the adoption of this standard.

In May 2017, the FASB issued ASU No. 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting. This amendment impacts entities that change the terms or conditions of a share-based payment award. The Company adopted this guidance as of February 1, 2018 for awards that are modified after that date, and the adoption did not have a material effect on its consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. The amendment is effective for annual and interim periods beginning after December 15, 2018, with early adoption permitted. The Company is in the process of evaluating the impact of adoption on its consolidated financial statements.

The Company has reviewed other recent accounting pronouncements and concluded they are either not applicable to the business, or no material effect is expected on the consolidated financial statements as a result of future adoption.

BIOPHARMX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern and will continue to conduct operations for the foreseeable future and realize assets and discharge liabilities in the ordinary course of operations. As of January 31, 2019, the Company had cash and cash equivalents of $3.1 million and working capital of $1.1 million.

The Company has incurred recurring losses and negative cash flows from operations since inception and has funded its operating losses through the sale of common stock, preferred stock, warrants to purchase common stock and the issuance of convertible notes. The Company incurred a net loss of $17.3 million and $16.6 million for the years ended January 31, 2019 and 2018, respectively, and had an accumulated deficit of $78.5 million as of January 31, 2019.

The Company has a limited operating history and its prospects are subject to risks, expenses and uncertainties frequently encountered by companies in its industry. The Company continues its research and development efforts for its product candidates, which will require significant funding. If the Company is unable to obtain additional financing in the future or research and development efforts require higher than anticipated capital, there may be a negative impact on the financial viability of the Company. The Company plans to increase working capital by managing its cash flows and expenses and either entering into a strategic partnership or raising additional capital through private or public equity or debt financing. There can be no assurance that such financing or partnerships will be available or on terms which are favorable to the Company. While management of the Company believes that it has a plan to fund ongoing operations, there is no assurance that its plan will be successfully implemented. Failure to raise additional capital through one or more financings, enter into a strategic partnership or reduce certain discretionary spending could have a material adverse effect on the Company's ability to achieve its intended business objectives. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not contain any adjustments that might result from the resolution of any of the above uncertainties.

3. BALANCE SHEET DETAILS

	January 31,
	2019	2018
	(in thousands)
Inventories:
Work in process	$—	$5
Finished goods	—	1
Channel inventory	—	4

	$—	$10

BIOPHARMX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. BALANCE SHEET DETAILS (Continued)

	January 31,
	2019	2018
	(in thousands)
Property and equipment, net:
Furniture	$—	$21
Laboratory equipment	196	106
Computer and equipment	129	116

	325	243
Less: accumulated depreciation	(177)	(134)

	$148	$109

Depreciation expense for the years ended January 31, 2019 and 2018 was approximately $62,000 and $52,000, respectively.

	January 31,
	2019	2018
	(in thousands)
Accrued liabilities:
Research and development	$399	$404
Payroll	371	368
Legal	45	438
Purchase commitment liability	—	215
Deferred revenue	—	8
Other	119	170

	$934	$1,603

4. FAIR VALUE MEASURMENTS

The Company recognizes and discloses the fair value of its assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). Each level of input has different levels of subjectivity and difficulty involved in determining fair value.

•
Level 1—Inputs used to measure fair value are unadjusted quoted prices that are available in active markets for the identical assets or liabilities as of the reporting date.

•
Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

•
Level 3—Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

BIOPHARMX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. FAIR VALUE MEASURMENTS (Continued)

As of January 31, 2019 and 2018, the Company held $2.5 million and $7.1 million, respectively, in money market funds, which are classified as Level 1 within the fair value hierarchy. No unrealized gains or losses are recorded in connection with these amounts.

The fair value of the warrant liability was classified as a Level 3 liability, as the Company uses unobservable inputs to value it. The table below presents the activity within Level 3 of the fair value hierarchy (in thousands):

Warrant Liability
Balance as of January 31, 2017	$403
Change in fair value of warrants	(364)

Balance as of January 31, 2018	39
Change in fair value of warrants	(28)

Balance as of January 31, 2019	$11

The warrant liability is included in long-term liabilities on the consolidated balance sheets.

5. COMMITMENTS AND CONTINGENCIES

Commitments

The following table summarizes the Company's commitments as of January 31, 2019 (in thousands):

		Fiscal years ending January 31,
	Total	2020	2021	2022	2023	2024
Operating lease	$1,539	$280	$315	$324	$334	$286
Capital lease for laboratory equipment	47	22	22	3	—	—

Total	$1,586	$302	$337	$327	$334	$286

On October 30, 2018, the Company signed a lease for 11,793 square feet of office and laboratory space in San Jose, California. The lease commenced in December 2018 and will terminate in December 2023. Rent expense for the years ended January 31, 2019 and 2018 was approximately $586,000 and $612,000, respectively.

The Company is party to an agreement with a contract research organization (CRO) to conduct the Phase 2 clinical trial for BPX04, a topical antibiotic for the treatment of rosacea. The actual amounts owed under the agreement and the timing of those obligations depend on various factors, including the rate of patient enrollment, any protocol amendments and other factors relating to the clinical trial. As of January 31, 2019, the remaining liability under the agreement, excluding any potential amendments to the agreement, was $0.8 million. The Company can terminate the agreement at any time and any amounts incurred through the termination date would be due to the CRO.

The Company recorded a capital lease obligation related to laboratory equipment in March 2018. The leased asset value was approximately $61,000 and the corresponding current and long-term liabilities were recorded in accrued liabilities and other current liabilities and long-term liabilities, respectively. Total future payments representing interest until the termination of lease are approximately $5,000.

BIOPHARMX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. COMMITMENTS AND CONTINGENCIES (Continued)

Legal Proceedings

The Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. In addition, the Company may receive letters alleging infringement of patents or other intellectual property rights. The Company is not a party to any material legal proceeding, nor is it aware of any pending or threatened litigation that the Company believes is likely to have a material adverse effect on its business, results of operations, cash flows or financial condition should such litigation be resolved unfavorably. These claims, even if not meritorious, could result in the expenditure of significant financial resources and diversion of management efforts.

Indemnification

The Company enters into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent or other intellectual property infringement claim by any third-party with respect to the Company's technology. The term of these indemnification agreements is generally perpetual. The maximum potential amount of future payments the Company could be required to make under these agreements is not determinable because it involves claims that may be made against the Company in the future, but have not yet been made.

The Company has entered into indemnification agreements with its directors, officers and certain of its medical advisors that may require the Company to indemnify its directors, officers and such medical advisors against liabilities that may arise by reason of their status or service in these roles, other than liabilities arising from willful misconduct of the individual. The Company has not incurred costs to defend lawsuits or settle claims related to these indemnification agreements. No liability associated with such indemnifications has been recorded to date.

6. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

Common Stock

In April 2017, the Company issued 6,410,258 shares of common stock at a price per share of $0.78 resulting in net proceeds of $4.4 million and warrants to purchase 3,365,385 shares of common stock at an exercise price of $0.90 in a registered direct offering.

In July 2017, the Company issued 5,500,000 shares of common stock at a price per share of $0.36 resulting in net proceeds of $1.9 million in a registered direct offering.

In November 2017, the Company issued 45,275,000 shares of common stock, pre-funded warrants to purchase 28,225,000 shares of common stock, and accompanying Series A common warrants to purchase 73,500,000 shares of common stock ("Series A Warrants"), and accompanying Series B common warrants to purchase 73,500,000 shares of common stock ("Series B Warrants"), resulting in net proceeds of $9.7 million. Each share of common stock and pre-funded warrant was sold together with a Series A Warrant to purchase one share of common stock and a Series B Warrant to purchase one share of common stock. The public offering price was $0.15 per share of common stock and accompanying Series A Warrant and Series B Warrant and $0.1490 per pre-funded warrant and accompanying Series A Warrant and Series B Warrant. The pre-funded warrants were issued and sold to purchasers in lieu of shares of common stock that would otherwise result in the purchaser's

BIOPHARMX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (Continued)

beneficial ownership exceeding 4.99% (or at the election of the purchaser, 9.99%) of the Company's outstanding Common Stock immediately following the closing of the offering. The pre-funded warrants have a nominal exercise price of $0.001 per share and have been fully exercised. The Series A Warrants have an exercise price of $0.20 per share, are exercisable immediately and expire five years from the date of issuance. The Series B Warrants have an exercise price of $0.25 per share, are exercisable immediately and expire on the earlier of (1) the twenty-first trading day after the Company issues a press release announcing it has entered into a strategic licensing, collaboration, partnership or similar agreement for the commitment to fund its Phase 3 trials for BPX01, and (2) the eighteen month anniversary of issuance.

Series A Convertible Preferred Stock

Pursuant to the Certificate of Designation filed with the Secretary of State of the State of Delaware on November 22, 2016, 10,000 shares of Series A convertible preferred stock were designated. In November 2016, the Company issued 1,515 shares of Series A convertible preferred stock (Preferred Stock), which included warrants to purchase 3,246,429 shares of common stock. The Preferred Stock had a purchase price of $1,000 per share and was convertible into common stock at a conversion rate of $0.35 per share. The Preferred Stock contained a beneficial conversion feature valued at $0.1 million, which was recorded as a deemed dividend at the time of issuance, which was considered to be the earliest time of conversion. In January 2018, the Preferred Stock was converted into 4,328,571 shares of common stock.

Pursuant to the Certificate of Elimination filed with the Secretary of State of the State of Delaware on March 6, 2018, all shares of Series A convertible preferred stock previously designated were returned to the status of authorized but unissued shares of preferred stock, without designation as to series or rights, preferences, privileges or limitations.

BIOPHARMX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (Continued)

Warrants

A summary of warrants outstanding as of January 31, 2019 is as follows:

	Total	Price per Share	Expiration Date
Warrants related to January 2014 agreement	289,505	$1.85	May 2019
Warrants related to May 2014 agreement	316,395	$2.035	May 2019
Warrants related to April to November 2014 financing	1,661,055	$3.70	April 2019 - November 2019
Warrants related to June 2015 financing	109,091	$2.75	June 2020
Warrants related to April 2016 financing	1,952,000	$1.20	April 2021
Warrants related to September 2016 financing(1)	1,286,501	$0.75	September 2021 to March 2022
Warrants related to November 2016 financing	30,406,061	$0.35	November 2022 to November 2024
Warrants related to November 2016 financing	895,450	$0.44	November 2022
Warrants related to November 2016 financing	198,214	$0.33	November 2022
Warrants related to April 2017 financing	801,282	$0.90	October 2022
Warrants related to October 2017 financing(2)	3,846,152	$0.30	October 2022
Warrants related to November 2017 financing	56,935,191	$0.20	November 2022
Warrants related to November 2017 financing(3)	33,422,061	$0.25	May 2019
Warrants related to November 2018 financing(3)	26,666,666	$0.164	May/June 2021

(1)
In connection with the sale of common stock in September 2016, warrants to purchase 1,286,501 shares of common stock were issued at an exercise price of $0.75 per share. These warrants included a cash settlement option requiring the Company to record a liability for the fair value of the warrants at the time of issuance and at each reporting period with any change in the fair value reported as other income or expense. At the time of issuance, approximately $566,000 was recorded as a warrant liability. To value the warrant liability, the Company used the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 1.1%, contractual term of 5 years, expected volatility of 95.8% and a dividend rate of 0%. As of January 31, 2019, the fair value of the warrant liability was approximately $11,000 and was included as a long-term liability.

(2)
On October 23, 2017, the Company entered into agreements with certain of these warrant holders to permit their immediate exercise of 2,564,103 shares of common stock underlying the warrants at an exercise price per share of $0.24. The Company recorded a charge for the incremental fair value of approximately $151,000 in the other expense line item in the consolidated statements of operations and comprehensive loss. The fair value of the warrants exercised was computed as of the date of exercise using the following assumptions: risk-free interest rate of 2.03%, contractual term of 5 years, expected volatility of 83.9% and a dividend rate of 0%. In addition, these warrant holders were issued new warrants to purchase up to an aggregate of 3,846,152 shares of common stock at an exercise price per share of $0.30.

(3)
On November 20, 2018, the Company entered into agreements with holders of certain of its warrants to purchase common stock with an exercise price per share of $0.25 originally issued on November 24, 2017 (Existing Warrants), whereby the holders and the Company agreed that the

BIOPHARMX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (Continued)

  holders would cash exercise 26,666,666 shares of common stock underlying such Existing Warrants at a reduced price of $0.14, and the Company would issue new warrants to such holders to purchase up to an aggregate of 26,666,666 shares of common stock (New Warrants). The New Warrants are exercisable after the six-month anniversary of their issuance and terminate on the 30-month anniversary following their issuance. The New Warrants have an exercise price per share of $0.164. The Company recorded a charge for the incremental fair value of approximately $874,000 in the other expense line item in the consolidated statements of operations and comprehensive loss. The fair value of the warrants exercised was computed as of the date of exercise using the following assumptions: risk-free interest rate of 2.51%, contractual term of 6 months, expected volatility of 78.4% and a dividend rate of 0%.

Equity Incentive Plan

On July 5, 2016, the Company adopted the 2016 Equity Incentive Plan ("2016 Plan"), which permits the Company to grant equity awards to directors, officers, employees and consultants. In connection with the adoption of the 2016 Plan, the Company ceased to grant equity awards under its 2014 Equity Incentive Plan ("2014 Plan"), which was adopted on January 23, 2014. All grants and awards under the 2014 Plan, including stock options previously issued under BioPharmX, Inc.'s 2011 Equity Incentive Plan that were substituted with stock options issued under the 2014 Plan, remain in effect in accordance with their terms. Stock options generally vest in one to four years and expire ten years from the date of grant. In March 2017, the 2016 Plan was amended and the shares reserved for issuance was increased by 20,000,000 shares to a total of 24,000,000 shares. In August 2018, the 2016 Plan was amended and the shares reserved for issuance were increased by 50,000,000 shares to a total of 74,000,000 shares of common stock. The 2014 Plan and 2016 Plan are referred to collectively as the "Plans."

BIOPHARMX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (Continued)

The following table summarizes the Company's stock option activities under the Plans:

	Available for Grant	Shares	Weighted Average Exercise Prices	Remaining Contractual Life	Aggregate Intrinsic Value
					(in thousands)
Balance as of February 1, 2017	252,379	6,465,829	$0.77	8.77	$238
Shares authorized for issuance	20,000,000	—
Granted	(18,553,000)	18,553,000	$0.29
Exercised	—	(40,000)	$0.25
Canceled and returned to the 2016 Plan	185,499	(185,499)	$0.65
Canceled subsequent to termination of the 2014 Plan	—	(68,667)	$1.48

Balance as of January 31, 2018	1,884,878	24,724,663	$0.41	9.17	$304
Shares authorized for issuance	50,000,000	—
Granted	(10,444,000)	10,444,000	$0.21
Exercised	—	(278,196)	$0.10
Canceled and returned to the 2016 Plan	11,262,538	(11,262,538)	$0.30
Canceled subsequent to termination of the 2014 Plan	—	(680,060)	$1.01

Balance as of January 31, 2019	52,703,416	22,947,869	$0.36	7.92	$23

Vested and exercisable		9,257,545	$0.53	5.93	$13

Vested and expected to vest		21,836,056	$0.37	7.85	$22

Inducement Grants

The Company has also awarded inducement option grants to purchase common stock to new employees outside of the 2016 Plan as permitted under Section 711(a) of the NYSE American Company Guide. Such options vest at the rate of 25% of the shares on the first anniversary of the commencement of such employee's employment with the Company, and then one forty-eighth (1/48) of

BIOPHARMX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (Continued)

the shares monthly thereafter subject to such employee's continued service. The following table summarizes the Company's inducement grant stock option activities:

	Shares	Weighted Average Exercise Prices	Remaining Contractual Life	Aggregate Intrinsic Value
				(in thousands)
Balance as of February 1, 2017 and 2018	660,000	$1.44	7.72	$—
Granted	400,000	$0.19
Canceled	(285,000)	$1.65

Balance as of January 31, 2019	775,000	$0.71	6.6	$—

Vested and exercisable	332,812	$1.30	3.70	$—

Vested and expected to vest	747,437	$0.73	6.52	$—

The following table summarizes significant ranges of outstanding and exercisable options as of January 31, 2019:

	Options Outstanding			Options Vested and Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Prices	Number Vested and Exercisable	Weighted Average Exercise Prices
$0.10 - $0.16	5,503,893	8.09	$0.11	2,619,037	$0.10
$0.17 - $0.35	11,347,484	9.02	$0.22	1,728,162	$0.23
$0.36 - $0.65	2,567,126	6.12	$0.53	1,974,108	$0.53
$0.66 - $1.14	3,266,554	6.43	$0.78	2,265,302	$0.79
$1.15 - $3.00	1,037,812	3.25	$1.79	1,003,748	$1.80

	23,722,869	7.88	$0.37	9,590,357	$0.55

The total intrinsic value of stock options exercised during the years ended January 31, 2019 and 2018 was approximately $26,000 and $4,000, respectively. During the year ended January 31, 2019, certain stock options were exercised pursuant to net exercise provisions, resulting in 138,157 shares of common stock retired in exchange of the total exercise price. The weighted average grant date fair values of the stock options granted during the years ended January 31, 2019 and 2018 was $0.12 and $0.21, respectively.

BIOPHARMX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. STOCK-BASED COMPENSATION

The following table summarizes the stock-based compensation expenses included in the statements of operations and comprehensive loss (in thousands):

	Year ended January 31,
	2019	2018
Research and development	$654	$545
Sales and marketing	414	393
General and administrative	993	949

Total	$2,061	$1,887

The Company estimates the fair value of stock options granted using the Black-Scholes pricing model. This model also requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. For employee grants, the fair value is amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. As of January 31, 2019, total compensation costs related to unvested, but not yet recognized, stock-based awards was $2.0 million, net of estimated forfeitures. This cost will be amortized on a straight-line basis over a weighted average remaining period of 2.72 years and will be adjusted for subsequent changes in estimated forfeitures.

Valuation Assumptions

The following assumptions were used to calculate the estimated fair value of awards granted:

	Year ended January 31,
	2019	2018
Expected volatility	78.8% - 91.0%	83.9% - 96.8%
Expected term in years	4.0	6.0 - 9.39
Risk-free interest rate	2.43% - 2.98%	1.80% - 2.70%
Expected dividend yield	—	—

Expected Term

The expected term represents the period that the Company's stock-based awards are expected to be outstanding. For awards granted subject only to service vesting requirements, the Company utilizes the simplified method for estimating the expected term of the stock-based award, instead of historical exercise data.

Expected Volatility

The Company uses the historical volatility of the price of shares of common stock of selected public companies, including the Company's stock price, in the biotechnology sector due to its limited trading history.

BIOPHARMX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. STOCK-BASED COMPENSATION (Continued)

Risk-Free Interest Rate

The Company bases the risk-free interest rate used in the Black-Scholes pricing model upon the implied yield curve currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term used as the assumption in the model.

Expected Dividend

The Company has never paid dividends on its common shares and currently does not intend to do so and, accordingly, the dividend yield percentage is zero for all periods.

8. EMPLOYEE BENEFIT PLAN

The Company sponsors a 401(k) defined contribution plan for its employees. This plan provides for tax-deferred salary deductions for all full-time employees. Employee contributions are voluntary. Employees may contribute up to 100% of their annual compensation to this plan, as limited by an annual maximum amount as determined by the Internal Revenue Service. The Company may match employee contributions in amounts to be determined at the Company's sole discretion. The Company has made no contributions to the plan for the years ended January 31, 2019 and 2018.

9. INCOME TAXES

No federal income taxes were paid during the years ended January 31, 2019 and 2018 due to the Company's net losses. The provision of income taxes consist of state minimum income taxes.

As of January 31, 2019, the Company had available federal net operating loss ("NOL") carryforwards of approximately $68.6 million which will begin to expire in 2030 and California state NOL carryforwards of approximately $62.4 million which will begin to expire in 2033. As of January 31, 2019 and 2018, the net deferred tax assets of approximately $21.1 million and $16.3 million, respectively, generated primarily by NOL carryforwards, have been fully reserved due to the uncertainty surrounding the realization of such benefits. The net valuation allowance increased by approximately $4.9 million and $1.0 million during the years ended January 31, 2019 and 2018, respectively.

Current tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an "ownership change," as defined by the Internal Revenue Code. If there should be an ownership change, the Company's ability to utilize its carryforwards could be limited. The Company has not conducted a formal net operating loss carryforward analysis.

BIOPHARMX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. INCOME TAXES (Continued)

Significant components of the Company's deferred tax assets were as follows (in thousands):

	January 31,
Deferred tax assets:	2019	2018
Net operating loss carryforwards	$18,769	$14,314
Stock-based compensation expense	1,163	831
Tax credit carryforwards	1,022	735
Other	160	377

Total deferred tax assets	21,114	16,257
Less: valuation allowance	(21,114)	(16,257)

Net deferred tax assets	$—	$—

A reconciliation of income taxes provided at the federal statutory rate (21% in 2019) to the actual income tax provision was as follows (in thousands):

	Year ended January 31,
	2019	2018
Income tax benefit computed at U.S. statutory rate	$(3,624)	$(5,477)
State income tax (net of federal benefit)	(1,478)	(1,150)
Change in federal rate from 34% to 21%	—	7,662
Change in valuation allowance	4,857	(1,039)
Research and development credits	(158)	(129)
Other	405	135

Provision for income taxes	$2	$2

As of January 31, 2019 and 2018, the Company did not have any material unrecognized tax benefits. The tax years from 2010 to 2019 remain open for examination by the federal and state authorities.

BioPharmX Corporation

Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except share and per share data)

	October 31, 2019	January 31, 2019
Assets
Current assets:
Cash and cash equivalents	$1,427	$3,069
Prepaid expenses and other	391	316

Total current assets	1,818	3,385
Property and equipment, net	186	148
Operating lease right-of-use asset, net	1,002	—
Other	121	121

Total assets	$3,127	$3,654

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$687	$1,363
Accrued expenses and other	863	934

Total current liabilities	1,550	2,297
Long-term liabilities:
Non-current operating lease liability	826	—
Other	34	59

Total liabilities	2,410	2,356

Commitments and contingencies (Note 5)
Stockholders' equity:
Series A convertible preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding as of October 31, 2019 and January 31, 2019	—	—
Common stock, $0.001 par value; 450,000,000 shares authorized; 15,227,891 and 8,732,612 shares issued and outstanding as of October 31, 2019 and January 31, 2019, respectively	15	9
Additional paid-in capital	87,618	79,823
Accumulated deficit	(86,916)	(78,534)

Total stockholders' equity	717	1,298

Total liabilities and stockholders' equity	$3,127	$3,654

The accompanying notes are an integral part of these condensed consolidated financial statements.

BioPharmX Corporation

Condensed Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(in thousands, except share and per share data)

	Three months ended October 31,		Nine months ended October 31,
	2019	2018	2019	2018
Revenues, net	$—	$10	$—	$52
Cost of goods sold	—	60	—	80

Gross margin	—	(50)	—	(28)

Operating expenses:
Research and development	740	2,228	4,314	7,285
Sales and marketing	139	550	572	1,717
General and administrative	1,241	1,624	3,534	4,252

Total operating expenses	2,120	4,402	8,420	13,254

Loss from operations	(2,120)	(4,452)	(8,420)	(13,282)
Change in fair value of warrant liability	—	42	11	(1)
Other income, net	7	20	29	83

Loss before provision for income taxes	(2,113)	(4,390)	(8,380)	(13,200)
Provision for income taxes	—	—	2	2

Net loss and comprehensive loss	$(2,113)	$(4,390)	$(8,382)	$(13,202)

Basic and diluted net loss per share	$(0.14)	$(0.57)	$(0.69)	$(1.76)

Shares used in computing basic and diluted net loss per share	14,672,000	7,654,000	12,146,000	7,502,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

BioPharmX Corporation

Condensed Consolidated Statements of Stockholders' Equity

(in thousands, except share data)

Three and Nine Months Ended October 31, 2019

	Common Stock
			Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount
Balance as of February 1, 2019	8,732,612	$9	$79,823	$(78,534)	$1,298
Issuance of common stock due to exercise of options	1,667	—	4	—	4
Issuance of common stock, net of issuance costs of $0.4 million	1,745,800	1	3,553	—	3,554
Stock-based compensation expense	—	—	191	—	191
Net and comprehensive loss	—	—	—	(3,623)	(3,623)

Balance as of April 30, 2019	10,480,079	10	83,571	(82,157)	1,424
Issuance of common stock, net of issuance costs of $0.2 million	3,707,504	4	3,253	—	3,257
Stock-based compensation expense	—	—	177	—	177
Net and comprehensive loss	—	—	—	(2,646)	(2,646)

Balance as of July 31, 2019	14,187,583	14	87,001	(84,803)	2,212
Issuance of common stock, net of issuance costs	1,040,308	1	388	—	389
Stock-based compensation expense	—	—	229	—	229
Net and comprehensive loss	—	—	—	(2,113)	(2,113)

Balance as of October 31, 2019	15,227,891	$15	$87,618	$(86,916)	$717

Three and Nine Months Ended October 31, 2018

	Common Stock
			Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount
Balance as of February 1, 2018	6,402,500	$6	$66,344	$(61,278)	$5,072
Cumulative-effect adjustment from adoption of new accounting pronouncement	—	—	—	2	2
Issuance of common stock due to exercise of options	406	1	—	—	1
Issuance of common stock due to exercise of warrants	1,257,843	1	6,960	—	6,961
Stock-based compensation expense	—	—	593	—	593
Net and comprehensive loss	—	—	—	(4,402)	(4,402)

Balance as of April 30, 2018	7,660,749	8	73,897	(65,678)	8,227
Issuance of common stock due to exercise of options	222	—	—	—	—
Stock-based compensation expense	—	—	446	—	446
Net and comprehensive loss	—	—	—	(4,410)	(4,410)

Balance as of July 31, 2018	7,660,971	8	74,343	(70,088)	4,263
Issuance of common stock due to exercise of options	4,974	—	—	—	—
Stock-based compensation expense	—	—	718	—	718
Net and comprehensive loss	—	—	—	(4,390)	(4,390)

Balance as of October 31, 2018	7,665,945	$8	$75,061	$(74,478)	$591

The accompanying notes are an integral part of these condensed consolidated financial statements.

BioPharmX Corporation

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Nine months ended October 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(8,382)	$(13,202)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	597	1,757
Depreciation expense	46	48
Change in fair value of warrant liability	(11)	1
Changes in assets and liabilities:
Prepaid expenses and other assets	(75)	(157)
Accounts payable	(676)	11
Accrued expenses and other liabilities	(290)	49

Net cash used in operating activities	(8,791)	(11,493)

Cash flows from investing activities:
Purchases of property and equipment	(30)	(13)

Net cash used in investing activities	(30)	(13)

Cash flows from financing activities:
Proceeds from the issuance of common stock, net of issuance costs	7,200	—
Proceeds from exercises of common stock warrants	—	6,961
Proceeds from exercises of stock options	4	1
Payments on financing lease obligation	(25)	(14)

Net cash provided by financing activities	7,179	6,948

Net decrease in cash and cash equivalents	(1,642)	(4,558)
Cash and cash equivalents as of beginning of period	3,069	7,576

Cash and cash equivalents as of end of period	$1,427	$3,018

Non-cash investing activities:
Property and equipment acquired through finance lease	54	61

The accompanying notes are an integral part of these condensed consolidated financial statements.

BIOPHARMX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

BioPharmX Corporation (the Company) is incorporated under the laws of the state of Delaware and originally incorporated on August 30, 2010 in Nevada under the name Thompson Designs, Inc. The Company has one wholly-owned subsidiary, BioPharmX, Inc., a Nevada corporation. The Company is a specialty pharmaceutical company focused on the dermatology market. Its focus is to develop products that treat dermatologic conditions that are not being adequately addressed or those where current therapies and approaches are suboptimal. Its strategy is to bring new products to market by identifying optimal delivery mechanisms and/or alternative applications for United States Food and Drug Administration (FDA) approved or well characterized active pharmaceutical ingredients (APIs). The Company aims to reduce the time, cost and risks typically associated with new product development by utilizing APIs with demonstrated safety profiles and, when applicable, taking advantage of the regulatory approval pathway under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act. Section 505(b)(2) permits an applicant for a new product, such as a new or improved formulation or a new use of an approved product, to rely in part on literature and/or the FDA's findings of safety and/or effectiveness for a similar previously-approved product. The Company's approach is to identify the limitations of current treatment options and work to develop novel products using its proprietary HyantX™ topical drug delivery system.

Since the Company's inception, substantially all of the Company's efforts have been devoted to developing its product candidates, including conducting preclinical and clinical trials, and providing general and administrative support for its operations. The Company has financed its operations primarily through the sale of equity and convertible notes.

Basis of Presentation and Principles of Consolidation

These unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) and applicable rules and regulations of the Securities and Exchange Commission (SEC) regarding interim financial reporting. Certain information and note disclosures normally included in the consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for the year ended January 31, 2019, filed on March 14, 2019. The condensed consolidated balance sheet as of January 31, 2019, included herein, was derived from the audited consolidated financial statements as of that date.

The unaudited interim condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary and have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's statement of financial position as of October 31, 2019 and January 31, 2019, and the Company's results of operations for the three and nine months ended October 31, 2019 and 2018 and cash flows for the nine months ended October 31, 2019 and 2018. The results for the three and nine months ended October 31, 2019 are not necessarily indicative of the results to be expected for the year ending January 31, 2020 or any future period.

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1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses recognized during the reported period. Actual results could differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. Accounts receivable have been included in prepaid expenses and other current assets in the condensed consolidated balance sheets. The amount for the prior period has been reclassified to be consistent with the current year presentation and has no impact on previously reported total assets, total stockholders' equity or net loss.

Reverse Stock Split

On April 25, 2019, the Company effected a 1-for-25 reverse stock split of its common stock. As a result of the reverse stock split, every twenty-five shares of the Company's pre-reverse split outstanding common stock was combined and reclassified into one share of common stock. Par value per share remained unchanged at $0.001 per share. Proportionate voting rights and other rights of common stockholders were not affected by the reverse stock split. No fractional shares were issued in connection with the reverse stock split; stockholders who would otherwise hold a fractional share of common stock received cash in an amount equal to the product obtained by multiplying (i) the closing price of the Company's common stock on the last trading day prior to the effective date of the reverse stock split, by (ii) the number of shares of the Company's common stock held by the stockholder that would otherwise have been exchanged for the fractional share interest. All stock options and warrants outstanding and common stock reserved for issuance under the Company's equity incentive plans immediately prior to the reverse stock split were adjusted by dividing the number of affected shares of common stock by 25 and, as applicable, multiplying the exercise price by 25, as a result of the reverse stock split. All of the share numbers, share prices and exercise prices have been adjusted on a retroactive basis as if such 1-for-25 reverse stock split occurred on the first day of the first period presented. Certain amounts in the notes to the financial statements may be slightly different than previously reported due to rounding of fractional shares as a result of the reverse stock split.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, management determines whether there has been an impairment by comparing the anticipated undiscounted future net cash flows to the related asset's carrying value. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised value, depending on the nature of the asset. The Company did not identify any impairment losses for either of the three or nine months ended October 31, 2019 or 2018.

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1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net Loss per Share

Basic net loss per share is calculated based on the weighted-average number of shares of the Company's common stock outstanding during the period. The weighted-average shares outstanding for the three and nine months ended October 31, 2019 and 2018 excludes 7,733 shares of unvested restricted common stock. Diluted net loss per share attributable to common stockholders is calculated based on the weighted-average number of shares of the Company's common stock outstanding and other dilutive securities outstanding during the period.

As of October 31, 2019 and 2018, approximately 6,325,000 and 7,604,000 of potentially dilutive securities, respectively, were excluded from the computation of diluted net loss per share because their effect on net loss per share would be anti-dilutive.

Warrant Liability

The Company accounts for certain of its warrants as derivative liabilities based on provisions relating to cash settlement options. The Company recorded a liability for the fair value of the warrants at the time of issuance, and at each reporting date the warrants are revalued to the instrument's fair value. The fair value of the warrants are estimated using the Black-Scholes pricing model. This liability is subject to fair value re-measurement until the warrants are exercised or expired, and any change in fair value is recognized as other income or expense in the condensed consolidated statements of operations and comprehensive loss.

Summary of Significant Accounting Policies

These unaudited interim condensed consolidated financial statements and accompanying notes should be read in conjunction with the Company's annual consolidated financial statements and notes thereto contained in the Annual Report on Form 10-K for the fiscal year ended January 31, 2019. There have been no significant changes in the Company's significant accounting policies for the three and nine months ended October 31, 2019, except for the adoption of Accounting Standards Update 2016-02, Leases, as discussed below, as compared to the significant accounting policies described in the Annual Report on Form 10-K for the fiscal year ended January 31, 2019.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases, and in July 2018, ASU No. 2018-11, Targeted Improvements, which requires entities to recognize assets and liabilities for leases with lease terms greater than twelve months. The Company adopted this standard as of February 1, 2019, and the Company's leases are classified as operating leases and will continue to be classified as operating leases under the new accounting method. Adoption of the new standard resulted in the recording of an operating lease right-to-use asset of $1.2 million, which represents the present value of the remaining lease payments as of the date of adoption discounted using an incremental borrowing rate of 15%, and an operating lease liability of $1.3 million. The adoption did not have an impact on the Company's condensed

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1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

consolidated statement of operations and comprehensive loss or cash flows. See Note 9 for further information.

In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. The amendment is effective for annual and interim periods beginning after December 15, 2018, with early adoption permitted. The Company adopted this update as of February 1, 2019 and the adoption did not have a material effect on its condensed consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which amended certain disclosure requirements over Level 1, Level 2 and Level 3 fair value measurements. The amendment is effective for annual and interim periods beginning after December 15, 2019, with early adoption permitted. The Company is currently evaluating the impact of adopting this amendment, but does not anticipate it will have a material impact on its disclosures.

The Company has reviewed other recent accounting pronouncements and concluded they are either not applicable to the business or no material effect is expected on the condensed consolidated financial statements as a result of future adoption.

2. GOING CONCERN

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern and will continue to conduct operations for the foreseeable future and realize assets and discharge liabilities in the ordinary course of operations. As of October 31, 2019, the Company had cash and cash equivalents of $1.4 million and working capital of $0.3 million.

The Company has incurred recurring losses and negative cash flows from operations since inception and has funded its operating losses through the sale of common stock, preferred stock, warrants to purchase common stock and the issuance of convertible notes. The Company incurred a net loss of $2.1 million and $4.4 million for the three months ended October 31, 2019 and 2018, respectively, and a net loss of $8.4 million and $13.2 million for the nine months ended October 31, 2019 and 2018, respectively. The Company had an accumulated deficit of $86.9 million as of October 31, 2019.

The Company has a limited operating history and its prospects are subject to risks, expenses and uncertainties frequently encountered by companies in its industry. The Company has taken steps to reduce its cash outflow by reducing headcount and curtailing certain research and development activities. The Company has retained a transaction advisory firm to assist with the evaluation of strategic alternatives. Strategic alternatives that have been or are being considered include a license or sale of late-stage topical minocycline product candidates, a sale of the Company, a strategic business combination and raising additional capital. However, there can be no assurance that the strategic review process will result in any transaction or on terms which are favorable to the Company. Failure to enter into a strategic transaction or raise additional capital could have a material adverse effect on the Company's ability to achieve its business objectives. These factors raise substantial doubt about the

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2. GOING CONCERN (Continued)

Company's ability to continue as a going concern. The condensed consolidated financial statements do not contain any adjustments that might result from the resolution of any of the above uncertainties.

3. FAIR VALUE MEASUREMENTS

The Company recognizes and discloses the fair value of its assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). Each level of input has different levels of subjectivity and difficulty involved in determining fair value.

•
Level 1—Inputs used to measure fair value are unadjusted quoted prices that are available in active markets for the identical assets or liabilities as of the reporting date.

•
Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

•
Level 3—Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

As of October 31, 2019 and January 31, 2019, the Company held $1.3 million and $2.5 million, respectively, in money market funds, which are classified as Level 1 within the fair value hierarchy. No unrealized gains or losses are recorded in connection with these amounts.

The fair value of the warrant liability was classified as a Level 3 liability, as the Company uses unobservable inputs to value it. The table below presents the activity within Level 3 of the fair value hierarchy (in thousands):

Warrant Liability
Balance as of February 1, 2019	$11
Change in fair value of warrants	(9)

Balance as of April 30, 2019	2
Change in fair value of warrants	(2)

Balance as of July 31, 2019 and October 31, 2019	$—

The warrant liability is included in long-term liabilities on the condensed consolidated balance sheets.

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4. BALANCE SHEET DETAILS

	October 31, 2019	January 31, 2019
	(in thousands)
Accrued expenses and other current liabilities:
Compensation	$417	$371
Operating lease liability—current portion	260	—
Research and development	119	399
Other	67	164

	$863	$934

5. COMMITMENTS AND CONTINGENCIES

Commitments

The Company is party to an agreement with a contract research organization (CRO) to conduct the Phase 2 clinical trial for BPX04, a topical antibiotic for the treatment of rosacea. The actual amounts owed under the agreement and the timing of those obligations depend on various factors, including the rate of patient enrollment, any protocol amendments and other factors relating to the clinical trial. As of October 31, 2019, all liability amounts were recorded, excluding any potential amendments to the agreement. The Company can terminate the agreement at any time and any amounts incurred through the termination date would be due to the CRO.

See Note 9 for discussion regarding the Company's operating and financing lease commitments.

Legal Proceedings

The Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. In addition, the Company may receive letters alleging infringement of patents or other intellectual property rights. The Company is not a party to any material legal proceeding, nor is it aware of any pending or threatened litigation that the Company believes is likely to have a material adverse effect on its business, results of operations, cash flows or financial condition should such litigation be resolved unfavorably. These claims, even if not meritorious, could result in the expenditure of significant financial resources and diversion of management efforts.

Indemnification

The Company enters into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent or other intellectual property infringement claim by any third-party with respect to the Company's technology. The term of these indemnification agreements is generally perpetual. The maximum potential amount of future payments the Company could be required to make under these agreements is not determinable because it involves claims that may be made against the Company in the future, but have not yet been made.

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5. COMMITMENTS AND CONTINGENCIES (Continued)

The Company has entered into indemnification agreements with its directors, officers and certain of its medical advisors that may require the Company to indemnify its directors, officers and such medical advisors against liabilities that may arise by reason of their status or service in these roles, other than liabilities arising from willful misconduct of the individual. The Company has not incurred costs to defend lawsuits or settle claims related to these indemnification agreements. No liability associated with such indemnifications has been recorded to date.

6. STOCKHOLDERS' EQUITY

Common Stock

In March 2019, the Company issued 1,745,800 shares of common stock at a price per share of $0.09 resulting in net proceeds of $3.6 million in a registered direct offering.

In May 2019, the Company entered into a Capital on Demand TM Sales Agreement (Sales Agreement) with JonesTrading Institutional Services LLC, as agent (JonesTrading), pursuant to which the Company may offer and sell, from time to time through JonesTrading, shares of the Company's common stock, par value $0.001 per share (the Common Stock), having an aggregate offering price of up to $8.5 million. As of October 31, 2019, the Company had sold an aggregate of 4,747,812 shares of Common Stock pursuant to the terms of such Sales Agreement for aggregate net proceeds of $3.6 million.

Warrants

A summary of warrants outstanding as of October 31, 2019 is as follows:

	Total	Price per Share	Expiration Date
Warrants related to November 2014 financing	19,762	$92.50	November 2019
Warrants related to June 2015 financing	4,363	$68.75	June 2020
Warrants related to April 2016 financing	70,581	$30.00	April 2021
Warrants related to September 2016 financing(1)	51,466	$18.75	September 2021 to March 2022
Warrants related to November 2016 financing	1,216,230	$8.75	November 2024
Warrants related to November 2016 financing	35,818	$10.938	November 2022
Warrants related to November 2016 financing	7,926	$8.25	November 2022
Warrants related to April 2017 financing	32,053	$22.50	October 2022
Warrants related to October 2017 financing	153,848	$7.50	October 2022
Warrants related to November 2017 financing	2,277,412	$5.00	November 2022
Warrants related to November 2018 financing(2)	1,066,670	$4.10	May/June 2021

	4,936,129

(1)
In connection with the sale of common stock in September 2016, warrants to purchase 51,466 shares of common stock were issued at an exercise price of $18.75 per share. These warrants included a cash settlement option requiring the Company to record a liability for the fair

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6. STOCKHOLDERS' EQUITY (Continued)

  value of the warrants at the time of issuance and at each reporting period with any change in the fair value reported as other income or expense. At the time of issuance, approximately $566,000 was recorded as a warrant liability. To value the warrant liability, the Company used the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 1.1%, contractual term of 5 years, expected volatility of 95.8% and a dividend rate of 0%. As of October 31, 2019, the fair value of the warrant liability was immaterial and was included in other long-term liabilities.

(2)
On November 20, 2018, the Company entered into agreements with holders of certain of its warrants to purchase common stock with an exercise price per share of $6.25 originally issued on November 24, 2017 (Existing Warrants), whereby the holders and the Company agreed that the holders would cash exercise up to 1,066,670 shares of common stock underlying such Existing Warrants at a reduced price of $3.50, and the Company would issue new warrants to such holders to purchase up to an aggregate of 1,066,670 shares of common stock (New Warrants). The New Warrants are exercisable after the six-month anniversary of their issuance and terminate on the 30-month anniversary following their issuance. The New Warrants have an exercise price per share of $4.10. The Company recorded a charge for the incremental fair value of approximately $874,000 in the other expense line item in the consolidated statements of operations and comprehensive loss. The fair value of the warrants exercised was computed as of the date of exercise using the following assumptions: risk-free interest rate of 2.51%, contractual term of 6 months, expected volatility of 78.4% and a dividend rate of 0%.

Equity Incentive Plan

On July 5, 2016, the Company adopted the 2016 Equity Incentive Plan (2016 Plan), which permits the Company to grant equity awards to directors, officers, employees and consultants. In connection with the adoption of the 2016 Plan, the Company ceased to grant equity awards under its 2014 Equity Incentive Plan (2014 Plan), which was adopted on January 23, 2014. All grants and awards under the 2014 Plan, including stock options previously issued under BioPharmX, Inc.'s 2011 Equity Incentive Plan that were substituted with stock options issued under the 2014 Plan, remain in effect in accordance with their terms. Stock options generally vest in one to four years and expire ten years from the date of grant. In March 2017, the 2016 Plan was amended and the shares reserved for issuance were increased by 800,000 shares to a total of 960,000 shares of common stock. In August 2018, the 2016 Plan was amended and the shares reserved for issuance were increased by 2,000,000 shares to a total of 2,960,000 shares of common stock. The 2014 Plan and 2016 Plan are referred to collectively as the "Plans."

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6. STOCKHOLDERS' EQUITY (Continued)

The following table summarizes the Company's stock option awards under the Plans:

	Available for Grant	Shares	Weighted Average Exercise Prices	Remaining Contractual Life	Aggregate Intrinsic Value
					(in thousands)
Balance as of February 1, 2019	2,107,575	917,945	$9.02	7.92	$23
Granted	(16,720)	16,720	$3.21
Exercised	—	(1,667)	$2.50
Canceled and expired under the 2014 Plan	—	(28,480)	$28.27
Canceled under the 2016 Plan	69,180	(69,180)	$8.84

Balance as of April 30, 2019	2,160,035	835,338	$8.27	8.35	$—
Granted	(877,100)	877,100	$0.80
Canceled and expired under the 2014 Plan	—	(6,340)	$13.06
Canceled under the 2016 Plan	224,654	(224,654)	$4.18

Balance as of July 31, 2019	1,507,589	1,481,444	$4.44	8.62	$—
Canceled and expired under the 2014 Plan	—	(11,478)	$28.13
Canceled under the 2016 Plan	105,139	(105,139)	$8.54

Balance as of October 31, 2019	1,612,728	1,364,827	$3.93	8.95	$—

Vested and exercisable		421,764	$7.56	8.05	$—

Vested and expected to vest		1,137,123	$4.26	8.87	$—

Inducement Grants

The Company has also awarded inducement option grants to purchase common stock to new employees outside of the 2016 Plan as permitted under Section 711(a) of the NYSE American Company Guide. Such options vest at the rate of 25% of the shares on the first anniversary of the commencement of such employee's employment with the Company, and then one forty-eighth (1/48) of

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6. STOCKHOLDERS' EQUITY (Continued)

the shares monthly thereafter subject to such employee's continued service. The following table summarizes the Company's inducement grant stock option awards:

	Shares	Weighted Average Exercise Prices	Remaining Contractual Life	Aggregate Intrinsic Value
				(in thousands)
Balance as of February 1, 2019	31,000	$17.86	6.60	$—
Canceled	(6,000)	$38.75

Balance as of April 30, 2019	25,000	$12.85	7.92	$—
Canceled	(750)	$27.25

Balance as of July 31, 2019	24,250	$12.40	5.69	$—
Canceled	(8,250)	$27.25

Balance as of October 31, 2019	16,000	$4.75	8.26	$—

Vested and exercisable	6,667	$4.75	8.26	$—

Vested and expected to vest	13,819	$4.75	8.26	$—

The following table summarizes significant ranges of outstanding and exercisable options as of October 31, 2019:

	Options Outstanding			Options Vested and Exercisable
		Weighted Average Remaining Contractual Life (in Years)
Range of Exercise Prices	Number Outstanding		Weighted Average Exercise Prices	Number Vested and Exercisable	Weighted Average Exercise Prices
$0.44 - $0.84	758,134	9.62	$0.79	104,257	$0.81
$0.85 - $4.00	109,639	8.08	$2.56	81,389	$2.54
$4.01 - $10.50	410,769	8.59	$5.60	154,321	$5.88
$10.51 - $18.50	78,244	6.44	$16.79	64,510	$16.72
$18.51 - $28.50	9,600	5.74	$21.79	9,600	$21.79
$28.51 - $75.00	14,441	5.52	$51.12	14,354	$51.19

	1,380,827	8.94	$3.94	428,431	$7.52

There were no stock options exercised during the three months ended October 31, 2019. The total intrinsic value of stock options exercised was less than $1,000 during the nine months ended October 31, 2019. The total intrinsic value of stock options exercised during the three and nine months ended October 31, 2018 was approximately $24,000 and $26,000, respectively.

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7. STOCK-BASED COMPENSATION

The following table summarizes the stock-based compensation expenses included in the condensed consolidated statement of operations and comprehensive loss (in thousands):

	For the three months ended October 31,		For the nine months ended October 31,
	2019	2018	2019	2018
Research and development	$30	$166	$218	$525
Sales and marketing	12	114	45	355
General and administrative	187	438	334	877

Total	$229	$718	$597	$1,757

The Company estimates the fair value of stock options granted using the Black-Scholes pricing model. This model also requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. For employee grants, the fair value is amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. As of October 31, 2019, total compensation costs related to unvested, but not yet recognized, stock-based awards was $1.0 million, net of estimated forfeitures. This cost will be amortized on a straight-line basis over a weighted average remaining period of 2.3 years and will be adjusted for subsequent changes in estimated forfeitures.

Valuation Assumptions

There were no stock options granted during the three months ended October 31, 2019. During the nine months ended October 31, 2019, the weighted average grant date fair value of stock options granted was $0.44 per share. The following assumptions were used to calculate the estimated fair value of awards granted for the periods ended:

	For the three months ended October 31,		For the nine months ended October 31,
	2019	2018	2019	2018
Expected volatility	—	78.8% - 91.0%	68.3% - 70.8%	78.8% - 91.0%
Expected term in years	—	4.0 - 8.6	4.0	4.0 - 8.6
Risk-free interest rate	—	2.72% - 3.10%	1.88% - 2.51%	2.72% - 3.10%
Expected dividend yield	—	—	—	—

Expected Term

The expected term represents the period that the Company's stock-based awards are expected to be outstanding. For awards granted subject only to service vesting requirements, the Company utilizes the simplified method for estimating the expected term of the stock-based award, instead of historical exercise data.

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7. STOCK-BASED COMPENSATION (Continued)

Expected Volatility

The Company uses the historical volatility of the price of shares of common stock of selected public companies, including the Company's stock price, in the biotechnology sector due to its limited trading history.

Risk-Free Interest Rate

The Company bases the risk-free interest rate used in the Black-Scholes pricing model upon the implied yield curve currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term used as the assumption in the model.

Expected Dividend

The Company has never paid dividends on its shares of common stock and currently does not intend to do so and, accordingly, the dividend yield percentage is zero for all periods.

8. INCOME TAXES

The Company evaluates its ability to recover deferred tax assets, in full or in part, by considering all available positive and negative evidence, including past operating results and its forecast of future taxable income on a jurisdictional basis. The Company bases its estimate of current and deferred taxes on the tax laws and rates that are currently in effect in the appropriate jurisdiction. Changes in laws or rates may affect the tax provision as well as the amount of deferred tax assets or liabilities.

Current tax laws impose substantial restrictions on the utilization of net operating loss and credit carry-forwards in the event of an "ownership change," as defined by the Internal Revenue Code. If there should be an ownership change, the Company's ability to utilize its carry-forwards could be limited. The Company has not conducted a formal net operating loss carryforward analysis.

As of October 31, 2019 and January 31, 2019, the Company has not recorded any liability for unrecognized tax benefits related to uncertain tax positions. The 2010 to 2019 tax years remain open for examination by the federal and state authorities.

9. LEASES

On October 30, 2018, the Company signed a lease for 11,793 square feet of office and laboratory space in San Jose, California. The lease commenced in December 2018 and will terminate in December 2023. The lease requires payment of maintenance, utilities, taxes, insurance and other operating expenses associated with the leased space.

Effective February 1, 2019, the Company adopted ASU No. 2016-02, Leases, as amended, which resulted in the recording of an operating lease right-to-use asset of $1.2 million and corresponding short-term and long-term liabilities of $0.3 million and $1.0 million, respectively. The right-to-use asset and corresponding liability for the facility lease have been measured at the present value of the future minimum lease payments. The Company has an option to extend the lease for an additional 36 months, but, as the renewal is not reasonably certain, the Company has not included this renewal option in its accounting for the lease. Lease expense is recognized on a straight-line basis over the lease term and

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9. LEASES (Continued)

was approximately $93,000 and $160,000 for the three months ended October 31, 2019 and 2018, respectively, and approximately $278,000 and $480,000 for the nine months ended October 31, 2019 and 2018, respectively. Cash paid for amounts included in the measurement of operating lease liability for the three and nine months ended October 31, 2019 was approximately $91,000 and $246,000, respectively, and was included in net cash used in operating activities in the statement of cash flows.

The future minimum payments under the Company's operating lease as of October 31, 2019 are as follows (in thousands):

Operating Lease
Fiscal years ending January 31,
2020	$92
2021	372
2022	382
2023	392
2024	334

Total future minimum lease payments	1,572
Less: present value discount	(486)

Present value of operating lease liabilities	$1,086

The Company recorded financing leases related to laboratory equipment in May 2019 and March 2018. The leased asset values were approximately $54,000 and $61,000, respectively, and the corresponding current and long-term liabilities were recorded in accrued expenses and other current liabilities and other long-term liabilities, respectively. Total future payments representing interest until the termination of leases were approximately $7,000 as of October 31, 2019.

The following table summarizes the Company's financing lease commitment as of October 31, 2019 (in thousands):

Financing Leases
Fiscal years ending January 31,
2020	$11
2021	43
2022	22
2023	5

Total	$81

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and Board of Managers
Timber Pharmaceuticals LLC:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Timber Pharmaceuticals LLC and subsidiary (the Company) as of December 31, 2019, the related consolidated statement of operations, members' deficit, and cash flows for the period from February 26, 2019 (Inception) through December 31, 2019, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the period from February 26, 2019 through December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered a loss from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audits.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company's auditor since 2019.

Short Hills, New Jersey
February 14, 2020

TIMBER PHARMACEUTICALS LLC

Consolidated Balance Sheet

December 31, 2019
ASSETS
Current assets
Cash	$57,073
Prepaid expenses	32,820

Total current assets	89,893

Total assets	89,893

LIABILITIES AND MEMBERS' DEFICIT
Current liabilities
Accounts payable	$501,451
Accrued expenses	214,660
License payable	750,000

Total current liabilities	1,466,111

Total liabilities	1,466,111

Commitments and contingencies
Members' deficit
Members' units*	1,698,895
Accumulated deficit	(3,075,113)

Total members' deficit	(1,376,218)

Total liabilities and members' deficit	$89,893

*
See accompanying consolidated statement of changes in members' deficit for each class of units which make up outstanding member units.

The accompanying notes are an integral part of these consolidated financial statements.

TIMBER PHARMACEUTICALS LLC.

Consolidated Statement of Operations

For the Period from February 26, 2019 (Inception) through December 31, 2019
Grant revenues	$270,538

Operating costs and expenses
Research and development	1,748,887
Research and development—license acquired	1,070,000
Selling, general and administrative	488,799

Total operating expenses	3,307,686

Loss from operations	(3,037,148)

Other expense
Loss on foreign currency exchange	130

Total other expense	130

Net loss	$(3,037,278)

The accompanying notes are an integral part of these consolidated financial statements.

TIMBER PHARMACEUTICALS LLC.

Consolidated Statement of Members' Deficit

	Perferred Units		Common Units
					Accumulated Deficit	Total Members' Deficit
	Units	Amount	Units	Amount
Balance at February 26, 2019 (Inception)	—	$—	—	$—	$—	$—
Members' contribution	1,400,000	1,399,900	10,000	100	—	1,400,000
Non-cash contribution from TardiMed	186,493	186,493	—	—	—	186,493
Accrued preferred unit dividend	—	37,835	—	—	(37,835)	—
Equity-based compensation	—	—	—	74,567	—	74,567
Net loss	—	—	—	—	(3,037,278)	(3,037,278)

Balance at December 31, 2019	1,586,493	$1,624,228	10,000	$74,667	$(3,075,113)	$(1,376,218)

The accompanying notes are an integral part of these consolidated financial statements.

TIMBER PHARMACEUTICALS LLC

Consolidated Statement of Cash Flows

For the Period from February 26, 2019 (Inception) through December 31, 2019
Cash flows from operating activities
Net loss	$(3,037,278)
Adjustments to reconcile net loss to net cash used in operating activities:
Research and development-licenses acquired, expensed	1,070,000
Non-cash contribution from TardiMed	186,493
Equity-based compensation	74,567
Changes in assets and liabilities:
Prepaid expenses	(32,820)
Accounts payable	501,451
Accrued expenses	214,660

Net cash used in operating activities	(1,022,927)

Cash flows from investing activities
Purchase of research and development licenses	(320,000)

Net cash used in investing activities	(320,000)

Cash flows from financing activities
Members' contribution	1,400,000

Net cash provided by financing activities	1,400,000

Net increase in cash and cash equivalents	57,073
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$57,073

Non cash financing activities:
Accrued preferred unit dividend	$37,835

The accompanying notes are an integral part of these consolidated financial statements

Note 1.    Organization and description of business operations

Timber Pharmaceuticals LLC (together with its wholly-owned subsidiary, Timber Pharmaceuticals Australia Pty Ltd., the "Company" or "Timber") was formed on February 26, 2019 as a Delaware limited liability company. Timber was founded in 2019 to develop treatments for unmet needs in medical dermatology. Timber has a particular focus on rare diseases or conditions of the skin for which there are no current treatments. Timber is initially targeting multiple indications in rare/orphan dermatology with no approved treatments.

Liquidity and capital resources

The Company has no product revenues, incurred operating losses since Inception, and expects to continue to incur significant operating losses for the foreseeable future and may never become profitable. As of December 31, 2019, the Company had a members' deficit of approximately $1.4 million.

The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

The Company's future liquidity and capital funding requirements will depend on numerous factors, including:

•
its ability to raise additional funds to finance its operations;

•
the outcome, costs and timing of clinical trial results for the Company's current or future product candidates;

•
the emergence and effect of competing or complementary products;

•
its ability to maintain, expand and defend the scope of its intellectual property portfolio, including the amount and timing of any payments the Company may be required to make, or that it may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;

•
its ability to retain its current employees and the need and ability to hire additional management and scientific and medical personnel; and

•
the terms and timing of any collaborative, licensing or other arrangements that it has or may establish.

The Company will likely need to raise substantial additional funds through one or more of the following: issuance of additional debt or equity, or the completion of a licensing transaction for one or more of the Company's pipeline assets. If the Company is unable to maintain sufficient financial resources, its business, financial condition and results of operations will be materially and adversely affected. This could affect future development and business activities and potential future clinical studies and/or other future ventures. Failure to obtain additional equity or debt financing will have a material, adverse impact on the Company's business operations. There can be no assurance that the Company will be able to obtain the needed financing on acceptable terms or at all. Additionally, equity or debt financings will likely have a dilutive effect on the holdings of the Company's existing member units. Accordingly, there are material risks and uncertainties that raise substantial doubt about the Company's ability to continue as a going concern.

Note 2.    Significant accounting policies

Basis of presentation

The Company's consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") as determined by the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") and include all adjustments necessary for the fair presentation of its consolidated balance sheet, results of operations and cash flows for the period presented.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. The most significant estimates in the Company's consolidated financial statements relate to the valuation of equity-based awards and valuation of member units. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company's future results of operations will be affected.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of 90 days or less at acquisition to be cash equivalents. Cash and cash equivalents include cash held in banks and money market mutual funds. There are no cash equivalents as of December 31, 2019.

Research and development

Research and development costs, including in-process research and development acquired as part of an asset acquisition for which there is no alternative future use, is expensed as incurred. Advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made.

Accrued Outsourcing Costs

Substantial portions of the Company's preclinical studies and clinical trials are performed by third-party laboratories, medical centers, contract research organizations and other vendors (collectively "CROs"). These CROs generally bill monthly or quarterly for services performed, or bill based upon milestone achievement. For preclinical studies, the Company accrues expenses based upon estimated percentage of work completed and the contract milestones remaining. Clinical trial costs are a significant component of research and development expenses and include costs associated with third-party contractors. The Company outsources a substantial portion of its clinical trial activities, utilizing external entities such as CROs, independent clinical investigators, and other third-party service providers to assist the Company with the execution of its clinical studies. For each clinical trial that the Company conducts, certain clinical trial costs are expensed immediately, while others are expensed over time based on the number of patients in the trial, the attrition rate at which patients leave the trial, and/or the period over which clinical investigators or CROs are expected to provide services. The Company's estimates depend on the timeliness and accuracy of the data provided by the CROs

Note 2.    Significant accounting policies (Continued)

regarding the status of each program and total program spending. The Company periodically evaluates the estimates to determine if adjustments are necessary or appropriate based on information it receives.

Fair Value Measurement

The Company follows the accounting guidance in ASC 820 for its fair value measurements of financial assets and liabilities measured at fair value on a recurring basis. Under this accounting guidance, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The accounting guidance requires fair value measurements be classified and disclosed in one of the following three categories:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices, for similar assets or liabilities that are directly or indirectly observable in the marketplace.

Level 3: Unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

As of December 31, 2019, the recorded values of prepaid expenses, accounts payable, accrued expenses, and license payable, approximate the fair values due to the short-term nature of the instruments.

Revenue Recognition

The Company has not yet generated any revenue from product sales. The Company's source of revenue in 2019 has been from grants. When grant funds are received after costs have been incurred, the Company records grant revenue upon the receipt of cash.

Equity-based compensation

The Company expenses equity-based compensation to employees and non-employees over the requisite service period based on the estimated grant-date fair value of the awards. The Company accounts for forfeitures as they occur. Equity-based awards with graded-vesting schedules are recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award.

In 2019, the Company granted Value Appreciation Rights ("VARs") to certain employees at specified exercise prices. The Company estimates the fair value of VARs using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of equity-based awards represent management's best estimates and involve inherent uncertainties and the application of management's judgment. All equity-based compensation costs are recorded in general and administrative or research and development costs in the statements of operations.

Note 2.    Significant accounting policies (Continued)

Income taxes

The Company was organized as a limited liability company and subject to the provisions of Subchapter K of the Internal Revenue Code. As such, the Company is not viewed as a taxpaying entity in any jurisdiction and does not require a provision for income taxes. Each member is responsible for the tax liability, if any, related to its proportionate share of the Company's taxable losses.

Recent accounting pronouncements

In May 2014, the FASB issued Accounting Standard Update ("ASU") 2014-09, Revenue from Contracts with Customers (Topic 606), which requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. The FASB subsequently issued ASU 2016-10, Revenue from Contracts with Customers: (Topic 606) Identifying Performance Obligations and Licensing, to address issues arising from implementation of the new revenue recognition standard. The Company adopted the standard effective February 2019. The Company does not currently have product revenues. Accordingly, the adoption of this standard did not have a material effect on the Company's consolidated financial statements and related disclosures.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for fiscal periods beginning after December 15, 2018, including interim periods within those periods. The Company adopted ASU 2017-01 effective February 2019. The adoption of this guidance did not have a material impact on the Company's consolidated financial statements and related disclosures.

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718) Improvements to Nonemployee Share-Based Payment Accounting, which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The guidance also specifies that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor's own operations by issuing share-based payment awards. The Company adopted this standard effective February 2019. The adoption of this standard did not have a material effect on the Company's consolidated financial statements and related disclosures.

Note 3.    Purchases of Assets

Acquisition of Intellectual Property Rights from Patagonia Pharmaceuticals LLC ("Patagonia")

On February 28, 2019, the Company acquired the intellectual property rights to a topical formulation of isotretinoin for the treatment of congenital ichthyosis and identified as TMB-001, formerly PAT-001, from Patagonia (the "TMB-001 Acquisition").

Upon closing of the TMB-001 Acquisition, the Company paid a one-time upfront payment of $50,000 to Patagonia. Patagonia is entitled to up to $27.0 million of cash milestone payments relating to certain regulatory and commercial achievements of TMB-001, with the first being $4.0 million for the initiation of a Phase 3 pivotal trial, as agreed with the FDA. In addition, Patagonia is entitled to net sales earn-out payments ranging from low single digits to mid- double digits. The Company is responsible for

Note 3.    Purchases of Assets (Continued)

all development activities. The potential regulatory and commercial milestones are not yet considered probable, and no milestone payments have been accrued at December 31, 2019.

On June 26, 2019 the Company acquired the intellectual property rights to a locally administered formulation of sitaxsentan for the treatment of cutaneous fibrosis and/or pigmentation disorders, and identified as TMB-003, formerly PAT-S03, from Patagonia (the "TMB-003 Acquisition").

Upon closing of the TMB-003 Acquisition, the Company paid a one-time upfront payment of $20,000 to Patagonia. Patagonia is entitled to up to $10.25 million of cash milestone payments relating to certain regulatory and commercial achievements of TMB-003, with the first being a one-time payment of $250,000 upon the opening of an IND with the FDA. In addition, Patagonia is entitled to net sales earn-out payments ranging from low to mid-single digits. The Company is responsible for all development activities. The potential regulatory and commercial milestones are not yet considered probable, and no milestone payments have been accrued at December 31, 2019.

The TMB-001 Acquisition and TMB-003 Acquisition were accounted for as an asset acquisition pursuant to ASU 2017-01 as the majority of the fair value of the assets acquired were concentrated in a group of similar assets, and the acquired assets did not have outputs or employees. Because the assets had not yet received regulatory approval, the purchase price paid for these assets was recorded as research and development expense in the Company's statement of operations for the period from Inception to December 31, 2019.

Acquisition of License from AFT Pharmaceuticals Limited ("AFT")

On July 5, 2019, the Company and AFT Pharmaceuticals Limited ("AFT") entered into a license agreement which provides the Company with (i) an exclusive license to certain licensed patents, licensed know-how and AFT trademarks to commercialize the Pascomer® product in the United States, Canada and Mexico and (2) a co-exclusive license to develop the Pascomer® product in this territory. Concurrently, the Company granted to AFT an exclusive license to commercialize the Pascomer® product outside of the Company's territory and co-exclusive sublicense to develop and manufacture the licensed product for commercialization outside of the Company's territory (the "AFT License Agreement").

The AFT License Agreement also provides for the formation of a joint steering committee to oversee, coordinate and review recommendations and approve decisions in respect of the matters the development and commercialized of the Pascomer® product. The committee will be comprised of four members, and each of the Company and AFT shall have the right to appoint two members. The Company shall have final decision making authority on all matters relating to the commercialization of the Pascomer® product in its territory and on all matters related to the development (and regulatory approval) of the Pascomer® product, with certain exceptions.

The development of the Pascomer® product shall be conducted pursuant to a written development plan, written by AFT and approved by the joint steering committee. AFT shall perform clinical trials of the Pascomer® product in the Company's territory and shall perform all CMC (chemistry, manufacturing and controls) and related activities to support regulatory approval. The Company is responsible for all expenses incurred by AFT during the term of the AFT License Agreement and the Company and AFT shall equally share all costs and expenses incurred by AFT for development and marketing work performed in furtherance of regulatory approval and commercialization worldwide, outside of the Company's territory.

Pursuant to the AFT License Agreement, the Company is obligated to reimburse AFT for previously spent development costs, subject to certain limitations, and to pay a one-time, irrevocable and

Note 3.    Purchases of Assets (Continued)

non-creditable upfront payment to AFT, payable in scheduled installments. Specifically, the Company paid $0.25 million in October 2019 and the remining $0.75 million due in quarterly installments with the last payment on July 1, 2020. AFT is entitled to up to $25.5 million of cash milestone payments relating to certain regulatory and commercial achievements of the AFT License. In addition, AFT is entitled to net sales royalties ranging from high single digits to low double digits for the program licensed. The potential regulatory and commercial milestones are not yet considered probable, and no milestone payments have been accrued at December 31, 2019.

The AFT License Agreement was accounted for as an asset acquisition pursuant to ASU 2017-01 as the majority of the fair value of the assets acquired were concentrated in a group of similar assets, and the acquired assets did not have outputs or employees. Because the assets had not yet received regulatory approval, the purchase price paid for these assets was recorded as research and development expense in the Company's statement of operations for the period from Inception to December 31, 2019.

Note 4.    Accrued Expenses

The Company's accrued expenses consisted of the following:

December 31, 2019
Accrued expenses:
Employee related	$86,421
Research and development	128,239

Total accrued expenses	$214,660

Note 5.    Members' deficit

As of December 31, 2019, the membership units issued and paid were as follows:

Units
Common units	10,000
Preferred units	1,586,493

The Amended and Restated Limited Liability Company Agreement, between TardiMed Sciences LLC ("TardiMed") and Patagonia, as of March 20, 2019 and as amended on July 26, 2019 (the "LLC Agreement"), provides that 9,000 common units have been issued to TardiMed and are outstanding, and 1,000 common units have been issued to Patagonia and are outstanding. These common units were issued in exchange for initial capital contributions from TardiMed and Patagonia of $90 and $10, respectively. In addition, pursuant to the LLC Agreement, TardiMed agreed to commit $2.5 million of capital of the Company in exchange for preferred units, at a purchase price of $1.00 per Preferred Unit.

During 2019, TardiMed contributed $1.6 million of its commitment capital and 1,586,493 Preferred units have been issued to TardiMed and are outstanding.

Rights of membership units

As agreed to in the LLC Agreement, the Company shall be managed by a board of managers (the "Board") composed initially of up to three members ("Managers"), elected by the common unitholders and preferred unitholders holding a majority of the outstanding common units. Pursuant to the LLC

Note 5.    Members' deficit (Continued)

Agreement, Patagonia has the right to appoint one Manager on the Board for a period of three years. With certain exceptions provided for in the LLC Agreement, each Manager shall have one vote.

Distributions rights

Preferred units are entitled to an eight percent cumulative annual return on the sum of such Preferred units outstanding, which shall accrue and compound annually, whether or not declared, and whether or not there are funds legally available for the payment thereof. Such preferred unit return is in preference to any distributions to common unit holders.

As of December 31, 2019, the Company accrued preferred dividends of $37,835 as a component of members' deficit.

Liquidation

The Board may not approve a sale of the Company without the prior written consent of Patagonia. However, such consent by Patagonia shall not be unreasonably withheld. If the Board proceeds with a sale of the Company (an "Approved Sale"), then each common unitholder and preferred unitholder shall raise no objections against such Approved Sale. If the Approved Sale is structured as a (x) merger or consolidation, each Common and Preferred unitholder shall waive any dissenters' rights, appraisal rights or similar rights in connection with such merger or consolidation or (y) sale of Units, each Common and Preferred unitholder shall agree to sell all of his, her or its Units and rights to acquire Units on the terms and conditions approved by the Board.

No Common or Preferred unitholder shall have the power or right to withdraw or otherwise resign from the Company prior to the dissolution and winding up of the Company.

Note 6.    Equity-based compensation

The Company has a 2019 Equity Incentive Plan (the "Plan") that permits the granting of incentive units (the "Incentive Units"). The maximum aggregate units that may be subject to awards and issued under the Plan is 1,111. At December 31, 2019, 695 Incentive Units are outstanding under the Plan.

VARs

In 2019 the Company granted equity based awards similar to stock options under the Plan as VARs. The VARs have an exercise price, a vesting period and an expiration date, in addition to other terms similar to typical equity option grant terms.

The VARs are subject to a time-based vesting requirement and provide for immediate vesting upon a change of control. Upon valid exercise of vested and exercisable VARs, the Company shall pay to the participant, in a single lump sum cash payment, an amount equal to the product of (a) the excess of (i) fair market value of an Incentive Unit on the date of exercise, over (ii) the exercise price, multiplied by (b) the number of Incentive Units with respect to which VARs are being exercised (the "VAR Amount"). Notwithstanding the foregoing the Equity Incentive Plan Committee of the Board (the "Committee") may elect, in its sole discretion, to pay the VAR Amount in the form of Incentive Units that are equivalent in value to the VAR Amount. The Company has a repurchase right upon vesting. It is the Committee's intention to pay the VAR Amount in the form of Incentive Units and therefore the VARs are accounted for as equity based awards.

Note 6.    Equity-based compensation (Continued)

The following is a summary of VARs issued and outstanding as of December 31, 2019 and for the period from February 26, 2019 (Inception) through December 31, 2019:

	Number of Units	Weighted Average Exercise Price	Total Intrinsic Value	Weighted Average Remaining Contractual Life (in years)
Outstanding as of February 26, 2019 (Inception)	—	$—	$—	—
Issued	734	0.01	294,738	8.9
Cancelled	(39)	0.01	—	—

Outstanding as of December 31, 2019	695	$0.01	$279,077	9.4

Value appreciation right awards vested and expected to vest	695	$0.01	$279,077	9.4
Value appreciation right awards vested and exercisable	13	$0.01	$5,220	9.2

As of December 31, 2019, the unrecognized compensation costs of $0.2 million will be recognized over an estimated weighted-average amortization period of 2.20 years. During the period from February 26, 2019 (Inception) through December 31, 2019 no VARs were exercised.

The fair value of VARs is estimated on the date of grant using the Black-Scholes option-pricing model. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected unit price volatility based on the historical volatility of a publicly traded set of peer companies. Additionally, due to an insufficient history with respect to equity award activity, the expected term assumption is based on a permitted simplified method, which is based on the vesting period and contractual term for each tranche of awards. The mid-point between the weighted-average vesting term and the expiration date is used as the expected term under this method. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect for time periods approximately equal to the expected term of the award. Expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

The fair value of the Company's common units were estimated to be $322.24 as of March 1, 2019, $451.49 as of June 30, 2019 and $401.56 as of September 30, 2019 and December 31, 2019. In order to determine the fair value, the Company considered, among other things, contemporaneous valuations of the Company's common units, the Company's business, financial condition and results of operations, including related industry trends affecting its operations; the likelihood of achieving a liquidity event, such as an initial public offering, or sale, given prevailing market conditions; the lack of marketability of the Company's common units; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions.

The weighted average grant date fair value of VARs granted period from February 26, 2019 (Inception) through December 31, 2019 was $0.3 million.

Note 6.    Equity-based compensation (Continued)

Key assumptions used to estimate the fair value of the VARs granted during period from February 26, 2019 (Inception) through December 31, 2019 are as follows:

Date of valuation	December 31, 2019
Contractual life (in years)	5.13 - 7.50
Expected volatility	82.3% - 117.0%
Risk-free interest rate	1.4% - 2.6%
Expected dividend yield	—

Note 7.    Commitments and contingencies

Leases

The Company is not a party to any leases for office space or equipment.

Litigation

As of December 31, 2019 there was no litigation against the Company.

Note 8.    Related party transactions

Patagonia

Patagonia is a private, family-owned company founded in 2013 to address the medical needs of people with rare and serious dermatological conditions. On February 28, 2019 and June 26, 2019, the Company acquired the TMB-001 and TMB-003 licenses from Patagonia (see Note 3 for the payment terms and more details), respectively. The President of the Company is also the President of Patagonia. On February 27, 2019, the Company issued 1,000 founder common units to Patagonia for $10. As of December 31, 2019, Patagonia holds 1,000 common units which represents 10% of the total voting units outstanding.

TardiMed

Capital Contributions—TardiMed Sciences is a startup venture investment and operating firm in the life sciences space. The Chairman of the Board of the Company is also a Managing Member of TardiMed. The President of the Company is also a Partner of TardiMed. On February 27, 2019, the Company issued 9,000 founder common units to TardiMed for $90. As of December 31, 2019, TardiMed holds 9,000 common units which represents 90% of the total voting units outstanding. From February 26, 2019 to December 31, 2019, TardiMed contributed $1.4 million in exchange for 1.4 million preferred units.

Allocated Expenses—Certain expenses have been allocated by TardiMed and included in its statement of operations and statement of members' deficit as a contribution by TardiMed. These expenses are primarily comprised of TardiMed personnel and related expenses, rent and other office expenses. The Company allocated these expenses contributed on a 50%/50% basis to research and development and selling, general and administrative. Management considers the allocation methodologies used to allocate expenses as reasonable and appropriate based on historical TardiMed expenses attributable to the Company and the Company's operations. The expenses reflected in the consolidated financial statements may not be indicative of expenses that the Company will incur as an independent, publicly traded company and should not be relied upon as an indicator of its future results. From February 26,

Note 8.    Related party transactions (Continued)

2019 to December 31, 2019, $93,246 and $93,247 was allocated to research and development expenses and selling, general and administrative expenses, respectively.

Note 9.    Subsequent events

The Company has completed an evaluation of all subsequent events through February 14, 2020 to ensure that these consolidated financial statements include appropriate disclosure of events both recognized in the consolidated financial statements and events which occurred but were not recognized in the consolidated financial statements. Except as described below, the Company has concluded that no subsequent event has occurred that require disclosure within these consolidated financial statements.

Merger Agreement

On January 28, 2020, BioPharmX Corporation ("BioPharmX") entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") with Timber and BITI Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of BioPharmX ("Merger Sub"). Subject to the terms and conditions contained in the Merger Agreement, including approval of the transactions contemplated therein by BioPharmX's stockholders and by Timber's members, Merger Sub will be merged with and into Timber (the "Merger"), with Timber surviving the Merger as a wholly-owned subsidiary of BioPharmX. As a condition to the closing of the Merger, Timber has agreed to secure $20 million of financing for the combined company.

Under the Merger Agreement, following the Merger, (i) the Timber members, including the investors funding the $20 million investment, will own approximately 88.5% of the outstanding common stock of BioPharmX (the "Common Stock"), and (ii) the BioPharmX stockholders will own approximately 11.5% of the outstanding Common Stock, subject to certain adjustments as more particularly set forth in the Merger Agreement. The holder of a preferred membership interest in Timber of approximately $1.7 million will receive shares of newly designated preferred stock of BioPharmX on comparable terms to the preferred membership interest in Timber. Such shares will not be convertible into shares of Common Stock. Upon completion of the Merger, BioPharmX will change its name to Timber Pharmaceuticals, Inc. and the officers and directors of Timber will become the officers and directors of BioPharmX.

Credit Agreement with BioPharmX

In connection with the Merger Agreement, BioPharmX and Timber entered into a Credit Agreement, dated as of January 28, 2020 (the "Credit Agreement"), pursuant to which Timber has agreed to make a bridge loan to BioPharmX (the "Bridge Loan") in an aggregate amount of $2.25 million. Pursuant to the terms of the Credit Agreement, Timber will make the Bridge Loan to BioPharmX in three tranches: (i) a $625,000 initial advance ($700,000 less $75,000 of original issue discount ("OID")) made on the closing date of the Credit Agreement; (ii) $625,000 ($700,000 less $75,000 of OID) 30 days thereafter; and (iii) $1,000,000 ($1,100,000 less $100,000 of OID) upon the closing of the Merger. The Bridge Loan will bear interest at a rate of 12% per annum and is repayable upon the earlier of July 15, 2020, the termination (without completion) of the Merger, or upon a liquidity event, as defined in the Credit Agreement. BioPharmX has also issued to Timber a promissory note setting forth the terms of repayment (the "Note").

The Bridge Loan is secured by a lien on all of BioPharmX's assets. Further, in connection with the Bridge Loan, on January 28, 2020 BioPharmX issued to Timber a warrant to purchase approximately 2.3 million shares of Common Stock at a nominal exercise price (the "Bridge Warrant"). The Bridge Warrant is exercisable commencing on its issuance and expires 30 months thereafter.

Note 9.    Subsequent events (Continued)

Bridge Financing

In connection with the Merger Agreement and the Credit Agreement, Timber entered into a securities purchase agreement, dated as of January 28, 2020 (the "SPA") with certain institutional investors (the "Buyers"), pursuant to which the Buyers have agreed to purchase, and Timber agreed to issue, senior secured promissory notes (the "Timber Bridge Notes") from Timber in the aggregate principal amount of $5 million, in exchange for an aggregate purchase price of $3.75 million, representing aggregate OID of $1.25 million. Pursuant to the terms of the SPA, the Buyers will purchase the Timber Bridge Notes in three closings: (i) the first closing for $1,666,666.67 in aggregate principal amount (in exchange for an aggregate purchase price of $1.25 million) on the closing date of the SPA; (ii) the second closing for $1,666,666.67 in aggregate principal amount (in exchange for an aggregate purchase price of $1.25 million) on February 14, 2020; and (iii) the third closing for $1,666,666.66 in aggregate principal amount (in exchange for an aggregate purchase price of $1.25 million) on March 13, 2020. The Timber Bridge Notes bear interest at a rate of 15% per annum (25% upon the occurrence of an event of default thereunder) and are repayable upon the earlier of (i) the closing of a fundamental transaction of Timber, (ii) the date on which Timber's equity is registered under the Securities Exchange Act of 1934, as amended or is exchanged for equity so registered (the "Public Company Date") or (iii) July 28, 2020. The Timber Bridge Notes are secured by a lien on all of Timber's assets.

ANNEX A

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION

among:

BIOPHARMX CORPORATION,
a Delaware corporation;

BITI MERGER SUB, INC.
a Delaware corporation; and

TIMBER PHARMACEUTICALS LLC,
a Delaware limited liability company

Dated as of January 28, 2020

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") is made and entered into as of January 28, 2020, by and among BIOPHARMX CORPORATION, a Delaware corporation ("Parent"), BITI MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and TIMBER PHARMACEUTICALS LLC, a Delaware limited liability company (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.    Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the "Merger") in accordance with this Agreement, the DGCL, and the DLLCA. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly-owned, limited liability company subsidiary of Parent.

B.    The Parties intend that the Merger constitute a transaction described in Section 351(a) of the Code.

C.    The Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the members of the Company pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the issuance of shares of Parent Common Stock to the members of the Company pursuant to the terms of this Agreement.

D.    The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.

E.    The Company Managers have (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its members, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the members of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

F.     Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company's willingness to enter into this Agreement, all of the officers and directors of Parent (who are listed on Section A of the Company Disclosure Schedule (solely in their capacity as stockholders of Parent)) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit B (the "Parent Stockholder Support Agreement"), pursuant to which such Persons have, subject to the terms and conditions set forth therein and herein, agreed to vote all shares of Parent Common Stock of which they are the beneficial owner (as defined by Rule 13d-3 of the Exchange Act) in favor of the Parent Stockholder Matters.

G.    It is expected that on the date that Parent holds the Parent Stockholders' Meeting, the holders of membership interests in the Company sufficient to adopt and approve this Agreement and the Merger as required under the DLLCA and the Company's Organizational Documents will execute and deliver an action by written consent adopting this Agreement in a form reasonably acceptable to Parent, in order to obtain the Required Company Member Vote (the "Company Member Written Consent").

 AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1    DESCRIPTION OF TRANSACTION

1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease. The Company will continue as the surviving limited liability company in the Merger (the "Surviving Entity").

1.2    Effects of the Merger.    The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL and the DLLCA. As a result of the Merger, the Company will become a wholly-owned, limited liability company subsidiary of Parent.

1.3    Closing; Effective Time.    Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8, the consummation of the Merger (the "Closing") shall take place remotely as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree. The date on which the Closing actually takes place is referred to as the "Closing Date." At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and the DLLCA and in a form reasonably acceptable to Parent and the Company (the "Certificate of Merger"). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the "Effective Time").

1.4    Certificate of Formation; Directors, Managers and Officers.    At the Effective Time:

  (a)   the Certificate of Formation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Formation of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Law.

  (b)   the limited liability company agreement of the Company as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Entity, until thereafter amended as provided by the DLLCA and such limited liability company agreement and as provided herein;

  (c)   the certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation;

  (d)   the directors and officers of Parent, each to hold office in accordance with the certificate of incorporation and bylaws of Parent, shall be designated by the Company, and as set forth in Section 5.11; and

  (e)   the managers and officers of the Surviving Entity, each to hold office in accordance with the limited liability company agreement of the Surviving Entity, shall be the managers and officers of the Company as set forth in Section 5.11, after giving effect to the provisions of Section 5.11, or such other persons as shall be mutually agreed upon by Parent and the Company.

1.5    Conversion of Shares and Membership Interests.

  (a)   At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any member of the Company or stockholder of Parent;

      (i)  The Company Preferred Equity outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive a number of shares of a class of newly issued Parent Preferred Stock which shall not be convertible to Parent Common Stock but which shall have economic terms which are substantially the same as the economic terms of the Company Preferred Equity currently outstanding. The Parties shall negotiate in good faith prior to filing the Form S-4 with the SEC for the form of Certificate of Designations with respect to the Parent Preferred Stock to be issued pursuant to this paragraph.

     (ii)  The Company Common Equity, together with the Company VARs specified by the Company pursuant to Exhibit C annexed hereto, outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive a number of shares of Parent Common Stock and/or options or warrants to purchase Parent Common Stock equal in the aggregate to the Timber Allocation Number (the "Merger Consideration").

    (iii)  Exhibit C annexed hereto describes how the Merger Consideration is to be allocated among shares of stock, options and warrants of the Parent and among the Company Equity holders including, if elected by the Company prior to Closing, holders of the Company VARs of the Company outstanding immediately prior to the Effective Time (with the treatment of vesting and any such repurchase options or risks of forfeiture, also described in Exhibit C).

  (b)   No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Equity who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon delivery by such holder of a Stock Registration Form in accordance with Section 1.7(b) and any accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Closing Price.

  (c)   All shares of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for 100% of the membership interests of the Surviving Entity.

  (d)   If, between the date of this Agreement and the Effective Time, the outstanding Units of Company Equity or shares of Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Timber Allocation Number shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Equity and Parent Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Equity or Parent Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

1.6    Closing of the Company's Transfer Books.    At the Effective Time: (a) all Company Equity outstanding immediately prior to the Effective Time shall be treated in accordance with Exhibit C and all holders of Company Equity that was outstanding immediately prior to the Effective Time shall cease to have any rights as equity holders of the Company; and (b) the transfer books of the Company shall be closed with respect to all Company Equity outstanding immediately prior to the Effective Time. No further transfer of any such Company Equity shall be made on such transfer books after the Effective Time. If, after the Effective Time, a valid certificate (if any) previously representing any Company Equity outstanding immediately prior to the Effective Time is presented to the Exchange Agent or to the Surviving Entity, such Certificate shall be canceled and shall be exchanged as provided in Exhibit C.

1.7    Issuance of Certificates.

  (a)   On or prior to the Closing Date, the Parent shall deposit with its transfer agent (the "Exchange Agent"): (i) certificates or evidence of book-entry shares representing the Parent Common Stock issuable pursuant to Section 1.5(a) and Exhibit C and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(b). The Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

  (b)   Promptly after the Effective Time, the Parties shall cause the holders of Company Equity listed on Exhibit C to deliver to the Exchange Agent a completed and executed Stock Registration Form in the form of Exhibit D. Upon delivery of each Stock Registration Form to the Exchange Agent (A) the holder of such Company Equity shall be entitled to receive in exchange therefor a certificate or certificates or book-entry shares representing the Merger Consideration (in a number of whole shares of Parent Common Stock) that such holder has the right to receive pursuant to the provisions of Section 1.5(a) and Exhibit C (and cash in lieu of any fractional share of Parent Common Stock pursuant to the provisions of Section 1.5(b)).

1.8    Further Action.    If, at any time after the Effective Time, any further action is determined by the Surviving Entity to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Entity shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Entity and otherwise) to take such action.

Section 2    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.13(i), except as set forth in the disclosure schedule delivered by the Company to Parent (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Merger Sub as follows:

2.1    Due Organization; Subsidiaries.

  (a)   The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

  (b)   The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

  (c)   The Company has no Subsidiaries, and does not owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 2.1(c) of the Company Disclosure Schedule.

  Such entity is recently formed, and representations with respect to the Company's business shall be read to include the Company and its subsidiary as a whole.

2.2    Organizational Documents.    The Company has delivered to Parent accurate and complete copies of the Organizational Documents of the Company in effect as of the date of this Agreement. The Company is not in material breach or violation of its Organizational Documents.

2.3    Authority; Binding Nature of Agreement.    The Company has all necessary power and authority as a limited liability company to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Managers have (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its members, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the members of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.4    Vote Required.    The affirmative vote (or written consent) of the Company Managers and holders of all of the membership interests of the Company outstanding on the record date for the Company Member Written Consent and entitled to vote thereon (the "Required Company Member Vote") is the only vote (or written consent) of the holders of any class or series of Company Equity necessary to adopt and approve this Agreement and approve the Contemplated Transactions.

2.5    Non-Contravention; Consents.    Subject to obtaining the Required Company Member Vote and the filing of the Certificate of Merger required by the DGCL and the DLLCA, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

  (a)   contravene, conflict with or result in a violation of any of the provisions of the Company's Organizational Documents;

  (b)   contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject, except as would not reasonably be expected to be material to the Company or its business;

  (c)   contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, except as would not reasonably be expected to be material to the Company or its business;

  (d)   contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or

  (e)   result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).

Except for (i) any Consent set forth on Section 2.5 of the Company Disclosure Schedule under any Company Contract, (ii) the Required Company Member Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, the Company is not nor will it be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions.

2.6    Capitalization.

  (a)   Section 2.6(a) of the Company Disclosure Schedule sets forth the outstanding Company Equity as of the date of this Agreement.

  (b)   All of the outstanding membership interests of the Company have been validly issued, and are fully paid and nonassessable. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any membership interests of the Company. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding membership interests.

  (c)   Except as set forth in Section 2.6(c) of the Company Disclosure Schedule, the Company does not have any equity option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person (a "Company Plan"). Section 2.6(c) of the Company Disclosure Schedule sets a complete description of all information with respect to the Company VARs. The Company has made available to Parent an accurate and complete copy of the Company Plans and all agreements evidencing outstanding Company VARs.

  (d)   Except as set forth on Section 2.6(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any securities of the Company; (iii) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any securities of the Company; or (iv) outstanding or authorized equity appreciation, phantom equity, profit participation or other similar rights with respect to the Company.

  (e)   All outstanding securities of the Company have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

2.7    Financial Statements.

  (a)   Concurrently with the execution hereof, the Company has provided to Parent true and complete copies of the Company's unaudited consolidated balance sheets at, December 31, 2019, together with related unaudited consolidated statements of income, members' equity and cash flows, and notes thereto, of the Company for the fiscal period then ended (collectively, the "Company Financials", the balance sheet of December 31, 2019 being the "Company Unaudited Balance Sheet"). The Company Financials were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which are material) and fairly present, in all material respects, the financial position and operating results of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated therein.

  (b)   To the Knowledge of the Company, the Company maintains accurate books and records reflecting their assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability of the Company's assets; (iii) access to the Company's assets is permitted only in accordance with management's general or specific authorization; (iv) the recorded accountability for the Company's assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

  (c)   Section 2.7(c) of the Company Disclosure Schedule lists, and the Company has delivered to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company since February 26, 2019.

  (d)   Since February 26, 2019, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Managers or any committee thereof. Since February 26, 2019, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company , (ii) any fraud, whether or not material, that involves the Company, the Company's management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

2.8    Absence of Changes.    Except as set forth on Section 2.8 of the Company Disclosure Schedule, between the date of the Company Unaudited Balance Sheet and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required the consent of Parent pursuant to Section 4.2(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.9    Absence of Undisclosed Liabilities.    The Company does not have any liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a "Liability"), individually or in the aggregate, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company since the date of the Company Unaudited Balance Sheet in the Ordinary Course of Business and which are not in excess of $10,000 in the aggregate (c) Liabilities for performance of obligations of the Company under Company Contracts (other than for breach thereof); (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company and (f) Liabilities listed in Section 2.9 of the Company Disclosure Schedule.

2.10    Title to Assets.    The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Company Unaudited Balance Sheet; and (b) all other assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

2.11    Real Property; Leasehold.    The Company does not own nor has ever owned any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company, and (b) copies of all leases under which any such real property is possessed (the "Company Real Estate Leases"), each of which is in full force and effect, with no existing material default thereunder. The Company's use and operation of each such leased property conforms to all applicable Laws in all material respects, and the Company has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances. The Company has not received written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties.

2.12    Intellectual Property.

  (a)   The Company owns, or has the legal and valid right to use, as currently being used by the Company, all Company IP Rights, and with respect to Company IP Rights that are owned by the Company, has the right to bring actions for the infringement of such Company IP Rights, in each case except subject to the terms of the license agreements set forth on Section 2.12(c) of the Company Disclosure Schedule for any failure to own, have such rights to use, or have such rights to bring actions for infringement.

  (b)   Section 2.12(b) of the Company Disclosure Schedule sets forth an accurate, true and complete listing of (i) all Company IP Rights that are owned by the Company that are registered, filed or issued under the authority of, with or by any Governmental Body, including all Patents, registered Copyrights, and registered Trademarks (including domain names) and all applications for any of the foregoing, (ii) to the Knowledge of the Company, all Company IP Rights that are exclusively licensed to the Company that are registered, filed or issued under the authority of, with or by any Governmental Body, including all Patents, registered Copyrights, and registered Trademarks (including domain names) and (iii) all applications for any of the foregoing, and specifying as to each such item, as applicable, the owner(s) of record (and, in the case of domain names, the registrar), jurisdiction of application and/or registration, the application and/or registration number, the date of application and/or registration, and the status of application and/or registration. To the Knowledge of the Company, each item of Company IP Rights that is Company Registered IP is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline.

  (c)   Section 2.12(c) of the Company Disclosure Schedule accurately identifies (i) all material Company Contracts pursuant to which Company IP Rights are licensed to the Company (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company's products or services, (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials and (C) any confidential information provided under confidentiality agreements), and (ii) whether the license or licenses granted to the Company are exclusive or non-exclusive. For purposes of greater certainty, the term "license" in this Section 2.12(c) and in Section 2.12(d) includes any license, sublicense, covenant, non-assert, consent, release or waiver.

  (d)   Section 2.12(d) of the Company Disclosure Schedule accurately identifies each material Company Contract pursuant to which the Company has granted any license under, or any right (whether or not currently exercisable) or interest in, any Company IP Rights to any Person (other than any Company IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such suppliers or service providers to provide services for the Company's benefit).

  (e)   Except as set forth in Section 2.12(e) of the Company Disclosure Schedule, the Company is not bound by, and no Company IP Rights are subject to, any Company Contract containing any covenant or other provision, or any judicial, administrative or arbitral order, judgment, award, order, decree, injunction, settlement or stipulation, that in any way limits or restricts the ability of the Company to use, exploit, assert, enforce, sell, transfer or dispose of any such Company IP Rights anywhere in the world, in each case, in a manner that would materially limit the business of the Company as currently conducted or planned to be conducted.

  (f)    Except as identified in Section 2.12(f) of the Company Disclosure Schedule, the Company is the sole and unrestricted legal and beneficial owner of all right, title, and interest to and in Company IP Rights (other than (i) Company IP Rights exclusively and non-exclusively licensed to the Company or one of its Subsidiaries, as identified in Section 2.12(c) of the Company Disclosure Schedule, (ii) any non-customized software that (A) is licensed to the Company solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company's or any of its Subsidiaries' products or services and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

      (i)  Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to the Company and confidentiality provisions protecting confidential information of the Company and the Company has no reason to believe that any such Person is unwilling to provide the Company with cooperation as may be reasonably required to complete or prosecute all Company IP Rights.

     (ii)  Except as identified in Section 2.12(f)(ii) of the Company Disclosure Schedule, no current or former member, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights purported to be owned by the Company. To the Knowledge of the Company, no employee of the Company is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (b) in breach of any Contract with any former employer or other Person concerning Company IP Rights purported to be owned by the Company or confidentiality provisions protecting Trade Secrets and confidential information comprising Company IP Rights purported to be owned by the Company.

    (iii)  Except as identified in Section 2.12(f)(iii) of the Company Disclosure Schedule, no Company IP Rights were developed, in whole or in part (A) pursuant to or in connection with the development of any professional, technical or industry standard, (B) under contract with or using the resources of any Governmental Body, academic institution or other entity that would subject any Company IP Rights to the rights of any Governmental Body, academic institution or other entity or (C) under any grants or other funding arrangements with third parties.

     (iv)  The Company has taken all commercially reasonable and appropriate steps to protect and maintain the Company IP Rights, including to preserve the confidentiality of all proprietary information that the Company holds, or purports to hold, as a material Trade Secret. Any disclosure by the Company of Trade Secrets to any third party has been pursuant to the terms of a written agreement with such Person or is otherwise lawful. Company has implemented and maintained a reasonable security plan consistent with industry practices of companies offering similar products or services. The Company has not experienced any breach of security or otherwise unauthorized access by third parties to the confidential information in Company's possession, custody or control.

     (v)  The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights owned or purported to be owned by or exclusively licensed to the Company to any other Person. As of the date of this Agreement, except as set forth in Section 2.12(f)(v) of the Company Disclosure Schedule, the Company has not sold or otherwise transferred (other than standard licenses or rights to use granted to customers, suppliers or service providers in the Ordinary Course of Business) any of the Company IP Rights to any third party, and there exists no obligation by the Company to assign or otherwise transfer any of the Company IP Rights to any third party.

     (vi)  To the Knowledge of the Company, (i) the Company IP Rights are valid and enforceable and (ii) constitute all Intellectual Property necessary for the Company to conduct its business as currently conducted and planned to be conducted. Company has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Company IP Rights that would constitute fraud with respect to such application.

  (g)   To the Knowledge of the Company, the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Company does not violate any license or agreement between the Company and any third party, and does not infringe or misappropriate any Intellectual Property right of any third party. Company has not been sued in any action, suit or proceeding, or received any written communications alleging that any Company IP rights or product or past activity has violated or would violate any Intellectual Property Rights of any third party and to the Company's knowledge a valid claim for such action, suit or proceeding does not exist. No Company IP Rights are subject to any proceeding, order, judgment, settlement agreement, stipulation or right that restricts in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of any Company IP Rights

  (h)   To the Knowledge of the Company, no third party is infringing upon any Company IP Rights or violating any license or agreement between the Company and such third party, and the Company have not sent any written communication to or asserted or threatened in writing any action or claim against any Person involving or relating to any Company IP Rights.

  (i)    There is no current or pending Legal Proceeding (including, but not limited to, opposition, interference, inter partes review, or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Rights or products or technologies, nor has the Company received any written notice asserting or suggesting that any such Company IP Rights, or the Company's right to use, sell, license or dispose of any such Company IP Rights or products or technologies conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

  (j)    Except as set forth in the Contracts listed on Section 2.12(j) of the Company Disclosure Schedule and except for Company Contracts entered into in the Ordinary Course of Business, (i) the Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, in each case, that would reasonably be expected to be material to the Company or its business, and (ii) the Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility is material and remains in force as of the date of this Agreement.

2.13    Agreements, Contracts and Commitments.

  (a)   Section 2.13(a) of the Company Disclosure Schedule identifies each Company Contract in effect as of the date of this Agreement that involves payment or receipt by the Company of more than $10,000 in the aggregate, or obligations after the date of this Agreement in excess of $10,000 in the aggregate other than any Benefit Plans and includes: (each, a "Company Material Contract" and collectively, the "Company Material Contracts"):

      (i)  each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

     (ii)  each Company Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Entity to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

    (iii)  each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $10,000 pursuant to its express terms and not cancelable without penalty;

     (iv)  each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

     (v)  each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

     (vi)  each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $50,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;

    (vii)  each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

    (viii)  each Company Real Estate Lease;

     (ix)  each Company Contract with any Governmental Body;

     (x)  each Company IP Rights Agreement required to be listed on Section 2.12(c)or Section 2.12(d) of the Company Disclosure Schedule;

     (xi)  each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company; or

    (xii)  any other Company Contract that is not terminable at will (with no penalty or payment) by the Company, as applicable, and (A) which involves payment or receipt by the Company or its Subsidiaries after the date of this Agreement under any such agreement, contract or commitment of more than $25,000 in the aggregate, or obligations after the date of this Agreement in excess of $10,000 in the aggregate, or (B) that is material to the business or operations of the Company, taken as a whole.

  (b)   The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, there are no Company Material Contracts that are not in written form. The Company has not, nor to the Company's Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to the Company or its business. As to the Company , as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

2.14    Compliance; Permits; Restrictions.

  (a)   The Company is, and since February 26, 2019 has been, and, to the Company's knowledge, the entities that owned any of the Company's material intellectual property prior to such date were, in compliance in all material respects with all applicable Laws, including the Federal Food, Drug, and Cosmetic Act ("FDCA"), the Food and Drug Administration ("FDA") regulations adopted thereunder, the Controlled Substance Act and any other similar Law administered or promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (each, a "Drug Regulatory Agency"), except for any noncompliance, either individually or in the aggregate, which would not be material to the Company. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of the Company, threatened against the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company's ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

  (b)   The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the "Company Permits"). Section 2.14(b) of the Company Disclosure Schedule identifies each Company Permit. The Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Entity or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the Effective Time.

  (c)   There are no proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged material violation by the Company of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other similar Law administered or promulgated by any Drug Regulatory Agency.

  (d)   The Company holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary or material to the conduct of the business of the Company or such Subsidiary as currently conducted, and, as applicable, the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (collectively, the "Company Products") (collectively, the "Company Regulatory Permits") and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner. The Company is in compliance in all material respects with the Company Regulatory Permits and have not received any written notice or other written communication, or to the Knowledge of the Company, any other communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit. Except for the information and files identified in Section 2.14(d) of the Company Disclosure Schedule, the Company has made available to Parent all information requested by Parent in the Company's or its Subsidiaries' possession or control relating to the Company Products and the development, clinical testing, manufacturing, importation and exportation of the Company Products, including complete copies of the following (to the extent there are any): (x) copies of all investigational new drug applications (INDs) submitted to the FDA, and all supplements to and amendments of such INDs; new drug applications; adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other material written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar notices, letters, filings, correspondence and meeting minutes with any other Governmental Body. The Company has complied in all material respects with the ICH E9 Guidance for Industry: Statistical Principles for Clinical Trials in the management of the clinical data that have been presented to the Company. To the Knowledge of the Company, there are no facts that would be reasonably likely to result in any warning, untitled or notice of violation letter or Form FDA-483 from the FDA. The Company is not aware of any studies, tests or trials the results of which the Company believes reasonably call into question (i) the study, test or trial results of any Company Products, (ii) the efficacy or safety of any Company Products or (iii) any of the Company's filings with any Governmental Body.

  (e)   All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its current products or product candidates, including the Company Products, have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. No preclinical or clinical trial currently being conducted by or on behalf of the Company has been terminated or suspended prior to completion for safety or non-compliance reasons. Since February 26, 2019, the Company has not received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of the Company threatening to initiate, the termination or suspension of any clinical studies currently being conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or product candidates, including the Company Products, have participated. The Company has not received any notices, correspondence, or other communications regarding any clinical studies that have been conducted by or on behalf of, or sponsored by, the Company or in which the Company or its products or product candidates have participated that are anticipated to result in any material liability to Company or have a Company Material Adverse Effect on the Company.

  (f)    The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, the Company has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA's "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy, and any amendments thereto. None of the Company or any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Knowledge of the Company, threatened against the Company or any of its officers, employees or agents.

  (g)   The Company has complied with all Laws relating to patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations promulgated thereunder, all as amended from time to time (collectively "HIPAA"), including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. The Company has entered into, where required, and are in compliance in all material respects with the terms of all Business Associate (as defined in HIPAA) agreements to which the Company or a Subsidiary is a party or otherwise bound. The Company has created and maintained written policies and procedures to protect the privacy of all protected health information, provide training to all employees and agents as required under HIPAA, and have implemented security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form. The Company has not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful Security Incident, Breach of Unsecured Protected Health Information or breach of personally identifiable information under applicable Laws have occurred with respect to information maintained or transmitted to the Company, or an agent or third party subject to a Business Associate Agreement with the Company. The Company is currently submitting, receiving and handling or is capable of submitting receiving and handling transactions in accordance with the Standard Transaction Rule. All capitalized terms in this Section 2.14(g) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

  (h)   The Company has complied in all material respects with the ICH E9 Guidance for Industry to the extent applicable to its current activities.

2.15    Legal Proceedings; Orders.

  (a)   As of the date of this Agreement, there is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) any Company Associate (in his or her capacity as such) or (C) any of the material assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

  (b)   Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, since February 26, 2019, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company.

  (c)   There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or to any material assets owned or used by the Company.

2.16    Tax Matters.

  (a)   The Company has timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No claim has ever been made by any Governmental Body in any jurisdiction where the Company does not file a particular Tax Return or pay a particular Tax that the Company or such Subsidiary is subject to taxation by that jurisdiction.

  (b)   All income and other Taxes due and owing by the Company on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. Since the date of the Company Unaudited Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business.

  (c)   All Taxes that the Company is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its employees, independent contractors, members, or other third parties and, have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

  (d)   There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

  (e)   No deficiencies for income or other Taxes with respect to the Company has been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing, and to the Knowledge of the Company, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company. The Company has not waived any statute of limitations in respect of any income or other Taxes or agreed to any extension of time with respect to any income or other Tax assessment or deficiency.

  (f)    The Company is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

  (g)   The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

  (h)   The Company has never had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a jurisdiction outside of the United States.

  (i)    The Company has not participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a "listed transaction" that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

  (j)    The Company has not taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

  (k)   The Company has been classified as a partnership for United States federal and applicable state income Tax purposes since its inception.

For purposes of this Section 2.16, each reference to the Company shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company.

2.17    Employee and Labor Matters; Benefit Plans.

  (a)   Section 2.17(a) of the Company Disclosure Schedule is a list of all material Benefit Plans, including, without limitation, each Benefit Plan that provides for retirement, change in control, deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits. "Benefit Plan" means each (i) "employee benefit plan" as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, maintained, contributed to, or required to be contributed to, by the Company or any Company ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of the Company or under which the Company has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Code Section 414 with any other person).

  (b)   As applicable with respect to each material Benefit Plan, the Company has made available to Parent, true and complete copies of (i) each material Benefit Plan, including all amendments thereto, and in the case of an unwritten material Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (vii) for the last year, all records, notices and filings concerning IRS or Department of Labor or other Governmental Body audits or investigations, and (viii) all policies and procedures established to comply with the privacy and security rules of HIPAA.

  (c)   Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and applicable Law, including the applicable provisions of ERISA and the Code.

  (d)   Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which is intended to meet the qualification requirements of Section 401(a) of the Code has received a determination letter or opinion letter from the IRS to the effect that such plan is qualified under Section 401(a) of the Code and the related trust is exempt from federal income Taxes under Section 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Benefit Plan or the tax exempt status of the related trust.

  (e)   Neither the Company nor any Company ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any "multiemployer plan" (within the meaning of Section 3(37) of ERISA), (iii) any "multiple employer plan" (within the meaning of Section 413 of the Code) or (iv) any "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA).

  (f)    There are no pending audits or investigations by any Governmental Body involving any Benefit Plan, and no pending or, to the Knowledge of the Company, threatened claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to the Company.

  (g)   Neither the Company nor any Company ERISA Affiliate, nor to the Knowledge of the Company, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in, or in connection with the transactions contemplated by this Agreement will engage in, any transaction with respect to any Benefit Plan which would subject any such Benefit Plan, the Company, any of its Subsidiaries or Company ERISA Affiliates or Parent to a material Tax, material penalty or material liability for a "prohibited transaction" under Section 406 of ERISA or Section 4975 of the Code.

  (h)   No Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law. Section 2.17(h) of the Company Disclosure Schedule sets forth all outstanding severance obligations to existing and previously terminated employees and service providers of the Company, listing for each individual recipient (i) name, (ii) applicable plan or agreement, (iii) description of the severance, including terms of payment and (iv) amount.

  (i)    Neither the execution of, nor the performance of the transactions contemplated by, this Agreement will either alone or in connection with any other event(s) (i) result in any payment or benefit becoming due to any current or former employee, director, officer, or independent contractor of the Company thereof, (ii) increase any amount of compensation or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Benefit Plan or (v) limit the right to merge, amend or terminate any Benefit Plan.

  (j)    Neither the execution of, nor the consummation of the transactions contemplated by this Agreement (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a "disqualified individual" (within the meaning of Code Section 280G) of any payment or benefit that is or could be characterized as an excess "parachute payment" (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

  (k)   The exercise price of each Company Option is not, never has been and can never be less than the fair market value of the underlying Company membership interest as of the grant date of such Company Option. Each Benefit Plan that is a "nonqualified deferred compensation plan" (within the meaning of Code Section 409A) complies and has at all times been in documentary and operational compliance with Code Section 409A and IRS regulations issued thereunder, except as would not be reasonably expected to result in material liability to the Company.

  (l)    No current or former employee, officer, director or independent contractor of the Company has any "gross up" agreements or other assurance of reimbursement for any Taxes imposed under Code Section 409A or Code Section 4999.

  (m)  The Company is not a party to, bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and there is no labor union, labor organization, or similar Person representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company, including through the filing of a petition for representation election.

  (n)   The Company is, and since February 26, 2019 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, tax withholding, prohibited discrimination and retaliation, equal employment opportunities, harassment, fair employment practices, meal and rest periods, immigration, employee safety and health, wages (including overtime wages), unemployment and workers' compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to the Company, with respect to employees of the Company , the Company , since February 26, 2019: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business).

  (o)   Except as would not be reasonably likely to result in a material liability to the Company, with respect to each individual who currently renders services to the Company, the Company has accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, the Company has accurately classified him or her as overtime eligible or overtime ineligible under all applicable Laws. The Company does not have any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

  (p)   There is not and has not been in the past three (3) years, nor is there or has there been in the past three (3) years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity, against the Company. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity.

  (q)   There is no Legal Proceeding, claim, unfair labor practice charge or complaint, labor dispute or grievance pending or, to the Knowledge of the Company, threatened against the Company relating to labor, employment, employment practices, or terms and conditions of employment.

  (r)   As of the date hereof, no Key Employee has submitted his or her resignation or, to the Knowledge of the Company, intends to resign.

2.18    Environmental Matters.    The Company is and since February 26, 2019 has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business. The Company has not received since February 26, 2019 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the Company's or any of its Subsidiaries' compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company or its business. No current or (during the time a prior property was leased or controlled by the Company) prior property leased or controlled by the Company has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Company pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the Contemplated Transactions. Prior to the date hereof, the Company has provided or otherwise made available to Parent true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company with respect to any property leased or controlled by the Company or any business operated by it.

2.19    Insurance.    The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since February 26, 2019, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy;

or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company for which the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

2.20    No Financial Advisors.    Except as set forth on Section 2.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder's fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.21    Transactions with Affiliates.

  (a)   Section 2.21(a) of the Company Disclosure Schedule describes any material transactions or relationships, since February 26, 2019, between, on one hand, the Company and, on the other hand, any (i) executive officer or director of the Company or any of such executive officer's or manager's immediate family members, (ii) owner of more than five percent (5%) of the voting power of the outstanding Company Equity or (iii) to the Knowledge of the Company, any "related person" (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

  (b)   Section 2.21(b) of the Company Disclosure Schedule lists each member agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of Company Equity, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights.

2.22    Anti-Bribery.    None of the Company or any of their respective managers, officers, employees or agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law (collectively, the "Anti-Bribery Laws"). The Company is not or has been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

2.23    Disclaimer of Other Representations or Warranties.    Except as previously set forth in this Section 2 or in any certificate delivered by the Company to Parent and/or Merger Sub pursuant to this Agreement, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

Section 3    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 10.13(i), except (i) as set forth in the disclosure schedule delivered by Parent to the Company (the "Parent Disclosure Schedule") or (ii) as disclosed in the Parent SEC Documents filed with the SEC on or after March 1, 2019 and prior to the date hereof and publicly available on the SEC's Electronic Data Gathering Analysis and Retrieval, system (but (A) without giving effect to information in any exhibits to Parent SEC Documents, even if publicly available on the SEC's Electronic Data Gathering Analysis and Retrieval system or incorporated by reference and (B) excluding any disclosures contained under the heading "Risk Factors" and any disclosure of risks included in any "forward-looking statements" disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Parent and Merger Sub represent and warrant to the Company as follows:

3.1    Due Organization; Subsidiaries.

  (a)   Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used. Since the date of its incorporation, Merger Sub has not engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement.

  (b)   Parent is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

  (c)   Each of Parent's Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not be reasonably expected to have a Parent Material Adverse Effect.

3.2    Organizational Documents.    Parent has made available to the Company accurate and complete copies of Parent's and Merger Sub's Organizational Documents in effect as of the date of this Agreement. Neither Parent nor Merger Sub is in material breach or violation of its respective Organizational Documents.

3.3    Authority; Binding Nature of Agreement.    Each of Parent and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Parent Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders; (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the members of the Company pursuant to the terms of this Agreement; and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the members of the Company pursuant to the terms of this Agreement. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder; (y) deemed advisable and approved this Agreement and the Contemplated Transactions; and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.4    Vote Required.    The affirmative vote of a majority of the shares of Parent Common Stock that are outstanding and eligible to vote at the Parent Stockholders' Meeting is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the Share Issuance Proposal, the Reverse Stock Split Proposal and such other proposals as may be required to approve the transactions contemplated by this Agreement (collectively, the "Required Parent Stockholder Matters", and such votes, the "Required Parent Stockholder Vote").

3.5    Non-Contravention; Consents.    Subject to obtaining the Required Parent Stockholder Vote and the filing of the Certificate of Merger required by the DGCL and the DLLCA, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

  (a)   contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or Merger Sub;

  (b)   contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject, except as would not reasonably be expected to be material to Parent or its business;

  (c)   contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent, except as would not reasonably be expected to be material to Parent or its business;

  (d)   contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (iii) accelerate the maturity or performance of any Parent Material Contract; or (iv) cancel, terminate or modify any term of any Parent Material Contract, except in the case of any non-material breach, default, penalty or modification; or

  (e)   result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent (except for Permitted Encumbrances).

Except for (i) any Consent set forth on Section 3.5 of the Parent Disclosure Schedule under any Parent Contract, (ii) the Required Parent Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Contemplated Transactions. The Parent Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state Takeover Statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

3.6    Capitalization.

  (a)   The authorized capital stock of Parent consists of 450,000,000 shares of Parent Common Stock, par value $0.001 per share, of which 15,227,891 shares have been issued and are outstanding as of December 31, 2019 (the "Capitalization Date") and 10,000,000 shares of preferred stock, par value $0.001 per share, none of which are outstanding at the Capitalization Date. Parent does not hold any shares of its capital stock in its treasury.

  (b)   All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities.

  (c)   Except for the 2016 Equity Incentive Plan, as amended in March 2017 and August 2018, and the 2014 Equity Incentive Plan (under which awards may no longer be granted, collectively the "Parent Stock Plan"), and except for 6,667 inducement options further described in Section 3.6(c) of the Parent Disclosure Schedule, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, 1,247,536 shares have been reserved for issuance upon exercise of Parent Options granted under the Parent Stock Plan that are outstanding as of the date of this Agreement, no shares that have been reserved for issuance with respect to the inducement options and 1,729,742 shares remain available for future issuance pursuant to the Parent Stock Plan.

  (d)   Except for the Parent Stock Plan, the inducement options described above, warrants to purchase securities of Parent and the Bridge Warrants, and as otherwise set forth on Section 3.6(d) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries; or (iii) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries.

  (e)   All outstanding shares of Parent Common Stock, Parent Options, and other securities of Parent have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

3.7    SEC Filings; Financial Statements.

  (a)   Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 31, 2016 (the "Parent SEC Documents"), other than such documents that can be obtained on the SEC's website at www.sec.gov. All material statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Parent SEC

  Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the "Certifications") are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 3.7, the term "file" and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. Except as set forth in Section 3.7 of the Parent Disclosure Schedule, the Parent has never been and is not currently an issuer as such term is described in Rule 144(i) of the Securities Act.

  (b)   The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments none of which are material) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Parent and its Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent's or its Subsidiaries' accounting methods or principles that would be required to be disclosed in Parent's financial statements in accordance with GAAP. The books of account and other financial records of Parent and each of its Subsidiaries are true and complete in all material respects.

  (c)   Parent is in compliance in all material respects with the applicable current listing and governance rules and regulations of the NYSE American Exchange and has not received any written notice that it is not in compliance with all current listing and governance rules and regulations of NYSE American Exchange, except as disclosed in the Parent SEC Documents.

  (d)   Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent's assets that could have a material effect on Parent's financial statements. Parent has evaluated the effectiveness of Parent's internal control over financial reporting as of January 31, 2019, and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent's auditors and audit committee (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (B) any known fraud that involves management or other employees who have a significant role in Parent's internal control over financial reporting.

  (e)   Parent maintains "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

3.8    Absence of Changes.    Except as set forth on Section 3.8 of the Parent Disclosure Schedule, between the date of the Parent Balance Sheet and the date of this Agreement, the Parent has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Parent Material Adverse Effect or (b) action, event or occurrence that would have required the consent of Parent pursuant to Section 4.2(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9    Absence of Undisclosed Liabilities.    As of the date hereof, Parent does not have any Liability, individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet; (b) Liabilities that have been incurred by Parent since the date of the Parent Balance Sheet in the Ordinary Course of Business and which are not in excess of $10,000; (c) Liabilities for performance of obligations of Parent under Parent Contracts; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to Parent; and (f) Liabilities described in Section 3.9 of the Parent Disclosure Schedule.

3.10    Title to Assets.    The Parent owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Parent Balance Sheet; and (b) all other assets reflected in the books and records of the Parent as being owned by the Parent. All of such assets are owned or, in the case of leased assets, leased by the Parent free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11    Real Property; Leasehold.    Parent does not own any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent, and (b) copies of all leases under which any such real property is possessed (the "Parent Real Estate Leases"), each of which is in full force and effect, with no existing material default thereunder. Parent's use and operation of each such leased property conforms to all applicable Laws in all material respects, and Parent has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances. Parent has not received written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties.

3.12    Intellectual Property.

  (a)   The Parent owns, or has the legal and valid right to use, as currently being used by the Parent, all Parent IP Rights, and with respect to Parent IP Rights that are owned by the Parent, has the right to bring actions for the infringement of such Parent IP Rights, in each case except subject to the terms of the license agreements set forth on Section 3.12(c) of the Parent Disclosure Schedule for any failure to own, have such rights to use, or have such rights to bring actions for infringement.

  (b)   Section 3.12(b) of the Parent Disclosure Schedule sets forth an accurate, true and complete listing of (i) all Parent IP Rights that are owned by the Parent that are registered, filed or issued under the authority of, with or by any Governmental Body, including all Patents, registered Copyrights, and registered Trademarks (including domain names) and all applications for any of the foregoing, (ii) to the Knowledge of the Parent, all Parent IP Rights that are exclusively licensed to the Parent that are registered, filed or issued under the authority of, with or by any Governmental Body, including all Patents, registered Copyrights, and registered Trademarks (including domain names) and (iii) all applications for any of the foregoing, and specifying as to each such item, as applicable, the owner(s) of record (and, in the case of domain names, the registrar), jurisdiction of application and/or registration, the application and/or registration number, the date of application and/or registration, and the status of application and/or registration. To the Knowledge of the Parent, each item of Parent IP Rights that is Parent Registered IP is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Parent Registered IP in full force and effect have been made by the applicable deadline.

  (c)   Section 3.12(c) of the Parent Disclosure Schedule accurately identifies (i) all material Parent Contracts pursuant to which Parent IP Rights are licensed to the Parent (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Parent's products or services, (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials and (C) any confidential information provided under confidentiality agreements), and (ii) whether the license or licenses granted to the Parent are exclusive or non-exclusive. For purposes of greater certainty, the term "license" in this Section 3.12(c) and in Section 3.12(d) includes any license, sublicense, covenant, non-assert, consent, release or waiver.

  (d)   Section 3.12(d) of the Parent Disclosure Schedule accurately identifies each material Parent Contract pursuant to which the Parent has granted any license under, or any right (whether or not currently exercisable) or interest in, any Parent IP Rights to any Person (other than any Parent IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such suppliers or service providers to provide services for the Parent's benefit).

  (e)   Except as set forth in Section 3.12(e) of the Parent Disclosure Schedule, the Parent is not bound by, and no Parent IP Rights are subject to, any Parent Contract containing any covenant or other provision, or any judicial, administrative or arbitral order, judgment, award, order, decree, injunction, settlement or stipulation, that in any way limits or restricts the ability of the Parent to use, exploit, assert, enforce, sell, transfer or dispose of any such Parent IP Rights anywhere in the world, in each case, in a manner that would materially limit the business of the Parent as currently conducted or planned to be conducted.

  (f)    Except as identified in Section 3.12(f) of the Parent Disclosure Schedule, the Parent is the sole and unrestricted legal and beneficial owner of all right, title, and interest to and in Parent IP Rights (other than (i) Parent IP Rights exclusively and non-exclusively licensed to the Parent or one of its Subsidiaries, as identified in Section 3.12(c) of the Parent Disclosure Schedule, (ii) any non-customized software that (A) is licensed to the Parent solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Parent's or any of its Subsidiaries' products or services and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

      (i)  Each Person who is or was an employee or contractor of the Parent and who is or was involved in the creation or development of any Parent IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to the Parent and confidentiality provisions protecting confidential information of the Parent and Parent has no reason to believe that any such Person is unwilling to provide Parent with cooperation as may reasonably be required to complete or prosecute all Parent IP Rights.

     (ii)  No current nor, to the Knowledge of Parent, former member, officer, director, or employee of the Parent has any claim, right (whether or not currently exercisable), or interest to or in any Parent IP Rights purported to be owned by the Parent. To the Knowledge of the Parent, no employee of the Parent is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Parent or (b) in breach of any Contract with any former employer or other Person concerning Parent IP Rights purported to be owned by the Parent or confidentiality provisions protecting Trade Secrets and confidential information comprising Parent IP Rights purported to be owned by the Parent.

    (iii)  Except as identified in Section 3.12(f)(iii) of the Parent Disclosure Schedule, no Parent IP Rights were developed, in whole or in part (A) pursuant to or in connection with the development of any professional, technical or industry standard, (B) under contract with or using the resources of any Governmental Body, academic institution or other entity that would subject any Parent IP Rights to the rights of any Governmental Body, academic institution or other entity or (C) under any grants or other funding arrangements with third parties.

     (iv)  The Parent has taken all commercially reasonable and appropriate steps to protect and maintain the Parent IP Rights, including to preserve the confidentiality of all proprietary information that the Parent holds, or purports to hold, as a material Trade Secret. Any disclosure by the Parent of Trade Secrets to any third party has been pursuant to the terms of a written agreement with such Person or is otherwise lawful. Parent has implemented and maintained a reasonable security plan consistent with industry practices of companies offering similar products or services. Parent has not experienced any breach of security or otherwise unauthorized access by third parties to the confidential information in Parent's possession, custody or control

     (v)  The Parent has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Parent IP Rights owned or purported to be owned by or exclusively licensed to the Parent to any other Person. As of the date of this Agreement, except as set forth in Section 3.12(f)(v) of the Parent Disclosure Schedule, the Parent has not sold or otherwise transferred (other than standard licenses or rights to use granted to customers, suppliers or service providers in the Ordinary Course of Business) any of the Parent IP Rights to any third party, and there exists no obligation by the Parent to assign or otherwise transfer any of the Parent IP Rights to any third party.

     (vi)  To the Knowledge of the Parent, (i) the Parent IP Rights are valid and enforceable and (ii) constitute all Intellectual Property necessary for the Parent to conduct its business as currently conducted and planned to be conducted. Parent has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Parent IP Rights that would constitute fraud with respect to such application.

  (g)   To the Knowledge of the Parent, the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Parent does not violate any license or agreement between the Parent or its Subsidiaries and any third party, and does not infringe or misappropriate any Intellectual Property right of any third party. Parent has not been sued in any action, suit or proceeding, or received any written communications alleging that any Parent IP Rights or product or past activity has violated or would violate any Intellectual Property rights of any third party and to the Parent's knowledge a valid claim for such action, suit or proceeding does not exist. No Parent IP Rights are subject to any proceeding, order, judgment, settlement agreement, stipulation or right that restricts in any manner the use, transfer, or licensing thereof by Parent, or which may affect the validity, use or enforceability of any such Parent IP Rights.

  (h)   To the Knowledge of the Parent, no third party is infringing upon any Parent IP Rights or violating any license or agreement between the Parent and such third party, and the Parent have not sent any written communication to or asserted or threatened in writing any action or claim against any Person involving or relating to any Parent IP Rights

  (i)    There is no current or pending Legal Proceeding (including, but not limited to, opposition, interference, inter partes review, or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Parent IP Rights or products or technologies, nor has the Parent received any written notice asserting or suggesting that any such Parent IP Rights, or the Parent's right to use, sell, license or dispose of any such Parent IP Rights or products or technologies conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

  (j)    Except as set forth in the Contracts listed on Section 3.12(j) of the Parent Disclosure Schedule and except for Parent Contracts entered into in the Ordinary Course of Business, (i) the Parent is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, in each case, that would reasonably be expected to be material to the Parent or its business, and (ii) the Parent has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility is material and remains in force as of the date of this Agreement.

3.13    Agreements, Contracts and Commitments.

  (a)   Section 3.13 of the Parent Disclosure Schedule identifies each Parent Contract in effect as of the date of this Agreement that involves payment or receipt by the Company of more than $10,000 in the aggregate, or obligations after the date of this Agreement in excess of $10,000 in the aggregate other than any Benefit Plans and includes:

      (i)  a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

     (ii)  each Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

    (iii)  each Contract containing (A) any covenant limiting the freedom of Parent to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

     (iv)  each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $10,000 pursuant to its express terms and not cancelable without penalty;

     (v)  each Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

     (vi)  each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Parent or any loans or debt obligations with officers or directors of Parent;

    (vii)  each Contract requiring payment by or to Parent after the date of this Agreement in excess of $50,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Parent has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Parent; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Parent or any Contract to sell, distribute or commercialize any products or service of Parent, in each case, except for Contracts entered into in the Ordinary Course of Business;

    (viii)  each Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Parent in connection with the Contemplated Transactions;

     (ix)  each Parent Real Estate Lease;

     (x)  each Contract with any Governmental Body;

     (xi)  each Parent IP Agreement;

    (xii)  each Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Parent; or

    (xiii)  any other Contract that is not terminable at will (with no penalty or payment) by Parent and (A) which involves payment or receipt by Parent after the date of this Agreement under any such agreement, contract or commitment of more than $25,000 in the aggregate, or obligations after the date of this Agreement in excess of $10,000 in the aggregate, or (B) that is material to the business or operations of Parent.

  (b)   Parent has delivered or made available to the Company accurate and complete copies of all Contracts to which Parent is a party or by which it is bound of the type described in the foregoing clauses (i)-(xiii) (any such Contract, a "Parent Material Contract"). There are no Parent Material Contracts that are not in written form. Parent has not nor, to Parent's Knowledge, as of the date of this Agreement, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to Parent or its business. As to Parent, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract.

3.14    Compliance; Permits.

  (a)   Parent is, and since February 1, 2016 has been, in compliance in all material respects with all applicable Laws, including the FDCA, the FDA regulations adopted thereunder, the Controlled

  Substance Act and any other similar Law administered or promulgated by the FDA or other Drug Regulatory Agency, except for any noncompliance, either individually or in the aggregate, which would not be material to Parent. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of Parent, threatened against Parent. There is no agreement, judgment, injunction, order or decree binding upon Parent which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries, any acquisition of material property by Parent or any of its Subsidiaries or the conduct of business by Parent or any of its Subsidiaries as currently conducted (ii) is reasonably likely to have an adverse effect on Parent's ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

  (b)   Parent holds all required Governmental Authorizations which are material to the operation of the business of Parent as currently conducted (the "Parent Permits"). Parent is in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to the Knowledge of Parent, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit.

  (c)   There are no proceedings pending or, to the Knowledge of Parent, threatened with respect to an alleged material violation by Parent of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other similar Law administered or promulgated by any Drug Regulatory Agency.

  (d)   Parent and each Subsidiary holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary or material to the conduct of the business of the Company or such Subsidiary as currently conducted, and, as applicable, the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (collectively, the "Parent Products") (collectively, the "Parent Regulatory Permits") and no such Parent Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner. Parent and each Subsidiary is in compliance in all material respects with the Parent Regulatory Permits and has not received any written notice or other written communication, or to the Knowledge of Parent and each Subsidiary, any other communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Parent Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Parent Regulatory Permit. Parent has made available to Company all information relating to the Parent Products and the development, clinical testing, manufacturing, importation and exportation of the Parent Products, including complete copies of the following (to the extent there are any): (x) copies of all investigational new drug applications (INDs) submitted to the FDA, and all supplements to and amendments of such INDs; new drug applications; adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other material written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar notices, letters, filings, correspondence and meeting minutes with any other Governmental Body. Parent and each Subsidiary has complied in all material respects with the ICH E9 Guidance for Industry: Statistical Principles for Clinical Trials in the management of the clinical data that have been presented to the Parent. To the Knowledge of Parent and each Subsidiary, there are no facts that would be reasonably likely to result in any warning, untitled or notice of violation letter or Form FDA-483 from the FDA. Neither Parent nor any Subsidiary is aware of any studies, tests or trials the results of which Parent or any Subsidiary believes reasonably call into question (i) the study, test or trial results of any Parent Products,

  (ii) the efficacy or safety of any Parent Products or (iii) any of the Parent or its Subsidiaries filings with any Governmental Body.

  (e)   All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Parent or its Subsidiaries, or in which Parent or its Subsidiaries or their respective products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. No preclinical or clinical trial currently being conducted by or on behalf of Parent or any of its Subsidiaries has been terminated or suspended prior to completion for safety or non-compliance reasons. Since February 1, 2016, neither Parent nor any of its Subsidiaries has received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of Parent threatening to initiate, the termination or suspension of any clinical studies currently being conducted by or on behalf of, or sponsored by, Parent or any of its Subsidiaries or in which Parent or any of its Subsidiaries or their respective current products or product candidates, currently participate. Neither Parent nor any of its Subsidiaries has received any notices, correspondence, or other communications regarding any clinical studies that have been conducted by or on behalf of, or sponsored by, Parent or any of its Subsidiaries or in which Parent or any of its Subsidiaries or their respective products or product candidates have participated that are anticipated to result in any material liability to Parent or its Subsidiaries or have a Parent Material Adverse Effect.

  (f)    Neither Parent nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of Parent, threatened investigation in respect of its business or products by the FDA pursuant to its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA's "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy, and any amendments thereto. None of Parent, any of its Subsidiaries or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Knowledge of Parent, threatened against Parent, any of its Subsidiaries or any of their respective officers, employees or agents.

  (g)   Parent and its Subsidiaries are in compliance with all Laws relating to patient, medical or individual health information, including HIPAA, including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. Parent and its Subsidiaries have entered into, where required, and are in compliance in all material respects with the terms of all Business Associate (as defined in HIPAA) agreements to which Parent or a Subsidiary is a party or otherwise bound. Parent and its Subsidiaries have created and maintained written policies and procedures to protect the privacy of all protected health information, provide training to all employees and agents as required under HIPAA, and have implemented security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form. Neither Parent nor its

  Subsidiaries have received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful Security Incident, Breach of Unsecured Protected Health Information or breach of personally identifiable information under applicable state or federal laws have occurred with respect to information maintained or transmitted to Parent, any of its Subsidiaries, or an agent or third party subject to a Business Associate Agreement with Parent or a Subsidiary of Parent. Parent and each of its subsidiaries is currently submitting, receiving and handling or is capable of submitting receiving and handling transactions in accordance with the Standard Transaction Rule. All capitalized terms in this Section 3.14(g) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

  (h)   Parent and each of its Subsidiaries have complied in all material respects with the ICH E9 Guidance for Industry to the extent applicable to their current activities.

3.15    Legal Proceedings; Orders.

  (a)   As of the date of this Agreement, there is no material pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Parent, (B) any Parent Associate (in his or her capacity as such) or (C) any of the material assets owned or used by Parent; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

  (b)   Except as set forth in Section 3.15(b) of the Parent Disclosure Schedule, since February 1, 2016, no Legal Proceeding has been pending against Parent that resulted in material liability to Parent.

  (c)   There is no order, writ, injunction, judgment or decree to which Parent, or any of the material assets owned or used by Parent, is subject. To the Knowledge of Parent, no officer or other Key Employee of Parent is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or to any material assets owned or used by Parent.

3.16    Tax Matters.

  (a)   Parent has timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No claim has ever been made by any Governmental Body in any jurisdiction where Parent does not file a particular Tax Return or pay a particular Tax that Parent is subject to taxation by that jurisdiction.

  (b)   All income and other Taxes due and owing by Parent on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. Since the Parent Balance Sheet Date, Parent has not incurred any material Liability for Taxes outside the Ordinary Course of Business.

  (c)   All Taxes that Parent is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, or other third parties and, have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

  (d)   There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent.

  (e)   No deficiencies for income or other Taxes with respect to Parent have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing, and to the

  Knowledge of Parent, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Parent. Neither Parent nor any of its predecessors has waived any statute of limitations in respect of any income or other Taxes or agreed to any extension of time with respect to any income or other Tax assessment or deficiency.

  (f)    Parent is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

  (g)   Parent will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

  (h)   Parent has never been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Parent). Parent has no Liability for any Taxes of any Person (other than Parent and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor.

  (i)    Parent has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

  (j)    Parent has never had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a jurisdiction outside of the United States.

  (k)   Parent has not participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a "listed transaction" that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

  (l)    Neither Parent nor any of its Subsidiaries has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

For purposes of this Section 3.16, each reference to Parent shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Parent.

3.17    Employee and Labor Matters; Benefit Plans.

  (a)   Section 3.17(a) of the Parent Disclosure Schedule is a list of all material Parent Benefit Plans, including, without limitation, each Parent Benefit Plan that provides for retirement, change in control, deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits. "Parent Benefit Plan" means each (i) "employee benefit plan" as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, maintained, contributed to, or required to be contributed to, by Parent or any Parent ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of Parent or any of its Subsidiaries or under which Parent has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Code Section 414 with any other person).

  (b)   As applicable with respect to each material Parent Benefit Plan, Parent has made available to the Company, true and complete copies of (i) each material Parent Benefit Plan, including all amendments thereto, and in the case of an unwritten material Parent Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (vii) for the last three years, all records, notices and filings concerning IRS or Department of Labor or other Governmental Body audits or investigations, and (viii) all policies and procedures established to comply with the privacy and security rules of HIPAA.

  (c)   Each Parent Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and applicable Law, including the applicable provisions of ERISA and the Code.

  (d)   Each Parent Benefit Plan which is an "employee pension benefit plans" within the meaning of Section 3(2) of ERISA and which is intended to meet the qualification requirements of Section 401(a) of the Code has received a determination letter or opinion letter from the IRS to the effect that such plan is qualified under Section 401(a) of the Code and the related trust is exempt from federal income Taxes under Section 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of the related trust.

  (e)   Neither Parent or any Parent ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any "multiemployer plan" (within the meaning of Section 3(37) of ERISA), (iii) any "multiple employer plan" (within the meaning of Section 413 of the Code) or (iv) any "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA).

  (f)    There are no pending audits or investigations by any Governmental Body involving any Parent Benefit Plan, and no pending or, to the Knowledge of Parent, threatened claims (except for individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to Parent.

  (g)   Neither Parent or any Parent ERISA Affiliate, nor to the Knowledge of Parent, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the transactions contemplated by this Agreement will engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, Parent or any of its Subsidiaries or Parent ERISA Affiliates to a material Tax, material penalty or material liability for a "prohibited transaction" under Section 406 of ERISA or Section 4975 of the Code.

  (h)   No Parent Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and neither Parent nor any Parent ERISA Affiliate has made a written or oral representation promising the same. Section 3.17(h) of the Parent Disclosure Schedule sets forth all outstanding severance obligations to existing and previously terminated employees and service providers of Parent and its Subsidiaries, listing for each individual recipient (i) name, (ii) applicable plan or agreement, (iii) description of the severance, including terms of payment and (iv) amount. All such severance obligations are included within the Budget.

  (i)    Neither the execution of, nor the performance of the transactions contemplated by, this Agreement will either alone or in connection with any other event(s) (i) result in any payment or benefit becoming due to any current or former employee, director, officer, or independent contractor of Parent, (ii) increase any amount of compensation or benefits otherwise payable under any Parent Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Parent Benefit Plan or (v) limit the right to merge, amend or terminate any Parent Benefit Plan.

  (j)    Neither the execution of, nor the consummation of the transactions contemplated by this Agreement (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a "disqualified individual" (within the meaning of Code Section 280G) of any payment or benefit that is or could be characterized as an "excess parachute payment" (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

  (k)   The exercise price of each Parent Option is not, never has been and can never be less than the fair market value of one share of Parent Common Stock as of the grant date of such Parent Option. Each Parent Benefit Plan that is a "nonqualified deferred compensation plan" (within the meaning of Code Section 409A) complies and has at all times been in documentary and operational compliance with Code Section 409A and IRS regulations issued thereunder, except as would not be reasonably expected to result in material liability to Parent.

  (l)    No current or former employee, officer, director or independent contractor of Parent has any "gross up" agreements or other assurance of reimbursement for any Taxes imposed under Code Section 409A or Code Section 4999.

  (m)  Parent is not a party to, bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and there is no labor union, labor organization, or similar Person representing or, to the Knowledge of Parent, purporting to represent or seeking to represent any employees of Parent, including through the filing of a petition for representation election.

  (n)   Parent is, and since February 1, 2016 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, tax withholding, prohibited discrimination and retaliation, equal employment opportunities, harassment, fair employment practices, meal and rest periods, immigration, employee safety and health, wages (including overtime wages), unemployment and workers' compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to Parent, with respect to employees of Parent, Parent, since February 1, 2016: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business).

  (o)   Except as would not be reasonably likely to result in a material liability to Parent, with respect to each individual who currently renders services to Parent, Parent has accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, Parent has accurately classified him or her as overtime eligible or overtime ineligible under all applicable Laws. Parent has no material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

  (p)   There is not and has not been in the past three (3) years, nor is there or has there been in the past three (3) years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of Parent, any union organizing activity, against Parent. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, any similar activity or dispute, or, to the Knowledge of Parent, any union organizing activity.

  (q)   There is no Legal Proceeding, claim, unfair labor practice charge or complaint, labor dispute or grievance pending or, to the Knowledge of Parent, threatened against Parent relating to labor, employment, employment practices, or terms and conditions of employment.

  (r)   As of the date hereof, no Key Employee has submitted his or her resignation or, except as disclosed in Section 3.17(r) of the Parent Disclosure Schedules, to the Knowledge of Parent, intends to resign.

3.18    Environmental Matters.    Parent is and since February 1, 2016 has complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Parent or its business. Parent has not received since February 1, 2016 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Parent is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of Parent, there are no circumstances that would reasonably be expected to prevent or interfere with Parent's compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to Parent or its business. No current or (during the time a prior property was leased or controlled by Parent) prior property leased or controlled by Parent has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of Parent pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of Contemplated Transactions. Prior to the date hereof, Parent has provided or otherwise made available to the Company true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of Parent with respect to any property leased or controlled by Parent or any business operated by it.

3.19    Insurance.    Parent has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and each of its Subsidiaries. Each of such insurance policies is in full force and effect and Parent and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since February 1, 2017, neither Parent nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Parent or any of its Subsidiaries for which Parent or such Subsidiary has insurance coverage, and no such carrier issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.

3.20    No Financial Advisors.    Except as set forth on Section 3.20 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder's fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent. All such fees, as well as fees to the Parent Financial Advisor, are included within the Budget.

3.21    Transactions with Affiliates.    Except as set forth in the Parent SEC Documents, since the date of Parent's last proxy statement filed in 2019 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K.

3.22    Valid Issuance.    The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.23    Opinion of Financial Advisor.    The Parent Board has received an opinion of Cassel Salpeter & Co., LLC ("Parent Financial Advisor") to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Merger Consideration to be issued by Parent in the Merger pursuant to this Agreement is fair, from a financial point of view, to Parent. It is agreed and understood that such opinion is for the benefit of the Parent Board and may not be relied upon by the Company.

3.24    Anti-Bribery.    None of Parent or any of its Subsidiaries or any of their respective directors, officers, employees or agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Anti-Bribery Laws. Neither Parent nor any of its Subsidiaries is or has been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

3.25    Disclaimer of Other Representations or Warranties.    Except as previously set forth in this Section 3 or in any certificate delivered by Parent or Merger Sub to the Company pursuant to this Agreement, neither Parent nor Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

Section 4    CERTAIN COVENANTS OF THE PARTIES

4.1    Operation of Parent's Business.

  (a)   Except as set forth on Section 4.1(a) of the Parent Disclosure Schedule, as expressly permitted by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the "Pre-Closing Period"): Parent shall conduct its business and operations in the Ordinary Course of Business as it has been conducted in the past month and in accordance, in all material respects, with the Budget set forth in Section 4.1(a) of the Parent Disclosure Schedule, and (c) in compliance with all applicable Laws and the requirements of all Contracts that constitute Parent Material Contracts.

  (b)   Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 4.1(b) of the Parent Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not:

      (i)  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Parent Stock Plan);

     (ii)  sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of Parent (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options or outstanding warrants of Parent); (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Parent;

    (iii)  except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

     (iv)  form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

     (v)  (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) incur or guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of the budgeted capital expenditure and commitment amounts set forth in the Budget;

     (vi)  other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the date of this Agreement (including any retention arrangement entered into prior to the date of this Agreement and disclosed in Section 3.17(a)of the Parent Disclosure Schedule): (A) adopt, terminate, establish or enter into any Parent Benefit Plan; (B) cause or permit any Parent Benefit Plan to be amended in any material respect; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business consistent with past practice;

    (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants or (E) hire any officer or employee.

    (vii)  recognize any labor union, labor organization, or similar Person;

    (viii)  enter into any material transaction other than in the Ordinary Course of Business and as contemplated by the Budget;

     (ix)  acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business and consistent with the Budget;

     (x)  sell, assign, transfer, license, sublicense, or otherwise dispose of any material Parent IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

     (xi)  make, change or revoke any Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement, request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than in connection with any extension of time to file any Tax Return), or adopt or change any accounting method in respect of Taxes;

    (xii)  enter into, materially amend or terminate any Parent Material Contract;

    (xiii)  make any expenditures, incur any Liabilities or discharge or satisfy any Liabilities, in each case, in amounts that exceed the amounts contemplated in the Budget;

    (xiv)  other than as required by Law or GAAP, take any action to change accounting policies or procedures; or

    (xv)  agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

4.2    Operation of the Company's Business.

  (a)   Except as set forth on Section 4.2(a) of the Company Disclosure Schedule, as expressly permitted by this Agreement, as required by applicable Law or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: the Company shall conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts.

  (b)   Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 4.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

      (i)  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any membership interests; or repurchase, redeem or otherwise reacquire any of its securities (except for membership interests from terminated employees, managers or consultants of the Company);

     (ii)  sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any security of the Company (except for membership interests issued upon the valid exercise of Company VARs); (B) any option, warrant or right to acquire any security, other than option grants to employees and service providers in the Ordinary Course of Business; or (C) any instrument convertible into or exchangeable for any security of the Company;

    (iii)  except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

     (iv)  form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

     (v)  (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities of others;

     (vi)  other than as required by applicable Law or the terms of any Benefit Plan, including any retention arrangement entered into prior to the date of this Agreement and disclosed in Section 2.17(a) of the Company Disclosure Schedule, as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Benefit Plan; (B) cause or permit any Benefit Plan to be amended in any material respect; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its managers, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business consistent with past practice; (D) increase the severance or change of control benefits offered to any current or new employees, managers or consultants or (E) hire any officer or employee.

    (vii)  recognize any labor union, labor organization, or similar Person;

    (viii)  enter into any material transaction other than in the Ordinary Course of Business;

     (ix)  acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

     (x)  sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

     (xi)  make, change or revoke any Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement, request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than in connection with any extension of time to file any Tax Return), or adopt or change any accounting method in respect of Taxes;

    (xii)  (A) terminate any Company Material Contract or (B) subject to Section 4.2(d) below, enter into or materially amend any Company Material Agreement if such proposed Company Material Agreement or amendment to a Company Material Agreement (x) is not in the Ordinary Course of Business and payments by the Company thereunder are expected to exceed $100,000, or (y) is in the Ordinary Course of Business but payments thereunder are expected to exceed $300,000;

    (xiii)  other than as required by Law or GAAP, take any action to change accounting policies or procedures; or

    (xiv)  agree, resolve or commit to do any of the foregoing.

  (c)   Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

  (d)   Notwithstanding anything in Section 4.2(b) to the contrary, in the event that the Company wishes to obtain Parent's written consent to enter into or materially amend any Company Material Agreement as contemplated by Section 4.2(b)(xii) above, the Company shall provide notice thereof to Parent in accordance with Section 10.8 and include with such notice a copy of the proposed Company Material Agreement or the proposed amendment to a Company Material Agreement, as applicable. Parent shall have three (3) Business Days to review such notice and may request additional information or documents as Parent may require in its reasonable discretion in connection with such review. Parent's consent to any proposed Company Material Agreement or proposed amendment to a Company Material Agreement shall not be unreasonably withheld. Parent shall be deemed to have consented to any such proposed Company Material Agreement or proposed amendment to a Company Material Agreement if Parent does not respond to the Company by the end of such three (3) Business Day period.

4.3    Access and Investigation.    Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party's Representatives to: (a) provide the other Party and such other Party's Representatives with reasonable access during normal business hours to such Party's Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party; (b) provide the other Party and such other Party's Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party, and with such additional financial, operating and other data and information regarding such Party as the other Party may reasonably request; (c) permit the other Party's officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party's financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate and; (d) make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors or managers of such Party, and any material notice, report or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access.

4.4    Parent Non-Solicitation.

  (a)   Parent agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce, discuss, negotiate or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Parent or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.3); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 4.4 and subject to compliance with this Section 4.4, prior to obtaining the Required Parent Stockholder Vote, Parent may furnish non-public information regarding Parent and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which the Parent Board determines in good faith, after consultation with Parent's outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Parent nor any of its Representatives shall have breached this Section 4.4 in any material respect, (B) the Parent Board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the Parent Board under applicable Law; (C) Parent receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to Parent as those contained in the Confidentiality Agreement; and (D) substantially contemporaneously with furnishing any such nonpublic information to such Person, Parent furnishes such nonpublic information to the Company (to the extent such information has not been previously furnished by Parent to the Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that, in the event any Representative of Parent (whether or not such Representative is purporting to act on behalf of Parent) takes any action that, if taken by Parent, would constitute a breach of this Section 4.4, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by Parent for purposes of this Agreement. Notwithstanding the foregoing, Parent may, as set forth in Section 5.3 of the Parent Disclosure Schedule, continue to solicit potential bidders who might have an interest in acquiring its '01 and its '04 programs provided that Parent receives from any potential bidder a confidentiality agreement in form reasonably satisfactory to the Company and Parent keeps the Company fully informed of the status of all such negotiations, including but not limited to advising the Company orally (and promptly thereafter in writing) of any proposal for the purchase of any such interest in its '01 and/or '04 programs (including the identity of any person making or submitting a proposal for the acquisition of any such interest and the terms of such a proposal, as well as any material modifications of any such proposal), and no contract for the sale of the assets related to the '01 and/or '04 programs may be entered into nor consummated without the written consent of the Company, which consent shall not be unreasonably withheld.

  (b)   If Parent or any Representative of Parent receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Parent shall promptly (and in no event later than two Business Day after Parent becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the Company orally (and promptly thereafter in writing) of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof).

  Parent shall keep the Company reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

  (c)   Parent shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information of Parent or any of its Subsidiaries provided to such Person.

4.5    Company Non-Solicitation.

  (a)   The Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce, discuss, negotiate or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.2); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 4.5 and subject to compliance with this Section 4.5, prior to obtaining the Required Company Member Vote, the Company may furnish non-public information regarding the Company to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which the Company Managers determines in good faith, after consultation with the Company's outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither the Company nor any of its Representatives shall have breached this Section 4.5 in any material respect, (B) the Company Managers conclude in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the Company Managers under applicable Law; (C) the Company receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to the Company as those contained in the Confidentiality Agreement; and (D) substantially contemporaneously with furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of the Company (whether or not such Representative is purporting to act on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 4.5, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by the Company for purposes of this Agreement.

  (b)   If the Company or any Representative of the Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than one Business Day after the Company becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). The Company shall keep Parent reasonably informed with respect to the status and material terms of any such

  Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

  (c)   The Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information of the Company provided to such Person.

4.6    Notification of Certain Matters.    (a) During the Pre-Closing Period, the Company shall promptly notify Parent (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting the Company is commenced, or, to the Knowledge of the Company, threatened against the Company or, to the Knowledge of the Company, any manager, officer or Key Employee of the Company; (iii) the Company becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of the Company to comply with any covenant or obligation of the Company; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 and 8, as applicable, impossible or materially less likely. No notification given to Parent pursuant to this Section 4.6 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Sections 6, 7 and 8, as applicable.

  (b)   During the Pre-Closing Period, Parent shall promptly notify the Company (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting Parent or its Subsidiaries is commenced, or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries or, to the Knowledge of Parent, any director, officer or Key Employee of Parent or its Subsidiaries; (iii) Parent becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of Parent to comply with any covenant or obligation of Parent; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 and 8, as applicable, impossible or materially less likely. No notification given to Company pursuant to this Section 4.6 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent or any of its Subsidiaries contained in this Agreement or the Parent Disclosure Schedule for purposes of Sections 6, 7 and 8, as applicable.

Section 5    ADDITIONAL AGREEMENTS OF THE PARTIES

5.1    Registration Statement; Proxy Statement.

  (a)   As promptly as practicable after the date of this Agreement, the Parties shall prepare, and Parent shall cause to be filed with the SEC, the Registration Statement, in which the Proxy Statement will be included as a prospectus. Parent represents, covenants and agrees that the Proxy Statement, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company represents, covenants and agrees that the information provided by the Company to Parent for inclusion in the Proxy Statement (including the Company Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the Company or any of its Representatives specifically for inclusion therein. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC (at least three (3) business days prior to the filing thereof), and on the response to any comments of the SEC on the Proxy Statement, prior to the filing thereof with the SEC. Parent shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent's stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party's Affiliates and such Party's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If Parent, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent stockholders.

  (b)   The Company shall reasonably cooperate with Parent and provide, and require its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company that is required by Law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement. Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Parent a consent letter of the Company's independent accounting firm that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

5.2    Company Member Written Consent.

  (a)   On or prior to the date of the Parent Stockholders' Meeting, the Company shall obtain the approval by written consent from Company members sufficient for the Required Company Member Vote in lieu of a meeting pursuant to Section 12-302 of the DLLCA, for purposes of adopting and approving this Agreement and the Contemplated Transactions. Under no circumstances shall the Company assert that any other approval or consent is necessary by its members to approve this Agreement and the Contemplated Transactions.

  (b)   The Company agrees that: (i) the Company Managers shall recommend that the Company's members vote to adopt and approve this Agreement and the Contemplated Transactions and shall use reasonable best efforts to solicit such approval within the time set forth in Section 5.2(a) (the recommendation of the Company Managers that the Company's members vote to adopt and approve this Agreement being referred to as the "Company Managers Recommendation"); and (ii) the Company Managers Recommendation shall not be withdrawn or modified (and the Company Managers shall not publicly propose to withdraw or modify the Company Managers Recommendation) in a manner adverse to Parent, and no resolution by the Company Managers or any committee thereof to withdraw or modify the Company Managers Recommendation in a manner adverse to Parent or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), collectively, a "Company Managers Adverse Recommendation Change").

  (c)   Notwithstanding anything to the contrary contained in Section 5.2(b), and subject to compliance with Section 4.5 and Section 5.2, if at any time prior to the approval of the Required Parent Stockholder Matters by the Required Parent Stockholder Vote, the Company receives a bona fide written Superior Offer, the Company Managers may make a Company Managers Adverse Recommendation Change if, but only if, following the receipt of and on account of such Superior Offer, (i) the Company Managers determine in good faith, based on the advice of its outside legal counsel, that the failure to make a Company Managers Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (ii) the Company has, and has caused its financial advisors and outside legal counsel to, during the Company Notice Period (as defined below), negotiate with Parent in good faith (if Parent so desires) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, and (iii) if after Parent shall have delivered to the Company a written offer to alter the terms or conditions of this Agreement during the Company Notice Period, the Company Managers shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Company Managers Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that Parent receives written notice from the Company confirming that the Company Managers have determined to change their recommendation at least four Business Days in advance of such Company Managers Adverse Recommendation Change, (the "Company Notice Period"), which notice shall include written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer. In the event of any material amendment to any Superior Offer, the Company shall be required to provide Parent with notice of such material amendment and the Company Notice Period shall be extended, if applicable, to ensure that at least two Business Days remain in the Company Notice Period following such notification during which the Parties shall comply again with the requirements of this Section 5.3(c) and the Company Managers shall not make a Company Managers Adverse Recommendation Change prior to the end of such Company Notice Period as so extended.

5.3    Parent Stockholders' Meeting.

  (a)   Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock to consider and vote to (i) approve the issuance of the shares of Parent Common Stock to the members of the Company pursuant to the terms of this Agreement (the "Share Issuance Proposal"), (ii) approve the change of the corporate name of Parent (the "Name Change Proposal"), (iii) approve the reverse stock split of the Company (the "Reverse Stock Split Proposal"), (iv) approve, if required, (a) the terms of the Parent Preferred Stock to be issued to the current holders of the preferred membership interests of the Company and (b) the issuance of Parent Common Stock underlying the warrants, if any, being issued to any financing sources related to the transactions contemplated by this Agreement, and (v) approve such other matters as are determined to be required to complete the Closing (collectively, the "Parent Stockholder Matters" and such meeting, the "Parent Stockholders' Meeting"). The Parent Stockholders' Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholders' Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholders' Meeting, or a date preceding the date on which the Parent Stockholders' Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Parent Stockholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders' Meeting, Parent shall postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders' Meeting as long as the date of the Parent Stockholders' Meeting is not postponed or adjourned more than an aggregate of 60 calendar days in connection with any postponements or adjournments. Parent agrees that in connection with the reverse stock split, it will obtain the consent of the Company prior to (a) fixing any range for the reverse split to be approved by Parent's shareholders and (b) setting a final reverse stock split ratio to be effected by the Parent. Parent shall retain, and be responsible for the fees and expenses of, a nationally-recognized proxy solicitor, to be retained for the purpose of the solicitation of votes at the Parent Stockholders' Meeting and any postponements or adjournments thereof.

  (b)   Parent agrees that, subject to Section 5(c): (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters, (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent's stockholders vote to approve the Parent Stockholder Matters (the recommendation of the Parent Board being referred to as the "Parent Board Recommendation"); and (iii) the Parent Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Parent Board shall not publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company (the actions set forth in the foregoing clause (iii), collectively, a "Parent Board Adverse Recommendation Change").

  (c)   Notwithstanding anything to the contrary contained in Section 5.3(b), and subject to compliance with Section 4.4 and Section 5.3, if at any time prior to the approval of the Required Parent Stockholder Matters by the Required Parent Stockholder Vote, Parent receives a bona fide written Superior Offer, the Parent Board may make a Parent Board Adverse Recommendation Change if, but only if, following the receipt of and on account of such Superior Offer, (i) the Parent Board determines in good faith, based on the advice of its outside legal counsel, that the failure to make a Parent Board Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (ii) Parent has, and has caused its financial advisors and outside legal counsel to, during the Parent Notice Period (as defined below), negotiate with the Company in good faith (if the Company so desires) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, and (iii) if after the Company shall have delivered to Parent a written offer to alter the terms or conditions of this Agreement during the Parent Notice Period, the Parent Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that the Company receives written notice from Parent confirming that the Parent Board has determined to change its recommendation at least four Business Days in advance of such Parent Board Adverse Recommendation Change, (the "Parent Notice Period"), which notice shall include written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer. In the event of any material amendment to any Superior Offer, Parent shall be required to provide the Company with notice of such material amendment and the Parent Notice Period shall be extended, if applicable, to ensure that at least two Business Days remain in the Parent Notice Period following such notification during which the Parties shall comply again with the requirements of this Section 5.3(c) and the Parent Board shall not make a Parent Board Adverse Recommendation Change prior to the end of such Parent Notice Period as so extended.

  (d)   Nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) issuing a "stop, look and listen" communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act or (iii) otherwise making any disclosure to the Parent stockholders; provided however, that in the case of the foregoing clause (iii) the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law, including its fiduciary duties under applicable Law; provided, further, that any such disclosures (other than a "stop, look and listen" communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a change of the Parent Board Recommendation unless the Parent Board expressly publicly reaffirms the Parent Board Recommendation (i) in such communication or (ii) within three Business Days after being requested in writing to do so by the Company.

5.4    Regulatory Approvals.    Each Party shall use reasonable best efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.

5.5    Employee Benefits.    For purposes of vesting, eligibility to participate, and level of benefits under the benefit plans, programs, contracts or arrangements of Parent or any of its Subsidiaries (including, following the Closing, the Surviving Entity) providing benefits to any Continuing Employee after the Closing (the "Post-Closing Plans"), each employee who continues to be employed by the Surviving Entity or any of their respective Subsidiaries immediately following the Closing ("Continuing Employees") shall be credited with his or her years of service with Parent, the Company or any of their respective Subsidiaries and their respective predecessors; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents except to the extent such conditions would not have been waived or satisfied under the employee benefit plan whose coverage is being replaced under the Post-Closing Plan, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of such plan year in which coverage is replaced with coverage under a Post-Closing Plan to be taken into account under such Post-Closing Plan with respect to the plan year in which participation in such Post-Closing Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Post-Closing Plan.

5.6    Indemnification of Officers and Directors.

  (a)   From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Entity shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, manager, officer, fiduciary or agent of Parent or the Company, respectively (the "D&O Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director, manager, officer, fiduciary or agent of Parent or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Entity, jointly and severally, upon receipt by Parent or the Surviving Entity from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

  (b)   The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent. The certificate of incorporation and bylaws of the Surviving Entity shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Entity to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

  (c)   From and after the Effective Time, (i) the Surviving Entity shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company's Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent's Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

  (d)   From and after the Effective Time, Parent shall maintain directors' and officers' liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent.

  (e)   From and after the Effective Time, Surviving Entity shall pay all expenses, including reasonable attorneys' fees, that are incurred by the persons referred to in this Section 5.6 in connection with their successful enforcement of the rights provided to such persons in this Section 5.6.

  (f)    The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

  (g)   In the event Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 5.6. Parent shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 5.6.

5.7    Additional Agreements.    The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use reasonable best efforts to obtain each Consent (if any)

reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

5.8    Disclosure.    Without limiting any Party's obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such disclosure is requested by a Governmental Body or such Party shall have determined in good faith that such disclosure is required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service and, to the extent practicable, before such press release or disclosure is issued or made, such Party shall have used commercially reasonable efforts to advise the other Party of, and consult with the other Party regarding, the text of such press release or disclosure; provided, however, that Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 5.8.

5.9    Listing.    At all times prior to Closing, Parent shall maintain its listing on the NYSE American Market. Parent shall use its commercially reasonable efforts, (a) to the extent required by the rules and regulations of the NYSE American Market, to prepare and submit to the NYSE American Market a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); and (b) to the extent required by the NYSE American Market Rule 101, to file an initial listing application for the Parent Common Stock on the NYSE American Market (the "NYSE Listing Application") and to cause such the NYSE Listing Application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with the NYSE rules and regulations. Parent agrees to pay all the NYSE fees associated with the NYSE Listing Application. The Company will cooperate with Parent as reasonably requested by Parent with respect to the NYSE Listing Application and promptly furnish to Parent all information concerning the Company and its members that may be required or reasonably requested in connection with any action contemplated by this Section 5.9.

5.10    Tax Matters.

  (a)   For United States federal income Tax purposes, the Parties intend that the Merger constitute a transaction described in Section 351(a) of the Code (the "Intended Tax Treatment").

  (b)   The Parties shall use their respective reasonable best efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment.

5.11    Directors and Officers.    The Parties shall use reasonable best efforts and take all necessary action so that immediately after the Effective Time, (a) the Parent Board is comprised of up to seven (7) members designated by the Company and (b) the Persons listed in Exhibit E under the heading "Officers" are elected or appointed, as applicable, to the positions of officers of Parent and the Surviving Entity, as set forth therein, to serve in such positions effective as of the Effective Time until successors are duly appointed and qualified in accordance with applicable Law. If any Person listed in Exhibit E is unable or unwilling to serve as an officer of Parent or the Surviving Entity, as set forth therein, as of the Effective Time, the Parties shall mutually agree upon a successor. The Persons listed in Exhibit E under the heading "Board Designees" shall be the Company's designees pursuant to clause (a) of this Section 5.11 (which list may be changed by the Company at any time prior to the Closing by written notice to Parent).

5.12    Section 16 Matters.    Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Common Stock and any options to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act. At least thirty (30) days prior to the Anticipated Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Equity owned by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger, and (b) the number of other derivative securities (if any) with respect to Company Equity owned by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

5.13    Cooperation.    Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Effective Time.

5.14    Allocation Certificate.    The Company will prepare and deliver to Parent at least ten days prior to the Anticipated Closing Date a certificate signed by the Chief Executive Officer of the Company in a form reasonably acceptable to Parent to update Exhibit C so as to set forth (as of immediately prior to the Effective Time) (a) each holder of Company membership interests, (b) such holder's name and address; (c) the number and type of Company Equity held; and (d) the number of shares of Parent Common Stock to be issued to such holder pursuant to this Agreement in respect of the Company Equity held by such holder as of immediately prior to the Effective Time (the "Allocation Certificate").

5.15    Company Financial Statements.    As promptly as reasonably practicable following the date of this Agreement, the Company will furnish to Parent audited financial statements for the fiscal year ended December 31, 2019, for inclusion in the Proxy Statement and the Registration Statement (the "Company Audited Financial Statements"), and for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the "Company Interim Financial Statements"). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement and the Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in members' equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

5.16    Takeover Statutes.    If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Managers, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

5.17    Calculation of Parent Net Cash.    At least ten (10) days prior to the Anticipated Closing Date, Parent shall deliver the Parent Net Cash Schedule to the Company. Upon the reasonable request of the Company, Parent shall make the work papers and back-up materials used or useful in preparing the Parent Net Cash Schedule available to the Company. Within three (3) Business Days after Parent delivers the Parent Net Cash Schedule to the Company (the "Parent Net Cash Response Date"), subject to the terms and definitions of this Agreement, the Company will have the right to dispute any part of such Parent Net Cash Schedule by delivering a written notice to that effect to Parent (a "Company Dispute Notice"). Any Company Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the calculation of Parent Net Cash set forth in the Parent Net Cash Schedule. If on or prior to the Parent Net Cash Response Date, (i) the Company notifies Parent in writing that it has no objections to the Parent Net Cash Schedule or (ii) the Company fails to deliver a Company Dispute Notice, then Parent Net Cash as set forth in the Parent Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Net Cash at the Anticipated Closing Date for purposes of this Agreement. If the Company delivers a Company Dispute Notice on or prior to the Parent Net Cash Response Date, then members of senior management of Parent and the Company shall promptly meet in person or telephonically at mutually agreed upon times and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Parent Net Cash, which agreed upon Parent Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Net Cash at the Anticipated Closing Date for purposes of this Agreement.

5.18    Parent Lease Obligations.    Parent represents that its current aggregate obligations under the Real Estate Lease do not exceed $1,500,000. Parent shall use reasonable efforts from and after the date hereof (a) to terminate, assign or sublease the Real Estate Lease, such that it shall no longer have any obligation under the Lease (or such liabilities shall be materially reduced), and (b) to satisfy all of its liabilities (including any liabilities created by any "Black Scholes" fundamental transaction provisions contained in any outstanding warrants of Parent or any of its Subsidiaries) other than Permitted Liabilities.

5.19    Funding Condition.    The Company shall use reasonable efforts from and after the date hereof to arrange for and thereafter consummate the Timber Funding and satisfy the funding condition in Section 7.4, and Parent shall use reasonable efforts to provide information to potential financing providers and otherwise to assist the Company in such efforts to secure financing so as to satisfy such funding conditions.

Section 6    CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1    Effectiveness of Registration Statement.    The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

6.2    No Restraints.    No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

6.3    Stockholder/Member Approval.    (a) Parent shall have obtained the Required Parent Stockholder Vote and (b) the Company shall have obtained the Required Company Member Vote.

6.4    Listing.    The shares of Parent Common Stock to be issued in the Merger, and all other shares of Parent Common Stock issuable in connection with the transactions contemplated herein, as described in Exhibit C, shall have been approved for listing (subject to official notice of issuance) on the NYSE American Market as of the Closing.

Section 7    ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

7.1    Accuracy of Representations.    The Company Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2    Performance of Covenants.    The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

7.3    Documents.    Parent shall have received a certificate executed by the Chief Executive Officer or Chief Accounting Officer of the Company certifying (i) that the conditions set forth in Sections 7.1, 7.2, and 7.6 have been duly satisfied and (ii) that the information set forth in the Timber Allocation Certificate delivered by the Company in accordance with Section 5.14 and Exhibit C remains true and accurate in all respects as of the Closing Date.

7.4    Funding Condition.    The Company shall have consummated the Timber Funding and provided Parent with an amendment, if required, to Exhibit C to reflect the treatment of investors in the Timber Funding as a result of the Merger.

7.5    Tax Certificate.    Each holder of Company Equity shall furnish to Parent a properly executed IRS Form W-9 and a nonforeign affidavit, in form and substance acceptable to Parent, for the purpose of certifying such holder's "non-foreign" status in accordance with Treasury Regulations Section 1.1445-2(b)(2) and Section 6.01 of IRS Notice 2018-29.

7.6    No Company Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

Section 8    ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

8.1    Accuracy of Representations.    The Parent Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Parent Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the Parent Fundamental Representations and the Parent Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2    Performance of Covenants.    Parent and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement and all agreements related to the Bridge Note and the Bridge Warrant at or prior to the Effective Time and given all notices and received all consents contemplated in the Parent Disclosure Schedules.

8.3    Documents.    The Company shall have received the following documents, each of which shall be in full force and effect:

  (a)   a certificate executed by the Chief Executive Officer or Chief Accounting Officer of Parent confirming that the conditions set forth in Sections 8.1, 8.2, and 8.4 have been duly satisfied; and

  (b)   a written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of Parent who are not to continue as officers or directors of Parent after the Closing pursuant to Section 5.11 hereof;

  (c)   a certificate executed by the Chief Executive Officer or Chief Accounting Officer of Parent confirming that Parent and Merger Sub have no liabilities (including any liabilities created by any

  "Black Scholes" fundamental transaction provisions contained in any outstanding warrants of Patent or any of its Subsidiaries or any severance obligations or other employee liabilities not included within the Budget) other than a Permitted Liability (and other proof of satisfaction of such liabilities reasonably requested by the Company); and

  (d)   pay off letters and releases, in a form reasonably satisfactory to the Company, from any party receiving proceeds of the Bridge Note, including but not limited to the bankers, financial advisors, counsel, accountants, and other processionals providing services to Parent in this Transaction and any executives receiving severance or other payments in connection with a "change of control".

8.4    No Parent Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

Section 9    TERMINATION

9.1    Termination.    This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company's members and whether before or after approval of the Required Parent Stockholder Matters by Parent's stockholders, unless otherwise specified below):

  (a)   by mutual written consent of Parent and the Company;

  (b)   by either Parent or the Company if the Contemplated Transactions shall not have been consummated by June 15, 2020 (subject to extension to July 15, 2020 if the SEC reviews the Registration Statement and to possible extension as provided in this Section 9.1(b), the "End Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party's action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that a request for additional information has been made by any Governmental Body, or in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is sixty (60) days prior to the End Date, then either the Company or Parent shall be entitled to extend the End Date for an additional sixty (60) days by written notice to the other the Party;

  (c)   by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

  (d)   by Parent if the Required Company Member Vote shall not have been obtained on the date that the Required Parent Stockholder Vote is obtained; provided, however, that once the Required Company Member Vote has been obtained, Parent may not terminate this Agreement pursuant to this Section 9.1(d);

  (e)   by either Parent or the Company if (i) the Parent Stockholders' Meeting (including, if Parent seeks to terminate, any adjournments and postponements thereof as described in Section 5.3(a)) shall have been held and completed and Parent's stockholders shall have taken a final vote on the Parent Stockholder Matters and (ii) the Required Parent Stockholder Matters shall not have been approved at the Parent Stockholders' Meeting (or at any adjournment or postponement thereof) by the Required Parent Stockholder Vote.

  (f)    by the Company (at any time prior to the approval of the Required Parent Stockholder Matters by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

  (g)   by Parent (at any time prior to the Required Company Member Vote being obtained) if a Company Triggering Event shall have occurred;

  (h)   by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Parent's or Merger Sub's representations and warranties or breach by Parent or Merger Sub is curable by the End Date by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective);

  (i)    by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the End Date by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or

  (j)    by Parent, at any time, if (i) Parent has received a Superior Offer, (ii) Parent has complied with its obligations under Section 5.3(c) in order to accept such Superior Offer, (iii) Parent concurrently terminates this Agreement and enters into a Permitted Alternative Agreement with respect to such Superior Offer and (iv) within two Business Days of such termination, Parent pays to the Company the Company Termination Fee and repays and discharge all of its obligations under the Bridge Note.

  (k)   by the Company, at any time, if (i) the Company has received a Superior Offer, (ii) the Company has complied with its obligations under Section 5.3(c) in order to accept such Superior Offer, (iii) the Company concurrently terminates this Agreement and enters into a Permitted Alternative Agreement with respect to such Superior Offer and (iv) within two Business Days of such termination, the Company pays to Parent the Parent Termination Fee less any amounts due it under the Bridge Note.

9.2    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 5.8, Section 9.3, Section 10 and the definitions of the defined terms in such Sections shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for fraud or for any willful or intentional breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3    Expenses; Termination Fees.

  (a)   Except as set forth in this Section 9.3, Section 5.6(d), and Section 5.9, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent shall pay all fees and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC. It is understood and agreed that all fees and expenses incurred or to be incurred by the Parent in connection with the Contemplated Transactions and preparing, negotiating and entering into this Agreement and the performance of its obligations under this Agreement are taken into account in the Budget.

  (b)   If (i) this Agreement is terminated by the Company pursuant to Section 9.1(f), (ii) an Acquisition Proposal with respect to Parent shall have been publicly announced or disclosed or otherwise communicated to Parent or the Parent Board after the date of this Agreement but prior to the termination of this Agreement and (iii) within twelve months after the date of such termination, Parent consummates a Subsequent Transaction in respect of the Acquisition Proposal referred to in clause (ii), then Parent shall, within ten (10) Business Days of such entry into a definitive agreement or consummation of such Subsequent Transaction, (A) pay to the Company the Company Termination Fee and (B) repay and discharge all of Parent's obligations under the Bridge Note.

  (c)   If this Agreement is terminated by the Company or Parent pursuant to Section 9.1(e), Parent shall (A) pay to the Company the Company Termination Fee and (B) repay and discharge all of Parent's obligations under the Bridge Note.

  (d)   If this Agreement is terminated by Parent pursuant to Section 9.1(j), Parent shall, within ten (10) Business Days of such termination, (A) pay to the Company the Company Termination Fee and (B) repay and discharge all of Parent's obligations under the Bridge Note.

  (e)   If (i) this Agreement is terminated by Parent pursuant to Section 9.1(g), (ii) an Acquisition Proposal with respect to the Company shall have been publicly announced or disclosed or otherwise communicated to the Company or the Company Managers after the date of this Agreement but prior to the termination of this Agreement and (iii) within twelve months after the date of such termination, the Company consummates a Subsequent Transaction in respect of the Acquisition Proposal referred to in clause (ii), then the Company shall pay to Parent the Parent Termination Fee less any amounts due it under the Bridge Note within ten Business Days of such entry into a definitive agreement or consummation of such Subsequent Transaction.

  (f)    If this Agreement is terminated by the Company pursuant to Section 9.1(k), the Company shall pay to Parent, within ten Business Days of such termination, the Parent Termination Fee less any amounts due it under the Bridge Note.

  (g)   If this Agreement is terminated by the Parent pursuant to Section 9.1(b) solely because the Company has not satisfied the Funding Condition in Section 7.4 hereof by the End Date (other than by reason of Parent's failure to assist the Company as provided in Section 5.19), then the Company shall pay to Parent an amount equal to the Parent Termination Fee less any amounts due it under the Bridge Note within ten Business Days of its receiving such a notice of termination from Parent.

  (h)   Any Company Termination Fee or Bridge Note repayment due under this Section 9.3 shall be paid by wire transfer of same day funds. If a Party fails to pay when due any amount payable by it under this Section 9.3, then such Party shall (i) reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred by it in connection with the collection of such overdue amount and the enforcement by such Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Company in full) at a rate per annum equal to the "prime rate" (as published in The Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

  (i)    The Parties agree that, subject to Section 9.2, payment of the Company Termination Fee shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of the Company following the termination of this Agreement, it being understood that in no event shall Parent be required to pay the amounts payable pursuant to this Section 9.3 on more than one occasion and following payment of the Company Termination Fee (x) Parent shall have no further liability to the Company in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Parent giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (y) neither the Company nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Parent or Merger Sub or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (z) the Company and its Affiliates shall be precluded from any other remedy against Parent, Merger Sub and their respective Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated.

  (j)    The Parties agree that, subject to Section 9.2, payment of the Parent Termination Fee shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of Parent following the termination of this Agreement, it being understood that in no event shall the Company be required to pay the amounts payable pursuant to this Section 9.3 on more than one occasion and following payment of the Parent Termination Fee (x) the Company shall have no further liability to Parent in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the Company giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (y) neither Parent nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the Company or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (z) Parent and its Affiliates shall be precluded from any other remedy against the Company and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated.

  (k)   Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such amount is payable.

Section 10    MISCELLANEOUS PROVISIONS

10.1    Non-Survival of Representations and Warranties.    The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

10.2    Amendment.    This Agreement may be amended with the approval the Parent Board, the Merger Sub Board and the Company Managers at any time (whether before or after the adoption and approval of this Agreement by the Company's members or before or after obtaining the Required Parent Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party's stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent.

10.3    Waiver.

  (a)   No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

  (b)   No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4    Entire Agreement; Counterparts; Exchanges by Electronic Transmission.    This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5    Applicable Law; Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

10.6    Attorneys' Fees.    In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

10.7    Assignability.    This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party's rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party's prior written consent shall be void and of no effect.

10.8    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 5:00 p.m. San Francisco time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

  if to Parent or Merger Sub:

  BioPharmX Corporation:
  115 Nicholson Lane,
  San Jose, CA 95134
  Facsimile: (305) 349-4833
  Att: Chief Executive Officer

  with a copy to (which shall not constitute notice):

  Akerman LLP
  350 East Las Olas Blvd.
  Suite 1600
  Fort Lauderdale, FL 33131
  Facsimile: (305) 349-4833
  Att: Philip B. Schwartz, Esq.

  if to the Company:

  Timber Pharmaceuticals LLC
  50 Tice Blvd, Suite A26
  Woodcliff Lake, NJ 07677
  E-mail: jkoconis@timberpharma.com
  Att: John Koconis, Chief Executive Officer

  with a copy to (which shall not constitute notice):

  1251 Avenue of the Americas
  New York, New York 10020
  Facsimile: +1 973-597-2477
  E-mail: sskolnick@lowenstein.com
  Att: Steven M. Skolnick, Esq.

10.9    Cooperation.    Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11    Other Remedies; Specific Performance.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

10.12    No Third Party Beneficiaries.    Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.13    Construction.

  (a)   References to "cash," "dollars" or "$" are to U.S. dollars.

  (b)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

  (c)   The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

  (d)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

  (e)   The use of the word "or" shall not be exclusive.

  (f)    Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

  (g)   Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

  (h)   The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

  (i)    The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

  (j)    Each of "delivered" or "made available" means, with respect to any documentation, that prior to 11:59 p.m. (San Francisco time) on the date that is two calendar days prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Parent SEC Documents publicly made available on the SEC's Electronic Data Gathering Analysis and Retrieval system.

  (k)   Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in San Francisco, California are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

BIOPHARMX CORPORATION
By:	/s/ DAVID S. TIERNEY, M.D.
	Name:	David S. Tierney, M.D.
	Title:	President and Chief Executive Officer

BITI MERGER SUB, INC.
By:	/s/ STEVEN M. BOSACKI
	Name:	Steven M. Bosacki
	Title:	President

TIMBER PHARMACEUTICALS LLC
By:	/s/ JOHN KOCONIS
	Name:	John Koconis
	Title:	Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

(a)
For purposes of this Agreement (including this Exhibit A):

"Acquisition Inquiry" means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal.

"Acquisition Proposal" means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

"Acquisition Transaction" means any transaction or series of related transactions involving:

(a)   any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(b)   any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; provided, however, that a transaction described in Section 4.4 of the Parent Disclosure Schedules shall not constitute an Acquisition Transaction..

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" means the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

"Anticipated Closing Date" means the anticipated Closing Date (as mutually agreed in good faith by Parent and the Company).

"Bridge Note" means the senior secured notes issued this date by Parent in the aggregate amount of $2,500,000, issued with a 10% original issue discount, whereby certain investors (the "Bridge Investors") will advance $2,250,000 to Parent in three tranches, which Bridge Note matures on the maturity date set forth in the Credit Agreement relating to such Bridge Note.

"Bridge Warrant" means the common stock purchase warrant issued on the date hereof to the Bridge Investors to purchase a number of shares of Parent Common Stock equal to the Bridge Warrant Share Number.

"Bridge Warrant Share Number" means, initially, 2,255,336 shares of Parent Common Stock as of the date hereof, which number of shares is subject to adjustment as provided in the Bridge Warrant.

"Budget" means the Parent's operating budget for the period from the date hereof through the Closing as set forth in Section 4.1(a) of the Parent Disclosure Schedule.

"Business Day" means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated by Law to be closed.

"Cash and Cash Equivalents" means all (a) cash and cash equivalents (excluding restricted cash), and (b) marketable securities, in each case, determined in accordance with GAAP, consistently applied.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company Affiliate" means any Person that is (or at any relevant time was) under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

"Company Associate" means any current or former employee, independent contractor, officer or manager of the Company.

"Company Capitalization Representations" means the representations and warranties of the Company set forth in Sections 2.6(a) and 2.6(c).

"Company Common Equity" means the common Units of the Company.

"Company Contract" means any Contract: (a) to which the Company is a Party; (b) by which the Company or any Company IP Rights or any other asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

"Company Equity" means all preferred and common membership interests or Units of the Company.

"Company ERISA Affiliate" means any corporation or trade or business (whether or not incorporated) which is treated with the Company as a single employer within the meaning of Section 414 of the Code.

"Company Fundamental Representations" means the representations and warranties of the Company set forth in Sections 2.1 (Due Organization; Subsidiaries), 2.3 (Authority; Binding Nature of Agreement), 2.4 (Vote Required), and 2.20 (No Financial Advisors).

"Company IP Rights" means all Intellectual Property owned by, licensed to, or controlled by the Company that is necessary for or used in the business of the Company as presently conducted.

"Company IP Rights Agreement" means any Contract governing, related to or pertaining to any Company IP Rights.

"Company Managers" means the managers of the Company.

"Company Material Adverse Effect" means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) general business or economic conditions affecting the industry in which the Company operates, (b) acts of war, armed hostilities or terrorism, (c) changes in financial, banking or securities markets or (d) the taking of any action required to be taken by this Agreement; except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting the Company, relative to other similarly situated companies in the industries in which the Company operates.

"Company Preferred Equity" means the preferred Units of the Company.

"Company Registered IP" means all Company IP Rights that are owned by or exclusively licensed to the Company that are registered, filed or issued under the authority of, with or by any Governmental Body, including all Patents, registered Copyrights, and registered Trademarks (including domain names) and all applications for any of the foregoing.

"Company Termination Fee" means the greater of (a) $1,250,000 or (b) the amount due to the Company under the Bridge Note

"Company Triggering Event" shall be deemed to have occurred if: (a) the Company shall have made a Company Managers Adverse Recommendation Change; (b) the Company Managers or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; or (c) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5).

"Company VARs" means the value appreciation rights issued by the Company.

"Confidentiality Agreement" means the Confidentiality Agreement, dated as of June 19, 2019, by and between the Company and Parent.

"Consent" means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

"Contemplated Transactions" means the Merger and the other transactions contemplated by this Agreement.

"Contract" means, with respect to any Person, any agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

"DGCL" means the General Corporation Law of the State of Delaware.

"DLLCA" means the Limited Liability Company Act of the State of Delaware.

"Effect" means any effect, change, event, circumstance, or development.

"Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

"Enforceability Exceptions" means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

"Entity" means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

"Environmental Law" means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities Exchange Act of 1934.

"GAAP" means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

"Governmental Authorization" means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

"Governmental Body" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the NYSE American Market).

"Hazardous Materials" means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

"Intellectual Property" means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction throughout the world, whether registered or unregistered, including all rights pertaining to or deriving from: (a) patents and patent applications, (including any and all provisionals, continuations, continuations-in-part, continued prosecution, divisionals and patents of addition; requests for, and grants of, continued examination, extensions, supplemental protection certificates, re-examinations, post-grant confirmations or amendments, counterparts claiming priority from, or reissues of, any of the foregoing; and any patents or patent applications that claim priority to or from any of the foregoing) and all rights to claim priority arising from or related to any of the foregoing (collectively, "Patents"); (b) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (c) copyrights and works of authorship, whether or not copyrightable ("Copyrights"); (d) computer software and firmware, including data files, source code, object code and software-related specifications and documentation; (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, applications therefore, and the goodwill associated therewith (collectively, "Trademarks"); (f) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), non-public information, and confidential information, know-how, business and technical information, and rights to limit the use or disclosure thereof by any Person (collectively "Trade Secrets"); (g) mask works; (h) domain names; (i) proprietary databases and data compilations and all documentation relating to the foregoing; and, including in each case any and all (1) rights under which an employee, inventor, author or other person is obligated to assign ownership any of the foregoing; (2) registrations of, applications to register, and renewals of, any of the foregoing with or by any Governmental Body in any jurisdiction throughout the world, (3) rights of action arising from the foregoing, including all claims for damages by reason of present, past and future infringement, misappropriation, violation misuse or breach of contract in respect of the foregoing, and present, past and future rights to sue and collect damages or seek injunctive relief for any such infringement, misappropriation, violation, misuse or breach; and (4) income, royalties and any other payments now and hereafter due and/or payable in respect of the foregoing.

"IRS" means the United States Internal Revenue Service.

"Key Employee" means, with respect to the Company or Parent, an executive officer of such Party or any employee of such Party that reports directly to the board of directors, or the managers of such Party or to the Chief Executive Officer or Chief Operating Officer of such Party.

"Knowledge" means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual's employment responsibilities. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter. The Knowledge Group for each of Parent and the Company shall be the four individuals listed in Section K of their respective Disclosure Schedules.

"Law" means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of the NYSE American Market or the Financial Industry Regulatory Authority).

"Legal Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

"Merger Sub Board" means the board of directors of Merger Sub.

"Ordinary Course of Business" means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

"Organizational Documents" means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

"Parent Affiliate" means any Person that is (or at any relevant time was) under common control with Parent within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

"Parent Associate" means any current or former employee, independent contractor, officer or manager of Parent.

"Parent Balance Sheet" means the unaudited balance sheet of Parent as of October 31, 2019 (the "Parent Balance Sheet Date"), included in Parent's Report on Form 10-Q for the quarterly period ended October 31, 2019, as filed with the SEC.

"Parent Board" means the board of directors of Parent.

"Parent Capitalization Representations" means the representations and warranties of Parent set forth in Sections 3.6(a) and 3.6(c) .

"Parent Closing Price" means the volume weighted average closing trading price of a share of Parent Common Stock on the NYSE American Market for the five consecutive trading days ending five trading days immediately prior to the date upon which the Merger becomes effective.

"Parent Common Stock" means the common stock, $0.001 par value per share, of Parent.

"Parent Contract" means any Contract: (a) to which Parent is a party; (b) by which Parent or any Parent IP Rights or any other asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation; or (c) under which Parent has or may acquire any right or interest.

"Parent ERISA Affiliate" means any corporation or trade or business (whether or not incorporated) which is treated with Parent or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

"Parent Fully Diluted Number" means the fully diluted number of shares of Parent Common Stock, including all shares issued and outstanding, and all shares reserved for issuance with respect to any outstanding stock options, warrants, convertible notes or other convertible debt or equity securities, but not (a) awards under the Parent Stock Plan or warrants issued in connection with any financing that in either case are either (i) "out of the money" (i.e., having an exercise price that is greater than the Parent Closing Price on the Anticipated Closing Date) or (ii) will be cancelled without liability to Parent at or prior to the Closing Date or (b) the Bridge Warrant.

"Parent Fundamental Representations" means the representations and warranties of Parent and Merger Sub set forth in Sections 3.1(a) (Due Organization; Subsidiaries), 3.3 (Authority; Binding Nature of Agreement), 3.4 (Vote Required) and 3.18 (No Financial Advisors).

"Parent IP Rights" means all Intellectual Property owned by, licensed to, or controlled by Parent that is necessary for or used in the business of Parent as presently conducted.

"Parent Material Adverse Effect" means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) general business or economic conditions affecting the industry in which Parent operates, (b) acts of war, armed hostilities or terrorism, (c) changes in financial, banking or securities markets, or (d) the taking of any action required to be taken by this Agreement.

"Parent Net Cash" means the amount, whether positive or negative, of Parent's Cash and Cash Equivalents after the Closing (taking into account, for the avoidance of doubt, the state of affairs necessary for Parent to cause to be delivered the certificate referenced in Section 8.3(c)), determined in a manner consistent with the manner in which such items were determined in the Budget; provided, however, that (a) no amounts incurred by Parent in excess of projected amounts included in the Budget line items for Printer and Broadridge/Mediant shall reduce Parent Net Cash and (b) no amounts included under Public Company Expenses at the end of the Parent Budget (i.e., NYSE Annual Listing Fees, FY 1.31.2020 Audit, reverse stock split implementation and FINRA Fee) shall be included in determining Parent Net Cash, but (c) all other obligations and liabilities existing or incurred by Parent through consummation of the Merger and Closing shall be included in reducing Cash and Cash Equivalents and determining Parent Net Cash.

"Parent Net Cash Schedule" means a written schedule prepared and certified by the Chief Accounting Officer of Parent, on behalf of Parent and not in his or her personal capacity, setting forth, in reasonable detail, Parent's good faith estimate of Parent Net Cash as of the Anticipated Closing Date.

"Parent Options" means options or other rights to purchase shares of Parent Common Stock issued by Parent.

"Parent Preferred Stock" means the preferred stock, $0.001 par value per share, of Parent.

"Parent Registered IP" means all Parent IP Rights that are owned by or exclusively licensed to Parent that are registered, filed or issued under the authority of, with or by any Governmental Body, including all Patents, registered Copyrights, and registered Trademarks (including domain names) and all applications for any of the foregoing.

"Parent Termination Fee" means the greater of (a) $1,250,000 or (b) the amount due to the Company under the Bridge Note.

"Parent Triggering Event" shall be deemed to have occurred if: (a) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation or shall have made a Parent Board Adverse Recommendation Change; (b) the Parent Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; or (c) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4).

"Party" or "Parties" means the Company, Merger Sub and Parent.

"Permitted Alternative Agreement" means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

"Permitted Encumbrance" means: (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Balance Sheet or the Parent Balance Sheet, as applicable; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Parent, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property granted by the Company or any of its Subsidiaries or Parent, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

"Permitted Liabilities" shall mean (a) the Real Estate Lease, (b) the Bridge Note and (c) any liabilities associated with any litigation challenging the Contemplated Transactions.

"Person" means any individual, Entity or Governmental Body.

"Proxy Statement" means the proxy statement to be sent to Parent's stockholders in connection with the Parent Stockholders' Meeting.

"Real Estate Lease" means Parent's lease for 115 Nicholson Lane, San Jose California 95134.

"Registration Statement" means the registration statement on Form S-4 (or any other applicable form under the Securities Act to register Parent Common Stock) to be filed with the SEC by Parent registering the public offering and sale of Parent Common Stock to all holders of the Units of the Company in the Merger, including all shares of Parent Common Stock to be issued in exchange for all other Units of the Company in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

"Representatives" means directors, managers, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

"Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Subsequent Transaction" means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

An entity shall be deemed to be a "Subsidiary" of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

"Superior Offer" means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Parent Board or the Company Managers, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to Parent's stockholders or the Company's members, as applicable, than the terms of the Contemplated Transactions.

"Takeover Statute" means any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover Law.

"Tax" means any federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers' compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof of any kind whatsoever, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.

"Tax Return" means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

"Timber Allocation Number" means a number of shares of Parent Common Stock such that the Timber Allocation Number (or TAN) divided by the sum of the Timber Allocation Number plus the Parent Fully Diluted Number (or PFDN) would equal the Timber Percentage (or TP), as further shown by the following formula:

"Timber Funding" means an equity financing to be consummated at or immediately prior to the Closing whereby the Company receives gross proceeds of not less than twenty million dollars ($20,000,000). The Timber membership interests to be issued in the Timber Funding are part of the Timber Percentage.

"Timber Percentage" means 88.5%; provided however, that (a) if the Real Estate Lease has not been terminated, subleased or fully discharged prior to Closing, in a manner such that neither Parent not the Surviving Entity will have any liability therefor at or after Closing then the Timber Percentage shall be increased by one and one-half percentage points (1.5%), so that the Timber Percentage would become

90% absent any adjustments pursuant to clauses (b) and (c) below; (b) if the Parent Net Cash as of the Anticipated Closing Date is higher than the amount projected for such date in the Budget, the Timber Percentage will be decreased by one-tenth of one percentage point (0.1%) for each full interval of $100,000 by which the Parent Net Cash exceeds the applicable amount set forth in the Budget; and (c) if the Parent Net Cash as of the Anticipated Closing Date is lower than as set forth in the Budget for such date, the Timber Percentage will be increased by one-tenth of one percentage point (0.1%) for each full interval of $100,000 by which the Parent Net Cash is less than the applicable amount set forth in the Budget. Further, if the Real Estate Lease is subleased so that not all of the liability therewith is fully discharged, then the Timber Percentage shall be increased by one-tenth of one percentage point (0.1%) for each full interval of $100,000 of remaining liability under the Real Estate Lease, up to a maximum of 1.5%, as contemplated by clause (a) above.

"Treasury Regulations" means the United States Treasury regulations promulgated under the Code.

"Units" means membership interests in the Company.

(b)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Allocation Certificate	5.14
Anti-Bribery Laws	2.22
Benefit Plan	2.17(a)
Capitalization Date	3.6(a)
Certificate of Merger	1.3
Certifications	3.7(a)
Closing	1.3
Closing Date	1.3
Company	Preamble
Company Audited Financial Statements	5.15
Company Disclosure Schedule	Section 2
Company Dispute Notice	5.17(b)
Company Financials	2.7(a)
Company Interim Financial Statements	5.15
Company Managers Adverse Recommendation Change	5.2(b)
Company Managers Recommendation	5.2(b)
Company Material Contract	2.13(a)
Company Member Written Consent	Recitals
Company Notice Period	5.2(c)
Company Permits	2.14(b)
Company Plans	2.6(c)
Company Products	2.14(d)
Company Real Estate Leases	2.11
Company Regulatory Permits	2.14(d)
Company Stock Certificate	1.6
Company Termination Fee	9.3(b)
Company Unaudited Balance Sheet	2.7(a)
Continuing Employees	5.5
Costs	5.6(a)
D&O Indemnified Parties	5.6(a)
Dissenting Shares	1.8(a)
Drug Regulatory Agency	2.14(a)
Effective Time	1.3

Term	Section
End Date	9.1(b)
Exchange Agent	1.7(a)
Exchange Fund	1.7(a)
FDA	2.14(a)
FDCA	2.14(a)
Foreign Plans	2.17(m)
HIPAA	2.14(g)
Intended Tax Treatment	5.10(a)
Investor Agreements	2.21(b)
Liability	2.9
Member Notice	5.2(b)
Merger	Recitals
Merger Consideration	1.5(a)(i)
Merger Sub	Preamble
Name Change Proposal	5.3
NYSE Listing Application	5.9
Parent	Preamble
Parent Benefit Plan	3.17(a)
Parent Board Adverse Recommendation Change	5.3(b)
Parent Board Recommendation	5.3(b)
Parent Designees	5.14
Parent Disclosure Schedule	3
Parent Financial Advisor	3.23
Parent IP Agreements	3.10
Parent Material Contract	3.13(b)
Parent Net Cash Response Date	5.17(b)
Parent Notice Period	5.3(c)
Parent Permits	3.14(b)
Parent Products	3.14(d)
Parent Real Estate Leases	3.11
Parent Regulatory Permits	3.14(d)
Parent SEC Documents	3.7(a)
Parent Stock Plan	3.6(c)
Parent Stockholder Matters	5.3(a)
Parent Stockholder Support Agreement	Recitals
Parent Stockholders' Meeting	5.3(a)
Parent Termination Fee	9.3(e)
Post-Closing Plans	5.5
Pre-Closing Period	4.1(a)
Required Company Member Vote	2.4
Required Parent Stockholder Matters	3.4
Required Parent Stockholder Vote	3.4
Reverse Stock Split Proposal	5.3
Share Issuance Proposal	5.3
Surviving Entity	1.1

ANNEX B

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

BIOPHARMX CORPORATION

BioPharmX Corporation, a corporation organized under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

FIRST: The name of the corporation is BioPharmX Corporation. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of Delaware on April 24, 2014.

SECOND: This Certificate of Amendment to the Certificate of Incorporation (the "Certificate of Amendment") amends the Corporation's Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 24, 2014 (the "Prior Certificate"), as previously amended, and has been duly adopted by the Corporation's Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

RESOLVED, that, effective upon the filing of this Certificate of Amendment (the "Effective Time"), the Certificate of Incorporation as presently in effect be, and the same hereby is, amended to add the following two paragraphs to precede the first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation:

  "Contingent and effective as of the filing of this Certificate of Amendment, each          (      ) shares of the Corporation's Common Stock, par value $0.001 per share (the "Common Stock"), issued and outstanding prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Corporation (the "Reverse Split"). No fractional share shall be issued in connection with the foregoing combination of the shares pursuant to the Reverse Split. The Corporation will pay in cash the fair value of such fractional shares, without interest and as determined in good faith by the Board of Directors of the Corporation when those entitled to receive such fractional shares are determined.

  The Reverse Split shall occur automatically without any further action by the holders of Common Stock, and whether or not the certificates representing such shares have been surrendered to the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable as a result of the Reverse Split unless the existing certificates evidencing the applicable shares of stock prior to the Reverse Split are either delivered to the Corporation, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed, and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates."

The Certificate of Amendment to the Prior Certificate so adopted reads in full as set forth above and is hereby incorporated by reference. All other provisions of the Prior Certificate remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this    day of                , 2020.

By:
Name:
Title:

B-1

ANNEX C

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

BIOPHARMX CORPORATION

BioPharmX Corporation, a corporation organized under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

  FIRST: The name of the corporation is BioPharmX Corporation. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of Delaware on April 24, 2014.

  SECOND: This Certificate of Amendment to the Certificate of Incorporation (the "Certificate of Amendment") amends the Corporation's Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 24, 2014 (the "Prior Certificate"), as previously amended, and has been duly adopted by the Corporation's Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

  RESOLVED, that, effective upon the filing of this Certificate of Amendment (the "Effective Time"), the Certificate of Incorporation as presently in effect be, and the same hereby is, amended to amend Article FIRST in its entirety as follows:

  The name of the Corporation is Timber Pharmaceuticals, Inc. (the "Corporation")

The Certificate of Amendment to the Prior Certificate so adopted reads in full as set forth above and is hereby incorporated by reference. All other provisions of the Prior Certificate remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this    day of                , 2020.

By:
Name:
Title:

C-1

ANNEX D

LETTERHEAD OF CASSEL SALPETER & CO., LLC

January 22, 2020

BioPharmX Corporation
115 Nicholson Lane
San Jose, California 95134
Attention: The Board of Directors

Members of the Board of Directors:

We understand that BioPharmX Corporation ("Parent") intends to enter into an Agreement and Plan of Merger and Reorganization (the "Agreement") by and among Parent, BITI Merger Sub, Inc., a wholly owned subsidiary of Parent ("Merger Sub"), and Timber Pharmaceuticals, LLC (the "Company"). We have been advised that pursuant to the Agreement, among other things, (i) Merger Sub will merge (the "Merger") with and into the Company, (ii) the Company will survive the Merger as a wholly owned subsidiary of Parent, (iii) the preferred membership interests of the Company (the "Company Preferred Equity") will be converted into the right to receive a number of shares of a class of newly issued preferred stock of Parent ("Parent Preferred Stock") which shall not be convertible into shares of Common Stock, par value $0.001 per share ("Parent Common Stock"), of Parent, and (iv) the common membership interests of the Company ("Company Common Equity") will be converted into the right to receive a number (the "Timber Allocation Number") of shares of Parent Common Stock and/or options or warrants to purchase Parent Common Stock (the "Merger Consideration") in an amount provided by the Agreement.

You have requested that Cassel Salpeter & Co., LLC render an opinion (this "Opinion") to the Board of Directors of Parent (the "Board") as to whether, as of the date of this Opinion, the Merger Consideration to be issued by Parent in the Merger pursuant to the Agreement is fair, from a financial point of view, to Parent. You have advised us that the Merger Consideration will constitute a percentage (the "Timber Percentage") of the number of shares of Parent Common Stock outstanding immediately after giving effect to the Merger, which shall be subject to adjustment as provided by the Agreement, as to which adjustment we express no view or opinion. In addition, you have advised us that certain financing sources or equity holders of the Company will receive certain anti-dilution or other rights that may increase the effective number of shares of Parent Common Stock being issued in the Merger. We express no view or opinion with respect to the terms of such anti-dilution or other rights or their impact, if any, on the Merger Consideration. You have advised us that your best currently available estimate, which you have made in good faith and taking into account the potential adjustments to the Timber Percentage and the potential effects of the anti-dilution and other rights being issued in the Merger, of the effective number of shares of Parent Common Stock being issued in the Merger pursuant to the Agreement is from 114,748,000 to 479,900,000 (the "Estimated Merger Consideration Range"). At your direction, we have evaluated the Merger Consideration to be issued in the Merger pursuant to the Agreement based on the Estimated Merger Consideration Range. In addition, you have advised us that long-term forecasts reflecting Parent management's best currently available estimates and judgments with respect to the future financial performance of Parent are not available and that Parent's registered public accounting firm has expressed substantial doubt about Parent's ability to continue as a going concern. Accordingly, you have directed us to assume, for purposes of our analyses and this Opinion, that Parent's liquidation value and recent trading prices of Parent Common Stock provide a reasonable basis on which to evaluate shares of Parent Common Stock, Parent and the Merger Consideration. You have further advised us that the shares of Parent Preferred Stock to be issued to holders of Company Preferred Equity in the Merger will not be convertible into shares of Parent Common Stock, will not otherwise participate in or be entitled to receive dividends or other distributions made on account of the Parent Common Stock and will entitle the holders thereof to receive only a return of the applicable liquidation preference and a preferred dividend.

In arriving at this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•
Reviewed an execution copy, received by us on January 21, 2020, of the Agreement.

•
Reviewed certain publicly available financial information and other data with respect to Parent and the Company that we deemed relevant.

•
Reviewed certain other information and data with respect to Parent and the Company made available to us by Parent and the Company, including financial projections with respect to the future financial performance of the Company prepared by management of the Company (the "Projections") and other internal financial information furnished to us by or on behalf of Parent and the Company.

•
Considered and compared the financial and operating performance of the Company with that of companies with publicly traded equity securities that we deemed relevant.

•
Considered the publicly available financial terms of certain transactions that we deemed relevant.

•
Discussed the business, operations and prospects of Parent, the Company, and the proposed Merger with Parent's and the Company's management and certain of Parent's and the Company's representatives.

•
Conducted such other analyses and inquiries, and considered such other information and factors, as we deemed appropriate.

This Opinion only addresses whether, as of the date hereof, the Merger Consideration to be issued by Parent in the Merger pursuant to the Agreement is fair, from a financial point of view, to Parent. It does not address any other terms, aspects, or implications of the Merger or the Agreement, or any other agreement including, without limitation, (i) the Parent Stockholder Support Agreement, (ii) any term or aspect of the Merger that is not susceptible to financial analysis, (iii) the fairness of the Merger, or all or any portion of the Merger Consideration, to any security holders of Parent, the Company or any other person or any creditors or other constituencies of Parent, the Company or any other person, (iv) the appropriate capital structure of Parent or whether Parent should be issuing debt or equity securities or a combination of both, nor (v) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration in the Merger or otherwise. We are not expressing any view or opinion as to what the value of shares of Parent Common Stock or Parent Preferred Stock actually will be when issued in the Merger or the prices at which shares of Parent Common Stock or Parent Preferred Stock may trade, be purchased or sold at any time.

This Opinion does not address the relative merits of the Merger as compared to any alternative transaction or business strategy that might exist for Parent, or the merits of the underlying decision by the Board or Parent to engage in or consummate the Merger. The financial and other terms of the Merger were determined pursuant to negotiations between the parties to the Agreement and were not determined by or pursuant to any recommendation from us. In addition, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction involving Parent.

In arriving at this Opinion, we have, with your consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources, and we have further relied upon the assurances of Parent's and the Company's management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. We also have relied upon, without independent verification, the assessments of the management of Parent and the Company as to the Company's existing and future technology, products and services and the validity and marketability of, and risks associated with, such technology, products and services (including, without limitation, the development, testing and marketing of such technology, products and services; the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof; and the life of all relevant patents and other intellectual and other property rights associated with such technology, products and services), and we have assumed, at your direction, that there will be no developments with respect to any such matters that would adversely affect our analyses or this Opinion. We are not legal, tax, accounting, environmental, or regulatory advisors, and we do not express any views or opinions as to any legal, tax, accounting, environmental, or regulatory matters relating to Parent, the Company, the Merger, or otherwise. We understand and have assumed that Parent has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals.

Management of Parent has advised us that (i) Parent's consolidated financial statements have been prepared assuming it will continue as a going concern, (ii) Parent has experienced recurring operating losses and negative cash flows, (iii) Parent expects to continue to generate operating losses and consume significant cash resources for the foreseeable future, (iv) there is substantial doubt about Parent's ability to continue as a going concern, (v) there are no assurances that Parent will be able to raise its revenues to a level which supports profitable operations and provides sufficient funds to pay its obligations, (vi) Parent has been and currently is experiencing significant liquidity issues, and (vii) the inability of Parent to continue as a going concern would likely result in a voluntary or involuntary bankruptcy, restructuring or liquidation of Parent in which Parent may receive less than the value at which its assets are carried on Parent's consolidated financial statements, and stockholders of Parent would likely receive little or no value for their investment in Parent.

With your consent, we have assumed that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company with respect to the future financial performance of the Company. We have assumed, at your direction, that the Projections provide a reasonable basis upon which to analyze and evaluate the Company and form an opinion. We express no view with respect to the Projections or the assumptions on which they are based. We have not evaluated the solvency or creditworthiness of Parent, the Company or any other party to the Merger, the fair value of Parent, the Company or any of their respective assets or liabilities, or whether Parent, the Company or any other party to the Merger is paying or receiving reasonably equivalent value in the Merger under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of Parent, the Company or any other party to the Merger to pay its obligations when they come due. We have not physically inspected Parent's or the Company's properties or facilities and have not made or obtained any evaluations or appraisals of Parent's or the Company's assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). We have not attempted to confirm whether Parent or the Company have good title to their respective assets. Our role in reviewing any information was limited solely to performing such reviews as we deemed necessary to support our own advice and analysis and was not on behalf of the Board, Parent, or any other party.

We have assumed, with your consent, that the Merger will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Merger, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on Parent, the Company or the Merger. We also have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the execution copy we have reviewed and that the Merger will be consummated on the terms set forth in the

Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to our analyses or this Opinion. Without limitation to the foregoing, with your consent, we have further assumed that any adjustments to the Merger Consideration in accordance with the Agreement or otherwise would not be material to our analyses or this Opinion. We have also assumed that the representations and warranties of the parties to the Agreement contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Agreement. We offer no opinion as to the contractual terms of the Agreement or the likelihood that the conditions to the consummation of the Merger set forth in the Agreement will be satisfied. You have also advised us, and we have assumed, that for U.S. federal tax income purposes the Merger shall constitute a transaction described in Section 351(a) of the Internal Revenue Code of 1986, as amended.

Our analysis and this Opinion are necessarily based upon market, economic, and other conditions as they exist on, and could be evaluated as of, the date hereof. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review, or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is addressed to the Board for the use and benefit of the members of the Board (in their capacities as such) in connection with the Board's evaluation of the Merger. This Opinion is not intended to and does not constitute advice or a recommendation to any of Parent's stockholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the Merger or otherwise.

We will receive a fee for rendering this Opinion, no portion of which is contingent upon the completion of the Merger. In addition, Parent has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities that may arise out of our engagement or the rendering of this Opinion. In accordance with our policies and procedures, a fairness committee was not required to, and did not, approve the issuance of this Opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this Opinion, the Merger Consideration to be issued by Parent in the Merger pursuant to the Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

/s/ Cassel Salpeter & Co., LLC

PART II
INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

Item 20—Indemnification and Officers

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

BioPharmX's certificate of incorporation provides that to the fullest extent permitted by the DGCL, a director of BioPharmX shall not be personally liable to BioPharmX or its stockholders for monetary damages for breach of fiduciary duty as a director. BioPharmX's amended and restated bylaws provide that to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, against all expense, liability and loss actually and reasonably incurred or suffered by such person in connection with such action, suit or proceeding.

From the Effective Time of the Merger Agreement through the sixth anniversary of the date on which the Effective Time occurs, each of BioPharmX and Timber shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, manager, officer, fiduciary or agent of BioPharmX or Timber, respectively (the "D&O Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director, manager, officer, fiduciary or agent of BioPharmX or of Timber, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of BioPharmX and Timber, jointly and severally, upon receipt by BioPharmX or Timber from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to BioPharmX, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Pursuant to the Merger Agreement, provisions of the certificate of incorporation and bylaws of BioPharmX with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of BioPharmX that are presently set forth in the certificate of incorporation and bylaws of BioPharmX shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of BioPharmX. The certificate of incorporation and bylaws of Timber shall contain, and BioPharmX shall cause the certificate of incorporation and bylaws of Timber to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of BioPharmX.

Item 21—Exhibits

(a)   Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Index to Exhibits and is incorporated herein by reference.

(b)   Financial Statements

The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and are incorporated herein by reference.

Item 22—Undertakings

  (a)
  The undersigned registrant hereby undertakes as follows:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (i)
      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

      (ii)
      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (iii)
      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

      (iv)
      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (b)
  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a proxy statement/prospectus/information statement which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering proxy statement/prospectus/information statement will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (c)
  The undersigned registrant hereby undertakes as follows: that every proxy statement/prospectus/information statement (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d)
  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e)
  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (f)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

			Incorporated by Reference
Exhibit Number		Description of Exhibit	Form	File Number	Date of Filing	Exhibit Number	Filed Herewith
2.1		Form of Share Agreement dated January 23, 2014 by and among Thompson Designs, Inc., BioPharmX and BioPharmX Stockholders	8-K	000-54871	1/27/2014	2.1

2.2	*	Agreement and Plan of Merger and Reorganization, dated January 28, 2020, among BioPharmX, Timber and Merger Sub	8-K	001-37411	1/29/2020	2.1

3.1		Certificate of Incorporation	S-8	333-201708	1/26/2015	4.01

3.2		Amended and Restated Bylaws of BioPharmX Corporation	8-K	001-37411	4/26/2019	3.2

3.3		Certificate of Elimination of Certificate of Designations, Preference and Rights of Series A Preferred Stock	8-K	001-37411	3/18/2016	3.1

3.4		Certificate of Designations of Preferences, Right and Limitations of Series A Convertible Preferred Stock	S-1/A	333-214116	11/18/2016	3.3

3.5		Certificate of Elimination of Certificate of Designations, Preference and Rights of Series A Preferred Stock	8-K	001-37411	3/9/2018	3.1

3.6		Certificate of Amendment to the Certificate of Incorporation	10-K	000-37411	4/21/2017	3.5

3.7		Certificate of Amendment to the Certificate of Incorporation of BioPharmX Corporation	8-K	001-37411	4/26/2019	3.1

4.1		Specimen Stock Certificate	S-8	333-207108	1/26/2015	4.03

4.2		Registration Rights Agreement, dated December 10, 2015 by and between BioPharmX, Strategic Series—Franklin Biotechnology Discovery Fund and Franklin Templeton Investment Funds—Franklin Biotechnology Discovery Fund	8-K	001-37411	12/11/2015	4.1

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File Number	Date of Filing	Exhibit Number	Filed Herewith
4.3	Purchase Agreement, dated December 9, 2015, by and between BioPharmX, Strategic Series—Franklin Biotechnology Discovery Fund and Franklin Templeton Investment Funds—Franklin Biotechnology Discovery Fund	8-K	001-37411	12/11/2015	4.1

4.4	Standstill Agreement, dated August 12, 2016, by and among BioPharmX and Franklin Templeton Investment Funds—Franklin Biotechnology Diversity Fund, and Franklin Strategic Series—Franklin Biotechnology Discovery Fund	8-K	000-37411	8/18/2016	4.1

4.5	Form of Common Stock Purchase Warrant (issued in connection with April 2016 stock offering)	8-K	001-37411	3/29/2016	4.1

4.6	Form of Common Stock Purchase Warrant (issued in connection with Series A stock offering)	10-K	000-54871	3/31/2014	Exh. B to Exh. 10.11

4.7	Form of Underwriters' Warrant Agreement (issued in connection with June 2015 stock offering)	S-1/A	333-203317	6/1/2015	4.4

4.8	Assignment and Acceptance, dated September 8, 2016 by and among BioPharmX Corporation, RTW Master Funds, Ltd. and RTW Innovation Master Fund, Ltd.	S-1	333-214116	10/14/2016	4.5

4.9	Form of Common Stock Warrant	8-K	001-37411	11/22/2016	4.1

4.10	Form of Warrant	8-K	001-37411	4/26/2017	4.1

4.11	Form of Representative's Warrant	S-1/A	333-221027	11/17/2017	4.18

4.12	Form of Series A Common Warrant	S-1/A	333-221027	11/17/2017	4.19

4.13	Form of Pre-funded Warrant	S-1/A	333-221027	11/27/2017	4.20

4.14	Form of Series B Common Warrant	S-1/A	333-221027	11/27/2017	4.21

4.15	Form of Warrant	10-Q	001-37411	12/7/2018	4.1

4.16	Form of Warrant Exercise Agreement	8-K	001-37411	11/21/2018	10.1

			Incorporated by Reference
Exhibit Number		Description of Exhibit	Form	File Number	Date of Filing	Exhibit Number	Filed Herewith
4.17		Bridge Warrant To Purchase Common Stock, dated January 28, 2020, made by BioPharmX in favor of Timber.	8-K	001-37411	1/29/2020	4.1

5.1		Opinion of Akerman LLP regarding the validity of the securities					X

8.1	^	Legal Opinion of Akerman LLP regarding tax matters

8.2	^	Legal Opinion of Lowenstein Sandler regarding tax matters

10.1	#	Offer Letter between Steven Bosacki and BioPharmX, effective as of July 16, 2019	8-K	001-37411	7/17/2019	10.1

10.2		Lease Agreement entered into on October 30, 2018 between BioPharmX, Inc. and The Irvine Company LLC.	8-K	001-37411	10/31/2018	10.1

10.3	#	2014 Equity Incentive Plan	8-K	000-54871	1/27/2014	10.7

10.4	#	Form of 2014 Equity Incentive Plan award agreement	S-8	333-201708	1/26/2015	4.05

10.5	#	2016 Equity Incentive Plan (as amended)	S-8	333-227262	9/10/2018	99.1

10.6	#	Form of Stock Option Agreement	S-8	333-213627	9/14/2016	4.05

10.7	#	Form of Restricted Stock Unit Award Agreement	S-8	333-213627	9/14/2016	4.06

10.8	#	Form of Stock Bonus Award Agreement	S-8	333-213627	9/14/2016	4.07

10.9	#	Form of Restricted Stock Agreement	S-8	333-213627	9/14/2016	4.08

10.10	#	Form of Stock Appreciation Right Award Agreement	S-8	333-213627	9/14/2016	4.09

10.11		Form of Indemnification Agreement	S-1/A	333-203317	5/14/2015	10.16

10.12		Purchase Agreement, dated August 12, 2016, by and among BioPharmX Corporation and the purchasers listed on Schedule I thereto	8-K	001-37411	8/18/2016	10.1

			Incorporated by Reference
Exhibit Number		Description of Exhibit	Form	File Number	Date of Filing	Exhibit Number	Filed Herewith
10.13		Letter Agreement, dated August 12, 2016, by and among BioPharmX Corporation, Franklin Strategic Series—Franklin Biotechnology Discovery Fund and Franklin Templeton Investment Funds—Franklin Biotechnology Discovery Fund	8-K	001-37411	8/18/2016	10.2

10.14		Form of Common Stock Purchase Warrant	8-K	001-37411	9/27/2016	4.1

10.15		Form of Securities Purchase Agreement	8-K	001-37411	9/27/2016	10.1

10.16		Form of Amendment to Securities Purchase Agreement dated April 25, 2017 by and between the Registrant and certain purchasers	10-Q	001-37411	6/14/2017	10.1

10.17		Form of Securities Purchase Agreement	8-K	001-37411	4/26/2017	10.1

10.18		Form of Securities Purchase Agreement	8-K	001-37411	7/24/2017	10.1

10.19		Form of Securities Purchase Agreement.	8-K	001-37411	3/21/2019	10.1

10.20		Placement Agency Agreement.	8-K	001-37411	3/21/2019	10.2

10.21	#	Consulting Agreement between Kin Chan and BioPharmX, Inc., as amended	10-Q	001-37411	9/9/2019	10.1

10.22		Bridge Loan Credit Agreement, dated January 28, 2020, between BioPharmX and Timber.	8-K	001-37411	1/29/2020	10.1

10.23		Note, dated January 28, 2020, made by BioPharmX in favor of Timber.	8-K	001-37411	1/29/2020	10.2

10.24		Form of Stockholder Support Agreement.	8-K	001-37411	1/29/2020	10.3

10.25		Form of Exchange Agreement, dated January 28, 2020, between BioPharmX and the Holders.	8-K	001-37411	1/29/2020	10.4

10.26		Sublease Agreement, dated as of February 14, 2020, by and between BioPharmX and Full Cycle Bioplastics, Inc.	8-K	001-37411	2/18/2020	10.1

Incorporated by Reference
Exhibit Number		Description of Exhibit	Form	File Number	Date of Filing	Exhibit Number	Filed Herewith
10.27	**	Asset Acquisition Agreement, dated February 28, 2019, by and among Timber, Patagonia, Johnathan Rome and Zachary Rome.					X

10.28	#	Offer Letter, dated June 20, 2019, between John Koconis and Timber.					X

10.29	**	Asset Acquisition Agreement, dated June 26, 2019, by and among Timber, Patagonia, Jonathan Rome and Zachary Rome.					X

10.30	**	License Agreement, dated July 5, 2019, by and between AFT and Timber.					X

10.31		Management Services Agreement, dated January 1, 2020, by and between TardiMed and Timber.					X

10.32		Consulting Services Agreement, dated January 8, 2020, by and between Timber Pharmaceuticals, LLC and AT Consulting LLC.					X

23.1		Consent of Akerman LLP (included in Exhibit 5.1)					X

23.2		Consent of BPM LLP, independent registered public accounting firm to BioPharmX					X

23.3		Consent of KPMG LLP, independent registered public accounting firm to Timber					X

24.1		Power of Attorney (included on signature page)

99.1		Consent of Cassel Salpeter, financial advisor to BioPharmX					X

99.2		Opinion of Cassel Salpeter, financial advisor to BioPharmX (included as Annex D to the proxy statement/prospectus/information statement forming a part of this Registration Statement)					X

Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File Number	Date of Filing	Exhibit Number	Filed Herewith
99.3	Proposed Amendment to the Certificate of Incorporation of BioPharmX (included as Annex B to the proxy statement/prospectus/information statement forming a part of this Registration Statement)					X

99.4	Proposed Amendment to the Certificate of Incorporation of BioPharmX (included as Annex C to the proxy statement/prospectus/information statement forming a part of this Registration Statement)					X

101.INS	XBRL Instance Document					X

101.SCH	XBRL Taxonomy Extension Schema Document					X

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document					X

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document					X

101.LAB	XBRL Taxonomy Extension Labels Linkbase Document					X

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document					X

*
All schedules and exhibits to the agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

**
Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

#
Management compensatory plan or arrangement.

^
To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Campbell, State of California, on the 19th day of February, 2020.

BioPharmX Corporation
By:	/s/ STEVEN M. BOSACKI Steven M. Bosacki Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Bosacki and Joyce Goto as their true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and all post effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ STEVEN M. BOSACKI Steven M. Bosacki	Chief Executive Officer (Principal Executive Officer and Principal Financial Officer)	February 19, 2020
/s/ JOYCE GOTO Joyce Goto	Chief Accounting Officer (Principal Accounting Officer)	February 19, 2020
/s/ MICHAEL HUBBARD Michael Hubbard	Director	February 19, 2020
/s/ STEPHEN MORLOCK Stephen Morlock	Director	February 19, 2020
/s/ DAVID S. TIERNEY, M.D. David S. Tierney, M.D.	Director	February 19, 2020
/s/ R. TODD PLOTT R. Todd Plott	Director	February 19, 2020